As filed with the Securities and Exchange Commission on April 7, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UpHealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	8099	83-3838045
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
14000 S. Military Trail,
Suite 203
Delray Beach, Florida 33484
Tel: (888)
424-3646
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Samuel J. Meckey
Chief Executive Officer
UpHealth, Inc.
14000 S. Military Trail, Suite 203
Delray Beach, Florida 33484
Tel: (888)
424-3646
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jeffrey C. Selman, Esq.
Alan Seem, Esq.
DLA Piper LLP (US)
555 Mission Street, Suite 2400
San Francisco, California 94105
(415)
836-2500

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in
Rule 12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 7, 2023

PRELIMINARY PROSPECTUS

UPHEALTH, INC.

9,000,000 Shares of Common Stock

This prospectus relates solely to the offer and sale from time to time of up to an aggregate of 9,000,000 shares of the common stock, par value $0.0001 per share (“Common Stock”), of UpHealth, Inc. (the “Company,” “we,” “our” or “us”) by the selling stockholder identified in this prospectus (the “Selling Stockholder,” which term as used in this prospectus includes pledgees, donees, transferees or other successors-in-interest). Such shares consist of (i) 1,650,000 shares of Common Stock that have been issued to the Selling Stockholder (the “Shares”), (ii) 3,000,000 shares of Common Stock that are issuable upon the exercise of the Series A Common Stock purchase warrant with a term of five years from the initial exercise date (the “Series A Warrant”) acquired by the Purchaser (as defined below), (iii) 3,000,000 shares of Common Stock that are issuable upon the exercise of the Series B Common Stock purchase warrant with a term of two years from the initial exercise date (the “Series B Warrant,” and together with the Series A Warrant, the “Common Stock Purchase Warrants”) acquired by the Purchaser and (iv) 1,350,000 shares of Common Stock that are issuable upon the exercise of the pre-funded warrant (the “Pre-Funded Warrant,” and together with the Common Stock Purchase Warrants, the “Warrants,” and all of such shares issuable upon exercise of the Warrants, the “Warrant Shares”) acquired by the Purchaser, in each case, pursuant to the Securities Purchase Agreement (as defined below).

On March 13, 2023, we completed a private placement (the “Private Placement”), pursuant to the terms and conditions of the Securities Purchase Agreement, dated March 9, 2023 (the “Securities Purchase Agreement”), by and between the Company and a certain accredited investor (the “Purchaser”). Pursuant to the Securities Purchase Agreement, we entered into a Registration Rights Agreement with the Purchaser, dated March 9, 2023 (the “Registration Rights Agreement”). The aggregate gross proceeds to the Company from the Private Placement were approximately $4,500,000, before deducting the placement agent fees and other offering expenses payable by the Company. See the section entitled “Private Placement of Shares of Common Stock and Warrants.”

We are registering the Shares and Warrant Shares for resale pursuant to the Registration Rights Agreement. We will not receive any of the proceeds from the sale of these shares of our Common Stock by the Selling Stockholder. However, we will receive proceeds from the exercise of the Warrants, if the Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes. All fees and expenses incident to our performance of or compliance with the Registration Rights Agreement will be borne by us, whether or not any Shares or Warrant Shares are sold pursuant to a registration statement. The Selling Stockholder will pay any broker commissions or similar commissions or fees incurred for the sale of these shares of Common Stock.

The Selling Stockholder may offer such shares from time to time as it may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” beginning on page 49 of this prospectus, at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. This prospectus does not necessarily mean that the Selling Stockholder will offer or sell the shares. We cannot predict when or in what amounts the Selling Stockholder may sell any of the shares offered by this prospectus. Any shares of Common Stock subject to resale hereunder will have been issued by us and acquired by the Selling Stockholder prior to any resale of such shares pursuant to this prospectus.

Because all of the shares of Common Stock offered under this prospectus are being offered by the Selling Stockholder, we cannot currently determine the price or prices at which our shares may be sold under this prospectus.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Our Common Stock is listed on the New York Stock Exchange under the symbol “UPH.” On April 4, 2023, the last reported sale price of our Common Stock was $1.42 per share.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties that are described under the heading “Risk Factors” beginning on page 8 of this prospectus, and under similar headings in any amendment or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2023.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the Securities and Exchange Commission. Neither we nor the Selling Stockholder have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Stockholder is offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the Securities and Exchange Commission before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Stockholder may, from time to time, sell the shares of Common Stock offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholder of the Shares offered by them described in this prospectus. We will not receive any proceeds from the sale of Warrant Shares pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.

Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholder take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholder will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

Prior to June 9, 2021, we were known as GigCapital2, Inc. On June 9, 2021, we consummated the mergers and other transactions contemplated by the Business Combination Agreements, including (i) the merger of UpHealth Merger Sub with and into UpHealth Holdings, with UpHealth Holdings continuing as the surviving company and as a wholly owned subsidiary of the Company, and (ii) the merger of Cloudbreak Health Merger Sub with and into Cloudbreak, with Cloudbreak continuing as the surviving company and as a wholly owned subsidiary of the Company. In connection with the closing of the Business Combinations, we changed our name from GigCapital2, Inc. to UpHealth, Inc.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, to the extent those safe harbor provisions are determined to be available. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipate,” “believe,” “continue,” “could,” “will,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seem,” “seek,” “future,” “outlook,” “should,” “would” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Examples of forward-looking statements in this prospectus include, but are not limited to, statements regarding UpHealth’s industry and disclosure concerning our operations, cash flows, financial position and dividend policy. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects on us and should not be relied upon as representing UpHealth’s assessments as of any date subsequent to the date of this prospectus. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements are also subject to a number of risks and uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied, including, but not limited to, risks and uncertainties relating to the following:

•

Our business, results of operations and financial condition may fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet any projections that we may provide or the expectations of securities analysts or investors;

•	The high degree of uncertainty of the level of demand for and market utilization of our solutions;

•

Our existing customers may choose not to continue or renew their contracts with us, renew at lower fee levels, or decline to purchase additional applications and services from us, which could have a material adverse effect on our business, financial condition and results of operations;

•	Failure to successfully execute on the terms of our contracts could result in significant harm to our business;

•

If our applications and services are not adopted by our customers, or if we fail to innovate and develop new applications and services that are adopted by our customers, our revenue and results of operations will be adversely affected;

•	Our sales and implementation cycle can be long and unpredictable and requires considerable time and expense, which may cause our results of operations to fluctuate;

•

The impact of natural or man-made disasters and other similar events, including earthquakes, power outages, fires, floods, nuclear disasters, health epidemics (including the COVID-19 pandemic), war (including the conflict in Ukraine), and acts of terrorism or other criminal activities, on our business, financial condition, growth and the actions we may take in response thereto;

•	Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price;

•	Our ability to generate the amount of cash needed to support our debt obligations depends on many factors beyond our control;

•

Our debt agreements contain restrictions that may limit our flexibility in operating our business, and any default on our secured credit facility could result in foreclosure by our secured noteholders on our assets;

•	Substantial regulation and the potential for unfavorable changes to, or failure by us to comply with, these regulations, which could substantially harm our business and operating results;

•	Our dependency upon third-party service providers for certain technologies, including proper maintenance of our data;

•	Increases in costs, disruption of supply or shortage of materials, which could harm our business;

•	Developments and projections relating to our competitors and industry;

•	Issues arising from or related to the use of AI in our offerings, which may result in reputational harm or liability;

•	Limitations on our use of data related to current customer contracts and the impact of healthcare regulations, which may slow or limit the growth of our data and analytics offerings;

•	Current or future litigation against us could be costly and time-consuming to defend, and we could experience losses or liability not covered by insurance;

•	Concentration of ownership among our existing executive officers, directors and their respective affiliates, which may prevent new investors from influencing significant corporate decisions;

•	The lack of assurance that we will be able to comply with the continued listing standards of the NYSE;

•	If we do not meet the expectations of investors, stockholders or securities analysts, the market price of our securities may decline;

•

The divestiture of our Innovations Group, Inc. (“Innovations Group”) business and related assets presents risks and challenges that could negatively impact our business, financial condition and results of operations, and there is no assurance that we will realize any of the anticipated benefits of the divestiture consistent with our expectations;

•	Our significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations;

•

Our ability to generate the amount of cash needed to pay interest and principal on our indebtedness and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control;

•

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment;

•

We are exposed to data and cybersecurity risks that could result in data breaches, service interruptions, ransomware and demands, harm to our reputation, protracted and costly litigation or significant liability; and

•

If we fail to maintain properly the integrity or availability of our data or successfully consolidate, integrate, upgrade or expand our existing information systems, or if our technology products do not operate as intended, our business could be materially and adversely affected.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that we “believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we make.

Before any stockholder invests in our securities, such stockholder should be aware that the occurrence of any of the events or circumstances described in this section and elsewhere in this prospectus, including under the section entitled “Risk Factors” beginning on page 6 of this prospectus, alone or in combination with other events or circumstances, may adversely affect us.

v

FREQUENTLY USED TERMS

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “we,” “our,” “us,” the “Company,” “UpHealth” and other similar terms refer to UpHealth, Inc. (which, in regard to historical dates, events and actions prior to June 9, 2021 was named “GigCapital2, Inc.”) and its consolidated subsidiaries. In this prospectus:

“2025 Indenture” means the senior secured indenture entered into in connection with the 2025 Notes Offering, dated August 18, 2022, between UpHealth and Wilmington Trust, National Association, a national banking association, in its capacity as trustee thereunder.

“2025 Notes” means the variable rate Convertible Senior Secured Notes due 2025 that are convertible into 3,857,142 shares of Common Stock, in accordance with the terms and subject to the conditions of the 2025 Note Subscription Agreements and the 2025 Indenture, at a conversion price, subject to the occurrence of certain corporate events, of $17.50 per share (as adjusted for the Reverse Stock Split).

“2025 Note Subscription Agreements” means, collectively, those certain subscription agreements entered into on August 12, 2022, between the Company and certain institutional investors, including Oppenheimer & Co. Inc. (the “2025 Note Investors”), pursuant to which the 2025 Note Investors purchased in a private placement $67,500,000 in aggregate principal amount of 2025 (the “2025 Notes Offering”).

“2026 Indenture” means the unsecured indenture entered into in connection with the 2026 Notes Offering and the concurrent consummation of the Business Combinations, dated June 9, 2021, between UpHealth and Wilmington Trust, National Association, a national banking association, in its capacity as trustee thereunder.

“2026 Notes” means the 6.25% Convertible Senior Notes due 2026 that are convertible into approximately 1,502,347 shares of Common Stock, in accordance with the terms and subject to the conditions of the 2026 Note Subscription Agreements and the 2026 Indenture, at a conversion price of $106.50 per share (as adjusted for the Reverse Stock Split).

“2026 Note Subscription Agreements” means, collectively, those certain subscription agreements entered into on January 20, 2021, as subsequently amended on June 8, 2021, between the Company and certain institutional investors, including Oppenheimer & Co. Inc. (the “2026 Note Investors”), pursuant to which the 2026 Note Investors purchased in a private placement $160,000,000 in aggregate principal amount of 2026 Notes (the “2026 Notes Offering”).

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Combination Agreements” means (i) that certain UpHealth Business Combination Agreement, dated as of November 20, 2020 (as subsequently amended), by and among the Company, UpHealth Merger Sub and UpHealth Holdings (the “UpHealth Business Combination Agreement”) and (ii) that certain Cloudbreak Business Combination Agreement, dated as of November 20, 2020 (as subsequently amended), by and among the Company, Cloudbreak Health Merger Sub, Cloudbreak, solely with respect to Section 7.15, Chirinjeev Kathuria and Mariya Pylypiv and UpHealth Holdings, and Shareholder Representative Services LLC (the “Cloudbreak Business Combination Agreement”).

“Business Combinations” means the transactions contemplated by the Business Combination Agreements, including (i) the merger of UpHealth Merger Sub, Inc. (“UpHealth Merger Sub”) with and into UpHealth Holdings, with UpHealth Holdings continuing as the surviving company and as a wholly owned subsidiary of the Company (the “UpHealth Business Combination”) and (ii) the merger of Cloudbreak Health Merger Sub, LLC (“Cloudbreak Health Merger Sub”) with and into Cloudbreak, with Cloudbreak continuing as the surviving company and as a wholly owned subsidiary of the Company (the “Cloudbreak Business Combination”). The Business Combinations were completed on June 9, 2021.

“Bylaws” means our Second Amended and Restated Bylaws, effective as of August 22, 2022, and as they may be subsequently amended.

“Cloudbreak” means Cloudbreak Health, LLC, a Delaware limited liability company, and its subsidiaries.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the shares of Common Stock of the Company, par value $0.0001 per share.

“Common Stock Purchase Warrants” means the Series A Warrant and the Series B Warrant issued to the Purchaser in the Private Placement.

“Convertible Notes” means, collectively, the 2025 Notes and the 2026 Notes.

“DGCL” means the General Corporation Law of the State of Delaware.

“EBITDA” means earnings before interest, tax, depreciation and amortization.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States Generally Accepted Accounting Principles.

“Indentures” means the 2025 Indenture and the 2026 Indenture.

“IPO” means the Company’s initial public offering, consummated on June 10, 2019, through the sale of 1,500,000 Public Units at $115.00 per Public Unit (as adjusted for the Reverse Stock Split).

“NYSE” means the New York Stock Exchange.

“Pre-Funded Warrant” means the pre-funded warrant, exercisable immediately upon issuance and until exercised in full, to purchase up to 1,350,000 Warrant Shares at a nominal exercise price of $0.0001 per share, issued to the Purchaser in the Private Placement at a purchase price of $1.4999 per share of Common Stock underlying the Pre-Funded Warrant (equal to the purchase price per share of Common Stock, minus the exercise price of $0.0001).

“Private Placement” means the private placement in which we issued the Shares and Warrants to the Purchaser pursuant to the terms and conditions of the Securities Purchase Agreement, for aggregate gross proceeds to the Company of approximately $4,500,000, before deducting the placement agent fees and other offering expenses payable by us.

“Public Units” means one unit, which consisted of one public share of Common Stock, one warrant to purchase one share of Common Stock, and one right to receive one-twentieth of one share of Common Stock, issued in our IPO. All of the Public Units were separated into their constituent parts at the consummation of the Business Combinations.

“Public Warrants” means the warrants included in the Public Units issued in the IPO, which are listed on the NYSE under the symbol “UPH.WS,” and are exercisable for one share of Common Stock at an exercise price of $115.00 per share, in accordance with their terms.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated March 9, 2023, entered into by the Company and the Purchaser pursuant to the Securities Purchase Agreement.

“Reverse Stock Split” means the reverse split of the outstanding shares of our Common Stock, at a ratio fixed by the Board of 10:1, such that each ten shares of Common Stock were combined and reconstituted into one share of Common Stock effective December 8, 2022.

“SEC” means the United States Securities and Exchange Commission.

“Second Amended and Restated Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company filed with the Delaware Secretary of State on June 9, 2021, as amended by the Certificate of Amendment filed with the Delaware Secretary of State on December 8, 2022, and as it may be subsequently amended.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated March 9, 2023, by and between the Company and a certain accredited investor (the “Purchaser”), pursuant to which we issued the Shares and Warrants to the Purchaser in the Private Placement.

“Selling Stockholder” means the selling stockholder identified in this prospectus, which term as used in this prospectus includes pledgees, donees, transferees or other successors-in-interest of such selling stockholder.

“Series A Warrant” means the Series A Common Stock purchase warrant, exercisable for a term of five years from the initial exercise date, to purchase up to 3,000,000 Warrant Shares at an exercise price of $2.04 per share, issued to the Purchaser in the Private Placement.

“Series B Warrant” means the Series B Common Stock purchase warrant, exercisable for a term of two years from the initial exercise date, to purchase up to 3,000,000 Warrant Shares at an exercise price of $2.04 per share, issued to the Purchaser in the Private Placement.

“Shares” means the 1,650,000 shares of Common Stock issued to the Purchaser in the Private Placement, at a purchase price of $1.50 per share.

“UpHealth Holdings” means UpHealth Holdings, Inc., a Delaware corporation, and its wholly owned direct and indirect subsidiaries.

“Warrants” means, collectively, the Common Stock Purchase Warrants and the Pre-Funded Warrant issued to the Purchaser in the Private Placement.

“Warrant Share” means each of the up to 7,350,000 shares of Common Stock issuable upon exercise of the Warrants issued to the Purchaser in the Private Placement.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “we,” “our,” “us,” the “Company,” “UpHealth” and other similar terms refer to UpHealth, Inc. (which, in regard to historical dates, events and actions prior to June 9, 2021, was named “GigCapital2, Inc.”) and its consolidated subsidiaries.

Company Overview

UpHealth is a healthcare technology and technology-enabled services company with a mission to enable high quality, affordable, and accessible healthcare for all.

Business Overview & Segments

Our three distinct, yet complementary business platforms—Integrated Care Management, Virtual Care Infrastructure and Services—empower health systems, health plans, employers, and government agencies and ministries to improve patient and provider experience, quality, access, and population health, and to reduce the cost of healthcare and eliminate wasteful spending.

The ability to ingest complex healthcare data and apply health care expertise and insights allows us to serve people, care providers, payors, communities and governments with innovative digital technology products and services to help our customers solve many of the challenges facing healthcare today.

Integrated Care Management

Integrated Care Management combines technology, data, and clinical expertise to empower payors and providers with the guidance and tools they need to improve population health through its SyntraNetTM platform. This platform improves overall health system performance by leveraging distinctive capabilities in data and analytics, health information exchanges, pharmacy care services, health care operations, and population health. Integrated Care Management serves the healthcare marketplace, including payors, providers, governments, and life sciences.

Virtual Care Management

Virtual Care Management leverages digital health tools, technology, data, and analytics to provide telehealth solutions, which use electronic information and telecommunications technologies to support and promote long-distance clinical health care, patient and professional health-related education, public health and health administration, and virtual care infrastructure solutions to improve access to healthcare and to resolve health disparities across the care continuum. Virtual Care Management serves the healthcare marketplace, including providers, health systems, and government agencies.

Services

Our Services platform provides behavioral health, mental health, and pharmacy services in the United States, which are critically important to managing whole person care and its associated costs. Our Services business serves the healthcare marketplace, including direct patient care, government agencies, and providers.

Background and Completed Business Combinations

Prior to June 9, 2021, we were known as GigCapital2, Inc.

On June 9, 2021, UpHealth acquired (a) UpHealth Holdings and its subsidiaries, which became a wholly owned subsidiary, in an exchange of shares of UpHealth Common Stock for all the shares of UpHealth Holdings’ capital stock issued and outstanding immediately prior to the effective time of the acquisition, and (b) Cloudbreak, which became a wholly owned subsidiary, in an exchange of shares of UpHealth Common Stock for all of the Cloudbreak membership units issued and outstanding immediately prior to the effective time of the acquisition. In connection with the closing of the acquisition of UpHealth Holdings, certain promissory notes owed by UpHealth Holdings which became due at the closing of the acquisition of UpHealth Holdings were paid in cash, and the remaining promissory notes owed by UpHealth Holdings were assumed. In connection with the closing of the acquisition of Cloudbreak, certain promissory notes owed by Cloudbreak which were due at the closing of the acquisition of Cloudbreak were paid in cash.

Upon completion of the transactions, UpHealth structured its business across three operating segments: (a) Integrated Care Management—through its subsidiary Thrasys, Inc. (“Thrasys”); (b) Virtual Care Infrastructure—through its subsidiaries Glocal Healthcare Systems Private Limited (“Glocal”) and Cloudbreak; and (c) Services—through its subsidiaries Innovations Group, Behavioral Health Services, LLC (“BHS”) and TTC Healthcare, Inc. (“TTC”).

After undergoing a process launched in the second half of 2021 designed to help us determine how to tie the various components of the businesses brought together between November 2020 and June 2021 that we launched in the summer of 2021, in 2022, we turned to transforming our business strategy to create a company that can profitably fulfill our mission as an integrated whole. By considering our previous financial performance, we determined that it was necessary for us to pivot and to focus on fewer investments for growth. As a result, we sought to establish a company that will deliver high-quality, predictable revenue streams, conserve cash and readjust our operating expenses, and improve operational excellence. This led us to make the following decisions with regard to our reporting segments:

•

As a result of the previously disclosed ongoing control issues and legal proceedings with Glocal, UpHealth deconsolidated Glocal in July 2022. These issues and disputes are described in our Current Reports on Form 8-K filed with the SEC on October 3, 2022 and November 14, 2022, in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022 filed with the SEC on December 29, 2022, and in our 2022 Annual Report, as well as under the heading “—Legal Proceedings—Dispute and Litigation Regarding Control of Glocal Board of Directors” in the section of this prospectus entitled “Business.” Accordingly, although Glocal is included in the Virtual Care Infrastructure segment operating results for the first six months of 2022, it is not included in the Virtual Care Infrastructure business discussion for the latter six months of 2022. As of March 31, 2023, the operations of Glocal remain deconsolidated from the rest of UpHealth as we continue to pursue all legal recourse against the founders of that business.

•

On February 26, 2023, UpHealth Holdings agreed to sell 100% of the outstanding capital stock of Innovations Group to Belmar MidCo, Inc., a Delaware corporation (“Belmar”) and a wholly owned subsidiary of Belmar Holdings, Inc., a Delaware corporation, a portfolio company of Webster Capital

IV, L.P., a Delaware limited partnership, pursuant to a stock purchase agreement dated February 26, 2023, by and among UpHealth, UpHealth Holdings, Innovations Group, and Belmar. The sale is expected to close in the second quarter of 2023, subject to the completion of required regulatory filings. Innovations Group’s financial results are included in the discussion of full year 2022 results for the Services business, as they are considered held-for-sale.

•

At the start of 2023, we made the decision to integrate BHS into our legacy TTC operations and wind down our provider practice in Missouri. As such, BHS results for 2022 are included in the full year 2022 results for the Services business.

Following all of these changes, our reporting structure remains the same. We have three operating business segments: (a) Integrated Care Management, which has evolved from the legacy Thrasys business; (b) Virtual Care Infrastructure, which uses MarttiTM, a platform developed by the legacy Cloudbreak business; and (c) Services, which is focused on behavioral health services using a platform created by the legacy TTC business.

Going forward, UpHealth will offer patient-centric digital health technologies and technology-enabled services to manage health and behavioral health across our strategic operating business segments. We are focused on integrating the value streams represented across these three product and service lines, and focusing on building more data and analytics capabilities to complement our technology. Additionally, we are working on a partnership to incorporate artificial intelligence (“AI”) into our core product offerings. As of December 31, 2022, UpHealth, Inc. served:

•	Approximately 9 million lives on its Integrated Care Management platform in California and other states;

•	Approximately 3 million lives where we provided telehealth services at over 2,800 U.S. healthcare venues;

•	Over 10,000 patients since opening were provided behavioral health services; and

•	Over 300,000 lives, and 18,500 prescribers, for whom we filled over 10 million prescriptions at an average of 1,049 prescriptions per day.

Keys to Our Growth Plan

We bring a set of attributes to the market that we believe will continue to differentiate us across our major stakeholders and end markets. While there have been a number of recent innovations across one-off point solutions aimed at solving specific pain points, we believe they tend to lack a comprehensive approach to addressing broad challenges across the care continuum, and thus fail to fully solve healthcare disparities for all stakeholders. What is required is a combination of innovative technologies and technology-enabled services that are integrated within the workflows and core operating systems of payors, providers, and patients. We believe that the digital health platforms that thrive long term will be those that enable a hybrid model of care delivery, enhancing onsite care settings with an integrated digital infrastructure that provides virtual care access and engagement while also coordinating and connecting both community and clinical care teams within defined populations.

An Integrated Global Digital Health Platform Addressing Critical Market Needs

We operate in the healthcare landscape across three large and high growth digital healthcare markets, providing a comprehensive care hub across multiple care settings. We aim to reshape healthcare delivery through integrated offerings that unite the healthcare ecosystem, enabling the “practice” of digital healthcare (i.e., the use of information and communications technologies in medicine and other health professions to manage illnesses and health risks and to promote wellness). Together, these advancements are leading to a convergence of people, information, technology, and connectivity that improve healthcare and health outcomes through a more coordinated, data-driven, and personalized care experience. We seek to deliver on our vision of providing a guided care experience for patients and providers that is frictionless, engaging, and easy to use.

Growth Levers

Below are the levers through which we believe UpHealth will accelerate growth of the platform:

•	Win large, high value deals;

•	Elevate our client engagement;

•	Expand within our existing strategic clients;

•	Grow and diversify our customer base;

•	Lead with innovative digital solutions; and

•	Scale prioritized sectors.

Competition

As a relatively young health care company, we operate in highly competitive markets across the full expanse of healthcare technology and technology enabled services. The markets in which we participate are highly competitive, with increasing competition from new entrants and expansion by existing competitors. We view our competitors as companies that currently, or in the future will, (i) develop and market digital health technology or (ii) provide telehealth and expert medical services, such as the delivery of on-demand access to healthcare. Competition for developing and marketing digital health technology and the provision of telehealth focuses on, among other factors, technology, breadth and depth of functionality, range of associated care delivery services, operational experience, customer support, size of customer base, and reputation. We compete fundamentally on the quality and value we provide to those we serve which can include elements such as product and service innovation; use of technology; consumer and provider engagement and satisfaction; and sales, marketing and pricing.

We expect to face intensifying competition from existing competitors in our particular capabilities, platforms looking to broaden their services offerings, and new entrants that introduce digital health services and software platforms or other technology. We currently face competition from a range of point solutions, including specialized software providers that are continuing to more deeply integrate their technology with care delivery services. In addition, large, well-financed healthcare providers have in some cases developed their own telemedicine services and technologies and may provide these solutions to their patients at discounted prices.

We believe that we are uniquely positioned on the basis of these factors and that the offerings of competitors do not comprehensively address the needs of our key stakeholders across our key markets, or fail to do so at scale.

Stock Exchange Listing

Our Common Stock and Public Warrants are listed on the NYSE under the trading symbols “UPH” and “UPH.WS,” respectively.

Recent Developments

On March 13, 2023, the Company completed the Private Placement pursuant to the terms and conditions of the Securities Purchase Agreement. Pursuant to the Securities Purchase Agreement, we entered into the Registration Rights Agreement. The aggregate gross proceeds to the Company from the Private Placement were approximately $4,500,000, before deducting the placement agent fees and other offering expenses payable by the Company. See the section entitled “Private Placement of Shares of Common Stock and Warrants.”

Corporate Information

UpHealth is a Delaware corporation. Our principal executive offices, which we lease, are located at 14000 S. Military Trail, Suite 203, Delray Beach, Florida 33484, and our telephone number is +1 (888) 424-3646. Our corporate website address is http://uphealthinc.com. Information contained in, or accessible through, our website is not a part of this prospectus or the registration statement of which it forms a part, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and obtaining stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year in which we have total annual gross revenues of at least $1.235 billion, (2) December 31, 2024 (the last day of the fiscal year following the fifth anniversary of the consummation of our IPO), (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period, or (4) the date on which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 of the Exchange Act, which means our annual revenues for the most recently completed fiscal year are at least $100 million and the market value of our Common Stock that is held by non-affiliates is at least $700 million as of the end of that year’s second fiscal quarter (June 30). References herein to emerging growth company shall have the meaning assigned to it in the JOBS Act.

Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our Common Stock held by non-affiliates is at least $250 million as of the end of that year’s second fiscal quarter, or (ii) our annual revenues are at least $100 million during such completed fiscal year and the market value of our Common Stock held by non-affiliates is at least $700 million as of the end of that year’s second fiscal quarter.

Risk Factors

Any investment in the securities offered hereby is speculative and involves a high degree of risk. Before making a decision to invest in our Common Stock, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 6 of this prospectus. The occurrence of one or more of the events or circumstances described therein or elsewhere in this prospectus, alone or in combination with other events or circumstances, may have a material adverse effect on the business, cash flows, financial condition and results of operations of the Company, impair our future prospects and/or cause the price of our Common Stock to decline.

THE OFFERING

Issuer	UpHealth, Inc.

Shares of Common Stock Offered by the Selling Stockholder

We are registering the resale by the Selling Stockholder of up to 9,000,000 shares of Common Stock, consisting of (i) 1,650,000 Shares and (ii) 7,350,000 Warrant Shares issuable upon the exercise of the Warrants held by the Selling Stockholder.

Terms of the Offering	The Selling Stockholder will determine when and how they will dispose of the shares of Common Stock registered under this prospectus for resale.

Shares Outstanding Prior to the Offering	As of March 31, 2023, we had 16,784,476 shares of Common Stock issued and outstanding.

Shares Outstanding After the Offering	24,134,476 shares of Common Stock (assuming the exercise for cash of Warrants to purchase 7,350,000 Warrant Shares).

Use of Proceeds	We will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholder. With respect to the Warrant Shares, we will not receive any proceeds from such shares except with respect to amounts received by us upon the exercise of the Warrants to the extent the Warrants are exercised for cash. We intend to use such proceeds received from exercise of the Warrants, if any, for working capital and general corporate purposes. We do not believe it is likely that the Selling Stockholder would elect to exercise any portion of the Common Stock Purchase Warrants when our Common Stock is trading below $2.04. See “Use of Proceeds.”

Market for Common Stock	Our Common Stock is listed on the NYSE under the trading symbol “UPH.”

For additional information concerning the offering, see “Plan of Distribution” beginning on page 49.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, you should carefully consider the following risk factors, together with all of the other information included in this prospectus. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included elsewhere in this prospectus. These risk factors are not exhaustive. You should carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, could materially harm the business, cash flows, financial condition and results of operations of the Company, impair our future prospects and/or cause the price of our Common Stock to decline. Additional risks, beyond those summarized below, may apply to our activities or operations as currently conducted or as we may conduct them in the future or in the markets in which we operate or may in the future operate. Material risks that may affect our business, operating results and financial condition include, but are not necessarily limited to, the following:

Risks Relating to UpHealth’s Business and Industry

Our business is susceptible to a multitude of risks, any of which could impact our revenues. These risk factors are discussed more fully below in the section below. These risk factors are not exhaustive. Material risks that may affect our business, operating results and financial condition include, but are not necessarily limited to, the following:

Our business, results of operations and financial condition may fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet any projections that we may provide or the expectations of securities analysts or investors.

The operating results of our business segments have in the past varied, and our operating results in the future could vary, significantly from quarter-to-quarter and year-to-year. Furthermore, as a result of ongoing disputes with the board of our Indian subsidiary, Glocal as described above, as of July 1, 2022, we are not including the operating results of Glocal in our consolidated financial statements. We may fail to match past performance, our projections or the expectations of securities analysts because of a variety of factors, many of which are outside of our control. As a result, we may not be able to accurately forecast our operating results and growth rate. Any of these events could cause the market price of our Common Stock to fluctuate. Factors that may contribute to the variability of our operating results include:

•	the addition or loss of large customers, including through acquisitions or consolidations of such customers;

•	seasonal and other variations in the timing of our sales and implementation cycles, especially in the case of our large customers;

•

travel restrictions, shelter in place orders and other social distancing measures implemented by public health officials, and the impact of such measures on economic, industry and market conditions, customer spending budgets and our ability to conduct business;

•	the timing of recognition of revenue, including possible delays in the recognition of revenue due to unpredictable implementation timelines;

•

the timing and success of introductions of new products and services by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, hospital and healthcare system customers or strategic partners;

•	the amount of operating expenses and timing related to the maintenance and expansion of our business, operations and infrastructure;

•	our ability to effectively manage the size and composition of our proprietary network of healthcare professionals relative to the level of demand for services from our customers;

•	customer renewal rates and the timing and terms of such renewals;

•	technical difficulties or interruptions in our services;

•	breaches of information security or privacy;

•	our ability to hire and retain qualified personnel;

•	changes in the structure of healthcare provider and payment systems;

•

changes in the legislative or regulatory environment, including with respect to healthcare, privacy or data protection, or enforcement by government regulators, including fines, orders or consent decrees;

•	the cost and potential outcomes of ongoing or future regulatory investigations or examinations, or of future litigation;

•

political, economic and social instability, including recessions, inflation, interest rates, fuel prices, international currency fluctuations, acts of war (such as the recent Russian invasion of Ukraine), terrorist activities and health epidemics (including the COVID-19 pandemic), and any disruption these events may cause to the global economy; and

•	changes in business or macroeconomic conditions.

The impact of one or more of the foregoing and other factors may cause our operating results to vary significantly. As such, we believe that quarter-to-quarter and year-to-year comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance.

The level of demand for and market utilization of our solutions are subject to a high degree of uncertainty.

With respect to our digital health services, the market for digital health services and related technology is in the early stages of development and characterized by rapid change and volatility. As digital health specialty consultation workflows and related business drivers continue to evolve, the level of demand for and market utilization of our digital health services and platform remain subject to a high degree of uncertainty. Our success will depend to a substantial extent on the willingness of our customers to use, and to increase the frequency and extent of their utilization of, our products and services and our ability to demonstrate the value of digital health to employers, health plans, government agencies and other purchasers of healthcare for beneficiaries in our key digital health markets. If healthcare provider and payor organizations and government agencies and health ministries do not recognize or acknowledge the benefits of our digital health services or software platform or if we are unable to reduce healthcare costs or generate positive health outcomes, then the market for our solutions might not further develop, or it might develop more slowly than we expect. Similarly, negative publicity regarding patient confidentiality and privacy in the context of technology-enabled healthcare or concerns about our solutions or the digital health market as a whole could limit market acceptance of our solutions. If our customers do not perceive the benefits of our solutions, then our market may not develop at all, or it may develop more slowly than we expect. Achieving and maintaining market acceptance of our solutions could be negatively affected by many factors, including:

•	the popularity, pricing and timing of digital health consultation services being launched and distributed by us and our competitors;

•	general economic conditions, particularly economic conditions adversely affecting discretionary and reimbursable healthcare spending;

•	federal and state policy initiatives impacting the need for and pricing of digital health services;

•	changes in customer needs and preferences;

•	the development of specialty care practice standards or industry norms applicable to digital health consultation services;

•	the availability of other forms of medical and digital health assistance;

•

lack of additional evidence or peer-reviewed publication of clinical evidence supporting the safety, ease-of-use, cost-savings or other perceived benefits of our solutions over competitive products or other currently available methodologies;

•	perceived risks associated with the use of our solutions or similar products or technologies generally; and

•	critical reviews and public tastes and preferences, all of which change rapidly and cannot be predicted.

In addition, our solutions may be perceived by our customers or potential customers to be more complicated or less effective than traditional approaches, and they may be unwilling to change their current healthcare practices. Healthcare providers are often slow to change their medical treatment practices for a variety of reasons, including perceived liability risks arising from the use of new products and services and the uncertainty of third-party reimbursement. Accordingly, healthcare providers may not recommend our solutions until there is sufficient evidence to convince them to alter their current approach. Any of these factors could adversely affect the demand for and market utilization of our solutions, which would have a material adverse effect on our business, financial condition and results of operations.

If our existing customers do not continue or renew their contracts with us, renew at lower fee levels, or decline to purchase additional applications and services from us, it could have a material adverse effect on our business, financial condition and results of operations.

We expect to derive a significant portion of our revenues from the renewal of existing customer contracts and sales of additional applications and services to existing customers. As part of our growth strategy, we have focused on expanding the services we provide to current customers. As a result, selling additional applications and services is critical to our future business, revenue growth and results of operations.

Factors that may affect our ability to sell additional applications and services include, but are not limited to, the following:

•	the price, performance and functionality of our solutions;

•	the availability, price, performance and functionality of competing solutions;

•	our ability to develop and sell complementary applications and services;

•	the stability, performance and security of our products and solutions;

•	changes in healthcare laws, regulations or trends; and

•	the business environment of our customers.

We generally enter into subscription access contracts with our customers. Most of our customers have no obligation to renew their subscriptions for our solutions after the initial term expires. In addition, our customers may negotiate terms less advantageous to us upon renewal, which may reduce our revenue from these customers. If our customers fail to renew their contracts, renew their contracts upon less favorable terms or at lower fee levels, or fail to purchase new products and services from us, our revenue may decline, or our future revenue growth may be constrained.

Failure to successfully execute on the terms of our contracts could result in significant harm to our business.

A key aspect to our success is our ability to scale our capabilities to implement our solutions satisfactorily with respect to large customers, which currently constitute the substantial majority of our customer base within the Integrated Care Management business segment. Large customers often require specific features or functions unique to their membership base, which, at a time when we are implementing cost cutting measures and launching new products to achieve significant growth, may strain our implementation capacity and hinder our ability to successfully implement our solutions to our customers in a timely manner. We may also need to make further investments in our technology and automate portions of our solutions or services to decrease our costs. If we are unable to address the needs of our customers, or our customers are unsatisfied with the quality of our solutions or services, they may not renew their contracts, or may seek to cancel or terminate their relationship with us or renew on less favorable terms, any of which could negatively impact our revenues.

Additionally, we do not control our customers’ implementation schedules. As a result, if our customers do not allocate the internal resources necessary to meet their implementation responsibilities or if we face unanticipated implementation difficulties, the implementation may be delayed. If the customer implementation process is not executed successfully or if execution is delayed, we could incur significant costs, customers could become dissatisfied and decide not to increase utilization of our solution or not to implement our solution beyond an initial period prior to their term commitment or, in certain cases, revenue recognition could be delayed. In addition, competitors with more efficient operating models with lower implementation costs could jeopardize our customer relationships.

In addition, certain of our contracts are increasing in complexity, requiring integration of data, systems, people, programs and services, the execution of sophisticated business activities, and the delivery of a broad array of services to large numbers of people who may be geographically dispersed. The failure to successfully manage and execute the terms of these agreements could result in the loss of fees and/or contracts and could adversely affect our business and results of operations.

If our applications and services are not adopted by our customers, or if we fail to innovate and develop new applications and services that are adopted by our customers, our revenue and results of operations will be adversely affected.

Our longer-term results of operations and continued growth will depend in part on our ability to successfully develop and market new applications and services that our customers want and are willing to purchase. In addition, we have invested, and will continue to invest, significant resources in research and development and partnering with AI partner solutions to enhance our existing solutions and introduce new high-quality applications and services. If existing customers are not willing to make additional payments for such new applications, or if new customers do not value such new applications, it could have a material adverse effect on our business, financial condition, and results of operations. If we are unable to predict user preferences or if our industry changes, or if we are unable to modify our solutions and services on a timely basis, we may lose customers. Our results of operations will also suffer if our innovations are not responsive to the needs of our customers and members, appropriately timed with market opportunity, or effectively brought to market.

Rapid technological change in our industry and the interoperability with third-party technologies presents us with significant risks and challenges.

Our success will depend on our ability to enhance our solutions with next-generation technologies and to develop or to acquire and market new services to access new consumer populations. As our operations grow, we must continuously improve and upgrade our systems and infrastructure while maintaining or improving the reliability and integrity of our infrastructure as the cost of technology increases. Our future success also depends on our ability to adapt our systems and infrastructure to meet rapidly evolving consumer trends and demands while continuing to improve the performance, features, and reliability of our solutions in response to competitive services and offerings. There is no guarantee that we will possess the resources, either financial or personnel, for the research, design and development of new applications or services, or that we will be able to utilize these resources successfully and avoid technological or market obsolescence. Further, there can be no assurance that technological advances by one or more of our competitors or future competitors will not result in our present or future applications and services becoming uncompetitive or obsolete. If we are unable to enhance our offerings to keep pace with rapid technological and regulatory change, or if new technologies emerge that are able to deliver competitive offerings at lower prices, more efficiently, more conveniently, or more securely than our offerings, our business, financial condition and results of operations could be adversely affected.

If we fail to manage our growth effectively, our expenses could increase more than expected, our revenues may not increase and we may be unable to successfully execute on our growth initiatives, business strategies or operating plans.

We are continually executing a number of growth initiatives, strategies and operating plans designed to enhance our business, including the introduction of new products and solutions, such as AI driven telehealth infrastructure and data analytics. The anticipated benefits from these efforts are based on several assumptions that may prove to be inaccurate. At the same time that we are initiating these growth plans, we have also implemented cost cutting measures to conserve cash reserves. There is a natural struggle between cutting costs and growth, which puts strain on our business, operations and employees. Moreover, we may not be able to successfully complete these growth initiatives, strategies and operating plans and realize all the benefits, including growth targets and cost savings, that we expect to achieve, or it may be more costly to do so than we anticipate. A variety of risks could cause us not to realize some or all the expected benefits. These risks include, among others, delays in the anticipated timing of activities related to such growth initiatives, strategies and operating plans, and increased difficulty and cost in implementing these efforts, including difficulties in complying with new regulatory requirements. Our strategic plans around the use of data and data analytics may suffer setbacks if existing and potential customers refuse to renegotiate contractual limitations on use of data. As a result, we cannot assure you that we will realize these benefits. If, for any reason, the benefits we realize are less than our estimates or the implementation of these growth initiatives, strategies and operating plans adversely affect our operations or cost more or take longer to effectuate than we expect, or if our assumptions prove inaccurate, our business, financial condition and results of operations may be materially adversely affected

While we anticipate that our operations will continue to expand, to manage our current and anticipated future growth effectively, we must continue to maintain and enhance our information technology infrastructure, financial and accounting systems and controls. We must also attract, train and retain a significant number of qualified sales and marketing personnel, customer support personnel, professional services personnel, software engineers, technical personnel, finance and accounting personnel and management personnel, and the availability of such personnel, in particular software engineers, may be constrained.

Failure to effectively manage our growth could also lead us to overinvest or underinvest in development and operations, result in weaknesses in our infrastructure, systems, or controls, give rise to operational mistakes, financial losses, loss of productivity or business opportunities and result in loss of employees and reduced productivity of remaining employees. Our growth is expected to require significant capital expenditures and may divert financial resources from other projects such as the development of new applications and services. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our revenue may not increase or may grow more slowly than expected, and we may be unable to implement our business strategy. The quality of our services may also suffer, which could negatively affect our reputation and harm our ability to attract and retain customers.

Our sales and implementation cycle can be long and unpredictable and requires considerable time and expense, which may cause our results of operations to fluctuate.

The sales cycle for our solutions within the Integrated Care Management business segment from initial contact with a potential lead to contract execution and implementation varies widely by customer and solution, ranging from several days to approximately 24 months. Business interruptions caused by current economic conditions have and may continue to delay or lengthen some of our customers’ sales cycles. Some of our customers undertake a significant and prolonged evaluation process, including to determine whether our services meet their unique healthcare needs, which frequently involves evaluation of not only our solutions but also an evaluation of those of our competitors, which has in the past resulted in extended sales cycles. Our sales efforts involve educating our customers about the use, technical capabilities and potential benefits of our solutions. During the sales cycle, we expend significant time and money on sales and marketing activities, which lowers our operating margins, particularly if no sale occurs. It is possible that in the future we may experience even longer sales cycles, more complex customer needs higher upfront sales costs and less predictability in completing some of our sales as we continue to expand into new territories, and market additional applications and services. If our sales cycle lengthens or our substantial upfront sales and implementation investments do not result in sufficient sales to justify our investments, it could have a material adverse effect on our business, financial condition, and results of operations.

Natural or man-made disasters and other similar events may significantly disrupt our business and negatively impact our business, financial condition, and results of operations.

We may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, power outages, fires, floods, nuclear disasters, health epidemics (including the COVID-19 pandemic), war (including the conflict in Ukraine), and acts of terrorism or other criminal activities, which may render it difficult or impossible to operate our business for some period of time. Acts of terrorism, including malicious internet-based activity, could cause disruptions to the internet or the economy as a whole. Even with our disaster recovery arrangements, access to our platform could be interrupted. If our systems were to fail or be negatively impacted as a result of a natural disaster or other event, our ability to deliver our platform and solution to our customers would be impaired or we could lose critical data. Although we maintain insurance to address such risks, such insurance may not be sufficient to compensate for losses that may occur. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster, and successfully execute on those plans in the event of a disaster or emergency, any such losses or damages could have a material adverse effect on our business, financial condition and results of operations and harm our reputation. In addition, our customers’ facilities may be harmed or rendered inoperable by such natural or man-made disasters, which may cause disruptions, difficulties or material adverse effects on our business.

We depend upon third-party service providers for important functions of our solutions. Software, network applications and data, as well as the core video and audio system integral to our business, are hosted on third-party sites. These facilities may be vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures, COVID-19 pandemic-related business disruptions and similar events. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems could result in lengthy interruptions in our ability to provide our services. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. Redundancies and backup systems are in place to prevent operational disruptions and data loss, but if these technologies fail or are of poor quality, our business, reputation and results of operations could be materially adversely affected. Failures or disruption in the delivery of digital health services could result in customer dissatisfaction, disrupt our operations and materially adversely affect operating results. Additionally, we have significantly less control over the technologies third parties provide to us than if we maintained and operated them ourselves. In some cases, functions necessary to some of our solutions may be performed by these third-party technologies. If we need to find an alternative source for performing these functions, we may have to expend significant money, resources and time to develop the alternative, and if this development is not accomplished in a timely manner and without significant disruption to our business, we may be unable to fulfill our obligations to customers. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services or our own systems could negatively impact our relationships with customers and adversely affect our business and could expose us to third-party liabilities.

We are subject to risks associated with public health crises arising from large-scale medical emergencies, pandemics, natural disasters and other extreme events, which have and could have an adverse effect on our business, results of operations, financial condition and financial performance.

Large-scale medical emergencies, pandemics (such as COVID-19) and other extreme events could result in public health crises or otherwise have a material adverse effect on our business operations, cash flows, financial conditions and results of operations. For example, disruptions in public and private infrastructure resulting from such events could increase our operating costs and ability to provide services to our customers and customers. Additionally, as a result of these events, the premiums and fees we charge may not be sufficient to cover our medical and administrative costs, deferred medical care could be sought in future periods at potentially higher acuity levels, we could experience reduced demand for our services, our clinical and nonclinical workforce could be impacted resulting in reduced capacity to handle demand for care or otherwise impact our business operations. For example, COVID-19 has materially impacted our results of operations in previous periods. Public health crises arising from natural disasters, such as wildfires, hurricanes, and snowstorms, or effects of climate change could impact our business operations and result in increased medical care costs. Government enaction of emergency powers in response to public health crises could disrupt our business operations, including by restricting pharmaceuticals or other supplies, and could increase the risk of shortages of necessary items.

Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price.

As widely reported, global credit and financial markets have experienced extreme volatility and disruptions over the past several months, including declines in consumer confidence, concerns about declines in economic growth, increases in the rate of inflation, increases in borrowing rates and changes in liquidity and credit availability, and uncertainty about economic stability, including most recently in connection with actions undertaken by the U.S. Federal Reserve Board to address inflation, the failure of banks, the military conflict in Ukraine, the continuing effects of the COVID-19 pandemic and supply chain disruptions. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. Our business could also be impacted by volatility caused by geopolitical events, such as the conflict in Ukraine. A significant downturn in the economic activity attributable to any particular industry may cause organizations to react by reducing their capital and operating expenditures in general or by specifically reducing their spending on healthcare matters. In addition, our customers may delay or cancel healthcare projects or seek to lower their costs by renegotiating vendor contracts. Such delays or reductions in general healthcare spending may disproportionately affect our revenue. In addition, if the current equity and credit markets deteriorate, or do not improve, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive. Furthermore, our stock price may decline due in part to the volatility of the stock market and the general economic downturn.

Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or scale back on our growth plans. We cannot predict the timing, strength, or duration of any economic slowdown or any subsequent recovery generally, of any industry in particular. If the conditions in the general economy and the markets in which we operate worsen from present levels, our business, financial condition, and results of operations could be materially adversely affected.

In order to support the growth of our business, we may need to seek capital through new equity or debt financings, and such sources of additional capital may not be available to us on acceptable terms or at all.

We intend to continue to make significant investments to support our business growth, respond to business challenges or opportunities, develop new applications and services, enhance our existing solutions and services, enhance our operating infrastructure and potentially acquire complementary businesses and technologies. For the years ended December 31, 2022 and 2021, aggregate net cash used in operating activities was $22.4 million and $62.8 million, respectively.

Our future capital requirements may be significantly different from our current estimates and will depend on many factors, including our growth rate, both organically and through acquisitions, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the introduction of new or enhanced services and the continuing market acceptance of digital health. Accordingly, we may need to engage in additional equity or debt financings or collaborative arrangements to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Common Stock. Any debt financing secured by us in the future could involve additional restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, during times of economic instability, it has been difficult for many companies to obtain financing in the public markets or to obtain debt financing, and we may not be able to obtain additional financing on commercially reasonable terms, if at all. If we are unable to obtain adequate financing on terms satisfactory to us, it could have a material adverse effect on our business, financial condition and results of operations.

We may enter into collaborations, joint ventures, strategic alliances or partnerships with third parties that may not result in the development of commercially viable solutions or the generation of significant future revenues.

In the ordinary course of our business, we may enter into collaborations, joint ventures, strategic alliances, partnerships or other arrangements to develop products and to pursue new markets. Proposing, negotiating and implementing collaborations, joint ventures, strategic alliances or partnerships may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing, sales, technology or other business resources, may compete with us for these opportunities or arrangements. We may not identify, secure, or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms or at all. We may not realize the anticipated benefits of any such transaction or arrangement. In particular, these collaborations may not result in the development of products that achieve commercial success or result in significant revenues and could be terminated prior to developing any products. Additionally, we may not own, or may jointly own with a third party, the intellectual property rights in products and other works developed under our collaborations, joint ventures, strategic alliances or partnerships.

Additionally, we may not be in a position to exercise sole decision-making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and our future collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. It is possible that conflicts may arise with our collaborators, such as conflicts concerning the achievement of performance milestones, or the interpretation of significant terms under any agreement, such as those related to financial obligations or the ownership or control of intellectual property developed during the collaboration. If any conflicts arise with any future collaborators, they may act in their self-interest, which may be adverse to our best interest, and they may breach their obligations to us. In addition, we may have limited control over the amount and timing of resources that any future collaborators devote to our or their future products. Disputes between us and our collaborators may result in litigation or arbitration which would increase our expenses and divert the attention of our management. Further, these transactions and arrangements will be contractual in nature and will generally be terminable under the terms of the applicable agreements and, in such event, we may not continue to have rights to the products relating to such transaction or arrangement or may need to purchase such rights at a premium.

We operate in highly competitive markets and face competition from large, well-established healthcare providers with significant resources, and, as a result, we may not be able to compete effectively. If we are unable to compete effectively, we will not be able to establish our products and services in the marketplace, and as a result, our business may not be profitable.

The markets for digital and traditional healthcare are intensely competitive, subject to rapid change and significantly affected by new product and technological introductions and other market activities of industry participants. We compete directly not only with behavioral health facilities, integrated care management systems solutions, language access systems and telehealth technologies, but also companies providing electronic health record (“EHR”) / health information exchange (“HIE”) services, and data analytics and interoperability. The surge in interest in digital health, and in particular the relaxation of HIPAA privacy and security requirements, has also attracted new competition from providers who utilize consumer-grade video conferencing platforms. Many of our current and potential competitors may have greater name and brand recognition, longer operating histories and significantly greater resources than we do and may be able to offer products and services similar to those offered on our platform at more attractive prices than we can. We expect competition to intensify in the future as existing competitors and new entrants introduce new digital health services and software platforms or other technology to U.S. healthcare providers, particularly hospitals and healthcare systems. Further, our current or potential competitors may be acquired by third parties with greater available resources, which has recently occurred in our industry. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, our competitors have established, and may in the future establish, cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace.

New competitors or alliances may emerge that have greater market share, a larger customer base, more widely adopted proprietary technologies, greater marketing expertise and greater financial resources, which could put us at a competitive disadvantage. Our competitors could also be better positioned to serve certain segments of our current or future markets, which could create additional price pressure. In light of these factors, even if our offerings are more effective than those of our competitors, current or potential customers may accept competitive solutions in lieu of purchasing from us.

To the extent our solutions are perceived by customers and potential customers to be discretionary or otherwise non-essential, our revenues may be disproportionately affected by delays or reductions in general information technology and digital health spending. Moreover, competitors may respond to market conditions by lowering prices and attempting to lure away our customers and/or our customers may develop their own in-house solutions. In addition, the increased pace of consolidation in the healthcare industry may result in reduced overall spending on our solutions.

If we are unable to successfully compete with existing and potential new competitors, we will not be able to establish our products and services in the marketplace, and as a result, our business may not be profitable. Further, our business, financial condition and results of operations will be adversely affected.

We depend on our senior management team, and the loss of one or more of our executive officers or key employees could adversely affect our business.

Our success depends largely upon the continued services of our key executive officers. Currently these executive officers are at-will employees and therefore they may terminate employment with us at any time with no advance notice. We also rely on our leadership team in the areas of research and development, marketing, services and general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. The replacement of one or more of our executive officers or other key employees would likely involve significant time and costs and may significantly delay or prevent the achievement of our business objectives, and our business would be adversely affected if we fail to adequately plan for succession of our executives and senior management. Further, our executive officers have negotiated severance clauses which if triggered could put strain on the Company’s cash and equity reserves. Our failure to retain and motivate our current personnel could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on our ability to recruit, retain and develop a large, highly skilled and diverse workforce. We must evolve our culture in order to successfully grow our business.

To continue to execute our growth strategy, we must attract and retain highly skilled personnel. Competition is intense for qualified professionals. We may not be successful in continuing to attract and retain qualified personnel. Our subsidiary companies have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled personnel with appropriate qualifications. The pool of qualified personnel with experience working in the healthcare market is limited overall. In addition, many of the companies with which we compete for experienced personnel have greater resources than us.

In addition, in making employment decisions, particularly in high-technology industries, job candidates often consider the value of the stock options or other equity-based awards they are to receive in connection with their employment. Volatility in the price of our stock may, therefore, adversely affect our ability to attract or retain highly skilled personnel. Further, the requirement to expense stock options and other equity-based compensation may discourage us from granting the size or type of stock option or equity awards that job candidates require to join our company. Failure to attract new personnel could have a material adverse effect on our business, financial condition and results of operations.

If we fail to cost-effectively develop widespread brand awareness, our business may suffer.

We believe that developing and maintaining widespread awareness of our brand in a cost-effective manner is critical to achieving widespread adoption of our products and services and attracting new customers. Our brand promotion activities may not generate customer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, or incur substantial expenses in doing so, we may fail to attract or retain customers necessary to realize a sufficient return on our brand-building efforts or to achieve the widespread brand awareness that is critical for broad customer adoption.

Our ability to generate the amount of cash needed to support our debt obligations depends on many factors beyond our control.

Our ability to make scheduled payments on, or to refinance our obligations under, our indebtedness depends on our financial and operating performance, including our ability to grow revenue, and prevailing economic and competitive conditions. Certain of these financial and business factors, many of which may be beyond our control, are described above.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, raise additional equity capital, or restructure our debt. However, there is no assurance that such alternative measures may be successful or permitted under the agreements governing our indebtedness and, as a result, we may not be able to meet our scheduled debt service obligations. Even if successful, actions taken to improve short-term liquidity to meet our debt service and other obligations could harm our long-term business prospects, financial condition, and results of operations.

If we are unable to generate sufficient revenue to support our debt obligations, we cannot guarantee that we will be able to refinance our indebtedness or obtain additional financing on satisfactory terms or at all, including due to existing guarantees on our assets or our level of indebtedness and the debt incurrence restrictions imposed by the agreements governing our indebtedness. Further, the cost and availability of credit are subject to changes in the economic and business environment. If conditions in major credit markets deteriorate, our ability to refinance our indebtedness or obtain additional financing on satisfactory terms, or at all, may be negatively affected.

Our debt agreements contain restrictions that may limit our flexibility in operating our business, and any default on our secured credit facility could result in foreclosure by our secured noteholders on our assets.

Our 2025 Indenture governing our 2025 Notes, Security Agreement and related documents contain, and instruments governing any future indebtedness of ours would likely contain, a number of covenants that will impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	create liens on certain assets;

•	incur additional debt or issue new equity;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	sell certain assets.

Any of these restrictions could limit our ability to plan for or react to market conditions and could otherwise restrict corporate activities. Any failure to comply with these covenants could result in a default under our secured credit facility or instruments governing any future indebtedness of ours. Additionally, our credit facility for the 2025 Notes is secured by substantially all of our assets and those of our domestic subsidiaries. Upon a default, unless waived, the lenders under our secured credit facility could elect to terminate their commitments, cease making further loans, foreclose on our assets pledged to such lenders to secure our obligations under our Security Agreement and force us into bankruptcy or liquidation. In addition, a default under our secured credit facility could trigger a cross default under agreements governing any future indebtedness as well as the 2026 Indenture governing our 2026 Notes. Our results of operations may not be sufficient to service our indebtedness and to fund our other expenditures, and we may not be able to obtain financing to meet these requirements. If we experience a default under our secured credit facility, our unsecured credit facility or instruments governing our future indebtedness, our business, financial condition, and results of operations may be adversely impacted.

In addition, the 2025 Notes mature on December 15, 2025. There are no assurances that that we will have sufficient funds available to satisfy the 2025 Notes at maturity, or that the holders will elect to convert the 2025 Notes into shares of our Common Stock prior to or at the time of maturity.

As of December 31, 2022, we were in compliance with all covenants and restrictions associated with our debt agreements.

The divestiture of our Innovations Group business and related assets presents risks and challenges that could negatively impact our business, financial condition and results of operations. There is no assurance that we will realize any of the anticipated benefits of the divestiture consistent with our expectations.

In 2022, we transformed our business strategy to focus on fewer investments for growth, which led to the decision in 2023 to divest the Innovations Group business and related assets in a transaction pursuant to the Stock Purchase Agreement. The transactions contemplated under the Stock Purchase Agreement are expected to close in the second quarter of 2023, subject to the completion of required regulatory filings. The divestiture of the Innovations Group business presents ongoing risks and challenges that could negatively impact our business, financial condition and the results of operations. For example, the conditions to the consummation of the transactions contemplated under the Stock Purchase Agreement may fail to be satisfied, including the completion of required regulatory filings, in a timely manner, or at all. If this were to occur, we could be unable to consummate the pending transactions under the Stock Purchase Agreement pertaining to the Innovations Group assets remaining to be sold, or otherwise complete the divestiture in a manner consistent with our expectations. In addition, the divestiture of the Innovations Group business has and will continue to present risks relating to the availability and use of proceeds that we have and expect to realize as a result of the divestiture of the Innovations Group business, including as a result of the instruments governing our existing debt facilities, including our 2025 Indenture governing our 2025 Notes. We may also encounter challenges relating to the separation of operations, products, services or personnel, and as a result of any future liabilities we may retain after completing the divestiture of the Innovations Group business. Any difficulties that we face in connection with completing the divestiture of the Innovations Group business may result in management’s attention being diverted from our continuing business operations. The occurrence of any of the foregoing could result in significant harm to our business and financial conditions, and our results of operations could be materially adversely affected as a result.

We expect to incur significant costs as we continue to operate as a public company.

We expect the rules and regulations applicable to us as a public company to substantially increase our corporate budget, legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business, including our subsidiaries. For example, our status as a public company makes it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the level of coverage that we believe is appropriate for a public company. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

Additionally, there continues to be public interest and increased legislative pressure related to environmental, social and governance, or ESG, activities of public companies. For example, there is a growing number of states requiring organizations to report their board composition as well or mandating gender diversity and representation from underrepresented communities, including New York and California. We risk negative stockholder reaction, including from proxy advisory services, as well as damage to our brand and reputation, if we do not act responsibly in a number of key areas, including diversity and inclusion, environmental stewardship, support for local communities, corporate governance and transparency and considering ESG and human capital factors in our operations.

Current or future litigation against us could be costly and time-consuming to defend, and we could experience losses or liability not covered by insurance.

Last year, we were subject to litigation pertaining to control of the Board of Directors and control of our Indian subsidiary, Glocal. Although the former was resolved favorably, the latter is continuing and challenging our ability to exercise control over Glocal as a supermajority shareholder and as contemplated by the Share Purchase Agreement signed with Glocal.

We may become subject to shareholder class action suits or other large legal proceedings and claims that arise in the ordinary course of business. Regardless of outcome, such proceedings may result in substantial costs and may divert management’s attention and resources or decrease market acceptance of our solutions, which may substantially harm our business, financial condition and results of operations.

We attempt to limit our liability to customers by contract; however, the limitations of liability set forth in the contracts may not be enforceable or may not otherwise protect us from liability for damages. Additionally, we may be subject to claims that are not explicitly covered by contract. Insurance may not cover claims against us, may not provide sufficient payments to cover all of the costs to resolve one or more such claims, and may not continue to be available on terms acceptable to us. In addition, the insurer might disclaim coverage as to any future claim. A successful claim not fully covered by our insurance could have a material adverse impact on our liquidity, financial condition and results of operations. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby reducing our earnings and leading analysts or potential investors to reduce their expectations of our performance, which could reduce the market price of our stock. In addition, any insurance coverage would not address the reputational damage that could result from any legal or regulatory proceedings or claims.

Where we provide clinical services, our business entails the risk of medical liability claims against both our providers and us and, while we carry professional liability insurance, this coverage may not be sufficient to cover all of the costs to resolve one or more such claims, depending on the nature of the claim. Any claims made against us that are not fully covered by insurance could be costly to defend against, result in substantial damage awards against us, and divert the attention of our management and our operations, which could have a material adverse effect on our business, financial condition, and results of operations. In addition, any claims may adversely affect our reputation.

We qualify as an emerging growth company as defined under the JOBS Act as well as a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We qualify as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our Common Stock that is held by non-affiliates exceeds $700.0 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1.0 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of our IPO. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have not elected to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make comparison of our financial statements with another public company which is not an emerging growth company or is an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Additionally, we qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our Common Stock held by non-affiliates exceeds $250.0 million as of the end of that year’s second fiscal quarter, or (ii) our annual revenues exceeded $100.0 million during such completed fiscal year and the market value of our Common Stock held by non-affiliates exceeds $700.0 million as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, and the price of our Common Stock may be adversely affected.

As a publicly traded company following the consummation of the Business Combinations, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the applicable listing standards of the NYSE. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers.

As previously disclosed in our 2021 Annual Report, our disclosure controls and procedures and internal controls over financial reporting were not effective as of December 31, 2021 due to certain material weaknesses described in Part II, Item 9A, Controls and Procedures, of our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 31, 2023 (the “2022 Annual Report”). To address these material weaknesses that we identified as of December 31, 2021, we implemented measures designed to improve our internal controls over financial reporting during the year ended December 31, 2022. These measures included enhancing our internal and external technical accounting resources and engaging third party consultants for the formalization of our internal procedures, and implementing a new enterprise resource planning (“ERP”) system. As of December 31, 2022, all of the U.S. entities are live on the ERP system. We completed documentation and tests of design and tests of operational effectiveness of our entity-level controls, certain areas of our information technology general controls (“ITGCs”), and controls over our business processes, and we remediated control gaps identified and performed tests of operating effectiveness on remediated items.

As a result of our remediation efforts, our management, under the supervision and with the participation of our CEO and our CFO and oversight of the Board of Directors, conducted an evaluation of the effectiveness of our internal controls over financial reporting as of December 31, 2022, based on the criteria set forth in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework). Based on this evaluation, our management concluded that as of December 31, 2022, we no longer have the material weaknesses in internal controls over financial reporting described above for entity-level controls and business process controls, which we previously identified existed as of December 31,

2021; however, our management also concluded that the previously identified material weakness in our ITGCs in the areas of user access, segregation of duties, and change management related to certain information technology systems that support our financial reporting process were not remediated as of December 31, 2022, and that the material weakness remains for these ITGCs. Further remediation of the non-remediated portions of the material weakness in our ITGCs is ongoing and our objective is to complete such remediation efforts by June 2023.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, we may experience additional material weaknesses in our controls. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, additional weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future.

Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Common Stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the NYSE.

Changes in financial accounting standards may adversely affect our reported results of operations.

A change in accounting standards or practices could adversely affect our operating results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. For example, in February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), and subsequently issued several supplemental/clarifying ASUs. Among other things, under this ASU, lessees will be required to recognize, at commencement date, a lease liability representing the lessee’s obligation to make lease payments arising from the lease and a right-of-use asset representing the lessee’s right to use or control the use of a specified asset for the lease term for leases greater than 12 months. Topic 842 will be effective for UpHealth for annual periods beginning after December 15, 2021, and interim reporting periods within annual reporting periods beginning after December 15, 2022. Accordingly, we adopted Topic 842 for our annual reporting period beginning January 1, 2022, and interim reporting periods within the annual reporting period beginning January 1, 2023. Due to the adoption of this guidance, we recognized operating right-of-use assets and operating lease liabilities of $7.2 million and $8.2 million, respectively, as of the date of adoption. The difference between the right-of-use assets and lease liabilities on the accompanying consolidated balance sheet is primarily due to the impact of accrual for lease payments as a result of straight-line lease expense. We did not have any impact to opening retained earnings as a result of the adoption of the guidance. The adoption of this new guidance did not have a material impact on our results of operations and comprehensive (loss) income, cash flows, liquidity or our covenant compliance under its existing credit agreements. See Note 18, Leases, in the Notes to Consolidated Financial Statements for further information. These and other changes to existing rules or the questioning of current practices may adversely affect our operating results. In addition, any difficulties in implementing this new revenue standard could cause us to fail to meet our financial reporting obligations, which could result in regulatory discipline and harm investors’ confidence in us.

The estimates and assumptions on which our financial projections are based may prove to be inaccurate, which may cause our actual results to materially differ from such projections, and which may adversely affect our future profitability, cash flows and market price of our Common Stock.

UpHealth’s financial projections are dependent on certain estimates and assumptions related to, among other things, growth assumptions that are inherently subject to significant uncertainties and contingencies, as well as, among other things, matters related specifically to the recent operational performance and anticipated development of our business, and are subject to significant economic, competitive, industry and other uncertainties, and may not be achieved in full, at all, or within projected timeframes. The financial projections also reflect numerous assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond our control. Furthermore, the financial projections do not take into account any circumstances or event occurring after the date they were prepared. The financial projections were not prepared with a view to public disclosure or complying with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information. UpHealth’s independent auditor has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the financial projections and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The financial projections were based on historical experience and on various other estimates and assumptions that our management believed to be reasonable under the circumstances and at the time they were made. There will be differences between actual and projected financial results, and actual results may be materially greater or materially less than those contained in the financial projections, especially in light of the increased difficulty in making such estimates and assumptions as a result of the COVID-19 pandemic. Any material variation between our financial projections and our actual results may adversely affect our future profitability, cash flows and market price of our Common Stock.

Our executive officers, directors, principal stockholders and their affiliates will have the ability to exercise significant influence over our company and all matters submitted to stockholders for approval.

Our executive officers, directors and principal stockholders, together with their affiliates and related persons, beneficially own shares of Common Stock representing a significant percentage of our capital stock. As a result, if these stockholders were to choose to act together, they would be able to influence our management and affairs and the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire. In addition, this concentration of ownership might adversely affect the market price of our Common Stock by:

•	delaying, deferring or preventing a change of control of us;

•	impeding a merger, consolidation, takeover or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be the sole source of gain for our stockholders.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may continue to preclude us from paying dividends. As a result, capital appreciation, if any, of our Common Stock will be the sole source of gain for our stockholders for the foreseeable future.

Risks Related to Government Regulation

Evolving government regulations may require increased costs or adversely affect our results of operations.

In a regulatory climate that is uncertain, our operations may be subject to scrutiny or reinterpretation under various laws and regulations. Healthcare is a highly regulated industry and subject to laws and regulations at the federal, state, and local level as well as evolving industry standards. Telehealth and other remote care delivery models, in particular, have experienced and will continue to experience frequently changing regulations that may differ substantially from jurisdiction to jurisdiction, including state by state. Compliance with current and future laws and regulations will likely require significant initial monetary and recurring expenses and could potentially require us to change our practices upon short notice, adding to the potential costs of compliance. These additional monetary expenditures may increase future overhead, which could have a material adverse effect on our results of operations.

We have identified what we believe are the areas of government regulation that, if changed, would be costly to us. These include: licensure standards for doctors, pharmacists and behavioral health professionals; laws limiting the corporate practice of medicine; fee-splitting, healthcare fraud and abuse laws; third party payor coverage and reimbursement rules; cybersecurity and privacy laws; laws and rules relating to the distinction between independent contractors and employees; prescribing of controlled substances via a remote encounter; fraud and abuse laws addressing financial relationships between healthcare entities and physicians or other referral sources; commercial and governmental payor billing; anti-kickback laws; provisions of free healthcare by the government; and tax and other laws. There could be laws and regulations applicable to our business that we have not identified or that, if changed, may be costly to us, and we cannot predict all the ways in which implementation of such laws and regulations may affect us.

In the jurisdictions in which we operate, we believe we are in compliance with all applicable laws, but these laws and regulations are extremely complex and, in many cases, still evolving. If our operations are found to violate any of the foreign, federal, state or local laws and regulations which govern our activities, we may be subject to litigation, government enforcement actions, and applicable penalties associated with the violation, potentially including civil and criminal penalties, damages, fines, exclusion from participation in certain payor programs or curtailment of our operations. Compliance obligations under these various laws are oftentimes detailed and onerous, further contributing to the risk that we could be found to be out of compliance with particular requirements. The risk of being found in violation of these laws and regulations is further increased by the fact that in many cases, these laws have not been fully interpreted by the regulatory authorities or the courts, particularly with respect to new and emerging technologies and remote delivery of services, and may therefore be open to a variety of interpretations. In the event that we must remedy any compliance violations, we may be required to modify our services and products in a manner that undermines our solution’s attractiveness to our customers or providers or experts, we may become subject to fines or other penalties or, if we determine that the requirements to operate in compliance in such jurisdictions are overly burdensome, we may elect to terminate our operations in such places. In each case, our revenue may decline, and our business, financial condition and results of operations could be materially adversely affected.

Other legal, regulatory and commercial policy influences are subjecting our industry to significant changes, and we cannot predict whether new regulations or policies will emerge from U.S. federal or state governments, foreign governments, or third-party payors. Government and commercial payors may, in the future, consider healthcare policies and proposals intended to curb rising healthcare costs, including those that could significantly affect reimbursement for healthcare services. Future significant changes in the healthcare systems in the United States or elsewhere could also have a negative impact on the demand for our current and future services.

Additionally, the introduction of new services may require us to comply with additional, yet undetermined, laws and regulations. Compliance may require obtaining appropriate licenses or certificates, increasing our security measures and expending additional resources to monitor developments in applicable rules to ensure compliance.

The failure to adequately comply with these future laws and regulations may delay or possibly prevent some of our products or services from being offered to customers, which could have a material adverse effect on our business, financial condition and results of operations.

Many existing healthcare laws and regulations, when enacted, did not anticipate the services that we provide. However, these laws and regulations may nonetheless be applied to our business. Our failure to accurately anticipate the application of these laws and regulations, or other failure to comply, could create liability for us, result in adverse publicity and materially affect our business, financial condition and results of operations.

We conduct business in a heavily regulated industry and if we fail to comply with these laws and government regulations, we could incur substantial penalties or be required to make significant changes to our operations or experience enforcement actions or adverse publicity, which could have a material adverse effect on our business, financial condition and results of operations.

The U.S. healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we provide and bill for services and collect reimbursement from governmental programs and private payors, our contractual relationships with our providers, vendors and customers, our marketing activities and other aspects of our operations. Of particular importance are:

•

the federal physician self-referral law, commonly referred to as the Stark Law, that, subject to limited exceptions, prohibits physicians from referring Medicare patients to an entity for the provision of certain “designated health services” if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with the entity, and prohibits the entity from billing Medicare for such designated health services;

•

the federal Anti-Kickback Statute, which is an intent-based federal criminal statute that prohibits the knowing and willful offer, payment, provision, solicitation or receipt of any remuneration, directly or indirectly, in cash or in kind, for referring an individual, in return for ordering, leasing, purchasing or recommending or arranging for or to induce the referral of an individual or the ordering, purchasing or leasing of items or services covered, in whole or in part, by any federal healthcare program, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act;

•

the criminal healthcare fraud provisions of the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, which we collectively refer to as HIPAA, and related rules that prohibit knowingly and willfully executing or attempting to execute a scheme or artifice to defraud any healthcare benefit program or to obtain by means of false, or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

•

the federal False Claims Act that imposes civil liability, including through qui tam and civil whistleblower actions, against individuals or entities that knowingly present, or cause to be presented, false or fraudulent claims for payment to the federal government or knowingly making, or causing to be made, a false statement or record material to the payment of a false claim or avoiding, decreasing or concealing an obligation to pay money to the federal government;

•

the federal criminal statute on false statements relating to health care matters, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious, or fraudulent statements or representations in connection with the delivery of or payment for health care benefits, items or services;

•

The Civil Monetary Penalties Law authorizes the imposition of civil monetary penalties, assessments and exclusion against an individual or entity based on a variety of prohibited conduct, including, but not limited to:

•

presenting, or causing to be presented, claims for payment to Medicare, Medicaid or other third-party payors that the individual or entity knows or should know are for an item or service that was not provided as claimed or is false or fraudulent;

•

offering remuneration to a Medicare or Medicaid beneficiary that the individual or entity knows or should know is likely to influence the beneficiary to order or receive health care items or services from a particular provider or supplier;

•	employing or contracting with an entity or individual excluded from participation in the federal health care programs;

•	violating the federal Anti-Kickback Statute;

•	making, using or causing to be made or used a false record or statement material to a false or fraudulent claim for payment for items and services furnished under a federal health care program;

•

making, using or causing to be made any false statement, omission or misrepresentation of a material fact in any application, bid or contract to participate or enroll as a provider of services or a supplier under a federal health care program;

•	failing to timely report and return an overpayment owed to the federal government;

•

substantial civil monetary penalties may be imposed under the federal Civil Monetary Penalties Law and may vary depending on the underlying violation. In addition, an assessment of not more than three times the total amount claimed for each item or service may also apply and a violator may be subject to exclusion from federal and state health care programs;

•

the federal Eliminating Kickbacks in Recovery Act of 2018 (“EKRA”), included as part of the Substance Use-Disorder Prevention that Promotes Opioid Recovery and Treatment (“SUPPORT”) for Patients and Communities Act (the “SUPPORT Act”), was signed into law on October 24, 2018. The EKRA provisions, similar to the federal Anti-Kickback Statute, make it a felony for certain entities (including substance abuse treatment centers, clinical treatment facilities and clinical laboratories) to engage in remunerative arrangements that induce or reward individuals or entities for the referral of patients to such facilities, unless an exception applies. EKRA applies regardless of payor source, including for services reimbursed exclusively through commercial insurance or self-paying patients. Violations of EKRA can lead to fines of not more than $200,000 and imprisonment of not more than 10 years, or both, for each occurrence pursuant to 18 U.S.C. 220(a);

•	reassignment of payment rules that prohibit certain types of billing and collection practices in connection with claims payable by the Medicare or Medicaid programs;

•

similar state law provisions pertaining to anti-kickback, self-referral, fee-splitting, patient inducement and false claims issues, some of which may apply to items or services reimbursed by any payor, including patients and commercial insurers;

•

state laws that prohibit general business corporations, such as us, from practicing medicine, controlling physicians’ medical decisions or engaging in some practices such as splitting fees with physicians;

•	laws that regulate debt collection practices as applied to our debt collection practices;

•	a provision of the Social Security Act that imposes criminal penalties on healthcare providers who fail to disclose or refund known overpayments;

•

federal and state laws that prohibit providers from billing and receiving payment from Medicare and Medicaid for services unless the services are medically necessary, adequately and accurately documented and billed using codes that accurately reflect the type and level of services rendered;

•	federal and state laws and policies related to healthcare providers, licensure, certification, accreditation and related to the Medicare and Medicaid programs enrollment; and

•	federal and state laws and policies related to the practice of pharmacy, pharmacy licensure, and the prescribing and dispensing of pharmaceuticals and controlled substances.

In addition, the healthcare industry is required to comply with additional extensive and complex laws and regulations at the federal, state and local government levels relating to, among other things:

•	licensure of health providers, certification of organizations and enrollment with government reimbursement programs;

•	necessity and adequacy of medical care;

•	relationships with physicians and other referral sources and referral recipients;

•	billing and coding for services;

•	properly handling overpayments;

•	quality of medical equipment and services;

•	qualifications of medical and support personnel;

•	confidentiality, maintenance, data breach, identity theft and security issues associated with health-related and personal information and medical records; and

•	communications with patients and consumers.

Because of the breadth of these laws and the narrowness of certain statutory and regulatory exceptions and safe harbors that may be available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. Complying with these laws may prove costly. Failure to comply with these laws and other laws can result in civil and criminal penalties such as fines, damages, overpayment, recoupment, imprisonment, loss of enrollment status and exclusion from participation in federal healthcare programs, including Medicare and Medicaid. The risk of us being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Our failure to accurately anticipate the application of these laws and regulations to our business or any other failure to comply with regulatory requirements could create liability for us and negatively affect our business. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and result in adverse publicity.

To enforce compliance with the federal laws, the U.S. Department of Justice and the U.S. Department of Health and Human Services Office of Inspector General (“OIG”), have recently increased their scrutiny of healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Telemedicine providers, in particular, have been subject to increased scrutiny by federal and state regulators and have resulted in significant enforcement actions. Dealing with investigations can be time- and resource-intensive and can divert management’s attention from the business. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business. In addition, because of the potential for large monetary exposure under the federal False Claims Act, which provides for treble damages and penalties of $11,665 to $23,331 per false claim or statement for penalties assessed after June 19, 2020, and with respect to violations occurring after November 2, 2015, healthcare providers often resolve allegations without admissions of liability for significant and material amounts to avoid the uncertainty of treble damages that may be awarded in litigation proceedings. Such settlements often contain additional compliance and reporting requirements as part of a consent decree, settlement agreement or corporate integrity agreement. Notably, the government has been using its newly created authority under EKRA to pursue criminal enforcement actions against substance abuse treatment facilities for certain financial arrangements that were not subject to the federal Anti-Kickback Statute due to the absence of federal healthcare program reimbursement for services rendered by such facilities. EKRA’s statutory exceptions do not strictly mirror the safe harbors available under the federal Anti-Kickback Statute and in many instances, relationships that would otherwise comply with the federal Anti-Kickback Statute would nevertheless violate EKRA. EKRA grants authority to the U.S. Attorney General to promulgate additional exceptions, in consultation with the Secretary of HHS; however, the Attorney General has not yet done so. Notably, the OIG (the agency with authority to promulgate regulatory safe harbors under the federal Anti-Kickback Statute) does not have any authority over EKRA and the Attorney General does not have any particular expertise with healthcare fraud and abuse laws. Given this inexperience, there may be a substantial delay before any additional exceptions to EKRA are implemented. In the meantime, the U.S. Department of Justice is actively pursuing enforcement actions under EKRA. There is much uncertainty in how EKRA will be interpreted and applied and also, whether additional exceptions will be adopted in the future.

While we make every effort to comply with all applicable laws, we cannot rule out the possibility that the government or other third parties could interpret these laws differently and challenge our practices under one or more of these laws. The likelihood of allegations of non-compliance is increased by the fact that under certain federal and state laws applicable to our business, individuals, known as relators, may bring an action on behalf of the government alleging violations of such laws, and potentially be awarded a share of any damages or penalties ultimately awarded to the applicable government body.

The laws, regulations and standards governing the provision of healthcare services across the world including India and the U.S. may change significantly in the future. We cannot assure you that any new or changed healthcare laws, regulations or standards will not materially adversely affect our business. Further, we cannot assure you that a review of our business by judicial, law enforcement, regulatory or accreditation authorities will not result in a determination that could adversely affect our operations.

Patient safety concerns relating to our substance use disorder treatment business could result in increased regulatory burdens, governmental investigations, and negative publicity.

Because some of the patients we treat can suffer from severe mental health and chemical dependency disorders, patient incidents, including deaths, assaults and elopements, occur from time to time. If one or more of our substance abuse treatment programs or facilities experiences an adverse patient incident or is otherwise found to have failed to comply with laws and regulations applicable to patient safety or provide appropriate patient care, an admissions hold, loss of accreditation, license revocation or other adverse regulatory action could be taken against the health care providers and programs or facilities involved. Any such patient incident or adverse regulatory action could result in governmental investigations, judgments or fines and have a material adverse effect on a particular program or facility’s continued operation, financial condition and results of operations. In addition, we could become the subject of negative publicity, whether warranted or unwarranted, that could have a significant, adverse effect on our reputation of our behavioral health and substance abuse programs and how they are viewed by referral sources and payors.

Our international operations pose certain risks to our business that may be different from risks associated with our domestic operations.

We are forming a subsidiary in India to provide shared support services to our U.S. operations and to introduce U.S. offerings to India-based customers. Our international business is subject to risks resulting from differing legal and regulatory requirements, political, social and economic conditions and unforeseeable developments in India. Our international operations are subject to particular risks in addition to those faced by our domestic operations, including:

•	uncertain legal and regulatory requirements applicable to digital health, technology services and solutions and prescription medication;

•

multiple, conflicting and changing laws and regulations such as tax laws, privacy and data protection laws and regulations, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

•	our inability to replicate our domestic business structure consistently outside of the United States, especially as it relates to our contractual arrangement with affiliated professional entities;

•	the need to localize and adapt our solutions for specific countries, including translation into foreign languages and associated expenses;

•	potential loss of proprietary information due to misappropriation or laws that may be less protective of our intellectual property rights than U.S. laws or that may not be adequately enforced;

•

requirements of foreign laws and other governmental controls, including compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including employment, healthcare, tax, privacy and data protection laws and regulations;

•	data privacy laws that require that customer data be stored and processed in a designated territory;

•	new and different sources of competition and laws and business practices favoring local competitors;

•

local business and cultural factors that differ from our normal standards and practices, including business practices that we are prohibited from engaging in by the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) and other anti-corruption laws and regulations;

•	changes to economic sanctions laws and regulations;

•	central bank and other restrictions on our ability to repatriate cash from international subsidiaries;

•	adverse tax consequences;

•	fluctuations in currency exchange rates, economic instability and inflationary conditions, which could make our solutions more expensive or increase our costs of doing business in certain countries;

•	limitations on future growth or inability to maintain current levels of revenues from international sales if we do not invest sufficiently in our international operations;

•	different pricing environments, longer sales cycles and longer accounts receivable payment cycles and collections issues;

•

difficulties in staffing, managing and operating our international operations, including difficulties related to administering our stock plans in some foreign countries and increased financial accounting and reporting burdens and complexities;

•	difficulties in coordinating the activities of our geographically dispersed and culturally diverse operations;

•

natural disasters, political and economic instability, including wars, terrorism, social or political unrest, including civil unrest, protests, and other public demonstrations, outbreaks of disease, pandemics or epidemics, boycotts, curtailment of trade, and other market restrictions; and

•

regulatory and compliance risks that relate to maintaining accurate information and control over activities subject to regulation under the FCPA, and comparable laws and regulations in other countries.

Our overall success in international markets depends, in part, on our ability to anticipate and effectively manage these risks and there can be no assurance that we will be able to do so without incurring unexpected costs. If we are not able to manage the risks related to our international operations, our business, financial condition and results of operations may be materially adversely affected.

Developments affecting spending by the healthcare industry could adversely affect our business.

The U.S. healthcare industry has changed significantly in recent years, and we expect that significant changes will continue to occur. General reductions in expenditures by healthcare industry participants could result from, among other things:

•

government regulations or private initiatives that affect the manner in which healthcare providers interact with patients, payors or other healthcare industry participants, including changes in pricing or means of delivery of healthcare products and services;

•	consolidation of healthcare industry participants;

•

federal amendments to, lack of enforcement or development of applicable regulations for, or repeal of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (as amended, the “ACA”);

•	reductions in government funding for healthcare; and

•	adverse changes in business or economic conditions affecting healthcare payors, providers or other healthcare industry participants.

Any of these changes in healthcare spending could adversely affect our revenues. Even if general expenditures by industry participants remain the same or increase, developments in the healthcare industry may result in reduced spending in some or all of the specific market segments that we serve now or in the future. However, the timing and impact of developments in the healthcare industry are difficult to predict. We cannot assure you that the demand for our products and services will continue to exist at current levels or that we will have adequate technical, financial and marketing resources to react to changes in the healthcare industry.

Our failure to comply with the anti-corruption, trade compliance and economic sanctions laws and regulations of the United States and applicable international jurisdictions could materially adversely affect our reputation and results of operations.

We must comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, which may include the FCPA and the U.K. Bribery Act 2010 (the “Bribery Act”), as well as the laws of the countries where we do business. These laws and regulations apply to companies, individual directors, officers, employees and agents, and may restrict our operations, trade practices, investment decisions and partnering activities. Where they apply, the FCPA and the Bribery Act prohibit us and our officers, directors, employees and business partners acting on our behalf, including joint venture partners and agents, from corruptly offering, promising, authorizing or providing anything of value to public officials for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The Bribery Act also prohibits non-governmental “commercial” bribery and accepting bribes. As part of our business, we may deal with governments and state-owned business enterprises, the employees and representatives of which may be considered public officials for purposes of the FCPA and the Bribery Act.

We also are subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and agents into contact with public officials responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations. In addition, some of the international locations in which we will operate lack a developed legal system and have elevated levels of corruption. Our business also must be conducted in compliance with applicable export controls and trade and economic sanctions laws and regulations, including those of the U.S. government, the governments of other countries in which we will operate or conduct business and various multilateral organizations. Such laws and regulations include, without limitation, those administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council and other relevant sanctions authorities. Our provision of services to persons located outside the United States may be subject to certain regulatory prohibitions, restrictions or other requirements, including certain licensing or reporting requirements. Our provision of services outside of the United States also exposes us to the risk of violating, or being accused of violating, anti-corruption, exports controls and trade compliance and economic sanctions laws and regulations. Our failure to successfully comply with these laws and regulations may expose us to reputational harm as well as significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions and suspension or debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive. Though we have implemented formal training and monitoring programs, we cannot assure compliance by our employees or representatives for which we may be held responsible, and any such violation could materially adversely affect our reputation, business, financial condition and results of operations.

Our business is subject to changes in medication pricing and is significantly impacted by pricing structures negotiated by industry participants.

Our platform aggregates and analyzes pricing data from a number of different sources. The discounted prices that we present through our platform are based in large part upon pricing structures negotiated by industry participants. We do not control the pricing strategies of pharmaceutical manufacturers, wholesalers, and pharmacy benefit managers (“PBMs”), each of which is motivated by independent considerations and drivers that are outside our control and has the ability to set or significantly impact market prices for different prescription medications. While we have contractual and non-contractual relationships with certain industry participants, such as PBMs and pharmaceutical manufacturers, these and other industry participants often negotiate complex and multi-party pricing structures, and we have no control over these participants and the policies and strategies that they implement in negotiating these pricing structures.

Pharmaceutical manufacturers generally direct medication pricing by setting medication list prices and offering rebates and discounts for their medications. List prices are impacted by, among other things, market considerations such as the number of competitor medications and availability of alternative treatment options. Wholesalers can impact medication pricing by purchasing medications in bulk from pharmaceutical manufacturers and then reselling such medications to pharmacies. PBMs generally impact medication pricing through their bargaining power, negotiated rebates with pharmaceutical manufacturers and contracts with different pharmacy providers and health insurance companies. PBMs work with pharmacies to determine the negotiated rate that will be paid at the pharmacy by consumers. Medication pricing is also impacted by health insurance companies and the extent to which a health insurance plan provides for, among other things, covered medications, preferred tiers for different medications and high or low deductibles.

Changes in the fee and pricing structures among industry participants, whether due to regulatory requirements, competitive pressures or otherwise, that reduce or adversely impact fees generated by PBMs would have an adverse effect on our ability to generate revenue and business. Due in part to existing pricing structures, we generate a small portion of our revenue through contracts with pharmaceutical manufacturers and other intermediaries. Changes in the roles of industry participants and in general pricing structures, as well as price competition among industry participants, could have an adverse impact on our business. For example, integration of PBMs and pharmacy providers could result in pricing structures whereby such entities would have greater pricing power and flexibility or industry players could implement direct-to-consumer initiatives that could significantly alter existing pricing structures, either of which would have an adverse impact on our ability to present competitive and low prices to consumers and, as a result, the value of our platform for consumers and our results of operations.

If reimbursement rates paid by third-party payors are reduced, if third-party payors otherwise restrain our ability to obtain or provide services to patients, or if governments introduce free healthcare provisions or create the provision of significantly different paradigms of delivery service, our business could be negatively impacted.

Private third-party payors pay for the services that we provide through our behavioral digital health consult and on-site division. If any commercial third-party payors reduce their reimbursement rates or elect not to cover some or all of our services, our business may be harmed. Third-party payors are also entering into sole source contracts with some healthcare providers, which could effectively limit our pool of potential customers.

Private third-party payors often use plan structures, such as narrow networks or tiered networks, to encourage or require customers to use in-network providers. In-network providers typically provide services through private third-party payors for a negotiated lower rate or other less favorable terms. Private third-party payors generally attempt to limit use of out-of-network providers by requiring customers to pay higher copayment and/or deductible amounts for out-of-network care. Additionally, private third-party payors have become increasingly aggressive in attempting to minimize the use of out-of-network providers by disregarding the assignment of payment from customers to out-of-network providers (i.e., sending payments directly to customers instead of to out-of-network providers), capping out-of-network benefits payable to customers, waiving out-of-pocket payment amounts and initiating litigation against out-of-network providers for interference with contractual relationships, insurance fraud and violation of state licensing and consumer protection laws. If we become out of network for insurers, our behavioral health business could be harmed and our behavioral health patient service revenue could be reduced because customers could stop using our services. Additionally, our behavioral health services business is heavily dependent on a contract with the Veterans Administration Agency. If that contract should be canceled, terminated or reduced, it will materially impact our behavioral health services business.

If reimbursement rates paid by federal or state healthcare programs are reduced or if government payors otherwise restrain our ability to obtain or provide services to customers, our business, financial condition and results of operation could be harmed.

A portion of our revenue comes from government healthcare programs, principally Medicare and Tricare. Payments from federal and state government programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations, requirements for utilization review and federal and state funding restrictions, each of which could increase or decrease program payments, as well as affect the cost of providing service to patients. We are unable to predict the effect of recent and future policy changes on our operations. In addition, the uncertainty and fiscal pressures placed upon federal and state governments as a result of, among other things, deterioration in general economic conditions and the funding requirements from the federal healthcare reform legislation, may affect the availability of taxpayer funds for Medicare and Medicaid programs. Changes in government healthcare programs may reduce the reimbursement we receive and could adversely impact our business and results of operations.

As federal healthcare expenditures continue to increase, and state governments continue to face budgetary shortfalls, federal and state governments have made, and continue to make, significant changes in the Medicare and Medicaid programs. These changes include reductions in reimbursement levels and new or modified requirements related to Medicaid waivers. Some of these changes have decreased, or could decrease, the amount of money we receive for our services relating to these programs. In some cases, private third-party payors rely on all or portions of Medicare payment systems to determine payment rates. Changes to government healthcare programs that reduce payments under these programs may negatively impact payments from private third-party payors.

Our pharmacy operations within the behavioral health business subjects us to additional regulations; if we fail to comply, we could suffer penalties or be required to make significant changes to our operations.

Our behavioral health business utilizes various levels of pharmacy operation that is subject to extensive federal, state and local regulation. Pharmacies, pharmacists and pharmacy technicians are subject to a variety of federal and state statutes and regulations governing various aspects of operation, including the distribution of drugs; licensure of facilities and professionals, including pharmacists, technicians and other healthcare professionals; packaging, storing, distributing, and tracking of pharmaceuticals; repackaging of drug products; medication guides, and other consumer disclosures; interactions with prescribing professionals; counseling of patients; prescription transfers; security; controlled substance inventory control and recordkeeping; and reporting to the U.S. Drug Enforcement Agency, the FDA, state boards of pharmacy, the U.S. Consumer Product Safety Commission and other state enforcement or regulatory agencies. Any failure or perceived failure by us to comply with any applicable federal, state and local laws and regulations could have a material adverse effect on our business, financial condition and results of operations and may expose us to civil and criminal penalties.

If we fail to comply with federal and state laws and policies governing claim submissions to government healthcare programs or commercial insurance programs, we may be subject to civil and criminal penalties or loss of eligibility to participate in government healthcare programs and contractual claims by commercial insurers.

We prepare and submit claims for professional services and certain of these claims are governed by federal and state laws with potential civil and criminal penalties for non-compliance. The HIPAA security, privacy and transaction standards also have a potentially significant effect on our integrated care management services, because such services must be structured and provided in a way that supports our customers’ HIPAA compliance obligations. Errors by us or our systems with respect to entry, formatting, preparation or transmission of claim information may be determined or alleged to be in violation of these laws and regulations. If our integrated care management services fail to comply with these laws and regulations, we may be subjected to federal or state government investigations and possible penalties may be imposed upon us, false claims actions may have to be defended, private payors may file claims against us and we may be excluded from Medicare, Medicaid or other government-funded healthcare programs. Further, our customers may seek contractual remedies and indemnification. Any investigation or proceeding related to these topics, even if unwarranted or without merit, could adversely affect demand for our services, could force us to expend significant capital, research and development and other resources to address the failure, and may have a material adverse effect on our business, results of operations and financial condition.

If we fail to comply with Medicare and Medicaid regulatory, guidance or policy requirements, we may be subjected to reduced reimbursement, overpayment demands or loss of eligibility to participate in these programs.

The Medicare and Medicaid programs are highly regulated, and unique requirements governing the reimbursement of professional services delivered using digital health are evolving and complicated. In addition, changes in government healthcare programs may reduce the reimbursement we receive and could adversely affect our business and results of operations. In particular, there is uncertainty regarding whether temporary waivers of certain Medicare conditions of participation and payment for many virtual care services and temporary expansions of the types of Medicare-covered services that can be provided remotely will continue or be made permanent. If we fail to comply with applicable reimbursement laws and regulations, reimbursement under these programs and participation in these programs could be adversely affected. Federal or state governments may also impose other sanctions on us for failure to comply with the applicable reimbursement regulations, including but not limited to recovering an overpayment. Failure to comply with these or future laws and regulations could limit our ability to provide digital health services to our customers.

Recent and frequent state legislative and regulatory changes specific to digital health consults may present us with additional requirements and state compliance costs, with potential operational impacts in certain jurisdictions.

In recent years, various government agencies, both domestic and international, have adopted an abundance of new legislation and regulations specific to digital health. In some cases, this legislation and regulation, typically targeting “direct-to-consumer” digital health consult and pharmacy service offerings rather than specialty consultative services, such as our acute digital health solutions, incorporates informed consent, modality, medical record and other requirements. Thus, where new legislation and regulations apply to our digital health solutions, we may incur costs to monitor, evaluate and modify operational processes for compliance. All such activities increase our costs and could, in certain circumstances, impact our ability to make available digital health services in a particular state.

Risks Related to Innovation Lab Offerings

Issues arising from or related to the use of AI in our offerings may result in reputational harm or liability.

At UpHealth Innovation Lab, we are building AI-driven digital health solutions that are intended to enhance revenue through hyper-personalized customer experiences and productivity through the automation of re-designed healthcare operations. As with many disruptive innovations, AI presents risks and challenges that could affect its adoption, and therefore our business. AI algorithms may be flawed. Datasets may be insufficient or contain biased information. Inappropriate or controversial data practices by us or others could impair the acceptance of AI solutions. These deficiencies could undermine the decisions, predictions, or analysis AI applications produce, subjecting us to competitive harm, legal liability, and brand or reputational harm. Some AI scenarios present ethical issues. If we enable or offer AI solutions that are controversial because of their impact on human rights, privacy, employment, or other social issues, we may experience brand or reputational harm.

Limitations on our use of data related to current customer contracts and the impact of healthcare regulations may slow or limit the growth of our data and analytics offerings.

We are creating a state-of-the-art data fabric that simplifies data sharing and ensures data is discoverable across multiple systems. UpHealth’s data and analytics enables organizations to implement advanced patient risk stratification and prescriptive next-best actions. However, we may face headwinds with limitations on the use of data in current customer contracts. We are currently evaluating those limitations and may need to renegotiate current contracts and negotiate future contracts to allow broader use of data to launch this initiative. Also, healthcare regulations concerning personal health information, including but not limited to HIPAA, HITECH, 42 CFR Part II, and their State law equivalents such as the California Consumer Privacy Act (the “CCPA”), as recently amended and expanded by the California Privacy Rights Act (“CPRA”), could have a significant effect on the manner in which we must handle healthcare related data, and the costs of complying with such standards could be significant.

Risks Related to Privacy, Cybersecurity, Technology and Intellectual Property

Our proprietary software may not operate properly, which could damage our reputation, give rise to claims against us or divert application of our resources from other purposes, any of which could harm our business.

We are currently implementing software with respect to a number of new applications and services. If our solutions do not function reliably or fail to achieve member, partner or customer expectations in terms of performance, we may lose or fail to grow customer usage, partners and customers could assert liability claims against us, and partners and customers may attempt to cancel their contracts with us. This could damage our reputation and impair our ability to attract or maintain health network partners and enterprise customers.

Our business is subject to complex and evolving foreign laws and regulations regarding privacy, data protection and other matters relating to information collection.

There are numerous foreign laws, regulations and directives regarding privacy and the collection, storage, transmission, use, processing, disclosure and protection of personally identifiable information (“PII”) and other personal or customer data, the scope of which is continually evolving and subject to differing interpretations, including, for example, the General Data Protection Regulation, the India Information Technology Act, 2000 and the India Digital Personal Data Protection Act, 2022, among others. Compliance with these laws can be onerous and expensive but failure to comply may expose us to liability and adversely affect our business, financial condition, results of operations and prospects.

Our use and disclosure of personally identifiable information, including health information, is subject to federal and state privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our customer base and revenue.

Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability and integrity of PII, including protected health information (“PHI”). These laws and regulations include HIPAA. HIPAA establishes a set of basic national privacy and security standards for the protection of PHI, by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services, which includes us.

HIPAA requires healthcare providers like us to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.

HIPAA imposes mandatory penalties for certain violations. Penalties for violations of HIPAA and its implementing regulations start at $119 per violation and are not to exceed $59,522 per violation, subject to a cap of $178,000,000 for violations of the same standard in a single calendar year. However, a single breach incident can result in violations of multiple standards. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts are able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.

In addition, HIPAA mandates that the Secretary of HHS conduct periodic compliance audits of HIPAA covered entities or business associates for compliance with the HIPAA Privacy and Security Standards. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator.

HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.

New health information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which we must handle healthcare related data, and the cost of complying with standards could be significant. If we do not comply with existing or new laws and regulations related to PHI, we could be subject to criminal or civil sanctions.

In addition to HIPAA, certain of our operations may be subject to the regulations governing the protection patient records created by federally assisted programs for the treatment of substance use disorder (“SUD”) under 42 CFR

Part 2 (the “Part 2 Rule”), implemented by the Substance Abuse and Mental Health Services Administration (“SAMHSA”). The Part 2 Rule requires additional confidentiality obligations related to SUD treatment records and generally speaking, restricts the disclosure of SUD treatment records without patient consent, other than as statutorily authorized in the context of a bona fide medical emergency, or for the purpose of scientific research, audit, or program evaluation, or based on an appropriate court order. On July 15, 2020, SAMHSA issued a final rule on the protection of SUD treatment records under the Part 2 Rule that aims to reduce delays and burdens in care coordination by more closely aligning Part 2 with the HIPAA Privacy Rule, while maintaining certain privacy protections specific to Part 2. This final rule was effective August 14, 2020. Nevertheless, we must ensure that SUD treatment records covered under Part 2 are afforded the additional legal protections mandated by Part 2.

Numerous other federal and state laws protect the confidentiality, privacy, availability, integrity and security of PII, including PHI. These laws in many cases are more restrictive than, and may not be preempted by, the HIPAA rules and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and our customers and potentially exposing us to additional expense, adverse publicity and liability. For example, the Federal Trade Commission uses its consumer protection authority to initiate enforcement actions in response to alleged privacy and data security violations and certain states have adopted privacy and security standards that a more restrictive than HIPAA and that apply to PII in addition to PHI. For instance, the CCPA, which came into effect January 1, 2020, was recently amended and expanded by the CPRA passed on November 3, 2020. Most of the CPRA’s substantive provisions will not take effect until January 1, 2023, however, the CPRA’s expansion of the “Right to Know” impacts personal information collected on or after January 1, 2022. Companies must still comply with the CCPA during the ramp up period before CPRA goes into effect. The CCPA and CPRA, among other things, create new data privacy obligations for covered companies and provide new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also created a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. It remains unclear what, if any, additional modifications will be made to the CPRA by the California legislature or how it will be interpreted.

In addition to the laws discussed above, we may see more stringent state and federal privacy legislation in 2021 and beyond, as the increased cyber-attacks during the pandemic have once again put a spotlight on data privacy and security in the U.S. and other jurisdictions. The Strengthening American Cybersecurity Act of 2022 (the “SACA”) was signed into law in March 2022. One of the primary goals of the SACA is the protection of critical domestic infrastructure. Among other provisions, the SACA requires entities in critical infrastructure sectors to follow specified timelines and reporting procedures with respect to cybersecurity incidents and ransom payment demands. We would need to review our internal policies and infrastructure and invest in it to comply with the new requirements.

We cannot predict where new legislation might arise, the scope of such legislation, or the potential impact to our business and operations. This myriad of data privacy and security laws and regulations and the evolving regulatory landscape create complex compliance issues for us and our customers and potentially expose us to additional expense, adverse publicity and liability.

Because of the extreme sensitivity of the PII we store and transmit, the security features of our technology platform are very important. If our security measures, some of which are managed by third parties, are breached or fail, unauthorized persons may be able to obtain access to sensitive customer and customer data, including HIPAA-regulated PHI. As a result, our reputation could be severely damaged, adversely affecting customer and member confidence. Customers may curtail their use of, or stop using, our services or our customer base could decrease, which would cause our business to suffer. In addition, we could face litigation, damages for contract breach, penalties and regulatory actions for violation of HIPAA and other applicable laws or regulations and significant costs for remediation, notification to individuals and for measures to prevent future occurrences. Any potential security breach could also result in increased costs associated with liability for stolen assets or information, repairing system damage that may have been caused by such breaches, incentives offered to customers or other business partners in an effort to maintain our business relationships after a breach and implementing measures to prevent future occurrences, including organizational changes, deploying additional personnel and protection technologies, training employees and engaging third-party experts and consultants. While we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

We outsource important aspects of the storage and transmission of customer and patient information, and thus rely on third parties to manage functions that have material cybersecurity risks. We attempt to address these risks by requiring outsourcing subcontractors who handle customer and customer information to sign business associate agreements contractually requiring those subcontractors to adequately safeguard PHI and PII to the same extent that applies to us and in some cases by requiring such outsourcing subcontractors to undergo third-party security assessments. In addition, we periodically hire third-party security experts to assess and test our security posture. However, we cannot assure you that these contractual measures and other safeguards will adequately protect us from the risks associated with the storage and transmission of customers’ proprietary and protected health information.

We also publish statements to our customers that describe how we handle and protect PHI and PII. If federal or state regulatory authorities or private litigants consider any portion of these statements to be untrue, we may be subject to claims of deceptive practices, which could lead to significant liabilities and consequences, including, without limitation, costs of responding to investigations, defending against litigation, settling claims and complying with regulatory or court orders.

We also send short message service (“SMS”), text messages to potential end users who are eligible to use our service through certain customers and partners. While we obtain consent from or on behalf of these individuals to send text messages, federal or state regulatory authorities or private litigants may claim that the notices and disclosures we provide, or form of consents we obtain or our SMS texting practices, are not adequate. These SMS texting campaigns are potential sources of risk for class action lawsuits and liability for our company. Numerous class-action suits under federal and state laws have been filed in the past year against companies who conduct SMS texting programs, with many resulting in multi-million-dollar settlements to the plaintiffs. Any future such litigation against us could be costly and time-consuming to defend.

If we fail to maintain properly the integrity or availability of our data or successfully consolidate, integrate, upgrade or expand our existing information systems, or if our technology products do not operate as intended, our business could be materially and adversely affected.

Our business depends on the integrity and timeliness of the data we use to serve our members, customers and health care professionals and to operate our business. If the data we rely upon to run our businesses is found to be inaccurate or unreliable or if we fail to maintain or protect our information systems and data integrity effectively, we could experience failures in our health, wellness and information technology products; lose existing customers; have difficulty attracting new customers; experience problems in determining medical cost estimates and establishing appropriate pricing; have difficulty preventing, detecting and controlling fraud; have disputes with customers, physicians and other health care professionals; become subject to regulatory sanctions, penalties, investigations or audits; incur increases in operating expenses; or suffer other adverse consequences. The volume of health care data generated, and the uses of data, including electronic health records, are rapidly expanding. Our ability to implement new and innovative services, automate and deploy new technologies to simplify administrative processes and clinical decision making, price our products and services adequately, provide effective service to our customers and consumers in an efficient and uninterrupted fashion, provide timely payments to care providers, and report accurately our results of operations depends on the integrity of the data in our information systems. In addition, connectivity among technologies is becoming increasingly important and recent trends toward greater consumer engagement in health care require new and enhanced technologies, including more sophisticated applications for mobile devices. Our information systems require an ongoing commitment of significant resources to maintain, protect and enhance existing systems and develop new systems to keep pace with continuing changes in information processing technology, evolving systems and regulatory standards and changing customer preferences. We periodically consolidate, integrate, upgrade and expand our information systems’ capabilities as a result of technology initiatives, recently enacted regulations, changes in our system platforms and integration of new business acquisitions. Our process of consolidating the number of systems we operate, upgrading and expanding our information systems’ capabilities, enhancing our systems and developing new systems to keep pace with continuing changes in information processing technology may not be successful. Failure to protect, consolidate and integrate our systems successfully could result in higher than expected costs and diversion of management’s time and energy, which could materially and adversely affect our results of operations, financial position and cash flows. Certain of our businesses sell and install software products which may contain unexpected design defects or may encounter unexpected complications during installation or when used with other technologies utilized by the customer. A failure of our technology products to operate as intended and in a seamless fashion with other products could materially and adversely affect our results of operations, financial position and cash flows. Uncertain and rapidly evolving U.S. federal and state, non-U.S. and international laws and regulations related to health data and the health information technology market may alter the competitive landscape or present compliance challenges and could materially and adversely affect the configuration of our information systems and platforms, and our ability to compete in this market.

We rely on data center providers, Internet infrastructure, bandwidth providers, third-party computer hardware and software, other third parties and our own systems for providing services to our customers, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation and negatively impact our relationships with customers, adversely affecting our brand and our business.

We serve all of our customers leveraging a multi-cloud architecture using four vendors: Armor Defense; AWS, Microsoft Azure, and Google. This architecture provides redundancy, cost savings, and reduces our reliance on one single vendor. The actual instances are geographically diverse to insulate our applications from local failures, and have an additional layer of redundancy provided by company managed data centers. While we control and have access to our servers, we do not control the operation of these facilities. The cloud vendors and the owners of our data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our cloud vendors or data center operators is acquired, we may be required to transfer our servers and other infrastructure to a new vendor or a new data center facility, and we may incur significant costs and possible service interruption in connection with doing so. Problems faced by our cloud vendors or third-party data center locations with the telecommunications network providers with whom we or they contract or with the systems by which our telecommunications providers allocate capacity among their customers, including us, could adversely affect the experience of our customers. Our cloud vendors or third-party data center operators could decide to close their facilities without adequate notice. In addition, any financial difficulties, such as bankruptcy faced by our cloud vendors or third-party data centers operators or any of the service providers with whom we or they contract may have negative effects on our business, the nature and extent of which are difficult to predict.

Additionally, if our cloud vendors or data centers are unable to keep up with our growing needs for capacity, this could have an adverse effect on our business. For example, a rapid expansion of our business could affect the service levels at our cloud vendors or data centers or cause such cloud systems or data centers and systems to fail. Any changes in third-party service levels at our cloud vendors or data centers or any disruptions or other performance problems with our products and services could adversely affect our reputation and may damage our customers’ stored files or result in lengthy interruptions in our services. Interruptions in our services may reduce our revenue, cause us to issue refunds to customers for prepaid and unused subscriptions, subject us to potential liability or adversely affect customer renewal rates.

We also rely on computer hardware purchased or leased, and software, storage and computers licensed from third parties in order to offer our solutions, including services from Google, Microsoft, Amazon, Apple, Audiocodes, Atlassian, Perforce and Redhat. These licenses are generally commercially available on varying terms. However, it is possible that this hardware and software may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use any of this hardware or software could result in delays in the provisioning of our services until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated. These licenses are generally commercially available on varying terms. However, it is possible that this hardware and software may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use any of this hardware or software could result in delays in the provisioning of our services until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated.

Our ability to deliver our internet-based and mobile-application based services depends on the development and maintenance of the infrastructure of the internet by third parties. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, bandwidth capacity and security. Our services are designed to operate without interruption. However, we may experience future interruptions and delays in services and availability from time to time. In the event of a catastrophic event with respect to one or more of our systems or those of our service providers, we may experience an extended period of system unavailability, which could negatively impact our relationship with customers, providers, partners, and suppliers.

We exercise limited control over third-party vendors, which increases our vulnerability to problems with technology and information services they provide. Interruptions in our network access and services may in connection with third-party technology and information services reduce our revenue, cause us to issue refunds to customers for prepaid and unused subscription services, subject us to potential liability or adversely affect customer renewal rates. Although we maintain a security and privacy damages insurance policy, the coverage under our policies may not be adequate to compensate us for all losses that may occur related to the services provided by our third-party vendors. In addition, we may not be able to continue to obtain adequate insurance coverage at an acceptable cost, if at all.

If our security measures fail or are breached and unauthorized access to a customer’s data is obtained, our services may be perceived as insecure, we may incur significant liabilities, our reputation may be harmed and we could lose sales and customers.

Our services involve the storage and transmission of customers’ proprietary information, sensitive or confidential data, including valuable intellectual property and personal information of employees, customers and others, as well as the protected health information, or PHI, of our customers. Because of the extreme sensitivity of the information we store and transmit, the security features of our computer, network and communications systems infrastructure are critical to the success of our business. A breach or failure of our security measures, or the security of our data storage vendors, could result from a variety of circumstances and events, including third-party action, employee negligence or error, malfeasance, computer viruses, malicious code (including ransomware), cyber-attacks by computer hackers, failures during the process of upgrading or replacing software and databases, power outages, hardware failures, telecommunication failures, user errors or catastrophic events. Information security risks have generally increased in recent years because of the proliferation of new technologies and the increased sophistication and activities of perpetrators of cyber-attacks. As cyber threats continue to evolve, we may be required to expend additional resources to further enhance our information security measures and/or to investigate and remediate any information security vulnerabilities. If our or our vendors’ security measures fail or are breached, it could result in unauthorized persons accessing sensitive customer data (including PHI), a loss of or damage to our data or an inability to access data sources or process data or provide our services to our customers. There have also been several highly publicized cases in which hackers have requested “ransom” payments in exchange for not disclosing customer or other confidential information or for not disabling the target company’s computer or other systems, and we have not been immune to this risk. Such failures or breaches of our security measures, or our inability to effectively resolve such failures or breaches in a timely manner, could severely damage our reputation, adversely affect customer or investor confidence in us, and reduce the demand for our services from existing and potential customers. In addition, we could face litigation, damages for contract breach, monetary penalties or regulatory actions for violation of applicable laws or regulations and incur significant costs for remedial measures to prevent future occurrences and mitigate past violations. Although we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

We may experience cybersecurity and other breach incidents that remain undetected for an extended period. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched, we may be unable to anticipate these techniques or to implement adequate preventive measures. If an actual or perceived breach of our security occurs, or if we are unable to effectively resolve such breaches in a timely manner, the market perception of the effectiveness of our security measures could be harmed and we could lose sales, customers, which could have a material adverse effect on our business, operations, and financial results.

We are exposed to data and cybersecurity risks that could result in data breaches, service interruptions, ransomware and demands, harm to our reputation, protracted and costly litigation or significant liability.

In connection with the products and services that we provide, we collect, use, store, transmit and otherwise process certain confidential, proprietary and sensitive information, including PII and PHI of customers, employees and others. We rely on the efficient, uninterrupted and secure operation of complex information technology systems and networks to operate our business and securely store, transmit and otherwise process such information. In the normal course of business, we also share information with our service providers and other third parties. A failure to safeguard the integrity, confidentiality, availability and authenticity of personal information, customer data and our proprietary data from cyber-attacks, unauthorized access, fraudulent activity (e.g., check “kiting” or fraud, wire fraud or other dishonest acts), data breaches, ransomware and other security incidents that we, our third-party service providers or our customers may experience may lead to modification, destruction, loss of availability or theft of critical and sensitive data pertaining to us, our customers or other third parties. While we have taken extensive precautions to protect such confidential, proprietary and sensitive information, including personal information, these risks were heightened due to our remote workforce due to the COVID-19 pandemic, and there can be no assurance that such actions will be sufficient to prevent cyber-attacks or security breaches or mitigate all potential risks to our systems, networks and data, particularly with the recent proliferation of ransomware attacks around the world. All such protective measures, as well as additional measures that may be required to comply with rapidly evolving data privacy and security standards and protocols imposed by law, regulation, industry standards or contractual obligations, have and will continue to cause us to incur substantial expenses. Failure to timely upgrade or maintain computer systems, software and networks as necessary could also make us or our third-party service providers susceptible to breaches and unauthorized access and misuse. We may be required to expend significant additional resources to modify, investigate or remediate vulnerabilities or other exposures arising from data and cybersecurity risks.

Improper access to our or our third-party service providers’ systems or databases could result in the theft, publication, deletion or modification of confidential, proprietary or sensitive information, including personal information. An actual or perceived breach of our security systems or those of our third-party service providers may require notification under applicable data privacy regulations or contractual obligations. The accidental or unauthorized access to or disclosure, loss, destruction, disablement, corruption or encryption of, use or misuse of or modification of our, our customers’ or other third parties’ confidential, proprietary or sensitive information, including personal information, by us or our third-party service providers could result in significant fines, penalties, orders, sanctions and proceedings or actions against us by governmental bodies and other regulatory authorities, customers or third parties, which could materially and adversely affect our business, financial condition and results of operations. Any such proceeding or action, and any related indemnification obligations, could damage our reputation, force us to incur significant expenses in defense of such proceeding or action, distract our management, increase our costs of doing business or result in the imposition of financial liability.

Despite our efforts to ensure the integrity, confidentiality, availability, and authenticity of our proprietary systems and information, it is possible that we may not be able to anticipate or to implement effective preventive measures against all cyber threats. No security solution, strategy, or measures can address all possible security threats or block all methods of penetrating a network or otherwise perpetrating a security incident. The risk of unauthorized circumvention of our security measures or those of our third-party providers, customers and partners has been heightened by advances in computer and software capabilities and the increasing sophistication of hackers, including those operating on behalf of nation-state actors, who employ complex techniques involving the theft or misuse of personal and financial information, counterfeiting, “phishing” or social engineering incidents, account takeover attacks, denial or degradation of service attacks, malware, fraudulent payment and identity theft. Because the techniques used by hackers change frequently and are increasingly complex and sophisticated, and new technologies may not be identified until they are launched against a target, we and our third-party service providers may be unable to anticipate these techniques or detect an incident, assess its severity or impact, react or appropriately respond in a timely manner or implement adequate preventative measures. Our systems are also subject to compromise from internal threats, such as theft, misuse, unauthorized access or other improper actions by employees, service provides and other third parties with otherwise legitimate access to our systems or databases. The latency of a compromise is often measured in months, but could be years, and we may not be able to detect a compromise in a timely manner.

Due to applicable laws and regulations or contractual obligations, we may also be held responsible for any failure or cybersecurity breaches attributed to our third-party service providers as they relate to the information that we share with them. Although we generally have agreements relating to data privacy and security in place with our third-party service providers, they are limited in nature and we cannot guarantee that such agreements will prevent the accidental or unauthorized access to or disclosure, loss, destruction, disablement, corruption or encryption of, use or misuse of or modification of confidential, proprietary or sensitive information, including personal information, or enable us to obtain reimbursement from third-party service providers in the event we should suffer incidents resulting in accidental or unauthorized access to or disclosure, loss, destruction, disablement or encryption of, use or misuse of or modification of confidential, proprietary or sensitive information, including personal information. In addition, because we do not control our third-party service providers and our ability to monitor their data security is limited, we cannot ensure the security measures they take will be sufficient to protect confidential, proprietary or sensitive information (including personal information).

Regardless of whether a security incident or act of fraud involving our solutions is attributable to us or our third-party service providers, such an incident could, among other things, result in improper disclosure of information, harm our reputation and brand, reduce the demand for our products and services, lead to loss of customer business or confidence in the effectiveness of our security measures, disrupt normal business operations or result in our systems or products and services being unavailable. In addition, such incidents may require us to spend material resources to investigate or correct the incident and to prevent future security incidents, expose us to uninsured liability, increase our risk of regulatory scrutiny, expose us to protracted and costly litigation, trigger indemnity obligations, result in damages for contract breach, divert the attention of management from the operation of our business and otherwise cause us to incur significant costs or liabilities, any of which could affect our financial condition, results of operations and reputation. Moreover, there could be public announcements regarding any such incidents and any steps we take to respond to or remediate such incidents, and if securities analysts or investors perceive these announcements to be negative, it could, among other things, have a substantial adverse effect on the price of our Common Stock. In addition, our remediation efforts may not be successful. Further, any adverse findings in security audits or examinations could result in reputational damage to us, which could reduce the use and acceptance of our solutions, cause our customers to cease doing business with us or have a significant adverse impact on our revenue and future growth prospects. Furthermore, even if not directed at us specifically, attacks on other financial institutions could disrupt the overall functioning of the financial system or lead to additional regulation and oversight by federal and state agencies, which could impose new and costly compliance obligations.

If we or third parties on which we rely sustain cyber-attacks or other privacy or data security incidents resulting in security breaches disrupting our operations or resulting in the unintended dissemination of protected personal information or proprietary or confidential information, we could suffer a loss of revenue and increased costs, exposure to significant liability, reputational harm and other serious negative consequences.

We routinely process, store and transmit large amounts of data in our operations, including protected personal information subject to privacy, security or data breach notification laws, as well as proprietary or confidential information relating to our business or third parties. Some of the data we process, store and transmit may be outside of the United States due to our information technology systems and international business operations. We are regularly the target of attempted cyber-attacks and other security threats and may be subject to breaches of the information technology systems we use. We have programs in place to detect, contain and respond to data security incidents and provide employee awareness training regarding phishing, malware and other cyber risks to protect against cyber risks and security breaches. However, because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and are increasing in sophistication, we may be unable to anticipate these techniques, detect breaches for long periods of time or implement adequate preventive measures. Experienced computer programmers and hackers may be able to penetrate our security controls and access, misappropriate or otherwise compromise protected personal information or proprietary or confidential information or that of third parties, create system disruptions or cause system shutdowns, negatively affecting our operations. They also may be able to develop and deploy viruses, worms and other malicious software programs attacking our systems or otherwise exploit any security vulnerabilities. Hardware, software, or applications we develop or procure from third parties may contain defects in design or manufacture or other problems which could unexpectedly compromise information security. Our facilities and services may also be vulnerable to security incidents or security attacks; acts of vandalism or theft; coordinated attacks by activist entities; financial fraud schemes; misplaced or lost data; human error; malicious social engineering; or other events which could negatively affect our systems, our customers’ data, proprietary or confidential information relating to our business or third parties, or our operations. Moreover, there has been an increase in new financial fraud schemes and ransomware attacks on large companies, whereby cybercriminals install malicious software preventing users or the enterprise from accessing computer files, systems or networks and demand payment of a ransom for return of access. In addition, there may be a heightened vulnerability due to the lack of physical supervision and on-site infrastructure for remote workforce operations. In certain circumstances we may rely on third-party vendors to process, store and transmit large amounts of data for our business whose operations are subject to similar risks. The costs to eliminate or address the foregoing security threats and vulnerabilities before or after a cyber-incident could be material. We have business continuation and resiliency plans which are maintained, updated and tested regularly in an effort to ensure successful containment and remediation of potential disruptions or cyber events. In the event that our remediation efforts may not be successful, it could result in interruptions, delays, or cessation of service and loss of existing or potential customers. In addition, breaches of our security measures and the unauthorized dissemination of sensitive personal information, proprietary information or confidential information about us or our customers or other third parties, could expose our customers’ private information and our customers to the risk of financial or medical identity theft, or expose us or other third parties to a risk of loss or misuse of this information, result in litigation and/or liability, including regulatory penalties, for us, damage our brand and reputation, or otherwise harm our business.

We could incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Companies in the Internet and technology industries are increasingly bringing and becoming subject to suits alleging infringement of proprietary rights, particularly patent rights, and our competitors and other third parties may hold patents or have pending patent applications, which could be related to our business.

These risks have been amplified by the increase in third parties, which we refer to as non-practicing entities, whose sole primary business is to assert such claims. Regardless of the merits of any intellectual property litigation, we may be required to expend significant management time and financial resources on the defense of such claims, and any adverse outcome of any such claim or the above referenced review could have a material adverse effect on our business, financial condition or results of operations. We expect that we may receive in the future notices that claim we or our customers using our products have misappropriated or misused other parties’ intellectual property rights, particularly as the number of competitors in our market grows and the functionality of applications amongst competitors overlaps. Any future litigation, whether or not successful, could be extremely costly to defend, divert our management’s time, attention and resources, damage our reputation and brand and substantially harm our business.

In addition, in most instances, we have agreed to indemnify our customers against certain third-party claims, which may include claims that our products infringe the intellectual property rights of such third parties. Our business could be adversely affected by any significant disputes between us and our customers as to the applicability or scope of our indemnification obligations to them. The results of any intellectual property litigation to which we may become a party, or for which we are required to provide indemnification, may require us to do one or more of the following:

•	cease offering or using technologies that incorporate the challenged intellectual property;

•	make substantial payments for legal fees, settlement payments or other costs or damages;

•	obtain a license, which may not be available on reasonable terms, to sell or use the relevant technology; or

•	redesign technology to avoid infringement.

If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement claims against us or any obligation to indemnify our customers for such claims, such payments or costs could have a material adverse effect on our business, financial condition and results of operations.

We are currently party to, and may enter into future, in-bound intellectual property license agreements. We may not be able to fully protect the intellectual property rights licensed to us or maintain those licenses. Our licensors may retain the right to prosecute and defend the intellectual property rights licensed to us, in which case we would depend on the ability of our licensors to obtain, maintain and enforce intellectual property protection for the licensed intellectual property. These licensors may determine not to pursue litigation against other companies or may pursue such litigation less aggressively than we would. In addition, such licenses may only provide us with non-exclusive rights, which could allow other third parties, including our competitors, to utilize the licensed intellectual property rights. Further, our in-bound license agreements may impose various diligence, commercialization, royalty or other obligations on us. Our licensors may allege that we have breached our license agreement with them, and accordingly seek to terminate our license, which could adversely affect our competitive business position and harm our business prospects.

Any failure to protect our intellectual property rights could impair our ability to protect our technology and our brand.

Our success depends in part on our ability to enforce our intellectual property and other proprietary rights. We rely upon a combination of patent, trademark, copyright, and trade secret laws, as well as license and access agreements and other contractual provisions, to protect our intellectual property and other proprietary rights. In addition, we attempt to protect our intellectual property and proprietary information by requiring our employees, consultants and certain of our contractors to execute confidentiality and assignment of inventions agreements. These laws, procedures and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. To the extent that our intellectual property and other proprietary rights are not adequately protected, third parties may gain access to our proprietary information, develop and market solutions similar to ours or use trademarks similar to ours, each of which could materially harm our business. Unauthorized parties may also attempt to copy or obtain and use our technology to develop applications with the same functionality as our products, and policing unauthorized use of our technology and intellectual property rights is difficult and may not be effective. The failure to adequately protect our intellectual property and other proprietary rights could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Tax

Certain U.S. state tax authorities may assert that we have a state nexus and seek to impose state and local income taxes, which could adversely affect our results of operations.

We currently operate in several states. There is a risk that certain state tax authorities where we do not currently file a state income tax return could assert that we are liable for state and local income taxes based upon income or gross receipts allocable to such states. States are becoming increasingly aggressive in asserting a nexus for state income tax purposes. We could be subject to state and local taxation, including penalties and interest attributable to prior periods, if a state tax authority successfully asserts that our activities give rise to a nexus. Such tax assessments, penalties and interest may adversely affect our results of operations.

Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use or similar taxes for digital health services, which could adversely affect our results of operations.

We do not collect sales and use and similar taxes in any states for digital health services based on our belief that our services are not subject to such taxes in any state. Sales and use and similar tax laws and rates vary greatly from state to state. Additionally, we do not collect value-added tax or similar taxes in certain foreign jurisdictions based on our belief that our services are not subject to such taxes. Certain states or foreign jurisdictions in which we do not collect such taxes may assert that such taxes are applicable, which could result in tax assessments, penalties and interest with respect to past services, and we may be required to collect such taxes for services in the future. Such tax assessments, penalties and interest or future requirements may adversely affect our results of operations.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We are subject to income taxes in the United States and other jurisdictions, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	tax effects of transaction costs;

•	costs related to intercompany restructurings;

•	costs related to impairment of goodwill and intangible assets;

•	changes in tax laws, regulations or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

General Risks Related to the Company

Because we have no current plans to pay cash dividends on shares of Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your shares of Common Stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the Company’s Board of Directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board of Directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in the Common Stock unless you sell your Common Stock for a price greater than that which you paid for it.

There can be no assurance that UpHealth will be able to comply with the continued listing standards of the NYSE.

UpHealth’s Common Stock and warrants are listed on the NYSE under the symbols “UPH” and “UPH.WS,” respectively. If the NYSE delists UpHealth’s shares from trading on its exchange for failure to meet the listing standards, UpHealth and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for UpHealth’s securities;

•

a determination that UpHealth Common Stock is a “penny stock” which will require brokers trading in UpHealth Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of UpHealth Common Stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

On December 5, 2022 our stockholders approved an amendment to our Second Amended and Restated Certificate of Incorporation to effect a reverse split of the outstanding shares of our Common Stock, at a specific ratio within a range of 4:1 to 10:1, with the specific ratio to be fixed within this range by our board of directors in its sole discretion without further stockholder approval. Our board of directors fixed the Reverse Stock Split ratio at 10:1, such that each ten shares of Common Stock were combined and reconstituted into one share of Common Stock effective December 8, 2022. Although the Reverse Stock Split enabled us to regain compliance with the continued listing standards of the NYSE by raising the price of our Common Stock above the $1.00 continued listing criterion, if, in the future, our stock price again falls below the continued listing criterion of a minimum share price of $1.00 over a 30-trading day period, our Common Stock will be subject to immediate review by the NYSE. In such an event, the NYSE could determine that we do not satisfy its continued listing standards, and we may be subject to delisting if we are unable to cure any such noncompliance.

The Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

As a result of events which occurred during the three months ended September 30, 2022, as discussed under the heading “—Legal Proceedings—Dispute and Litigation Regarding Control of Glocal Board of Directors” in the section of this prospectus entitled “Business,” we determined that a reconsideration event occurred in July 2022, which required us to reassess whether Glocal was a variable interest entity (“VIE”) and whether we continued to have a controlling financial interest in Glocal. Based on this assessment, we concluded that Glocal was a VIE, and furthermore, that we no longer have the ability to direct any activities of Glocal and no longer have a controlling financial interest. As a result, effective July 2022, we deconsolidated Glocal and recorded a $37.7 million loss on deconsolidation of equity investment in our consolidated statements of operations, measured as the difference between the probability-weighted fair value of Glocal of $21.2 million and the carrying amount of Glocal’s assets and liabilities as of June 30, 2022. The probability-weighted fair value of Glocal is included in equity investment in our consolidated balance sheets. Further, we assessed the prospective accounting for our equity investment in Glocal. Since we no longer had the ability to exercise significant influence over operating and financial policies of Glocal, we concluded the investment should be accounted for utilizing the ASC 621 measurement alternative, whereby the investment was measured at cost and will continue to be evaluated for any indicators of impairment. In addition, we derecognized $14.3 million of noncontrolling interests related to Glocal. If through the legal processes discussed under the heading “—Legal Proceedings—Dispute and Litigation Regarding Control of Glocal Board of Directors” in the section of this prospectus entitled “Business,” we are able to obtain the ability to direct the activities of Glocal, and it is our intent to exercise all legal rights and remedies to achieve such a result, then we will further reassess the appropriate accounting treatment of our investment in Glocal.

The Company may be forced to write-down or write-off assets in the future, restructure its operations, or incur impairment or other charges that could result in losses. Even though these charges may be non-cash items and may not have an immediate impact on the Company’s liquidity, the fact that the Company reports charges of this nature could contribute to negative market perceptions about it or its securities. Furthermore, as a result of indicators of impairment identified during the three months ended September 30, 2022, we performed a goodwill impairment assessment as of September 30, 2022, which included both qualitative and quantitative assessments. Our assessment included a comparison of carrying value to an estimated fair value using a market approach based on our market capitalization. Based on this assessment, we concluded the fair value of two segments was below the carrying value primarily due to the recent change in our market valuation and financial performance and recorded a goodwill impairment in the amount of $89.1 million and an intangible asset impairment in the amount of $16.9 million. We also recorded a $1.8 million charge on the remeasurement of the disposal group held for sale in the three months ended December 31, 2022, in connection with the pending sale of Innovations Group. Additionally, we recorded a $5.5 million measurement period adjustment at Glocal that was immediately impaired, and a $0.7 million trade name intangible asset impairment at TTC during the three months ended March 31, 2022. In addition, charges of this nature may cause the Company to be unable to obtain future financing on favorable terms or at all.

UpHealth incurs significant increased expenses and administrative burdens as a public company, which may have an adverse effect on its business, financial condition and results of operations.

UpHealth faces increased legal, accounting, administrative and other costs and expenses as a public company that UpHealth Holdings and Cloudbreak did not incur as private companies. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, Public Company Accounting Oversight Board (the “PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements increase costs and make certain activities more time-consuming. A number of those requirements require UpHealth to carry out activities that neither UpHealth Holdings nor Cloudbreak did previously. For example, UpHealth has created new board committees and adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements have been, and will continue to be, incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors or the Company identifies a material weakness or significant deficiency in the internal control over financial reporting), UpHealth could incur additional costs rectifying those issues, and the existence of those issues could adversely affect UpHealth’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with UpHealth’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the UpHealth Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs have required, and will continue to require, UpHealth to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Certain of our warrants are being accounted for as a warrant liability and are being recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our Common Stock.

In the private placement of units that occurred concurrently with our IPO, our Founders acquired 56,750 private warrants (as adjusted for the Reverse Stock Split). The private warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the private warrants are held by someone other than the initial purchasers or their permitted transferees, the private warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the units sold in the IPO, in which case the 56,750 private warrants could be redeemed by the Company for $5,675. Under GAAP, we are required to evaluate contingent exercise provisions of these warrants and then their settlement provisions to determine whether they should be accounted for as a warrant liability or as equity. Any settlement amount not equal to the difference between the fair value of a fixed number of our equity shares and a fixed monetary amount precludes these warrants from being considered indexed to our own stock, and therefore, from being accounted for as equity. As a result of the provision that the private warrants, when held by someone other than the initial purchasers or their permitted transferees, will be redeemable by the Company, the requirements for accounting for these warrants as equity are not satisfied. Therefore, as described in our financial statements included in this prospectus, we are accounting for these private warrants as a warrant liability and are recording that liability at fair value upon issuance and are recording any subsequent changes in fair value as of the end of each period for which earnings are reported, as we determine based upon a valuation report obtained from our independent third party valuation firm. The impact of changes in fair value on earnings may have an adverse effect on the market price of our Common Stock.

The Company’s ability to be successful is totally dependent upon the efforts of its key personnel.

The Company’s ability to be successful is dependent upon the efforts of the Company. Furthermore, while the Company intends to closely scrutinize any individuals it hires in the future, it cannot assure you that its assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company which could cause the Company to have to expend time and resources helping them become familiar with such requirements. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect its operations.

A market for the Company’s securities may not continue, which would adversely affect the liquidity and price of its securities, and the failure to maintain the Company’s Common Stock as listed on a national exchange would constitute a Fundamental Change under the Company’s Indentures.

The price of the Company’s securities may fluctuate significantly due to the market’s reaction to the Company’s financial performance and general market and economic conditions. An active trading market for the Company’s securities may never develop or, if developed, it may not be sustained. In addition, the price of the Company’s securities can vary due to general economic conditions and forecasts, the Company’s general business condition and the release of the Company’s financial reports. Additionally, if the Company’s securities become delisted from the NYSE for any reason, and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange), the liquidity and price of the Company’s securities may be more limited than if the Company’s securities were quoted or listed on the NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

In addition, the failure to maintain the Company’s Common Stock as listed on a national exchange will constitute a “Fundamental Change” under the Company’s Indentures governing its Convertible Notes. As such, if the Common Stock were to become delisted prior to the respective maturity dates of the Convertible Notes, a holder may elect to surrender its Convertible Notes for conversion upon the effectiveness of the delisting and the conversion rate applicable to such notes will be increased by a number of additional shares of Common Stock determined in accordance with the terms of the Indentures.

If the Company does not meet the expectations of investors, stockholders or financial analysts, the market price of the Company’s securities may decline.

If the Company does not meet the expectations of investors or securities analysts, the market price of the Company’s securities may decline.

In addition, fluctuations in the price of the Company’s securities could contribute to the loss of all or part of your investment. Any of the factors listed below could have a material adverse effect on your investment in the Company’s securities and the Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Company’s securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities may include:

•	actual or anticipated fluctuations in the Company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to the Company;

•	changes in the market’s expectations about the Company’s operating results;

•	success of competitors;

•	the Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Company or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to the Company’s;

•	the Company’s ability to market new and enhanced services and products on a timely basis;

•	changes in laws and regulations affecting the Company’s business;

•	commencement of, or involvement in, litigation involving the Company;

•	changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of the Company’s securities available for public sale;

•	any major change in the board or management;

•	sales of substantial amounts of Common Stock by the Company’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Company’s securities irrespective of its operating performance. The stock market in general and the NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Company’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress the Company’s stock price regardless of the Company’s business, prospects, financial condition or results of operations. A decline in the market price of the Company’s securities also could adversely affect the Company’s ability to issue additional securities and the Company’s ability to obtain additional financing in the future.

If securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding the Company’s securities adversely, the price and trading volume of the Company’s securities could decline.

The trading market for the Company’s securities will be influenced by the research and reports that industry or securities analysts may publish about the Company, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on the Company. If no securities or industry analysts commence coverage of the Company, the Company’s stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company, change their recommendation regarding the Company’s stock adversely, or provide more favorable relative recommendations about the Company’s competitors, the price of the Company’s securities would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on it, the Company could lose visibility in the financial markets, which could cause its stock price or trading volume to decline.

The future sales of shares by existing stockholders may adversely affect the market price of the Company’s Common Stock.

Sales of a substantial number of shares of the Company’s Common Stock in the public market could occur at any time. If the Company’s stockholders sell, or the market perceives that the Company’s stockholders intend to sell, substantial amounts of the Company’s Common Stock in the public market, the market price of the Company’s Common Stock could decline.

Resales of our shares of Common Stock could depress the market price of our Common Stock.

We have approximately 16,784,476 shares of Common Stock outstanding as of March 31, 2023. The shares held by the Company’s public stockholders are freely tradable. In addition, the Company registered shares of Common Stock issued as merger consideration (none of which remain subject to a contractual lockup period), and will be registering shares for resales by its officers, directors and other affiliates, as well as shares underlying the warrants and Convertible Notes issued by the Company, which shares will become available for resale following the exercise or conversion of the warrants or Convertible Notes, respectively. Rule 144 also became available for the resale of shares of our Common Stock on June 14, 2022. Such sales of shares of Common Stock or the perception of such sales may depress the market price of our Common Stock.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act, and if we fail to continue to comply, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act require an annual assessment of internal control over financial reporting, and for certain issuers an attestation of this assessment by the issuer’s independent registered public accounting firm. The standards that must be met for management to assess the internal control over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards. We expect to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis. It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In addition, although the auditor attestation requirements are not presently applicable, to us we could become subject to these requirements in the future and we may encounter problems or delays in completing the implementation of any resulting changes to internal control over financial reporting. In the event that our Chief Executive Officer or Chief Financial Officer determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected; however, we believe that there is a risk that investor confidence and share value may be negatively affected.

Our internal control over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, the Company is required to provide management’s assessment on internal controls commencing with our 2022 Annual Report. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those that were required of UpHealth Holdings and Cloudbreak as privately-held companies. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which the controls of the Company are documented, designed or operating.

Testing and maintaining these controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify additional material weaknesses in the internal control over financial reporting of the Company or are unable to comply with the requirements of Section 404 or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when we no longer qualify as an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Common Stock could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect the Company’s business, investments and results of operations.

The Company is subject to laws, regulations and rules enacted by national, regional and local governments. In particular, the Company is required to comply with certain SEC, NYSE and other legal or regulatory requirements, including the NYSE upon the transfer of its listing. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on the Company’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on the Company’s business and results of operations.

The future exercise of registration rights may adversely affect the market price of our Common Stock.

Certain of our stockholders have registration rights for restricted securities. We are obligated to register certain securities, including (i) the shares of Common Stock held by a single institutional investor, and the shares of Common Stock issuable to such investor upon the exercise of warrants, pursuant to a securities purchase agreement, dated March 9, 2023, between us and such investor, (ii) all of the shares of Common Stock acquired in private placements prior to or in conjunction with our initial public offering, and (iii) certain shares of Common Stock held by former securities holders of UpHealth Holdings and Cloudbreak. We are obligated to file resale “shelf” registration statements to register such securities and use reasonable best efforts to cause such registration statements to be declared effective by the SEC as soon as reasonably practicable after the filing. Sales of a substantial number of shares of Common Stock pursuant to a resale registration statement in the public market could occur at any time such registration statement remains effective. In addition, certain registration rights holders can request underwritten offerings to sell their securities. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock.

USE OF PROCEEDS

All of the shares of Common Stock offered by the Selling Stockholder pursuant to this prospectus will be sold by the Selling Stockholder for its own account. We will not receive any of the proceeds from these sales. With respect to the Warrant Shares, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash. We intend to use any such proceeds for working capital and general corporate purposes.

The Selling Stockholder will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Stockholder in disposing of its shares of Common Stock, and we will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

We do not believe it is likely that the Selling Stockholder would elect to exercise the Common Stock Purchase Warrants when our Common Stock is trading below $2.04 per share, and any cash proceeds that would be received by the Company upon exercise of the Common Stock Purchase Warrants is dependent on the trading price of the Common Stock underlying such Common Stock Purchase Warrants. We do not believe that the Selling Stockholder’s failure to exercise the Common Stock Purchase Warrants for cash would have a material impact on our liquidity, financial position or results of operations.

The Selling Stockholder may elect to exercise the Pre-Funded Warrant at any time until exercised in full. The aggregate exercise price of the Pre-Funded Warrant, except for a nominal exercise price of $0.0001 per share of Common Stock underlying the Pre-Funded Warrant, was pre-funded to the Company at the closing of the Private Placement and, consequently, the Company will receive no additional consideration (other than the nominal exercise price of $0.0001 per share of Common Stock underlying the Pre-Funded Warrant) upon exercise of such Pre-Funded Warrant. We do not believe that the Selling Stockholder’s failure to exercise the Pre-Funded Warrant for cash would have a material impact on our liquidity, financial position or results of operations.

PRIVATE PLACEMENT OF SHARES OF COMMON STOCK AND WARRANTS

On March 13, 2023, the Company completed the Private Placement, pursuant to the terms and conditions of the Securities Purchase Agreement. At the closing of the Private Placement, the Company issued (i) 1,650,000 Shares, (ii) the Series A Warrant to purchase up to an additional 3,000,000 Warrant Shares that are issuable upon its exercise, (iii) the Series B Warrant to purchase up to an additional 3,000,000 Warrant Shares that are issuable upon its exercise and (iv) the Pre-Funded Warrant to purchase up to an additional 1,350,000 Warrant Shares that are issuable upon its exercise. Each Common Stock Purchase Warrant sold in the Private Placement is exercisable for one share of Common Stock at an exercise price of $2.04 per share, and is exercisable beginning on September 14, 2023 and ending on September 13, 2028, in the case of the Series A Warrant, and September 13, 2025, in the case of the Series B Warrant. The Pre-Funded Warrant is exercisable for one share of Common Stock at an exercise price of $0.0001 per share (subject to certain adjustments), is exercisable immediately upon issuance, and may be exercised at any time until exercised in full. The Warrants are subject to a 4.99% beneficial ownership limitation that precludes the Purchaser from exercising any portion of the Warrants to the extent that, following such exercise, the Purchaser’s beneficial ownership of our then-outstanding Common Stock would exceed 4.99% (or, at the election of the Purchaser, 9.99%).

The purchase price of each Share was $1.50. The Pre-Funded Warrant sold in the Private Placement in lieu of shares of Common Stock was sold at a purchase price of $1.4999 per share of Common Stock underlying the Pre-Funded Warrant (equal to the purchase price per share of Common Stock, minus the exercise price of $0.0001). The aggregate gross proceeds to the Company from the Private Placement were approximately $4,500,000, before deducting the placement agent fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for general corporate purposes, including working capital.

The Securities Purchase Agreement contains customary representations, warranties, and covenants of the Company and the Purchaser and customary closing conditions, indemnification rights, and other obligations of the parties. In connection with the Private Placement, we entered into the Registration Rights Agreement with the Purchaser. Pursuant to the Registration Rights Agreement, we are required to file and maintain a resale registration statement with the SEC in order to register the Shares sold to the Purchaser and the Warrant Shares. We will be obligated to pay certain liquidated damages to the Purchaser if we fail to maintain the effectiveness of the registration statement pursuant to the terms of the Registration Rights Agreement.

MARKET INFORMATION

Our Common Stock and Public Warrants are traded on the NYSE under the symbols “UPH” and “UPH.WS,” respectively. As of March 31, 2023, there were approximately 88 stockholders of record of our Common Stock. As of March 31, 2023, there were approximately 26 holders of record of our Public Warrants.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our Common Stock. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. Our Board is not currently contemplating and does not anticipate declaring any cash dividends on our Common Stock in the foreseeable future. In addition, our Indentures contain covenants that, among other things, limit the ability of the Company and its subsidiaries to, subject to customary and negotiated carveouts set forth therein, pay dividends on, repurchase or make distributions on account of capital stock or make other restricted payments. Furthermore, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection with future indebtedness.

SELLING STOCKHOLDER

This prospectus relates to the resale by the Selling Stockholder from time to time of up to 9,000,000 shares of Common Stock, consisting of (i) up to 1,650,000 Shares and (ii) up to 7,350,000 Warrant Shares issuable upon the exercise of the Warrants held by the Selling Stockholder. The Selling Stockholder may offer and sell, from time to time, any or all of the Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholder” in this prospectus, we mean the stockholder listed in the table below and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholder’s interest in the Common Stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the Selling Stockholder, the aggregate number of shares of Common Stock beneficially owned (assuming, for purposes of calculating such beneficial ownership, that the Warrants are exercisable and have been exercised as of the date of this prospectus), the aggregate number of shares of Common Stock that the Selling Stockholder may offer pursuant to this prospectus and the number of shares of Common Stock beneficially owned by the Selling Stockholder after the sale of the securities offered hereby. We have based percentage ownership on 16,784,476 shares of Common Stock outstanding as of March 31, 2023.

The beneficial ownership information set forth below assumes that the Warrants are exercisable and have been exercised as of the date of this prospectus and, as such, is not calculated in accordance with the rules of the SEC (because such rules will only consider shares that are issuable upon the exercise of warrants that are exercisable within 60 days of the date of this prospectus, and certain of the Warrants are not exercisable within 60 days of this prospectus) and is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the Selling Stockholder named in the table has sole voting and sole investment power with respect to all securities that it beneficially owns, subject to community property laws where applicable.

Because the Selling Stockholder may dispose of all, none or some portion of its securities, no estimate can be given as to the number of securities that will be beneficially owned by the Selling Stockholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Stockholder and further assumed that the Selling Stockholder will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of the Selling Stockholder and the number of shares registered on its behalf. The Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering. See the section entitled “Plan of Distribution” for further information regarding the Selling Stockholder’s method of distributing these shares.

	Shares of Common Stock
Name of Selling Stockholder	Number Beneficially Owned Prior to Offering(1)	Number Offered Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Armistice Capital Master Fund, Ltd.(2)	9,001,000	9,000,000	1,000	*

(1)

Consists of (i) 1,650,000 Shares, (ii) 7,350,000 Warrant Shares that are issuable upon the exercise of the Warrants and (iii) 1,000 shares of Common Stock issuable upon the exercise of warrants that are currently exercisable, which shares underlying such warrants are not included in the securities offered for resale by the Selling Stockholder pursuant to this prospectus.
(2)

The Common Stock to be sold pursuant to this prospectus includes (i) 1,650,000 Shares and (ii) 7,350,000 Warrant Shares that are issuable upon the exercise of the Warrants. These securities are directly held by Armistice Capital Master Fund, Ltd. (“Master Fund”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (“Armistice”), as the investment manager of the Master Fund, and Steven Boyd, as the Managing Member of Armistice. Armistice and Mr. Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The Warrants are subject to a 4.99% beneficial ownership limitation that precludes Master Fund from exercising any portion of the Warrants to the extent that, following such exercise, Master Fund’s beneficial ownership of our then-outstanding Common Stock would exceed 4.99%. The number of shares set forth in the above table do not reflect the application of this limitation. The address of Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the Company’s securities is not intended to be a complete summary of the rights and preferences of such securities. The Second Amended and Restated Certificate of Incorporation is attached as an exhibit to this prospectus. We urge you to read the Second Amended and Restated Certificate of Incorporation in its entirety for a complete description of the rights and preferences of the Company’s Common Stock, as well as the forms of Series A Warrant, Series B Warrant and Pre-Funded Warrant attached as exhibits to this prospectus.

We are required to disclose information regarding our securities that are being registered pursuant to this prospectus, which includes only shares of our Common Stock. Notwithstanding such requirement, as shares of Common Stock that would be received by the Selling Stockholder upon the exercise of the Warrants are included in what is being registered, we are also describing the terms of such Warrants. The information set forth below does not describe all of the types of warrants that the Company has issued.

All share information set forth below has been retroactively adjusted to reflect the Reverse Stock Split of the Company’s outstanding Common Stock effective December 8, 2022.

General

Our Second Amended and Restated Certificate of Incorporation authorizes the issuance of 300,000,000 shares of Common Stock, $0.0001 par value per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of our Common Stock are duly authorized, validly issued, fully paid and non-assessable. As of March 31, 2023, 16,784,476 shares of Common Stock are outstanding, held of record by approximately 88 holders of Common Stock, 1 Series A Warrant is outstanding, held of record by 1 holder of Series A Warrants, 1 Series B Warrant is outstanding, held of record by 1 holder of Series B Warrants, and 1 Pre-Funded Warrant is outstanding, held of record by 1 holder of Pre-Funded Warrants. No shares of preferred stock are currently outstanding. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in our Second Amended and Restated Certificate of Incorporation, Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of Common Stock that are voted by stockholders present, in person or by proxy, at a meeting and entitled to vote is required to approve any such matter voted on by our stockholders. In accordance with our Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of our outstanding Common Stock representing one-third of the voting power of all outstanding shares of Common Stock entitled to vote at such meeting constitutes a quorum. Our stockholders are entitled to receive ratable dividends when, as and if declared by the Board out of funds legally available therefor.

Our Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

In the event of a liquidation, dissolution or winding up of the Company, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Common Stock.

Our stockholders have no conversion, preemptive or other subscription rights.

Preferred Stock

There are no shares of preferred stock currently outstanding. Our Second Amended and Restated Certificate of Incorporation authorizes the issuance of 1,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our Board. Accordingly, our Board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although the Company does not currently intend to issue any shares of preferred stock, the Company cannot assure you that the Company will not do so in the future.

Warrants

Only the Warrants upon the exercise of which Warrant Shares will be issued are described below, which does not include any other types of warrants that have been issued by the Company. Of these types of Warrants upon the exercise of which Warrant Shares will be issued, there are 3 Warrants outstanding, of which 1 is a Series A Warrant, 1 is a Series B Warrant and 1 is a Pre-Funded Warrant. The other types of warrants issued by the Company are not included in the Each Common Stock Purchase Warrant is exercisable for up to 3,000,000 Warrant Shares, and may be exercised in whole or in part for one share of Common Stock at an exercise price of $2.04 per share (subject to certain adjustments), and is exercisable beginning on September 14, 2023 and ending on September 13, 2028, in the case of the Series A Warrant, and September 13, 2025, in the case of the Series B Warrant. The Pre-Funded Warrant is exercisable for up to 1,350,000 Warrant Shares, is exercisable immediately upon issuance, and may be exercised in whole or in part for one share of Common Stock at an exercise price of $0.0001 per share (subject to certain adjustments), and at any time until exercised in full. The Warrants are subject to a 4.99% beneficial ownership limitation that precludes any holder from exercising any portion of the Warrants to the extent that, following such exercise, the holder’s beneficial ownership of our then-outstanding Common Stock would exceed 4.99% (or, at the holder’s election, 9.99%).

No Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the Warrant Shares and a current prospectus relating to such Warrant Shares. Notwithstanding the foregoing, if a registration statement covering the issuance of the Warrant Shares is not effective within 90 days from the closing of the Private Placement, the Warrant holder may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, the holder will not be able to exercise the Warrants on a cashless basis.

The Warrants are not redeemable by us. In the event that any of the Company’s outstanding warrants become exercisable and may be redeemed by the Company, and the Company elects to redeem such warrants, the Company will issue a notice of redemption with respect to such warrants, and each holder of the Warrants may exercise his, her or its Warrants prior to the scheduled redemption date.

The Company will not redeem any such warrants unless a registration statement under the Securities Act covering the issuance of the shares underlying the warrants to be so redeemed is then effective and a current prospectus relating to those warrant shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when any warrants become redeemable by the Company, it may exercise our redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company, at any time while the Warrants are outstanding, (i) pays a stock dividend or otherwise makes a distribution on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (excluding any Warrant Shares issued by the Company upon exercise of the Warrants), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines outstanding shares of Common Stock (including by way of reverse stock split), or (iv) issues any shares of capital stock of the Company by reclassification of shares of Common Stock, then, in each case, the applicable exercise price of the Warrants will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock (excluding treasury shares) outstanding immediately before such event, and (y) the denominator of which will be the number of shares of Common Stock outstanding immediately thereafter, and the number of shares issuable upon exercise of the Warrants shall be proportionately adjusted such that the aggregate exercise price of each Warrant shall remain unchanged. Any such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

In addition to the adjustments described above, if the Company, at any time while the Warrants are outstanding, conducts a rights offering in which the Company grants, issues or sells any Common Stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Stock (“Purchase Rights”), the holder of the Warrants is entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if the holder had held the number of Warrant Shares acquirable upon complete exercise of the applicable Warrant (without regard to any limitations on exercise, including the beneficial ownership limitation); provided, however, that, to the extent that the holder’s right to participate in any such Purchase Right would result in the holder exceeding the applicable beneficial ownership limitation, then such holder will not be entitled to participate in such Purchase Right to that extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent), which amount in excess of the applicable beneficial ownership limitation will be held in abeyance for the holder until such time, if ever, as its right thereto would not result in the holder exceeding the applicable beneficial ownership limitation.

If the Company, at any time while the Warrants are outstanding (and, with respect to the Common Stock Purchase Warrants, unexpired), pays a dividend or makes a distribution in cash, securities or other assets to the holders of Common Stock, by way of return capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), the holder of the Warrants will be entitled to participate in such Distribution to the same extent that the holder would have participated if the holder had held the number of Warrant Shares acquirable upon complete exercise of the applicable Warrant (without regard to any limitations on exercise, including without limitation, the beneficial ownership limitation); provided, however, that, to the extent that the holder’s right to participate in any such Distribution would result in the holder exceeding the applicable beneficial ownership limitation, then such holder will not be entitled to participate in such Distribution to that extent (or beneficial ownership of such shares of Common Stock as a result of such Distribution to such extent), which amount in excess of the applicable beneficial ownership limitation will be held in abeyance for the holder until such time, if ever, as its right thereto would not result in the holder exceeding the applicable beneficial ownership limitation.

If, at any time while the Warrants are outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another individual or entity) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding shares of Common Stock or 50% or more of the voting power of the common equity of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another individual or entity or group thereof whereby such other individual or entity or group acquires 50% or more of the outstanding shares of Common Stock or 50% or more of the voting power of the common equity of the Company (each a “Fundamental Transaction”), then, upon any subsequent exercise of the Warrants, the Warrant holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the holder (without regard to any beneficial ownership limitations on the exercise of the Warrants), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Warrants are exercisable immediately prior to such Fundamental Transaction (without regard to any beneficial ownership limitations on the exercise of the Warrants). For purposes of any such exercise, the determination of the exercise price of each Warrant shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the exercise price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of the Warrants following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under the Warrants, the Securities Purchase Agreement and the Registration Rights Agreement in accordance with these provisions pursuant to written agreements in form and substance reasonably satisfactory to the holder and approved by the holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder, deliver to the holder in exchange for the Warrants securities of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Warrants which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of the Warrants (without regard to any limitations on the exercise of the Warrants) prior to such Fundamental Transaction, and with an exercise price which applies the applicable exercise price of each Warrant to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of the Warrants immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the holder. Upon the occurrence of any such Fundamental Transaction, each and every provision of the Warrants, the Securities Purchase Agreement and the Registration Rights Agreement referring to the “Company” shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Successor Entity or Successor Entities, jointly and severally with the Company, may exercise every right and power of the Company prior thereto and the Successor Entity or Successor Entities shall assume all of the obligations of the Company prior thereto under the Warrants, the Securities Purchase Agreement and the Registration Rights Agreement with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company herein. The holder of the Warrants is entitled to these benefits regardless of (i) whether the Company has sufficient authorized shares of Common Stock for the issuance of Warrant Shares and/or (ii) whether a Fundamental Transaction occurs prior to the applicable initial exercise date of the Warrants.

The Series A Warrant, Series B Warrant and Pre-Funded Warrant were issued in unregistered form, and may be modified or amended with the written consent of the Company and the holder, in accordance with their respective terms.

Dividends

We have never declared or paid any cash dividend on our Common Stock. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. Our Board is not currently contemplating and does not anticipate declaring any cash dividends on our Common Stock in the foreseeable future. In addition, our Indentures contain covenants that, among other things, limit the ability of the Company and its subsidiaries to, subject to customary and negotiated carveouts set forth therein, pay dividends on, repurchase or make distributions on account of capital stock or make other restricted payments. Furthermore, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection with future indebtedness.

Election of Directors

The Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except with respect to the election of directors at the Special Meeting held on June 4, 2021, during which Class I directors were elected to an initial one-year term (and three-year terms subsequently), Class II directors were elected to an initial two-year term (and three-year terms subsequently) and Class III directors were elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Transfer Agent and Warrant Agent

The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company. The Company has agreed to indemnify Continental Stock Transfer & Trust Company in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity. The Company serves as the warrant agent with respect to the Warrants.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws

Our Second Amended and Restated Certificate of Incorporation provides that the Board is classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at three or more annual meetings. Furthermore, because the Board is classified, directors may be removed only with cause by a majority of our outstanding shares.

In addition, our Second Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors. Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders

Our Second Amended and Restated Certificate of Incorporation provides that special meetings of our stockholders may be called only by the Chairman of the Board, our Chief Executive Officer or the Board pursuant to a resolution adopted by a majority of the Board. Stockholders of UpHealth will not be eligible and will have no right to call a special meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company’s Secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained in the annual proxy statement. Our Second Amended and Restated Certificate of Incorporation specifies certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. Our Bylaws also contain advance notice provisions which specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. Such stockholder’s notice must satisfy the information requirements of Section 3.2 of our Bylaws with respect to each director nomination and Section 2.7 of our Bylaws with respect to each other proposal that such stockholder intends to present at the 2023 annual meeting, including: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Company of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by us to solicit proxies for such annual meeting. In addition to satisfying the foregoing advance notice requirements under our Bylaws, to comply with the universal proxy rules, the notice given by any stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees must comply with any additional requirements of Rule 14a-19 under the Exchange Act. The foregoing provisions may limit our stockholders’ ability to bring matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Securities Eligible for Future Sale

The shares held by the Company’s public stockholders are freely tradable without restriction or further registration under the Securities Act. Any shares of our Common Stock (i) purchased or held by one of our affiliates within the meaning of Rule 144 under the Securities Act (“Rule 144”) or (ii) issued pursuant to an exemption from the registration requirements under the Securities Act, which includes the shares of Common Stock issued to the Selling Stockholder, are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering and/or are controlled securities.

Rule 144 became available for the resale of shares of our Common Stock on June 14, 2022. Any holder of Common Stock that is an affiliate of the Company within the meaning of Rule 144 must comply with the requirements of Rule 144 in order to sell shares of our Common Stock pursuant to Rule 144. Similarly, any holder of restricted securities must satisfy the requirements of Rule 144 in order to make a sale of such restricted securities if an effective registration statement under the Securities Act is not being used to make such sale.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell its securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Company has been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Common Stock then outstanding; or

•	the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as the Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company (the Company is no longer a shell company);

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act (the Company is subject to these reporting requirements);

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports (the Company has currently filed all such reports and material during the preceding 12 months); and

•

at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company (more than one year has elapsed since the Company filed its Form 10 type information).

Registration Rights Agreement

In connection with the Private Placement, the Company entered into the Registration Rights Agreement with the Purchaser. The Registration Rights Agreement provides that the Company shall file a registration statement covering the resale of all of the Registrable Securities (as defined in the Registration Rights Agreement) with the SEC no later than the 30th calendar day following the date of the Registration Rights Agreement, and have the registration statement declared effective by the SEC as promptly as practicable after the filing thereof, but in any event no later than 60th calendar day following the date of the Registration Rights Agreement, or in the event of a “full review” by the SEC, the 90th day following the date of the Registration Rights Agreement.

Upon the occurrence of any Event (as defined in the Registration Rights Agreement), which, among others, prohibits the Purchaser from reselling the shares offered pursuant to this prospectus for more than ten consecutive calendar days or more than an aggregate of fifteen calendar days during any twelve-month period, the Company is obligated to pay to the Purchaser, on each monthly anniversary of each such Event, an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 1.0% multiplied by the aggregate subscription amount paid by such Purchaser pursuant to the Securities Purchase Agreement.

The Company may not file any other registration statements until all Shares and Warrant Shares are registered pursuant to a registration statement that is declared effective by the SEC, provided that the Company may file amendments to registration statements filed prior to the date of the Registration Rights Agreement (so long as no new securities are registered on any such existing registration statements) and a registration statement on Form S-8 to register securities under the Company’s 2021 Equity Incentive Plan. All fees and expenses incident to the performance of or compliance with the Registration Rights Agreement by the Company will be borne by the Company, whether or not any Shares or Warrant Shares are sold pursuant to a registration statement.

Section 203 of the DGCL

UpHealth is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	the Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by the Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Listing of Securities

The Company’s Common Stock and Public Warrants are traded on the NYSE under the symbols “UPH” and “UPH.WS,” respectively.

PLAN OF DISTRIBUTION

The Selling Stockholder and any of its pledgees, donees, transferees, assignees and other successors-in-interest selling Shares, Warrant Shares or interests in such shares of Common Stock received after the date of this prospectus from the Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their securities covered hereby on the NYSE or any other stock exchange, market or trading facility on which the Shares or Warrant Shares are traded or in private transactions. These dispositions may be at fixed, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

Subject to the limitations set forth in the Registration Rights Agreement, the Selling Stockholder may use any one or more of the following methods when disposing of shares of our Common Stock or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•	distribution to members, limited partners or stockholders of selling security holders;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

The Selling Stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholder also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholder may elect to make an in-kind distribution of Common Stock to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus.

To the extent that such members, partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable Common Stock pursuant to the distribution through the registration statement.

To the extent required, the shares of our Common Stock to be sold, the name of the Selling Stockholder, the purchase price and public offering price, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In connection with the sale of our shares of Common Stock or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Common Stock in the course of hedging the positions they assume. The Selling Stockholder may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Act. If the Selling Stockholder is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, then it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The aggregate proceeds to the Selling Stockholder from the sale of the Common Stock offered by it will be the purchase price of the Common Stock less discounts or commissions, if any. The Selling Stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants. We expect to use the proceeds received from the exercise of the Warrants, if any, for working capital and general corporate purposes.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus forms a part effective until (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) the date on which all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholder or any other person. To the extent applicable, we will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act). The Selling Stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

BUSINESS

A full discussion of the general development of our business and information about our legal predecessor is included in the section entitled “Business” in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on April 18, 2022 (the “2021 Annual Report”). The following discussion provides an update to the general development of our business and includes material developments that have occurred since the date the 2021 Annual Report was filed and incorporates by reference the full discussion in the 2021 Annual Report, which is available here.

OUR BUSINESSES

Overview

The terms “we,” “our,” “us,” “its,” “UpHealth,” or the “Company” used in this section refer to UpHealth, Inc. and its consolidated subsidiaries.

UpHealth is a healthcare technology and technology-enabled services company with a mission to enable high quality, affordable, and accessible healthcare for all. Our three distinct, yet complementary business platforms—Integrated Care Management, Virtual Care Infrastructure and Services—empower health systems, health plans, employers, and government agencies and ministries to improve patient and provider experience, quality, access, and population health, and to reduce the cost of healthcare and eliminate wasteful spending.

The ability to ingest complex healthcare data and apply health care expertise and insights allows us to serve people, care providers, payors, communities and governments with innovative digital technology products and services to help our customers solve many of the challenges facing healthcare today.

Integrated Care Management combines technology, data, and clinical expertise to empower payors and providers with the guidance and tools they need to improve population health through its SyntraNetTM platform. This platform improves overall health system performance by leveraging distinctive capabilities in data and analytics, health information exchanges, pharmacy care services, health care operations, and population health. Integrated Care Management serves the healthcare marketplace, including payors, providers, governments, and life sciences.

Virtual Care Management leverages digital health tools, technology, data, and analytics to provide telehealth solutions, which use electronic information and telecommunications technologies to support and promote long-distance clinical health care, patient and professional health-related education, public health and health administration, and virtual care infrastructure solutions to improve access to healthcare and to resolve health disparities across the care continuum. Virtual Care Management serves the healthcare marketplace, including providers, health systems, and government agencies.

Our Services platform provides behavioral health, mental health, and pharmacy services in the United States, which are critically important to managing whole person care and its associated costs. Our Services business serves the healthcare marketplace, including direct patient care, government agencies, and providers.

Completed Business Combinations

On June 9, 2021, UpHealth acquired (a) UpHealth Holdings and its subsidiaries, which became a wholly owned subsidiary, in an exchange of shares of UpHealth Common Stock for all the shares of UpHealth Holdings’ capital stock issued and outstanding immediately prior to the effective time of the acquisition, and (b) Cloudbreak, which became a wholly owned subsidiary, in an exchange of shares of UpHealth Common Stock for all of the Cloudbreak membership units issued and outstanding immediately prior to the effective time of the acquisition. In connection with the closing of the acquisition of UpHealth Holdings, certain promissory notes owed by UpHealth Holdings which became due at the closing of the acquisition of UpHealth Holdings were paid in cash, and the remaining promissory notes owed by UpHealth Holdings were assumed. In connection with the closing of the acquisition of Cloudbreak, certain promissory notes owed by Cloudbreak which were due at the closing of the acquisition of Cloudbreak were paid in cash.

Upon completion of the transactions, UpHealth structured its business across three operating segments: (a) Integrated Care Management—through its subsidiary Thrasys; (b) Virtual Care Infrastructure—through its subsidiaries Glocal and Cloudbreak; and (c) Services—through its subsidiaries Innovations Group, BHS and TTC.

After undergoing a process launched in the second half of 2021 designed to help us determine how to tie the various components of the businesses brought together between November 2020 and June 2021 that we launched in the summer of 2021, in 2022, we turned to transforming our business strategy to create a company that can profitably fulfill our mission as an integrated whole. By considering our previous financial performance, we determined that it was necessary for us to pivot and to focus on fewer investments for growth. As a result, we sought to establish a company that will deliver high-quality, predictable revenue streams, conserve cash and readjust our operating expenses, and improve operational excellence. This led us to make the following decisions with regard to our reporting segments:

•

As a result of the previously disclosed ongoing control issues and legal proceedings with Glocal, UpHealth deconsolidated Glocal in July 2022. These issues and disputes are described in our Current Reports on Form 8-K filed with the SEC on October 3, 2022 and November 14, 2022, in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022 filed with the SEC on December 29, 2022, and in our 2022 Annual Report, as well as under the heading “—Legal Proceedings—Dispute and Litigation Regarding Control of Glocal Board of Directors” in the section of this prospectus entitled “Business.” Accordingly, although Glocal is included in the Virtual Care Infrastructure segment operating results for the first six months of 2022, it is not included in the Virtual Care Infrastructure business discussion for the latter six months of 2022. As of March 31, 2023, the operations of Glocal remain deconsolidated from the rest of UpHealth as we continue to pursue all legal recourse against the founders of that business.

•

On February 26, 2023, UpHealth Holdings agreed to sell 100% of the outstanding capital stock of Innovations Group to Belmar, a wholly owned subsidiary of Belmar Holdings, Inc., a Delaware corporation, a portfolio company of Webster Capital IV, L.P., a Delaware limited partnership, pursuant to a stock purchase agreement dated February 26, 2023, by and among UpHealth, UpHealth Holdings, Innovations Group, and Belmar. The sale is expected to close in the second quarter of 2023, subject to the completion of required regulatory filings. Innovations Group’s financial results are included in the discussion of full year 2022 results for the Services business, as they are considered held-for-sale.

•

At the start of 2023, we made the decision to integrate BHS into our legacy TTC operations and wind down our provider practice in Missouri. As such, BHS results for 2022 are included in the full year 2022 results for the Services business.

Following all of these changes, our reporting structure remains the same. We have three operating business segments: (a) Integrated Care Management, which has evolved from the legacy Thrasys business; (b) Virtual Care Infrastructure, which uses MarttiTM, a platform developed by the legacy Cloudbreak business; and (c) Services, which is focused on behavioral health services using a platform created by the legacy TTC business.

Going forward, UpHealth will offer patient-centric digital health technologies and technology-enabled services to manage health and behavioral health across our strategic operating business segments. We are focused on integrating the value streams represented across these three product and service lines, and focusing on building more data and analytics capabilities to complement our technology. Additionally, we are working on a partnership to incorporate AI into our core product offerings. As of December 31, 2022, UpHealth, Inc. served:

•	Approximately 9 million lives on its Integrated Care Management platform in California and other states;

•	Approximately 3 million lives where we provided telehealth services at over 2,800 U.S. healthcare venues;

•	Over 10,000 patients since opening were provided behavioral health services; and

•	Over 300,000 lives, and 18,500 prescribers, for whom we filled over 10 million prescriptions at an average of 1,049 prescriptions per day.

Market Opportunity

In December 2022, the World Health Organization Global Report measured the global healthcare market at $9 trillion, including public and private spending and ranging across the spectrum of healthcare services. We believe that this market is broken, fragmented, and in great need of change. According to government data from the Centers for Medicare & Medicaid Services (“CMS”), national health expenditure in the United States alone was $4.3 trillion in 2021, representing 18.3% of Gross Domestic Product (“GDP”).

The long-standing macro factors that are driving the healthcare landscape today and straining current systems include an increasingly aging population, growing prevalence of chronic illnesses, unsustainable and escalating costs, and inequitable access to care. While these are not novel challenges, they are accelerating rapidly and exacerbating fundamental flaws in an inefficient healthcare system ill-equipped to provide the necessary services for all its constituents.

We believe there is a heightened demand for digital services that can improve the management of population health and care delivery, eventually leading to the “practice” of digital health. We believe these advancements are leading to a convergence of technology, data, analytics, information, and connectivity to improve health care and health outcomes.

We are building a sustainable, scalable business that provides digital health technology and technology enabled services that enhance the patient and the provider experience, improve population health, and reduce healthcare costs. We are creating solutions that improve access to high quality, affordable care by connecting stakeholders in the healthcare ecosystem with digital tools and workflows. Doing this will position UpHealth as an indispensable partner to payors, providers and patients as they evolve to the practice of digital health.

An additional area of focus for us going forward is data and analytics. The U.S. Healthcare Analytics market is projected to grow from $35 billion in 2022 to $167 billion in 2030. Market growth drivers will include:

•	Tech-led, and tech-enabled services will create more value in an otherwise slow-adopting healthcare environment;

•	Expansion of labor pool will increase the need for data and analytic tools to drive more efficient workflows;

•	Continued move into risk bearing models, across primary care and specialty-focused models;

•	Data-focused plays around a (partially) unified patient record will likely see an acceleration; and

•	Increased relevance and opportunities in carve outs while near-term importance of proving business model stability and Return on Investment (“ROI”) become more critical.

We currently work with some of the largest payors in the California market where we have implemented Health Information Exchange systems and technology platforms to improve patient engagement in community-based care. The size of the data and analytics market in California alone is projected to grow over 20% per year for the next decade. We currently have over 3 billion unique data points across our 12 million covered lives. Our data includes claims and encounter data, clinical data, social determinants of health data, consumer data and medical care adherence data. We are working to use that data to help our clients make better decisions about their businesses and we intend to use this asset to supplement our technology products and services to create greater value for our clients.

Integrated Care Management

Integrated Care Management is our healthcare technology business that serves organizations that pay for healthcare, including health plans and state, federal and municipal agencies that ensure the people they sponsor receive high-quality care, administered and delivered efficiently and effectively, all while driving health equity so that every individual, family, and community has access to the care they need.

“Integrated care” is the collaboration among health professionals to provide complete treatment to patients and improve overall well-being. Our Integrated Care Management business is powered by the SyntraNetTM technology platform and applications. SyntraNetTM is a configurable integrated health management platform that enables clinical and community-based care teams to share information, coordinate care, manage utilization, and improve health outcomes and costs for individuals and populations—especially individuals with complex medical, behavioral health, and social needs.

SyntraNetTM creates virtual “care communities” – logical networks of organizations, care managers and service providers – that function as an integrated care team to deploy programs to improve health, quality, performance, efficiency, and costs.

Core features of the platform include the ability to:

• Create virtual, cross-sector care communities;

• Integrate and organize information from a wide range of health and social health data sources;

• Gain insight into health, risks, and opportunities with advanced analytics;

• Qualify and enroll groups into programs;

• Coordinate care teams across the continuum of care; and

• Analyze and report on various measures of success.

Our Integrated Care Management platform provides health plans and provider groups the ability to manage health with new value-based models of care. Our clients include the largest public health plan in the United States, entities that are part of the nation’s most comprehensive “whole person care” initiatives, and one of the fastest growing value-based pharmacy benefit managers.

Integrated Care sells its products primarily through its direct sales force, strategic collaborations and external producers in two key areas: payors including health plans and third-party administrators and public entities including state and local health care agencies. Revenue is derived from license fees, recurring subscription fees, and professional services for implementation.

Virtual Care Infrastructure

Virtual Care Infrastructure is a technology and technology-enabled services business that connects healthcare systems with platforms, analytics and services that make clinical and administrative processes simpler and more efficient. Hospital systems, physicians, and patients depend on UpHealth to help them improve performance, reduce costs and advance care quality through technology-enabled services built directly into clinical workflows.

Powered by Martti™, Virtual Care Infrastructure is a provider of unified telehealth solutions and digital health tools aimed at increasing access to healthcare and resolving health disparities across the care continuum. The Virtual Care Infrastructure business segment has one of the largest installed user bases in the nation, performing more than 300,000 encounters per month on over 40,000 video endpoints at over 2,800 healthcare venues in over 250 languages across the United States. Through its integrated telehealth and language access services, the platform serves as the digital front door to in-hospital care. The MarttiTM platform provides digital health infrastructure enabling its partners to implement unique, private-label telehealth strategies customized to their specific needs and markets, with language access built-in.

In 2022, MarttiTM expanded its operations by leveraging its existing platform to include other telemedicine use cases, such as telestroke, teleneurology, and telepsychiatry. We also launched a home health virtual visit platform enabling healthcare system partners to see their patients remotely on any device, at any time, anywhere the patient may be, and in any language they may speak.

Virtual Care Infrastructures products and services are sold primarily through a direct sales force. Virtual Care Infrastructure’s products are also supported and distributed through an array of alliances and business partnerships with other technology vendors, who integrate and interface our products with their applications. Our Virtual Care Infrastructure business offers an expanding suite of telehealth use cases, which are delivered under multi-year contracts that include fixed minimums with upside attributable to usage-based fees. Our client base includes hospitals and health systems, federally qualified healthcare clinics (“FQHCs”), urgent care centers, stand-alone clinics and medical practices.

Services

Our Services platform provides behavioral health and pharmacy services in the United States, which are critically important to managing whole person care and its associated costs. Our comprehensive behavioral health capabilities are powered by UpHealth BehavioralTM and provide evidence-based and tech-enabled behavioral health and substance abuse services via onsite care delivery and telehealth. Our Services platform is working to deliver an increasing volume of services, including telehealth services, to existing customers, as well as clients belonging to the Integrated Care Management and Virtual Care Infrastructure platforms.

UpHealth BehavioralTM provides comprehensive patient-centered care, addressing the physical, mental, and social well-being of our clients. We engage people in the most appropriate care settings, including clinical sites, out-patient and virtual. UpHealth BehavioralTM delivers behavioral health services; helps patients and providers navigate and address complex, chronic behavioral health needs; offers post-acute care planning services; and serves consumers and care providers through advanced, on-demand digital health technologies, such as telehealth. UpHealth BehavioralTM works directly with consumers, care delivery systems, providers, payors, and public-sector entities to provide high quality, accessible and equitable care with improved health outcomes and reduced total cost of care.

UpHealth BehavioralTM sells its products primarily through its direct sales force, and strategic collaborations in two key areas: payors including health plans, third-party administrators; and public entities including the U.S. Departments of Veterans Affairs and other federal, state, and local health care agencies.

Our pharmacy business, Innovations Group, is powered by MedQuest Pharmacy, a full-service retail and compounding pharmacy licensed in all 50 U.S. states and the District of Columbia that dispenses prescribed medications shipped directly to patients. It is capable of serving as a retail or national fulfillment center. Other services and products are also available, such as lab and testing services, nutritional supplements, and education and training for medical practitioners.

On February 26, 2023, UpHealth Holdings agreed to sell 100% of the outstanding capital stock of Innovations Group. We expect the sale to close in the second quarter of 2023, subject to the completion of required regulatory filings.

International

We continue to pursue legal actions against the founders of Glocal. We have an experienced leadership team hired and ready to assume leadership of that business should we choose to bring it back following the arbitration process. The international leadership team is currently focused on building out global operations to support our cost containment efforts and they are also working to productize our telehealth offerings for the international market.

UpHealth Innovation Lab

In January 2023, UpHealth created an Innovation Lab tasked with innovating the most market forward solutions, technology and services, to address the needs of the healthcare market. Products that fall under this umbrella include:

•

Data & analytics: UpHealth applies predictive and prescriptive analytics to more than 3.1 billion clinical and social health data points to enable us to provide enterprises with deep insights to support sophisticated targeting and intervention strategies. We are creating a state-of-the-art data fabric that simplifies data sharing and ensures data is discoverable across multiple systems. UpHealth’s data and analytics will enable organizations to implement advanced patient risk stratification and prescriptive next-best actions.

•

Digital health: UpHealth’s AI-driven digital health solutions are intended to enhance revenue through hyper-personalized customer experiences and productivity through the automation of re-designed healthcare operations.

Key Performance Indicators

As a digital health technology and technology enabled services company, we measure several key performance indicators (“KPIs”) across our platform related to adoption and utilization by users. We believe that the following KPIs will impact our ability to improve the health of patients and help to inform how we manage operations:

•

Number of lives: Our mission is to transform care delivery and support healthier individuals and communities. We believe that our digital health technology and tech-enabled services support this mission by empowering providers to deliver coordinated, personalized, affordable, and effective care globally to improve health outcomes. The number of lives served by us globally helps us to assess our performance managing that mission as well as our potential impact on the broader healthcare market. As of December 31, 2022, UpHealth, Inc. had approximately 9 million lives served in integrated care management in the United States.

•

Number of care venues: We believe that the number of care venues using our platform globally is an indicator of future revenue growth because we derive meaningful revenue from consultation, diagnostic, and medication dispensing fees, as well as device utilization in the care venues we serve. These venues also provide a base footprint into which we can provide other products and services across our platform. A care venue represents a distinct physical location of a medical care site, hospital, or health system. As of December 31, 2022, UpHealth, Inc. had approximately 2,800 distinct care venues globally.

•

Number of encounters: Because our service and utilization revenue will generally increase with the number of consultations, we believe the number of global (domestic and internationally) consultations provides us with useful information on period-to-period performance as evaluated by management, and comparison with our past financial performance. We define core consultations as encounters as patients and providers utilizing our core services, including digital encounter teleconsultations and onsite consultations. UpHealth BehavioralTM admitted and treated 1,000 patients during calendar year 2022 and MedQuest Pharmacy filled an average of approximately 1,049 prescriptions per day in 2022.

We believe our operational performance will drive our financial results, which will be evaluated at the corporate and segment level. The key financial metrics to which we manage our business include revenues, gross margin, and adjusted EBITDA, which consists of net income (loss) attributable to us, excluding depreciation and amortization; stock-based compensation; lease abandonment expenses; goodwill and intangible asset impairments; acquisition, integration, and transformation costs; other income (expense); income tax benefit (expense); income (loss) from equity investment; net income (loss) attributable to noncontrolling interests; and other non-recurring charges to GAAP net income (loss) attributable to us. Other non-recurring charges to GAAP net income (loss) attributable to us may include transaction expenses in connection with capital raising transactions (whether debt, equity or equity-linked) and acquisitions, whether or not consummated, purchase price adjustments, the cumulative effect of a change in accounting principles, or other expenses determined to be non-recurring.

As we expand our role as a partner for key stakeholders in the practice of digital health, we anticipate developing a set of shared performance indicators, such as impact on total cost of care, functional health of members and targeted populations, and satisfaction level of the care experience by providers, customers, and payors.

Business Strategy

UpHealth is a healthcare technology and technology enabled services company that enables high quality, affordable and accessible healthcare for all. UpHealth has proven solutions with significant revenue and customer momentum, as well as numerous opportunities to achieve synergistic growth. In 2022, we made the decision to transform our business, making hard decisions to focus on those businesses with strong products and customer relationships. We shut down many initiatives that were not producing results and we reduced the size of our workforce accordingly. Finally, we brought in several new leaders to help us drive the business forward.

In 2023, we will focus on executing our One UpHealth strategy and implementing our three-year plan. 2023 will be a year for us to recalibrate the baseline of our business. We will integrate our population health and telehealth technologies, build out our data and analytics services to complement our technology, incorporate AI into our telehealth offering through the creation of virtual agents, leverage our technology to create a tele-behavioral product and build out international operations to support our cost containment ambitions. We created the UpHealth Innovation Lab to accelerate our investments in data analytics and AI and to enhance the UpHealth brand in the marketplace. All of this will help us to make the transition from small, sub-scale businesses to a sustainable, scalable business that delivers value to our customers.

Keys to Our Growth Plan

We bring a set of attributes to the market that we believe will continue to differentiate us across our major stakeholders and end markets. While there have been a number of recent innovations across one-off point solutions aimed at solving specific pain points, we believe they tend to lack a comprehensive approach to addressing broad challenges across the care continuum, and thus fail to fully solve healthcare disparities for all stakeholders. What is required is a combination of innovative technologies and technology-enabled services that are integrated within the workflows and core operating systems of payors, providers, and patients. We believe that the digital health platforms that thrive long term will be those that enable a hybrid model of care delivery, enhancing onsite care settings with an integrated digital infrastructure that provides virtual care access and engagement while also coordinating and connecting both community and clinical care teams within defined populations.

An Integrated Global Digital Health Platform Addressing Critical Market Needs

We operate in the healthcare landscape across three large and high growth digital healthcare markets, providing a comprehensive care hub across multiple care settings. We aim to reshape healthcare delivery through integrated offerings that unite the healthcare ecosystem, enabling the “practice” of digital healthcare (i.e., the use of information and communications technologies in medicine and other health professions to manage illnesses and health risks and to promote wellness). Together, these advancements are leading to a convergence of people, information, technology, and connectivity that improve healthcare and health outcomes through a more coordinated, data-driven, and personalized care experience. We seek to deliver on our vision of providing a guided care experience for patients and providers that is frictionless, engaging, and easy to use.

Growth Levers

Below are the levers through which we believe UpHealth will accelerate growth of the platform:

•

Win large, high value deals. Our Integrated Care Management business, which signs initial multi-year contract terms with recurring revenue, covered 9 million lives in 2022. Our Virtual Care Infrastructure business has signed multiple deals with large hospital systems that give us scale across their facilities. Our behavioral health business is developing a center of excellence model that can be expanded into other states. We must continue to win these large, high value deals to grow our business. We have set a goal of tripling our pipeline in 2023 which will set us up to build and scale our business for growth in 2024.

•

Elevate our client engagement. We have identified thirty-six strategic accounts across our strategic businesses for which we intend to focus on implementing a more robust client engagement model. This will allow us to communicate more effectively the value we are creating for our clients and help us find other channels for growth within the relationships we already have. We are also in the process of expanding self-service analytics for many of our clients, as well as segmented client engagement models that align with client size. These enhancements will drive both client engagement as well as operational efficiencies.

•

Expand within our existing strategic clients. UpHealth provides a suite of products across the continuum of care for any entity managing complex patient populations. This enables UpHealth to become a strategic partner for health systems, government entities, and plans, providing services from integrated care management to language translation and interpretation. We are positioned to offer the market a unique, multifaceted and integrated approach to technologies, processes, and services spanning the continuum of care, which creates numerous synergy opportunities across our businesses. As customers use UpHealth’s solutions, the platform will enable them to further utilize the platform’s growing network and dataset to help them provide even better care to a greater population. For example, our operations now have the opportunity to leverage the 2,800+ U.S. healthcare venues that are currently utilizing our telehealth services. Additionally, UpHealth BehavioralTM has expanded into in-patient behavioral health. This is a growing market, growing at 7% annually, offering extensive growth potential in behavioral telehealth which now accounts for 35% of all behavioral health visits, up from low single digits pre-pandemic.

•

Grow and diversify our customer base. We have a very strong core of strategic accounts. We are focused on building out our commercial model to help us to grow and diversify our customer base. We will invest in additional resources for sales, marketing, and product development to enable us to communicate our integrated value proposition to payors, providers, and life sciences companies that purchase our solutions. In addition to direct sales, in 2023 we are expanding our presence with channel and strategic referral partners. Our behavioral health team is expanding contracts with payors to increase in-patient volume.

•

Lead with innovative digital solutions. Our behavioral health platform plans to expand telepsychiatry services in conjunction with Integrated Care by leveraging Martti™ relationships with over 2,800 care venues. Innovative features of our telemedicine digital dispensary and AI-guided, evidence-based care solution will be reengineered to enable introduction into U.S. and other developed international markets. Integrated Virtual Care will continue to roll out specific teleconsultation applications beyond telepsychiatry. Each of these initiatives are expected to provide meaningful revenue opportunities.

•

Scale prioritized sectors. We are focused on growing our telehealth, integrated care and behavioral and mental health products and services. Through our UpHealth Innovation Lab, we are adding Data & Analytics as a service through an Analytics cloud based platform to complement our technology products, as all of our prioritized sectors are seeking out these solutions. We will also investigate supplementing our organic growth strategy with select acquisitions to increase market share across our current capabilities, accelerate entry into new capabilities, and expand offerings into new end markets.

We plan to leverage our existing capabilities within the three core segments. We will continue to selectively evaluate and, where strategically appropriate, pursue acquisition opportunities that are complementary.

Sales, Marketing and Client Management

We market our products and our services to our existing and prospective clients through our sales and client management teams, which are aligned by operating business segment and cross-industry domains such as payor, provider and life sciences. Our sales and client management teams operate from the United States and are supported by our business development teams.

Our sales, marketing and business development teams are responsible for new client acquisitions, public relations, relations with outsourcing advisory companies, lead generation, knowledge management, content development, campaign management, digital or web presence, brand awareness and participation in industry forums and conferences. Our professionals generally have significant experience in healthcare, technology, data and analytics, and digital technology within our focus markets.

Clients

UpHealth generated revenues from approximately 400 clients in 2022. Our top three, five and ten clients generated 19.1%, 24.7% and 33.9% of our revenues, respectively, during 2022. Our revenue concentration with our top clients has reduced year-over-year as we continue to develop relationships with new clients to diversify our client base. We believe that the loss of any of our ten largest clients could have a material adverse effect on our financial performance.

Competition

As a relatively young health care company, we operate in highly competitive markets across the full expanse of healthcare technology and technology enabled services. The markets in which we participate are highly competitive, with increasing competition from new entrants and expansion by existing competitors. We view our competitors as companies that currently, or in the future will, (i) develop and market digital health technology or (ii) provide telehealth and expert medical services, such as the delivery of on-demand access to healthcare. Competition for developing and marketing digital health technology and the provision of telehealth focuses on, among other factors, technology, breadth and depth of functionality, range of associated care delivery services, operational experience, customer support, size of customer base, and reputation. We compete fundamentally on the quality and value we provide to those we serve which can include elements such as product and service innovation; use of technology; consumer and provider engagement and satisfaction; and sales, marketing and pricing.

We expect to face intensifying competition from existing competitors in our particular capabilities, platforms looking to broaden their services offerings, and new entrants that introduce digital health services and software platforms or other technology. We currently face competition from a range of point solutions, including specialized software providers that are continuing to more deeply integrate their technology with care delivery services. In addition, large, well-financed healthcare providers have in some cases developed their own telemedicine services and technologies and may provide these solutions to their patients at discounted prices.

We believe that we are uniquely positioned on the basis of these factors and that the offerings of competitors do not comprehensively address the needs of our key stakeholders across our key markets, or fail to do so at scale.

See the section entitled “Risk Factors” beginning on page 6 of this prospectus for additional discussion of our risks related to competition.

GOVERNMENT REGULATIONS

Our businesses are subject to comprehensive U.S. federal and state and international laws and regulations. Our business, and our customers’ businesses, are regulated by agencies which generally have discretion to issue regulations and interpret and enforce laws and rules. U.S. federal and state and international governments continue to consider and enact various legislative and regulatory proposals which could materially impact certain aspects of the health care system. New laws, regulations and rules, or changes in the interpretation of existing laws, regulations and rules, including as a result of changes in the political environment, could adversely affect our businesses.

See the section entitled “Risk Factors” beginning on page 6 of this prospectus for a discussion of the risks related to our compliance with U.S. federal and state and international laws and regulations.

U.S. Federal and State Laws and Regulations

Our existing and planned operations are subject to comprehensive U.S. federal, state and local and international regulation in the jurisdictions in which we do business. Our ability to operate profitably will depend in part upon our ability, and that of our affiliated providers, to maintain all necessary licenses and to operate in compliance with applicable laws and rules. Those laws and regulations continue to evolve, and we therefore devote significant resources to monitoring developments in healthcare, data privacy and security, and medical practice laws and regulations. As the applicable laws and rules change, we are likely to make conforming modifications in our business processes from time to time. In some jurisdictions where we operate, neither our current nor our anticipated business model has been the subject of formal judicial or administrative interpretation. We cannot be assured that a review of our business by courts or regulatory authorities will not result in determinations that could adversely affect our operations or that the healthcare regulatory environment will not change in a way that impacts our operations.

Our businesses are also subject to laws and regulations relating to consumer protection, anti-fraud and abuse, anti-kickbacks, false claims, prohibited referrals, inappropriate reduction or limitation of health care services, anti-money laundering, securities and antitrust compliance.

Privacy, Security and Data Standards Regulations

Certain of our operations are subject to regulation under the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”). Federal regulations related to HIPAA contain minimum standards for electronic transactions and code sets and for the privacy and security of protected health information. In the conduct of our business, depending on the circumstances, we may act as either a covered entity or a business associate. With our health system clients, and our health plan clients, including affiliated medical groups, which are all regulated as covered entities under HIPAA, we are a business associate. We are also a business associate of our covered entity clients when we are providing technology services to those clients via our telehealth platform. Where we provide behavioral health clinical services, we are the covered entity.

Some of our businesses must comply with the Health Information Technology for Economic and Clinical Health Act (HITECH) which regulates matters relating to privacy, security and data standards. HITECH imposes requirements on uses and disclosures of health information; includes contracting requirements for HIPAA business associate agreements; extends parts of HIPAA privacy and security provisions to business associates; adds federal data breach notification requirements for covered entities and business associates and reporting requirements to HHS and the Federal Trade Commission (“FTC”) and, in some cases, to the local media; strengthens enforcement and imposes higher financial penalties for HIPAA violations and, in certain cases, imposes criminal penalties for individuals, including employees.

Telehealth Provider Licensing, Medical Practice, Certification and Related Laws and Guidelines

The practice of medicine is subject to various federal, state, and local certification and licensing laws, regulations, approvals, and standards, relating to, among other things, the adequacy of medical care, the practice of medicine (including the provision of remote care), equipment, personnel, mitigating potential conflicts of interests, operating policies and procedures, and the prerequisites for the prescription of medication and ordering of tests. The application of some of these laws to telehealth is unclear, evolving, and subject to differing interpretation. Many states have specific statutes and regulations addressing provision of medical care via telehealth modalities and requirements that must be met to do so. Generally, the services provided must fall within the scope of practice for the licensed professional per the particular state’s board licensing rules and regulations, the same standard of care needs to be met as required for in-person care, and physicians must obtain informed consent from patients to the care provided and the virtual setting.

Physicians who provide professional medical services to a patient via telehealth must, in most instances, hold a valid license to practice medicine in the state in which the patient is located. We have established systems for ensuring that our affiliated physicians are appropriately licensed under applicable state law and that their provision of telehealth to our clients occurs in each instance in compliance with applicable rules governing state licensing requirements. Failure to comply with these laws and regulations could result in licensure actions against the physicians, our services being found to be non-reimbursable by payors, or prior payments being subject to recoupments and can give rise to civil, criminal or administrative penalties.

Generally, physicians providing services through telehealth must also use HIPAA-compliant technology. Certain types of technology, such as audio-video synchronous technology, may be required for compliance with state laws and reimbursement depending on the type of service and the payor.

Pharmacy Laws and Regulations

For the period through the closing of the sale of IGI, we will remain subject to extensive federal, state, and local regulation applicable to pharmacy businesses. Pharmacies, pharmacists, and pharmacy technicians are subject to a variety of federal and state statutes and regulations governing various aspects of the pharmacy business, including the distribution of drugs; operation of mail order pharmacies; licensure of facilities and professionals, including pharmacists, technicians and other healthcare professionals; packaging, storing, distributing, shipping and tracking of pharmaceuticals; repackaging of drug products; labeling, medication guides, and other consumer disclosures; interactions with prescribing professionals; compounding of prescription medications; counseling of patients; prescription transfers; advertisement of prescription products and pharmacy services; security; controlled substance inventory control and recordkeeping; and reporting to the U.S. Food and Drug Administration (the “FDA”) , state boards of pharmacy, the U.S. Consumer Product Safety Commission and other state enforcement or regulatory agencies. Many states have laws and regulations requiring out-of-state mail-order pharmacies to register with that state’s board of pharmacy. In addition, the FDA inspects facilities in connection with procedures to effect recalls of prescription drugs. The Federal Trade Commission also has requirements for mail-order sellers of goods. The United States Postal Service (the “USPS”) has statutory authority to restrict the transmission of drugs and medicines through the mail to a degree that may have an adverse effect on our mail-order operations. The USPS historically has exercised this statutory authority only with respect to controlled substances. If the USPS restricts our ability to deliver drugs through the mail, alternative means of delivery are available to us. However, alternative means of delivery could be significantly more expensive. The Department of Transportation has regulatory authority to impose restrictions on drugs inserted into the stream of commerce. These regulations generally do not apply to the USPS and its operations.

Corporate Practice of Medicine Laws in the U.S.; Fee Splitting

The companies that are part of UpHealth contract with physicians or physician-owned professional associations and professional corporations to provide them and their patients with access to our platform. These contractual relationships are subject to various state laws that prohibit fee splitting or the practice of medicine by lay entities or persons and that are intended to prevent unlicensed persons from interfering with or influencing a physician’s professional judgment. Activities other than those directly related to the delivery of healthcare may be considered an element of the practice of medicine in many states. Under the corporate practice of medicine restrictions of certain states, decisions and activities that may be performed by unlicensed individuals or entities and perceived as impacting the clinical decision-making of licensed professionals such as scheduling, policy and procedure development, contracting, setting rates and the hiring and management of clinical personnel may implicate the restrictions on the corporate practice of medicine. Similarly, certain compensation arrangements between licensed professionals and unlicensed individuals and entities can implicate state fee-splitting prohibitions, which prohibit providers from sharing a portion of their professional fees collected with third parties.

State corporate practice of medicine and fee splitting laws and rules vary from state to state and are not always consistent across states. In addition, these requirements are subject to broad interpretation and enforcement by state regulators. Some of these requirements may apply to us even if we do not have a physical presence in the state, based solely on our engagement of a provider licensed in the state or the provision of telehealth to a resident of the state. Thus, regulatory authorities or other parties, including our providers, may assert that, despite these arrangements, we are engaged in the corporate practice of medicine or that our contractual arrangements with affiliated physician groups constitute unlawful fee splitting. In such event, failure to comply could lead to adverse judicial or administrative action against us and/or our affiliated providers, civil, criminal or administrative penalties, receipt of cease and desist orders from state regulators, loss of provider licenses, the need to make changes to the terms of engagement of our providers that interfere with our business, and other materially adverse consequences.

U.S. Federal and State Fraud and Abuse Laws

Federal Stark Law

We are subject to the federal Physician Self-Referral Law, commonly known as the Stark Law. Where applicable, this law prohibits a physician from referring Medicare or Medicaid patients for “designated health services” such as laboratory and radiology services that are furnished at an entity if the physician or a member of such physician’s immediate family has a “financial relationship” (including an ownership interest or a compensation arrangement) with the entity, unless an exception applies. The Stark Law also prohibits the entity from billing Medicare or Medicaid for such designated health services. Sanctions for violating the Stark Law include denial of payment, civil monetary penalties per claim submitted and exclusion from the federal healthcare programs. Failure to refund amounts received as a result of a prohibited referral on a timely basis may constitute a false or fraudulent claim and may result in civil penalties and additional penalties under the federal False Claims Act (described below). The statute also provides for a penalty for a circumvention scheme. The Stark Law is a strict liability statute, which means proof of specific intent to violate the law is not required. In addition, the government and some courts have taken the position that claims presented in violation of various healthcare fraud and abuse statutes, including the Stark Law, can be considered a violation of the federal False Claims Act (described below) based on the contention that a provider impliedly certifies compliance with all applicable laws, regulations and other rules when submitting claims for reimbursement. A determination of liability under the Stark Law could have a material adverse effect on our business, financial condition and results of operations.

Federal Anti-Kickback Statute

We are also subject to the federal Anti-Kickback Statute. The Anti-Kickback Statute is a broadly worded, intent-based federal criminal statute that prohibits the knowing and willful offer, payment, provision, solicitation or receipt of any form of remuneration, directly or indirectly, in cash or in kind, in return for, or to induce, (i) the referral of a person for the furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid or other federal health care programs or (ii) the purchasing, leasing or ordering or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. Certain federal courts have held that the Anti-Kickback Statute can be violated if “one purpose” of a payment is to induce referrals. In addition, a person or entity does not need to have actual knowledge of this statute or specific intent to violate it to have committed a violation, making it easier for the government to prove that a defendant had the requisite state of mind or “scienter” required for a violation. Moreover, the government may assert that a claim including items or services resulting from a violation of the Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act, as discussed below. Violations of the federal Anti-Kickback Statute may result in civil monetary penalties for each violation, plus up to three times the remuneration involved. Civil penalties for such conduct can further be assessed under the federal False Claims Act. Violations of the Federal Anti-Kickback Statute can also result in criminal penalties, including criminal fines and imprisonment. Similarly, violations can result in exclusion from participation in the federal healthcare programs, including Medicare and Medicaid. Imposition of any of these remedies could have a material adverse effect on our business, financial condition and results of operations. Although there are a number of statutory exceptions and regulatory safe harbors to the federal Anti-Kickback Statute that protect certain common industry practices from prosecution, the exceptions and safe harbors are narrowly drawn, and arrangements may be subject to scrutiny or penalty if they do not fully satisfy all elements of an available exception or safe harbor. However, the failure of a financial relationship to meet all of the applicable safe harbor criteria does not necessarily mean that the particular arrangement violates the Anti-Kickback Statute.

Although we believe that our arrangements with physicians and other referral sources comply with current law and available interpretative guidance, as a practical matter, it is not always possible to structure our arrangements so as to fall squarely within an available safe harbor. Where that is the case, we cannot guarantee that applicable regulatory authorities will determine these financial arrangements do not violate the Anti-Kickback Statute or other applicable laws, including state anti-kickback laws.

Federal False Claims Act

Both federal and state government agencies have continued civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies and their executives and managers. Although there are a number of civil and criminal statutes that can be applied to healthcare providers, a significant number of these investigations involve the federal False Claims Act, which imposes civil penalties against individuals or entities for, among other things, knowingly presenting, or causing to be presented, false or fraudulent claims for payment to a federal health care program or knowingly making using or causing to be made or used a false statement or record material to payment of a false claim or avoiding, decreasing or concealing an obligation to pay money to the federal government. Federal False Claims Act actions can be initiated not only by the government but also through civil whistleblower or qui tam lawsuits. Penalties for False Claims Act violations include fines for each false claim, plus up to three times the amount of damages sustained by the federal government. A False Claims Act violation may provide the basis for exclusion from federal healthcare programs. There is also the federal criminal False Claims Act, which is similar to the federal civil False Claims Act and imposes criminal liability on those that make or present a false, fictitious or fraudulent claim to the federal government.

Foreign and State Fraud and Abuse Laws

There are state and foreign law equivalents of the above federal laws, such as the federal Anti-Kickback Statute and the federal False Claims Act. The scope of these laws and the interpretations of them vary by jurisdiction and are enforced by local courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by any third party payor, including commercial insurers or to any payor, including to funds paid out of pocket by a patient. A determination of liability under such state fraud and abuse laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

Other Healthcare Laws

HIPAA established several separate criminal penalties for making false or fraudulent claims to insurance companies and other non-governmental payors of healthcare services. Under HIPAA, these two additional federal crimes are: “Healthcare Fraud” and “False Statements Relating to Healthcare Matters.” The Healthcare Fraud statute prohibits knowingly and willfully executing, or attempting to execute, a scheme or artifice to defraud any health care benefit program or to obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any health care benefit program in connection with the delivery of or payment for healthcare benefits, items, or services. A violation of this statute is a felony and may result in fines, imprisonment, or exclusion from federal healthcare programs. The False Statements Relating to Healthcare Matters statute prohibits knowingly and willfully falsifying, concealing, or covering up a material fact by any trick, scheme or device or making any materially false, fictitious, or fraudulent statement or representations, or making or using any materially false writing or document knowing the same to contain any materially false, fictitious, or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items, or services. A violation of this statute is a felony and may result in fines or imprisonment. This statute could be used by the government to assert criminal liability if a healthcare provider knowingly fails to refund a known overpayment. These provisions are intended to punish some of the same conduct in the submission of claims to private payors as the federal False Claims Act covers in connection with federal healthcare programs.

In addition, the federal Civil Monetary Penalties Law imposes civil administrative sanctions for, among other violations, inappropriate billing of services to the federal healthcare programs and employing or contracting with individuals or entities who are excluded from participation in the federal healthcare programs. Moreover, a person who offers or transfers to a Medicare or Medicaid beneficiary any remuneration, including waivers of copayments and deductible amounts (or any part thereof), that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of Medicare or Medicaid payable items or services may be liable for civil monetary penalties of up to $20,866 for each wrongful act. Moreover, in certain cases, providers who routinely waive copayments and deductibles for Medicare and Medicaid beneficiaries can also be held liable under the federal Anti-Kickback Statute and civil False Claims Act, which can impose additional penalties associated with the wrongful act. Although this prohibition applies only to federal health care program beneficiaries, the routine waivers of copayments and deductibles offered to patients covered by commercial payors may implicate applicable state laws related to, among other things, unlawful schemes to defraud, excessive fees for services, tortious interference with patient contracts, and statutory or common law fraud.

International Regulation

Our international operations are subject to different, and sometimes more stringent, legal and regulatory requirements, which vary widely by jurisdiction, including anti-corruption laws; economic sanctions laws; various privacy, insurance, tax, tariff and trade laws and regulations; corporate governance, privacy, data protection (including the EU’s General Data Protection Regulation which became effective in May 2018 across the EU, which would be applicable if we expand our operations into the EU), data mining, data transfer, labor and employment, intellectual property, consumer protection and investment laws and regulations; discriminatory licensing procedures; required localization of records and funds; and limitations on dividends and repatriation of capital. In addition, the expansion of our operations into foreign countries increases our exposure to the anti-bribery, anti-corruption and anti-money laundering provisions of U.S. law, including the FCPA, and corresponding foreign laws, including the UK Bribery Act.

The FCPA prohibits offering, promising or authorizing others to give anything of value to a foreign government official to obtain or retain business or otherwise secure a business advantage. We also are subject to applicable anti-corruption laws of the jurisdictions in which we operate. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions as well as other penalties, and the SEC and the DOJ have increased their enforcement activities with respect to the FCPA. The UK Bribery Act is an anti-corruption law that is broader in scope than the FCPA and applies to all companies with a nexus to the United Kingdom. Disclosures of FCPA violations may be shared with the UK authorities, thus potentially exposing companies to liability and potential penalties in multiple jurisdictions. We have internal control policies and procedures and conduct training and compliance programs for our employees to deter prohibited practices. However, if our employees or agents fail to comply with applicable laws governing our international operations, we may face investigations, prosecutions and other legal proceedings and actions which could result in civil penalties, administrative remedies and criminal sanctions.

We also are subject to regulation by the Office of Foreign Assets Control (“OFAC”). OFAC administers and enforces economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign countries and regimes, terrorists, international narcotics traffickers, those engaged in activities related to the proliferation of weapons of mass destruction, and other threats to the national security, foreign policy or economy of the United States. In addition, we may be subject to similar regulations in the non-U.S. jurisdictions in which we operate.

The healthcare industry in India is subject to laws, rules and regulations in the regions where we conduct our business or in which we intend to expand our operations. Given our digital health centers are situated at multiple locations, we are subject to various and extensive local law, rules and regulations relating, among other things, to the setting up and operation of private medical care establishments. Health and safety laws and regulations in India are becoming increasingly stringent in recent years, and it is possible that they will become significantly more stringent in the future. India is also in the process of and has certain legislation pending regarding increased data privacy.

INTELLECTUAL PROPERTY RIGHTS

We rely upon a combination of trademark, copyright, and trade secret laws, as well as license and access agreements and other contractual provisions, to protect our intellectual property and other proprietary rights.

We have obtained trademark registration for the UpHealth name and logo. We own registrations for certain of our other trademarks in the United States and abroad. Unless otherwise noted, trademarks appearing in this report are trademarks owned by us. We disclaim any proprietary interest in the marks and names of others.

We own and use trademarks and service marks on or in connection with our services, including both unregistered common law marks and issued trademark registrations in several jurisdictions. In addition, we rely on certain intellectual property rights that we license from third parties and on other forms of intellectual property rights and measures, including trade secrets, know-how and other unpatented proprietary processes and nondisclosure agreements, to maintain and protect proprietary aspects of our products and technologies. These licenses are standard licenses for common, easily replaceable commercial infrastructure. We require our employees, consultants and certain of our contractors to execute confidentiality agreements in connection with their employment or consulting relationships with us. We also require our employees and consultants to disclose and assign to us inventions conceived during the term of their employment or engagement while using our property or which relate to our business.

No subsidiaries have any existing or planned patents. We may continue to submit patent applications for new inventions and ideas we develop as well as monitor competitors in an effort to protect our intellectual property.

From time to time, we may become involved in legal proceedings relating to intellectual property arising in the ordinary course of our business, including opposition to our applications for patents, trademarks or copyrights, challenges to the validity of our intellectual property rights, and claims of intellectual property infringement. We are not presently a party to any such legal proceedings that, in the opinion of our management, would individually or taken together have a material adverse effect on our business, financial condition, results of operations or cash flows.

HUMAN CAPITAL RESOURCES

Our 631 full-time employees and contractors, as of December 31, 2022, are guided by our mission to enable high quality, affordable, and accessible healthcare for all. Our mission and cultural values of integrity, respect, accountability, innovation and performance align with our long-term business strategy to enhance patient and provider experiences, improve population health, and to make care more affordable by reducing healthcare costs and eliminating wasteful spending. Our mission and values attract individuals who want to be part of something bigger than themselves – individuals whose talents are critical to our ability to achieve our mission. Due to the start-up nature of our business, in 2022 we experienced moderately higher levels of employment attrition. However, we continue to invest in our workforce, and our investment allows us to meet the needs of those we serve. We are committed to developing our people and culture by creating an inclusive environment where people of diverse backgrounds, experiences and perspectives make us better. We have embedded diversity and inclusion throughout our culture, including in our talent acquisition and talent management practices. We strive to maintain a sustainable and diverse talent pipeline. We support career coaching and mentorship. We invest in a broad array of learning and culture development programs. We rely on a leadership feedback framework, which clearly and objectively defines our expectations, and provides timely feedback to our people to help achieve our mission. Our compensation philosophy and practices are to be competitive in the marketplace, rewarding and recognizing our employees’ contributions with a competitive total compensation package. This allows us to attract and retain top talent in the healthcare technology market. Finally, we continuously seek feedback from our employees. Receiving on-going feedback from our team members is another way to strengthen and reinforce a culture of inclusion.

As of December 31, 2022, we had 611 full-time employees and 20 contractors as follows: (a) UpHealth corporate had 45 full-time employees and 1 contractor; (b) the Virtual Care Infrastructure segment had 138 full-time employees and 18 contractors; (c) the Services segment had 376 employees and no contractors; and (d) Integrated Care Management had 52 full-time employees and 1 contractor. As of March 26, 2023, we had 587 full-time employees and 20 contractors.

OPERATIONS

Our principal executive offices are located at 14000 South Military Trail, Suite 203, Delray Beach, Florida 33484. We also have facilities in Florida and Missouri and office space in California, Ohio and Utah. We lease all of our properties. We may procure additional space as we add employees and expand geographically. We believe that our current facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion.

INFORMATION ABOUT OUR LEADERSHIP TEAM

Our leadership team is composed of industry experts and innovators with extensive healthcare, technology and organizational knowledge. Our leaders have decades of experience founding, building and successfully scaling private and public companies. Our Board of Directors is chaired by UpHealth co-founder, Dr. Avi Katz. We are led by our Chief Executive Officer, Samuel Meckey. Our other executive officer is our Chief Financial Officer, Martin Beck. Please refer to the section entitled “Management” for additional information regarding our executive officers, including the business experience of each executive officer during the past five years. Our Integrated Care Management, Virtual Care Infrastructure, and Services capabilities are led by the executives of the businesses that comprise them. Key corporate services such as finance, human resources, sales, marketing and research and development are aligned under our executive team.

LEGAL PROCEEDINGS

From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. In the opinion of management, after consulting with legal counsel, none of these other proceedings are currently expected to have a material adverse effect on our consolidated results of operations, financial position or cash flows. Except as set forth below and in Note 19, Commitments and Contingencies, in the Notes to Consolidated Financial Statements included in this prospectus, we are not presently a party to any legal proceedings that, in the opinion of our management, would individually or taken together have a material adverse effect on our business, financial condition, results of operations or cash flows. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity, reputational harm and other factors.

See the section entitled “Risk Factors” beginning on page 6 of this prospectus for additional discussion of our risks related to legal proceedings.

Dispute and Litigation Regarding Control of Glocal Board of Directors

As further described in a Current Report on Form 8-K that the Company filed with the SEC on October 3, 2022 (the “October 3 Current Report”), on November 20, 2020, the Company, then known as GigCapital2, Inc., entered into a Business Combination Agreement to acquire UpHealth Holdings. The acquisition of UpHealth Holdings by the Company was completed on June 9, 2021. At the time of the acquisition of UpHealth Holdings, UpHealth Holdings owned five direct subsidiaries, one of which is Glocal, an Indian company with its registered office in Kolkata, West Bengal, India. Although Glocal is a direct subsidiary of UpHealth Holdings, which currently owns 94.81% of the equity of Glocal, UpHealth Holdings currently has no representatives on the board of directors of Glocal. Rather, the board of directors of Glocal consists of three individuals who have constituted such board since before UpHealth Holdings acquired any ownership interest in Glocal—Dr. Syed Sabahat Azim (“Sabahat Azim”), Richa Azim (“Richa Azim,” and together with Sabahat Azim, the “Azims”) and Gautam Chowdhury (“Chowdhury,” and together with the Azims, the “Glocal Board”).

As also described in the October 3 Current Report, following the closing of the acquisition of UpHealth Holdings by the Company, UpHealth Holdings has endeavored to have the Glocal Board appoint UpHealth Holdings’ designees to the board of Glocal as provided for in the Amendment Agreement (as defined below). To date, the Glocal Board has not complied with the terms of the Amendment Agreement to appoint UpHealth Holdings’ designees to the board of Glocal, and has deliberately acted to obstruct those appointments. As described in the October 3 Current Report, as a result, UpHealth Holdings attempted to convene an Extraordinary General Meeting of the shareholders of Glocal (the “EGM”) where it, as the owner of 94.81% of the equity of Glocal, could vote in proportion to its shareholding to elect its designees to the board of Glocal and also to amend the Articles of Association of Glocal to provide that its designees would have certain affirmative voting rights on the board of Glocal. In July 2022, during the pendency of the lawsuit brought by Bray and Kathuria described above, UpHealth Holdings sent a written request to the Glocal Board to call an EGM, which request was not acted upon by the Glocal Board. Following this, on August 15, 2022, UpHealth Holdings, as a supermajority shareholder, used a procedure provided for under Indian law and the Articles of Association of Glocal to requisition the EGM. Following that requisition, the Glocal Board called the EGM and set it for September 26, 2022.

As also described in the October 3 Current Report, notwithstanding the Glocal Board calling the EGM and setting it for September 26, 2022, on September 21, 2022, all three members of the Glocal Board (i.e., the Azims and Chowdhury) and an employee and shareholder of Glocal (collectively, the “Petitioners”) filed a petition in India before the National Company Law Tribunal, Kolkata Bench (the “NCLT”) against Glocal and UpHealth Holdings, wherein the Petitioners claim that there was on October 30, 2020 an oral agreement entered into between UpHealth Holdings and the Azims whereby UpHealth Holdings would allegedly invest money into Glocal and would “just be an investor” but would not be involved with the operations of Glocal or be acquiring controlling equity ownership of Glocal, and that the Azims could allegedly “at will require [UpHealth Holdings] to exit [Glocal] and return the investment . . . as long as [the Azims] were in a position to return the investment of [UpHealth Holdings] with a reasonable interest i.e., return on their [sic] investment.” The petition states that this alleged oral agreement preceded the entry on October 30, 2020 into the Share Purchase Agreement (the “SPA”) between UpHealth Holdings, Glocal, and various shareholders of Glocal, including the Azims, Chowdhury and

Kimberlite Social Infra Private Limited, an Indian entity of which the Azims are equity owners and the sole directors (“Kimberlite”), by which UpHealth Holdings has acquired its ownership of 94.81% of the equity of Glocal. The petition also states that, notwithstanding the contrary terms of the SPA to this purported oral agreement, the Azims would be able to return to UpHealth Holdings “the investment with a reasonable interest, i.e., return on its investment at the opportune time,” which the Azims now purport to want to do, and the Petitioners claim that UpHealth Holdings allegedly refuses to do in breach of the alleged oral agreement. As a result, the Petitioners requested that the NCLT declare that UpHealth Holdings is not entitled to certain of the shares of Glocal that UpHealth Holdings owns and that such shares be cancelled and their prior issuance to UpHealth Holdings be declared null, void and illegal; enjoin UpHealth Holdings from representing that it is a shareholder of Glocal; enjoin the EGM of Glocal from being held on September 26, 2022; and prevent the election of UpHealth Holdings’ designees and the amendments to the Articles of Association from being approved at the EGM.

As also described in the October 3 Current Report, contrary to the above claims made by the Petitioners, there was no oral agreement between the Azims and UpHealth Holdings made on October 30, 2020, or at any other time. In conjunction with the acquisition of UpHealth Holdings by the Company in 2021, the Company prepared and filed with the SEC a Registration Statement on Form S-4. Sabahat Azim was involved with the preparation of this Registration Statement, as was Kathuria, who was the President of UpHealth Holdings on October 30, 2020. Neither Kathuria nor anyone else at UpHealth Holdings ever disclosed to the Company as part of either the Business Combination Agreement or the preparation of the Registration Statement that there was an oral agreement between the Azims and UpHealth Holdings. Nor did Sabahat Azim make such disclosure to the Company or inform the Company that the Registration Statement needed to be revised to reflect the existence of an oral agreement. Furthermore, Kathuria confirmed in a meeting of the full board of directors of the Company held on September 21, 2022 that neither he nor anyone else at UpHealth Holdings ever discussed or entered into such oral agreement.

As also described in the October 3 Current Report, at a hearing before the NCLT held on September 23, 2022, on this basis, Indian counsel to UpHealth Holdings informed the NCLT that (i) there is no such oral agreement as alleged by the Petitioners, and that the controlling agreement is the SPA, (ii) under the terms of the SPA, UpHealth Holdings has acquired 94.81% equity ownership of Glocal, (iii) the Azims acquired shares of Common Stock of the Company, and (iv) the Azims, as members of a voting group involving various current or former directors and employees of the Company and their affiliates, attempted earlier this year to leverage their ownership of shares of Common Stock of the Company to advance both Sabahat Azim and another shareholder of Glocal, Meleveetil Damodaran (“Damodaran,” who is the former Chairman of the Securities and Exchange Board of India (“SEBI”)), becoming a director of the Company. Notwithstanding what was sought by the voting group, neither Azim nor Damodaran were accepted by the Board of Directors of the Company as a director nominee. Indian counsel to UpHealth Holdings further informed the NCLT that these facts, together with Sabahat Azim having been involved with the preparation of various filings made by the Company with the SEC, which filings stated that UpHealth Holdings was acquiring Glocal (consistent with the covenant included in the Amendment Agreement that is described below in “Background Context”), and having made no mention of the purported oral agreement to enable the Azims to return the investments of UpHealth Holdings, contravened the sudden claim of the Petitioners that there is an oral agreement. Indian counsel to UpHealth Holdings also provided legal arguments as to why the EGM could not be enjoined, and that the board of Glocal should be reconstituted to add UpHealth Holdings’ designees and that the Articles of Association of Glocal should be amended as proposed. As described in the October 3 Current Report, at the hearing, the NCLT verbally directed Glocal to delay the holding of the EGM on September 26, 2022, from 11:00 a.m. Indian time to 2:00 p.m. Indian time to enable the NCLT to issue a written ruling on the matter.

As also described in the October 3 Current Report, on September 26, 2022, with UpHealth Holdings, three of the shareholders of Glocal who were not parties to the SPA (the “Non-Party Glocal Shareholders”), and seventeen other shareholders of Glocal (including the Azims and Chowdhury) in attendance, Sabahat Azim commenced the EGM at 11:00 a.m. Indian time but then adjourned the meeting to 2:00 p.m. Indian time pursuant to the NCLT’s direction, at which time he re-opened the EGM. Shortly after the EGM was re-opened, the NCLT issued its written ruling, denying the request to enjoin the EGM, and ordering that the board of Glocal should be reconstituted to add UpHealth Holdings’ designees, and that the reconstituted board of Glocal should act to amend the Articles of Association of Glocal. The NCLT’s written ruling stated that UpHealth Holdings is the majority shareholder of Glocal and the Petitioners hold only a “miniscule shareholding” in [Glocal] that “does not come to his [sic] aid in an attempt to thwart the proposed call for the EGM given by [Glocal] itself.” Sabahat Azim was informed during the EGM of the written ruling of the NCLT. Notwithstanding the written ruling that the Glocal board be reconstituted to add UpHealth Holdings’ designees, and provisions of Indian law and the Articles of Association that provide that the holders of more than 10% of the shares of an Indian corporation may demand for a vote by the polling of shares at the EGM, and UpHealth Holdings having so demanded for a vote by the polling of shares, Sabahat Azim illegally refused to do so, and instead called for the vote at the EGM by a show of hands of the Glocal shareholders in attendance at the EGM, with the motions for the election of UpHealth Holdings’ designees being defeated by a vote of 4-17, with only UpHealth Holdings and the Non-Party Glocal Shareholders voting in favor of these motions. The amendment of the Articles of Association of Glocal similarly failed. Following the EGM, UpHealth Holdings and each of the Non-Party Glocal Shareholders filed a polling record and sent a written protest to the Glocal Board on the outcome of the EGM.

As also described in the October 3 Current Report, UpHealth Holdings is also acting to obtain financial statements from Glocal for the fiscal quarter ended September 30, 2022. Under Indian law, Glocal was obligated to call its annual general meeting of shareholders by September 30, 2022, and to prepare its Indian statutory audited financial statements; however, the Glocal Board has not done either. In further breach of their obligations, as described in the October 3 Current Report, the Glocal Board had prevented the accounting firm that had been engaged to work on the preparation of the Indian statutory audited financial statements from entering Glocal’s offices, and the Petitioners have even asserted in their petition to the NCLT that the engagement of this accounting firm is evidence of alleged undue control by UpHealth Holdings of Glocal. As separately disclosed in the Current Report on Form 8-K filed by the Company with the SEC on November 14, 2022 (the “November 14 Current Report”), this separate accounting firm that served as Glocal’s auditors has expressed concern over the actions of the Glocal Board and has stated to UpHealth Holdings that it is uncertain whether it will be able to complete its review of the financial statements for Glocal for the fiscal quarter ended September 30, 2022. As further disclosed in the November 14 Current Report, subsequent to the filing of the October 3 Current Report, that separate accounting firm has since resigned as the auditors of Glocal, citing to developments in Glocal related to the announced dispute between the Glocal Board and UpHealth Holdings. As a result of this resignation, a review of the financial statements for Glocal for the fiscal quarter ended September 30, 2022 has not yet been conducted. Furthermore, Glocal has not yet delivered to UpHealth Holdings such financial statements.

The SPA provides that any dispute, controversy, or claim arising under or relating to it or any breach or threatened breach of it (an “Arbitrable Dispute”) will be resolved by final and binding arbitration administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICA”). In light of the above-described breaches by the Glocal Board and Glocal (collectively, the “Emergency Arbitration Respondents”), on October 25, 2022, UpHealth Holdings submitted an application (the “Emergency Application”) to the ICA for emergency measures, including a request that the emergency arbitrator issue the following orders:

(i) Directing the Emergency Arbitration Respondents, both individually and jointly, to immediately provide to UpHealth Holdings, and to any PCAOB-registered accounting firm identified by UpHealth Holdings, access to all financial statement(s), data, documents, books and records necessary to be consolidated into UpHealth’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022, in the form and manner requested (the “Financial Statements Request”);

(ii) Directing the Emergency Arbitration Respondents, both jointly and individually, to cooperate with any PCAOB-registered accounting firm identified by UpHealth Holdings in their review of the information provided pursuant to the Financial Statements Request, including responding to any questions, making any company employees or officers available to respond to questions, and complying with any requests for further information or clarifications (the “Cooperation Request”); and

(iii) Restraining the Emergency Arbitration Respondents, both jointly and individually, from making, or causing to be made, any changes to the authorized signatory to access approximately US$7 million in funds held in a designated “Share Account” maintained with a leading bank in India for which the Chief Financial Officer of the Company is the sole authorized signatory (the “Share Account Request”).

On October 27, 2022, the President of the ICA appointed an Emergency Arbitrator to hear and decide the claims stated in the Application. On November 9, 2022, the Emergency Arbitrator conducted a hearing on the matter where the Emergency Arbitration Respondents were represented by counsel. On November 10, 2022, the Emergency Arbitrator issued a temporary restraining order that restrained the Emergency Arbitration Respondents as requested by UpHealth Holdings in the Share Account Request. On November 16, 2022, the Emergency Arbitrator issued an order that included the following:

(i) Declares that the Emergency Arbitrator has jurisdiction to rule on the Application.

(ii) Declares that the requests made in the Application are admissible.

(iii) Directs the Emergency Arbitration Respondents, both individually and jointly, to immediately provide to UpHealth Holdings, and to any PCAOB-registered accounting firm identified by UpHealth Holdings, access to all unaudited financial statement(s), data, documents, books and records necessary to be consolidated into UpHealth’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022, in the form and manner requested (i.e., the Financial Statements Request).

(iv) Directs the Emergency Arbitration Respondents, both jointly and individually, to cooperate with any PCAOB-registered accounting firm identified by UpHealth Holdings in their review of the information provided pursuant to the Financial Statements Request, including responding to any questions, making any company employees or officers available to respond to questions, and complying with any requests for further information or clarifications (i.e., the Cooperation Request).

(v) Orders the Emergency Arbitration Respondents jointly and individually to refrain from taking any steps to access the funds in the Share Account (i.e., the Share Account Request).

Furthermore, on November 4, 2022, UpHealth Holdings filed a Request for Arbitration before the ICA against Glocal, the Azims, Chowdhury, Damodaran and Kimberlite (the “Arbitration Respondents”), for breach of the SPA, obstruction of UpHealth Holdings’ exercise of its statutory rights under the Indian Company Act as a super-majority shareholder of Glocal, and misrepresentation. UpHealth Holdings seeks an order for the following relief in the arbitration:

(i) Declaring that UpHealth Holdings is the 94.81% super majority shareholder in Glocal;

(ii) Declaring that UpHealth Holdings has good and marketable title over 94.81% of the shareholding in Glocal, free and clear of all encumbrances and together with all rights, title, interest and benefits appertaining thereto;

(iii) Issuing a permanent mandatory injunction that among other things:

(a) Directs the Arbitration Respondents to take all necessary steps to (i) convene a meeting of the Glocal Board to appoint UpHealth Holdings’ designee(s) as director(s) of the Glocal Board, and (ii) and, at that meeting, authorizes the appointment of UpHealth Holdings’ designee(s) as director(s) of the Glocal Board; and

(b) Directs the Arbitration Respondents, both individually and jointly, to (i) convene a general meeting to approve and authorize the amendment of the Articles of Association of Glocal, (ii) approve and authorize the amendment of the Articles of Association of Glocal, (iii) take all necessary steps under Indian law to ensure UpHealth Holdings is provided a right for its designee on the Glocal Board to act as the Chairman of the general meeting, having the right to exercise a casting vote in case of a deadlock, and (iv) at the general meeting, if demanded the voting method prescribed by the Companies Act, which contemplates that when a poll of all shareholders is demanded by any member holding more than one-tenth of the total voting power, the chair of the meeting is obligated to carry out the poll; and

(iv) Ordering Azim, Richa Sana Azim, Chowdhury, Damodaran and Kimberlite to, jointly and severally, pay damages to UpHealth Holdings in the amount of the difference between (i) the value UpHealth Holdings expected to receive from the Glocal shares it purchased through the SPA, based on the representations of Azim, Richa Sana Azim, Chowdhury, Damodaran and Kimberlite about Glocal before the SPA was signed, and (ii) the value UpHealth Holdings has received from the Glocal shares it purchased through the SPA. The precise amount of damages Azim, Richa Sana Azim, Chowdhury, Damodaran and Kimberlite owe to UpHealth Holdings will be quantified later in these proceedings but is no less than US$150 million.

The ICC has constituted the arbitral tribunal. Each of the Arbitration Respondents have written to the ICC seeking to not have the arbitration proceed, including the Emergency Arbitration Respondents claiming that there is no jurisdiction for an arbitration, in part due to the existence of the proceeding before the NCLT, and Damodaran claiming that he should not have to bear the expense of an arbitration notwithstanding having been a party to the SPA and receiving significant consideration from UpHealth Holdings for the sale of shares of Glocal. The arbitral tribunal is in the process of scheduling its proceedings.

On December 23, 2022, the High Court of Calcutta, India, Commercial Division (the “High Court”), in the case entitled UpHealth Holdings, Inc. v. Glocal Healthcare Systems Private Limited and Ors, on an application by UpHealth Holdings against the Emergency Arbitration Respondents under Section 9 of the Indian Arbitration and Conciliation Act, 1996, to enforce the order of the Emergency Arbitrator, issued a ruling stating that:

“two crucial facts which are unassailable are that (a) [UpHealth Holdings] in terms of the [SPA] has invested a substantial sum of money aggregating to approximately to Rs. 2100 crores and (b) [UpHealth Holdings] is the single largest majority shareholder of [Glocal] holding approximately 94.5% shares in [Glocal], whereas, [the Azims and Chowdhury] being the erstwhile promoters of [Glocal] hold a miniscule shareholding in the company.”

On this basis, the High Court ruled that the proceeding before the NCLT cannot be a bar to the arbitration process and that the order of the Emergency Arbitrator should be enforced. The Azims and the Glocal Board have appealed the December 23, 2022 Order, which appeals are pending, however, a Division Bench of the Appellate Court has subsequently reinforced the requirement for Glocal to produce financial information to UpHealth Holdings.

Background Context

As described in the October 3 Current Report, Sabahat Azim executed the SPA on behalf of himself, Glocal and Kimberlite; Richa Azim and Chowdhury each executed the SPA on behalf of themselves; and Kathuria, the then-President of UpHealth Holdings, executed the SPA on behalf of UpHealth Holdings.

As also described in the October 3 Current Report, the SPA provided that UpHealth Holdings would acquire a majority stake of the share capital of Glocal. This was to be accomplished in multiple steps. First, UpHealth Holdings would acquire from two institutional investor shareholders of Glocal all of the shares held by one of such shareholders and certain of the shares held by the other of such shareholders, representing approximately 43.46% of the outstanding equity of Glocal. This uncontested acquisition occurred on November 20, 2020.

Second, UpHealth Holdings would make an investment into Glocal of $3.0 million pursuant to a rights offering by Glocal that was open to all Glocal equity owners. UpHealth Holdings made the $3.0 million payment to Glocal pursuant to the rights offering on March 26, 2021, and received shares in Glocal at that time, but it was at that time decided that UpHealth Holdings would be obligated to pay additional amounts as a capital contribution over the next year in the amount of approximately $8.95 million as part of the rights offering. Subsequently, Glocal made a call for the additional capital contribution and UpHealth Holdings made the second payment of approximately $8.95 million to Glocal pursuant to the rights offering on June 16, 2021, to complete the payment for the rights offering shares. With the issuance of the rights offering shares by Glocal, UpHealth Holdings increased its ownership to approximately 90.4% of the outstanding equity of Glocal. Third, on May 14, 2021, UpHealth Holdings acquired the remaining shares of Glocal held by one of the institutional investor shareholders of Glocal which had sold shares of Glocal in the first step and delivered as acquisition consideration a certain number of UpHealth Holdings shares and a promissory note. Fourth, the SPA provided that UpHealth Holdings would acquire for the payment of cash additional shares of Glocal held by the shareholder parties to the SPA, including the Azims, Chowdhury and Kimberlite. This acquisition occurred during the summer of 2021, and as a result of such acquisition, UpHealth Holdings’ ownership of Glocal was increased to approximately 92.2% of the equity of Glocal. Fifth, in August 2021, Glocal made a private placement of shares to UpHealth Holdings with slightly more than half of the payment for this private placement being made in August 2021, and the remaining amounts to be paid over the following twelve months, with UpHealth Holdings making the last payment on August 15, 2022. The issuance of the private placement shares in August 2021 increased UpHealth Holdings’ ownership to 94.81% of the equity of Glocal. Under the terms of the SPA, the Azims, Chowdhury and Kimberlite, among other Glocal shareholders, were not selling all of their shares in Glocal. As a final step, there is an option for UpHealth Holdings to acquire the remaining shares held by such Glocal shareholders. This option has not yet been exercised. Pursuant to the terms of the SPA, and as a result of the acquisition of the shares of Glocal by UpHealth Holdings, the Azims and Kimberlite became the beneficial owners of shares of common stock of UpHealth Holdings which were held by Eligere Limited Liability Company (“Eligere”).

As also described in the October 3 Current Report, on November 20, 2020, the parties to the SPA amended the SPA, (the “Amendment Agreement”). The Amendment Agreement, among other things, provided that after acquisition by UpHealth Holdings of most of the shares of Glocal held by the Azims, Chowdhury and Kimberlite, the Glocal Board would convene and hold a meeting at which resolutions would be passed approving and authorizing the appointment of UpHealth Holdings’ “designee(s) as director(s) to the Board” of Glocal. In addition, the Amendment Agreement added as a covenant to the SPA, the following provision:

“All Parties agree that the commercial intent is through the transactions contemplated by the SPA [UpHealth Holdings] shall eventually own 100% of the [Glocal] Share Capital. To that end, [the Azims, Chowdhury, Kimberlite and one other Glocal shareholder] shall cooperate with [UpHealth Holdings] to increase [UpHealth Holdings’] ownership in [Glocal] after the [date by which UpHealth Holdings increased its ownership to 94.81% of the equity of Glocal] in a form and manner acceptable to [UpHealth Holdings].”

As also described in the October 3 Current Report, as a result of the acquisition of UpHealth Holdings by the Company, the shares of common stock of UpHealth Holdings owned by Eligere were converted into shares of Common Stock of the Company. According to a Form 3/A filed by Eligere, Kimberlite and the Azims with the SEC on August 11, 2022, Eligere owns for the benefit of Kimberlite and the Azims a total of 6,116,842 shares of the Common Stock of the Company, Kimberlite beneficially owns 684,981 shares of the Common Stock of the Company, Sabahat Azim beneficially owns 2,716,319 shares of the Common Stock of the Company, and Richa Azim beneficially owns 2,715,542 shares of the Common Stock of the Company.

PROPERTIES

The following table sets forth the location, approximate square footage and primary use of each of the principal properties we occupied as of December 31, 2022, as well as our reportable segments that use the properties described:

Segment	Location	Approximate Square Footage	Primary Use
Corporate/Services	Delray Beach, Florida	34,414	Corporate headquarters and customer care center
Services	Delray Beach, Florida	43,787	Customer care center
Services	Delray Beach, Florida	115,372	Customer care center
Services	North Salt Lake, Utah	43,543	Corporate office, manufacturing and warehouse
Services	St. Louis, Missouri	8,226	Corporate office and customer care center
Virtual Care Infrastructure	Columbus, Ohio (1)	20,455	Corporate office
Virtual Care Infrastructure	El Segundo, California (1)	12,251	Corporate office
Integrated Care Management	Chicago, Illinois	6,316	Corporate office
Integrated Care Management	San Francisco, California	11,742	Corporate office

(1)	Substantially all of these facilities are subleased.

We lease all of our properties, with the exception of certain properties in India that are owned by Glocal. We believe our facilities are suitable to meet our current and reasonably anticipated future needs. However, we regularly evaluate our operating properties, and may make further additions and improvements or consolidate locations as we seek opportunities to expand or enhance the efficiency of our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of our operations should be read together with our consolidated financial statements, including the related notes thereto, included elsewhere in this prospectus. The following discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” the “Company,” “UpHealth” and other similar terms refer to UpHealth, Inc. and its consolidated subsidiaries.

Formation

UpHealth Services, Inc. was formed on November 5, 2019, and effectively began operations on January 1, 2020. It was formed for the purpose of effecting a combination of various companies engaged in digital health, and commenced negotiations with a number of companies, including those that are discussed below as having been acquired. UpHealth Holdings became the sole shareholder of with UpHealth Services, Inc. through a reorganization with UpHealth Services, Inc.’s original shareholders when UpHealth Holdings was formed on October 26, 2020 as a Delaware corporation. UpHealth Holdings then entered into a series of transactions to develop its business across three operating segments: (a) Integrated Care Management—through its subsidiary Thrasys; (b)Virtual Care Infrastructure—through its subsidiary Glocal; and (c) Services—through its subsidiaries Innovations Group, BHS, and TTC. On June 9, 2021, UpHealth (fka GigCapital2) acquired UpHealth Holdings and its subsidiaries, which added Cloudbreak to the Virtual Care Infrastructure segment.

Completed Business Combinations

On November 20, 2020, UpHealth Holdings acquired BHS, pursuant to the terms of an Agreement and Plan of Merger between UpHealth Holdings and BHS, in exchange for consideration in the form of a promissory note in the amount of $1.2 million and shares of UpHealth Holdings. The information set forth below includes the results of operations, liquidity and capital resources of BHS for the years ended December 31, 2021 and 2022.

On November 20, 2020, UpHealth Holdings acquired Thrasys pursuant to the terms of an Amended and Restated Plan of Merger between the parties, in exchange for consideration in the form of a promissory note in the amount of $20.0 million and shares of UpHealth Holdings Common Stock. The information set forth below includes the results of operations, liquidity and capital resources of Thrasys for the years ended December 31, 2021 and 2022.

On January 25, 2021, UpHealth Holdings acquired TTC, which became a wholly owned subsidiary, pursuant to the terms of an Agreement and Plan of Merger between UpHealth Holdings and TTC, in exchange for consideration in the form of a promissory note in the amount of $12.1 million and shares of UpHealth Holdings Common Stock. Beginning January 25, 2021, the results of operations of TTC are consolidated with those of UpHealth Holdings in the UpHealth, Inc. consolidated financial statements provided with this prospectus. The information set forth below includes the results of operations, liquidity and capital resources of TTC for the period from January 25, 2021 through December 31, 2022.

Glocal is now a super-majority owned (but not wholly owned) subsidiary of UpHealth Holdings. The acquisition of Glocal by UpHealth Holdings was structured to occur in multiple steps. Pursuant to the terms and conditions of a Share Purchase Agreement between UpHealth Holdings, Glocal, and certain Glocal shareholders, the first step concluded on November 20, 2020, when UpHealth Holdings acquired approximately 43.46% of the outstanding equity share capital of Glocal and delivered shares of UpHealth Holdings Common Stock and a $8.7 million note, which was paid in June 2021. As part of the second step, on March 26, 2021, UpHealth Holdings acquired additional equity share capital of Glocal, increasing its ownership to approximately 89.4% of the outstanding equity of Glocal, by way of capital investment into Glocal, with $3.0 million paid in March 2021. On May 14, 2021, UpHealth Holdings acquired additional equity share capital of Glocal, increasing its ownership to approximately 90.4% of the outstanding equity of Glocal, and delivered shares of UpHealth Holdings Common Stock. The third step concluded on June 21, 2021, when UpHealth Holdings acquired additional equity share capital of Glocal, increasing its ownership to approximately 92.2% of the outstanding equity of Glocal, and delivered $9.2 million in cash to the selling shareholders. The fourth step concluded on August 27, 2021, when UpHealth Holdings acquired additional equity share capital of Glocal, increasing its ownership to approximately 94.81% of the outstanding equity of Glocal, and delivered $20.0 million in cash to the selling shareholders. UpHealth Holdings, as the majority shareholder, will, in conjunction with the remaining Glocal shareholders, increase UpHealth Holdings’ ownership in Glocal through the acquisition of remaining shares, and/or any other manner acceptable to UpHealth Holdings and permitted under India law.

UpHealth Holdings accounted for its ownership in Glocal using the equity method from November 20, 2020 through March 25, 2021. Beginning March 26, 2021, the results of operations of Glocal are consolidated with those of UpHealth Holdings in the UpHealth, Inc. consolidated financial statements provided with this prospectus. As discussed in Note 1, Organization and Business, in the Notes to Consolidated Financial Statements, we deconsolidated Glocal during the three months ended September 30, 2022. Accordingly, the information set forth below includes the results of operations, liquidity and capital resources of Glocal for the period from March 26, 2021 through June 30, 2022.

On April 27, 2021, UpHealth Holdings acquired Innovations Group, which became a wholly owned subsidiary, pursuant to the terms of an Agreement and Plan of Merger between UpHealth Holdings and Innovations Group, in exchange for consideration in the form of a promissory note in the amount of $30.0 million and shares of UpHealth Holdings Common Stock. Beginning April 27, 2021, the results of operations of Innovations Group are consolidated with those of UpHealth Holdings in the UpHealth, Inc. consolidated financial statements provided with this prospectus. The information set forth below includes the results of operations, liquidity and capital resources of Innovations Group for the period from April 27, 2021 through December 31, 2022.

On June 9, 2021, UpHealth acquired Cloudbreak, which became a wholly owned subsidiary, pursuant to the terms of a Business Combination Agreement between UpHealth and Cloudbreak, in exchange for consideration in the form of a promissory note in the amount of $36.6 million and shares of UpHealth Common Stock. Beginning June 9, 2021, the results of operations of Cloudbreak are consolidated with those of UpHealth in the UpHealth, Inc. consolidated financial statements provided with this prospectus. The information set forth below includes the results of operations, liquidity and capital resources of Cloudbreak for the period from June 9, 2021 through December 31, 2022.

On June 9, 2021, UpHealth acquired UpHealth Holdings and its subsidiaries, which became a wholly owned subsidiary, in an exchange of cash, notes, and shares of Common Stock for all the shares of UpHealth Holdings’ capital stock issued and outstanding immediately prior to the effective time of the acquisition. The acquisition was accounted for as a reverse recapitalization, which is the equivalent of UpHealth Holdings issuing stock for the net assets of UpHealth, accompanied by a recapitalization, with UpHealth treated as the accounting acquiree. The determination of UpHealth as the accounting acquiree was primarily based on the fact that subsequent to the acquisition, UpHealth Holdings owned a majority of the voting power of the combined company, UpHealth Holdings comprised 75% of the ongoing operations of the combined entity, UpHealth Holdings controlled a majority of the governing body of the combined company, and UpHealth Holdings’ senior management comprised most of the senior management of the combined company. Subsequent to June 9, 2021, the results of operations of UpHealth are consolidated with those of UpHealth Holdings in the UpHealth, Inc. consolidated financial statements provided with this prospectus. The information set forth below includes the results of operations, liquidity and capital resources of UpHealth for the period from June 9, 2021 through December 31, 2022.

UpHealth, Inc. Business Overview

After undergoing a process launched in the second half of 2021 designed to help us determine how to tie the various components of the businesses brought together between November 2020 and June 2021 that we launched in the summer of 2021, in 2022, we turned to transforming our business strategy to create a company that can profitably fulfill our mission as an integrated whole. By considering our previous financial performance, we determined that it was necessary for us to pivot and to focus on fewer investments for growth. As a result, we sought to establish a company that will deliver high-quality, predictable revenue streams, conserve cash and readjust our operating expenses, and improve operational excellence. This led us to make the following decisions with regard to our reporting segments:

•

As a result of the previously disclosed ongoing control issues and legal proceedings with Glocal, UpHealth deconsolidated Glocal in July 2022. These issues and disputes are described in our Current Reports on Form 8-K filed with the SEC on October 3, 2022 and November 14, 2022, in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022 filed with the SEC on December 29, 2022, and in our 2022 Annual Report, as well as under the heading “—Legal Proceedings—Dispute and Litigation Regarding Control of Glocal Board of Directors” in the section of this prospectus entitled “Business.” Accordingly, although Glocal is included in the Virtual Care Infrastructure segment operating results for the first six months of 2022, it is not included in the Virtual Care Infrastructure business discussion for the latter six months of 2022. As of March 31, 2023, the operations of Glocal remain deconsolidated from the rest of UpHealth as we continue to pursue all legal recourse against the founders of that business.

•

On February 26, 2023, UpHealth Holdings agreed to sell 100% of the outstanding capital stock of Innovations Group to Belmar, a wholly owned subsidiary of Belmar Holdings, Inc., a Delaware corporation, a portfolio company of Webster Capital IV, L.P., a Delaware limited partnership, pursuant to a stock purchase agreement, dated February 26, 2023, by and among UpHealth, UpHealth Holdings, Innovations Group, and Belmar. The sale is expected to close in the second quarter of 2023, subject to the completion of required regulatory filings. Innovations Group’s financial results are included in the discussion of full year 2022 results for the Services business, as they are considered held-for-sale.

•

At the start of 2023, we made the decision to integrate BHS into our legacy TTC operations and wind down our provider practice in Missouri. As such, BHS results for 2022 are included in the full year 2022 results for the Services business.

Following all of these changes, our reporting structure remains the same. We have three operating business segments: (a) Integrated Care Management, which has evolved from the legacy Thrasys business; (b) Virtual Care Infrastructure, which uses MarttiTM, a platform developed by the legacy Cloudbreak business; and (c) Services, which is focused on behavioral health services using a platform created by the legacy TTC business.

Going forward, UpHealth will offer patient-centric digital health technologies and technology-enabled services to manage health and behavioral health across our strategic businesses. We are focused on integrating the value streams represented across these three product and service lines, and focusing on building more data and analytics capabilities to complement our technology. Additionally, we are working on a partnership to incorporate AI into our core product offerings.

Integrated Care Management Segment

Overview

Integrated Care Management is a healthcare technology business that serves organizations that pay for healthcare, including health plans and state, federal and municipal agencies that ensure the people they sponsor receive high-quality care, administered and delivered efficiently and effectively, all while driving health equity so that every individual, family, and community has access to the care they need.

The Integrated Care Management business is powered by the SyntraNetTM technology platform and applications. SyntraNetTM is a configurable integrated health management platform that enables clinical and community-based care teams to share information, coordinate care, manage utilization, and improve health outcomes and costs for individuals and populations— especially individuals with complex medical, behavioral health, and social needs.

SyntraNetTM creates virtual “care communities” – logical networks of organizations, care managers and service providers – that function as an integrated care team to deploy programs to improve health, quality, performance, efficiency, and costs.

Core features of the platform include the ability to:

•	Create virtual, cross-sector care communities;

•	Integrate and organize information from a wide range of health and social health data sources;

•	Gain insight into health, risks, and opportunities with advanced analytics;

•	Qualify and enroll groups into programs;

•	Coordinate care teams across the continuum of care; and

•	Analyze and report on various measures of success.

Our Integrated Care Management platform provides health plans and provider groups the ability to manage health with new value-based models of care. Our clients include the largest public health plan in the United States, entities that are part of the nation’s most comprehensive “whole person care” initiatives, and one of the fastest growing value-based pharmacy benefit managers.

Integrated Care sells its products primarily through its direct sales force, strategic collaborations and external producers in two key areas: payors including health plans and third-party administrators and public entities including state and local health care agencies. Revenues are derived from license fees, recurring subscription fees, and professional services for implementation.

Components of Results of Operations

Revenues

Integrated Care Management derives revenues broadly from the sales of (a) products—with associated license, subscription, and hosting fees and (b) services—largely to implement, configure, and extend the technology, and train and on-board users on the use of the platform and applications.

Licenses and Subscriptions Revenues. License revenues are typically associated with rights granted to customers to deploy the platform to a certain number of care communities of a certain size, usually measured as the total population of patients that can be included within a care community. License revenues are recognized based on the nature of the license provided, either fully on the date license rights are granted to the customer if there are no further performance obligations or ratably over the license term beginning on the effective date of each contract, the date the customer takes possession of the license rights.

Subscription fees are recurring fees charged for access to the platform and applications. Subscription fees are typically pegged to a measure of use, such as population size, number of providers, members enrolled in programs, or number of members managed by applications. Subscription fees can grow as customers subscribe to additional application features or launch additional programs. Revenues from subscription fees are recognized ratably over the subscription term.

Services. The majority of Integrated Care Management’s contracts to provide professional services are priced on a time and materials basis, whereby revenues are recognized as the services are rendered. In some cases, Integrated Care Management enters into professional services contracts where professional services fees are defined for specific milestones, whereby revenues are recognized upon achievement of the milestones.

Cost of Revenues

Cost of revenues for Integrated Care Management include: costs related to hosting SyntraNetTM in a HIPAA-compliant cloud environment; costs of third-party product licenses embedded with SyntraNetTM; costs of a core professional services team; and an allocation of facilities, information technology, and depreciation costs. Added compliance requirements for security infrastructure is likely to add some additional costs for hosting services. Integrated Care Management also anticipates added costs for third-party licenses that will be added as the scope and footprint of the technology platform expands.

Hosting Infrastructure. Integrated Care Management’s technology and solutions are designed to be agnostic to any particular cloud services provider. Currently, customer environments are hosted through contracts with two cloud service providers. Integrated Care Management anticipates capabilities of cloud service providers to grow, and costs to become increasingly competitive, and will continue to evaluate offerings in the marketplace to determine the optimum mix of security, reliability, scalability, and performance to meet customer needs. Hosting infrastructure costs for Integrated Care Management are related to the number and size of environments deployed for customers and also on the service level agreements (“SLAs”) negotiated with customers. As the average size of customers continues to grow, hosting infrastructure costs are expected to grow as a percentage of revenue.

Third-Party Product Licenses. SyntraNetTM embeds certain third-party technology components to support some of its technology capabilities. There are multiple vendors for these components, and Integrated Care Management is not dependent on any specific vendor.

Professional Services Team. Integrated Care Management’s professional services team works closely with the product team and is best understood as an “A-team” created to lead showcase implementations. The goal is to keep the professional services team small in order to focus it on deploying reference customers and facilitating the on-boarding and coaching of systems integration partners.

Operating Expenses

Sales and Marketing (“S&M”) Expenses. S&M expenses include an internal sales and marketing team and contracts with business development consultants to generate and qualify leads, and an allocation of facilities, information technology, and depreciation costs.

Research and Development (“R&D”) Expenses. Integrated Care Management continues to invest in R&D. The core R&D team consists of a small team of very experienced software developers. R&D expenses also includes an allocation of facilities, information technology, and depreciation costs.

General and Administrative (“G&A”) Expenses. G&A expenses include compensation and benefits expense, and other administrative costs, related to its executive, finance, human resources, legal, facilities, and information technology teams, net of allocations to cost of revenues, S&M expenses, and R&D expenses.

Depreciation and Amortization Expenses. Depreciation expense relates to the depreciation of computer equipment, purchased software, furniture and fixtures, and office equipment, net of amounts allocated to cost of revenues. Amortization expense relates to the amortization of intangible assets from the acquisition of Thrasys.

Virtual Care Infrastructure Segment

Overview

Virtual Care Infrastructure is a technology and technology-enabled services business that connects healthcare systems with platforms, analytics and services that make clinical and administrative processes simpler and more efficient. Hospital systems, physicians, and patients depend on UpHealth to help them improve performance, reduce costs and advance care quality through technology-enabled services built directly into clinical workflows.

Powered by Martti™, Virtual Care Infrastructure is a provider of unified telehealth solutions and digital health tools aimed at increasing access to healthcare and resolving health disparities across the care continuum. The Virtual Care Infrastructure business segment has one of the largest installed user bases in the nation, performing more than 300,000 encounters per month on over 40,000 video endpoints at over 2,800 healthcare venues in over 250 languages across the United States. Through its integrated telehealth and language access services, the platform serves as the digital front door to in-hospital care. The MarttiTM platform provides digital health infrastructure enabling its partners to implement unique, private-label telehealth strategies customized to their specific needs and markets, with language access built-in.

In 2022, MarttiTM expanded its operations by leveraging its existing platform to include other telemedicine use cases such as telestroke, teleneurology, and telepsychiatry. We also launched a home health virtual visit platform enabling healthcare system partners to see their patients remotely on any device, at any time, anywhere the patient may be, and in any language they may speak.

Virtual Care Infrastructure’s products and services are sold primarily through a direct sales force. Virtual Care Infrastructure’s products are also supported and distributed through an array of alliances and business partnerships with other technology vendors, who integrate and interface our products with their applications. Our Virtual Care Infrastructure business offers an expanding suite of telehealth use cases, which are delivered under multi-year contracts that include fixed minimums with upside attributable to usage-based fees. Our client base includes hospitals and health systems, FQHCs, urgent care centers, stand-alone clinics, and medical practices.

As discussed in Note 1, Organization and Business, in the Notes to Consolidated Financial Statements, we deconsolidated Glocal during the three months ended September 30, 2022. Accordingly, the information set forth below includes the results of operations, liquidity and capital resources of Glocal for the period from March 26, 2021 through June 30, 2022.

Components of Results of Operations

Revenues

Services. Services revenues are generated primarily from the sale of subscription-based fixed monthly minute and variable rate per unit of service medical language interpretation services. Our Telehealth product line also records ancillary revenues from the rental of Martti™ devices and from the provision of information technology services that include connectivity and ongoing support of the Martti™ software platform. Generally, Telehealth’s medical language interpretation and information technology services are invoiced monthly. Fixed monthly minute medical language interpretation subscription and information technology services fees are invoiced in advance in the period preceding the service. Variable rate per unit medical language interpretation and information technology services fees (including overage fees related to minutes used by the customer in excess of the fixed monthly minute subscription) are invoiced monthly in arrears. Martti™ device leases are invoiced monthly in advance in the period preceding the usage. Invoiced amounts are typically due within 30 days of the invoice date. For the period from March 26, 2021 through June 30, 2022, services revenues also included revenues from Glocal, which were generated primarily from operating hospitals and clinics, including pharmacy and medicine sales, and transaction fees per telemedicine consultation.

Products. Products revenues consist of the sale of Martti™ devices to its customers. Sale of Martti™ devices are generally invoiced at contract execution (50%) and upon the delivery of the devices to the customer (50%). Invoiced amounts are typically due within 30 days of the invoice date. For the period from March 26, 2021 through June 30, 2022, products revenues also included revenues from Glocal, which were generated primarily from the sale of HelloLyf CX digital dispensaries and the construction of HelloLyf HX digital hospitals.

Cost of Revenues

Cost of revenues primarily consist of costs related to supporting and hosting Telehealth’s product offerings and delivering services, and include the cost of maintaining Telehealth’s data centers, customer support team, and Telehealth’s professional services staff, in addition to third-party service provider costs such as data center and networking expenses, amortization of capitalized software development costs, the cost of purchased equipment inventory sold to customers, and an allocation of facilities, information technology, and depreciation costs. For the period from March 26, 2021 through June 30, 2022, cost of revenues also included cost of revenues from Glocal, which primarily consisted of costs of building and operating hospitals, including costs for the purchase of medicines, professional/doctor fees, the cost to build HelloLyf CX digital dispensaries and HelloLyf HX digital hospitals, and an allocation of information technology and depreciation costs.

Operating Expenses

Sales and Marketing Expenses. S&M expenses consist of compensation and benefits, costs related to advertising, marketing programs, and events, and an allocation of facilities, information technology, and depreciation costs.

General and Administrative Expenses. G&A expenses consist of compensation and benefits expense, and other administrative costs, related to its executive, finance, human resources, legal, facilities, and information technology teams, net of allocations to cost of revenues and S&M.

Depreciation and Amortization Expenses. Depreciation expense relates to the depreciation of computer equipment, purchased software, furniture and fixtures, and office equipment, net of amounts allocated to cost of revenues. Amortization expense relates to the amortization of intangible assets from the acquisitions of Cloudbreak and Glocal.

Services Segment

Overview

Our Services segment provides behavioral health and pharmacy services in the United States, which are critically important to managing whole person care and its associated costs. Our comprehensive behavioral health capabilities are powered by UpHealth BehavioralTM and provide evidence-based and tech-enabled behavioral health and substance abuse services via onsite care delivery and telehealth. Our Services platform is working to deliver an increasing volume of services, including telehealth services, to existing customers, as well as clients belonging to the Integrated Care Management and Virtual Care Infrastructure platforms.

UpHealth BehavioralTM provides comprehensive patient-centered care, addressing the physical, mental, and social well-being of our clients. We engage people in the most appropriate care settings, including clinical sites, out-patient and virtual. UpHealth BehavioralTM delivers behavioral health services; helps patients and providers navigate and address complex, chronic behavioral health needs; offers post-acute care planning services; and serves consumers and care providers through advanced, on-demand digital health technologies, such as telehealth. UpHealth BehavioralTM works directly with consumers, care delivery systems, providers, payors, and public-sector entities to provide high quality, accessible and equitable care with improved health outcomes and reduced total cost of care.

UpHealth BehavioralTM sells its products primarily through its direct sales force, and strategic collaborations in two key areas: payors including health plans, third-party administrators; and public entities including the U.S. Departments of Veterans Affairs and other federal, state, and local health care agencies.

Our pharmacy business, Innovations Group, is powered by MedQuest Pharmacy, a full-service retail and compounding pharmacy licensed in all 50 U.S. states and the District of Columbia that dispenses prescribed medications shipped directly to patients. It is capable of serving as a retail or national fulfillment center. Other services and products are also available, such as lab and testing services, nutritional supplements, and education and training for medical practitioners.

On February 26, 2023, UpHealth Holdings agreed to sell 100% of the outstanding capital stock of Innovations Group. We expect the sale to close in the second quarter of 2023, subject to the completion of required regulatory filings.

Additionally, at the start of 2023, we made the decision to integrate BHS into our legacy TTC operations and wind down our provider practice in Missouri. As such, BHS results for 2022 are included in the Services results for this report.

Components of Results of Operations

Revenues

Services. Services revenues at UpHealth BehavioralTM are generated primarily through services provided to clients in both inpatient and outpatient treatment settings. UpHealth BehavioralTM bills third-party payors weekly for the services provided in the prior week. Client-related revenues, such as inpatient and outpatient programs, are generally recognized over time as the performance obligation is satisfied at the estimated net realizable value amount from clients, third-party payors, and others for services provided. UpHealth BehavioralTM receives the majority of payments from commercial payors at out-of-network rates. Client service revenues are recorded at established billing rates, less adjustments to estimate net realizable value. Provisions for estimated third party payor reimbursements are provided in the period related services are rendered and adjusted in future periods when actual reimbursements are received. A significant or sustained decrease in reimbursement rates could have a material adverse effect on operating results.

UpHealth BehavioralTM also provides diagnostic laboratory testing services for its clients, which are recognized over time as the performance obligation is satisfied at the estimated net realizable value amount from clients, third-party payors, and others for services provided. Diagnostic laboratory service revenues are recorded at established billing rates, less adjustments to estimate net realizable value. Provisions for estimated third party payor reimbursements are provided in the period related services are rendered and adjusted in future periods when actual reimbursements are received.

Services revenues at UpHealth BehavioralTM are also generated by providing psychiatric and mental health services and billing services. Although the underlying tasks will vary by service and by patient, medical professionals perform inquiries, obtain vital statistics, perform certain lab tests, administer therapy, and provide any additional goods and services as necessary depending on the information obtained. In addition, services revenues are generated from CME educational courses.

Products. Products revenues through our pharmacy business are generated primarily from the sale of prescription medications directly to patients, as well as through the sale of supplemental products to providers. The majority of the customer revenues are billed and collected before the medications and products are shipped from the facility. The pharmacy business generates approximately 60% of its revenue from sales of compounded medications and approximately 40% of its revenue from sales of manufactured medications and supplements.

Products revenues are also generated by providing retail pharmacy services at UpHealth BehavioralTM.

Cost of Revenues

Cost of revenues at UpHealth BehavioralTM consist primarily of provider compensation expenses, the cost of pharmaceutical medications sold to patients, the cost of operating the facilities, professional/medical fees, and an allocation of facilities, information technology, and depreciation costs. Provider compensation expenses include consulting payments to healthcare providers, including medical doctors in psychiatry, psychologists, nurse practitioners, and clinical social workers. UpHealth BehavioralTM has adopted an incentive-based compensation plan with provider agreements that compensate the providers based upon a percentage of revenue generated and ultimately collected for services provided. UpHealth BehavioralTM primarily purchases pharmaceutical medications through a large industry distributor with many suppliers, but also purchases some directly from other suppliers.

Cost of revenues at the pharmacy business primarily consist of costs of raw ingredients and materials to compound various drugs and supplements, the cost of manufactured product purchased directly from the distributors for resale, the cost of fulfillment and shipping services and an allocation of facilities, information technology, and depreciation costs. The pharmacy business purchases these items through a large industry distributor with many suppliers and also sources products and supplies directly with manufacturers. The pharmacy business is also able to leverage the size of its operations to purchase larger quantities of certain ingredients and materials at lower prices.

Operating Expenses

Sales and Marketing Expenses. S&M expenses consist of cost related to compensation and benefits, advertising and marketing programs, events, fees paid to third party marketing firms, and an allocation of facilities, information technology, and depreciation cost.

General and Administrative Expenses. G&A expenses include compensation and benefits expense, and other administrative costs, related to its executive, finance, human resources, legal, facilities, and information technology teams, net of allocations to cost of revenues and S&M expenses.

Depreciation and Amortization Expenses. Depreciation expense relates to the depreciation of computer equipment, purchased software, furniture and fixtures, office equipment, and leasehold improvements, net of amounts allocated to cost of revenues. Amortization expense relates to the amortization of intangible assets from the acquisitions of TTC, BHS, and Innovations Group.

UPHEALTH, INC. RESULTS OF OPERATIONS

Operating Results

As UpHealth Holdings effectively began operations on January 1, 2020 and operations from UpHealth’s subsidiaries are included from their dates of acquisition, as described below, the numbers presented above are not directly comparable between periods.

As discussed in Note 1, Organization and Business, in the Notes to Consolidated Financial Statements, we deconsolidated Glocal during the three months ended September 30, 2022. Accordingly, the information set forth below includes the results of operations, of Glocal for the period from March 26, 2021 through June 30, 2022.

As of December 31, 2022 and for the year then ended, UpHealth’s operating results consist of the results of operations for UpHealth and its subsidiaries Thrasys, BHS, TTC, Innovations Group, and Cloudbreak for the entire period, and the results of operations for Glocal for the period from January 1, 2022 to June 30, 2022.

As of December 31, 2021 and for the year then ended, UpHealth’s operating results consist of (1) the results of operations for UpHealth Holdings, Thrasys, and BHS; (2) the results of operations for TTC, Glocal, and Innovations Group subsequent to the acquisition of those companies in 2021, as described above; and (3) the results of operations for UpHealth (fka GigCapital2) and Cloudbreak subsequent to June 9, 2021, as described above.

The following table sets forth the consolidated results of operations of UpHealth:

Consolidated results of operations data	For the year ended December 31,
( in thousands)	2022	2021	$ Change	% Change
Revenues:
Services	$110,953	$70,223	$40,730	58%
Licenses and subscriptions	12,566	25,516	(12,950)	(51)%
Products	35,284	28,056	7,228	26%

Total revenues	158,803	123,795	35,008	28%

Cost of revenues:
Services	62,954	45,139	17,815	39%
License and subscriptions	1,260	19,183	(17,923)	(93)%
Products	24,434	19,659	4,775	24%

Total cost of revenues	88,648	83,981	4,667	6%

Gross profit	70,155	39,814	30,341	76%

Operating expenses:
Sales and marketing	15,951	10,638	5,313	50%
Research and development	7,888	7,644	244	3%
General and administrative	48,755	52,285	(3,530)	(7)%
Depreciation and amortization	16,140	13,044	3,096	24%
Stock-based compensation	6,464	1,048	5,416	517%
Lease abandonment expenses	75	915	(840)	(92)%
Goodwill and intangible asset impairment	114,061	297,930	(183,869)	(62)%
Acquisition, integration, and transformation costs	22,214	36,289	(14,075)	(39)%

Total operating expenses	231,548	419,793	(188,245)	(45)%

Loss from operations	(161,393)	(379,979)	218,586	(58)%
Other income (expense):
Interest expense	(26,500)	(19,516)	(6,984)	36%
Gain on consolidation of equity investment	—	640	(640)	(100)%
Loss on deconsolidation of subsidiary	(37,708)	—	(37,708)	—%
Gain on fair value of derivative liability	7,529	53,846	(46,317)	(86)%
Gain on fair value of warrant liabilities	242	1,595	(1,353)	(85)%
Gain (loss) on extinguishment of debt	(14,610)	151	(14,761)	(9,775)%
Other income, net, including interest income	121	490	(369)	(75)%

Total other income (expense)	(70,926)	37,206	(108,132)	(291)%

Net loss before income tax benefit	(232,319)	(342,773)	110,454	(32)%
Income tax benefit	9,384	2,437	6,947	285%

Net loss before loss from equity investment	(222,935)	(340,336)	117,401	(34)%
Loss from equity investment	—	(561)	561	(100)%

Net loss	(222,935)	(340,897)	117,962	(35)%
Less: net loss attributable to noncontrolling interests	65	126	(61)	(48)%

Net loss attributable to UpHealth, Inc.	$(223,000)	$(341,023)	$118,023	(35)%

The following table sets forth the consolidated results of operations of UpHealth as a percentage of total revenues:

	For the year ended December 31,
	2022	2021
Revenues:
Services	70%	57%
Licenses and subscriptions	8%	21%
Products	22%	23%

Total revenues	100%	100%

Cost of revenues:
Services	40%	36%
License and subscriptions	1%	15%
Products	15%	16%

Total cost of revenues	56%	68%

Gross profit	44%	32%
Operating expenses:
Sales and marketing	10%	9%
Research and development	5%	6%
General and administrative	31%	42%
Depreciation and amortization	10%	11%
Stock-based compensation	4%	1%
Lease abandonment expenses	—%	1%
Goodwill and intangible asset impairment	72%	241%
Acquisition, integration, and transformation costs	14%	29%

Total operating expenses	146%	339%

Loss from operations	(102)%	(307)%
Other income (expense):
Interest expense	(17)%	(16)%
Gain on consolidation of equity investment	—%	1%
Loss on deconsolidation of subsidiary	(24)%	—%
Gain on fair value of derivative liability	5%	43%
Gain on fair value of warrant liabilities	—%	1%
Gain (loss) on extinguishment of debt	(9)%	—%
Other income, net, including interest income	—%	—%

Total other income (expense)	(45)%	30%

Net loss before income tax benefit	(146)%	(277)%
Income tax benefit	6%	2%

Net loss before loss from equity investment	(140)%	(275)%
Loss from equity investment	—%	—%

Net loss	(140)%	(275)%
Less: net loss attributable to noncontrolling interests	—%	—%

Net loss attributable to UpHealth, Inc.	(140)%	(275)%

For the Years Ended December 31, 2022 and 2021

Revenues

In the year ended December 31, 2022, revenues were $158.8 million, representing an increase of $35.0 million, or 28%, compared to $123.8 million in the year ended December 31, 2021.

Services revenues increased $40.7 million, primarily due to an increase in the Virtual Care Infrastructure segment of $32.2 million and in the Services segment of $9.5 million, partially offset by a $0.9 million decrease in the Integrated Care Management segment. The increase in the Virtual Care Infrastructure segment was attributed to a full year of operations at Cloudbreak, which was acquired on June 9, 2021, and increased revenues from both new clients and existing customers, partially offset by no revenues being recognized for Glocal during the second half of 2022 as a result of its deconsolidation in July 2022. The increase in the Services segment was attributed to a full year of operations at TTC and Innovations Group, which were acquired in the first half of 2021, and increased revenues from a new payor.

License and subscriptions revenues decreased $13.0 million, primarily due to the loss of a contract with a European customer in the Integrated Care Management segment, partially offset by growth in revenues from existing customers in the segment.

Products revenues increased $7.2 million due to an increase in the Services segment of $11.0 million, partially offset by a decrease in the Virtual Care Infrastructure segment of $3.8 million. The increase in the Services segment was attributed to a full year of operations for TTC and Innovations Group, which were acquired in the first half of 2021, and an increase in the volume and sales price of prescriptions. The decrease in the Virtual Care Infrastructure segment was attributed to no revenues being recognized for Glocal during the second half of 2022 as a result of its deconsolidation in July 2022.

We expect revenues to decrease in the year ending December 31, 2023, primarily as a result of a decrease in revenues in our Services segment due to a partial year of revenues to be recognized at Innovations Group as a result of its pending sale in the second quarter of 2023, partially offset by increased revenues at the other business units. We also expect a decline in revenues in our Integrated Care Management segment in the year ending December 31, 2023. We expect these decreases will be partially offset by increased revenues in the Virtual Care Infrastructure segment as we invest in advertising and marketing, add new customers, and continue to integrated and develop our technology platforms across each of our segments, partially offset by no revenues being recognized for Glocal in the year ending December 31, 2023 as a result of its deconsolidation in July 2022.

Cost of Revenues

In the year ended December 31, 2022, cost of revenues was $88.6 million, representing an increase of $4.7 million, or 6%, compared to $84.0 million in the year ended December 31, 2021.

Services cost of revenues increased $17.8 million, primarily due to increases in the Virtual Care Infrastructure segment of $14.2 million, the Services segment of $2.9 million, and the Integrated Care Management segment of $0.6 million. The increase in the Virtual Care Infrastructure segment was attributed to a full year of operations at Cloudbreak, which was acquired on June 9, 2021, and increased cost of revenues from both new clients and existing customers, partially offset by no cost of revenues being recognized for Glocal during the second half of 2022 as a result of its deconsolidation in July 2022. The increase in the Services segment was attributed to a full year of operations for TTC and Innovations Group, which were acquired in the first half of 2021, and increased cost of revenues from a new payor.

License and subscriptions cost of revenues decreased $17.9 million, primarily due to the loss of a contract with a European customer in the Integrated Care Management segment, which resulted in no associated cost of revenues being recorded in the year ended December 31, 2022.

Products cost of revenues increased $4.8 million due to an increase in the Services segment of $7.8 million, partially offset by a decrease in the Virtual Care Infrastructure segment of $3.0 million. The increase in the Services segment was attributed to a full year of operations for TTC and Innovations Group, which were acquired in the first half of 2021, and an increase in the volume and sales price of prescriptions. The decrease in the Virtual Care Infrastructure segment was attributed to no cost of revenues being recognized for Glocal during the second half of 2022 as a result of its deconsolidation in July 2022.

We expect cost of revenues to decrease in the year ending December 31, 2023, commensurate with the decrease in revenues. Cost of revenues from our Services segment is expected to decrease due to a partial year of cost of revenues to be recognized at Innovations Group as a result of its pending sale in the second quarter of 2023, partially offset by increased cost of revenues at the other business units. We also expect a decline in costs of revenues in our Integrated Care Management segment, commensurate with the expected decline in revenues. We expect these decreases will be partially offset by increased cost of revenues in the Virtual Care Infrastructure segment commensurate with the expected increase in revenues in the segment, partially offset by no cost of revenues being recognized for Glocal in the year ending December 31, 2023 as a result of its deconsolidation in July 2022. Our cost of revenues may fluctuate as a percentage of our total revenue (gross margin %) from period to period due to the changes in the percentage of revenue contributed by each of our segments.

Operating Expenses

Sales and Marketing. In the year ended December 31, 2022, S&M expenses were $16.0 million, representing an increase of $5.3 million, or 50%, compared to $10.6 million in the year ended December 31, 2021, primarily due to an increase in compensation, benefits and contractor expenses of $5.0 million.

We expect S&M expenses to increase in the year ending December 31, 2023 as we invest in advertising and marketing. Our S&M expenses may fluctuate as a percentage of our total revenues from period to period due to the timing and extent we promote our brands through a variety of marketing and public relations activities.

Research and Development. In the year ended December 31, 2022, R&D expenses were $7.9 million, representing a increase of $0.2 million, or 3%, compared to $7.6 million in the year ended December 31, 2021, primarily due to an increase in compensation, benefits and contractor expenses of $1.9 million, partially offset by an increase in capitalized software development costs of $1.7 million.

We expect our R&D expenses to decrease in the year ending December 31, 2023, as we decrease R&D efforts in certain segments, while also increasing our capitalization of software development costs. Our R&D expenses may fluctuate as a percentage of our total revenues from period to period due to the timing and extent of our technology and development expenses, including the ability to capitalize software development costs.

General and Administrative. In the year ended December 31, 2022, G&A expenses were $48.8 million, representing a decrease of $3.5 million, or 7%, compared to $52.3 million in the year ended December 31, 2021, primarily due to a decrease in bad debt expense of $17.8 million, partially offset by an increase in professional fees, including legal, of $7.7 million, an increase in compensation, benefits, and contractor expenses of $4.6 million and an increase in insurance expense of $2.0 million.

We expect G&A expenses to decrease in the year ending December 31, 2023 primarily as a result of a decrease in legal and other professional fees. Our G&A expenses may fluctuate as a percentage of our total revenues from period to period due to the timing and extent of our G&A expenses.

Depreciation and Amortization. In the year ended December 31, 2022, depreciation and amortization expenses were $16.1 million, primarily consisting of $14.0 million of amortization of intangible assets and $2.1 million of depreciation related to property and equipment, net of allocations to cost of revenues. In the year ended December 31, 2021, depreciation and amortization expenses were $13.0 million, primarily consisting of

$12.4 million of amortization of intangible assets and $0.6 million of depreciation related to property and equipment, net of allocations to cost of revenues. The increase in depreciation and amortization expenses in 2022 was largely due to a full year of operations and amortization of intangible assets for TTC, Glocal, Innovations Group, and Cloudbreak, which were acquired in the first half of 2021, partially offset by the deconsolidation of Glocal in July 2022.

We expect depreciation and amortization expenses to increase in the year ending December 31, 2023, primarily due to an increase in amortization of capitalized software development costs and an increase in depreciation from purchases of property and equipment.

Stock-Based Compensation. In the year ended December 31, 2022, stock-based compensation expenses were $6.5 million, representing an increase of $5.4 million, or 517%, compared to $1.0 million in the year ended December 31, 2021. The increase in stock-based compensation expenses resulted from a full year of expense associated with RSUs granted and options assumed in the year ended December 31, 2021, as well as RSU grants made in the year ended December 31, 2022.

We expect stock-based compensation expenses to increase in the year ending December 31, 2023 as we continue to make grants under our equity incentive plan to new and existing employees.

Lease Abandonment Expenses. In the years ending December 31, 2022 and 2021, we recorded lease abandonment accruals in the amount of $0.1 million and $0.9 million, respectively, related to office spaces we vacated during the periods.

Goodwill and Intangible Asset Impairment. In the year ended December 31, 2022, we recorded a $114.1 million goodwill and intangible asset impairment charge, which included a $5.5 million measurement period adjustment at Glocal that was immediately impaired and a $0.7 million trade name intangible asset impairment at TTC in the three months ended March 31, 2022, an $89.1 million goodwill impairment charge and a $16.9 million intangible asset impairment charge resulting from impairment tests performed in the three months ended September 30, 2022, and a $1.8 million charge on the remeasurement of the disposal group held for sale in the three months ended December 31, 2022 in connection with the pending sale of Innovations Group. In the year ended December 31, 2021, we recorded a goodwill impairment of $297.9 million.

Acquisition, Integration, and Transformation Costs. In the year ended December 31, 2022, acquisition, integration and transformation costs were $22.2 million, primarily related to legal and litigation expenses associated with the acquisitions made in the years ended December 31, 2021 and 2020, as well as costs related to our integration and transformation of the businesses acquired, including management consulting fees and severance. In the year ended December 31, 2021, acquisition, integration and transformation costs were $36.3 million, primarily consisting of transaction expenses and success fees related to the acquisitions made in the years ended December 31, 2021 and 2020, legal and litigation expenses associated with the acquisitions, as well as costs related to our integration and transformation of the businesses acquired, including management consulting fees and severance.

We expect acquisition, integration and transformation costs expenses to decrease in the year ending December 31, 2023 as we complete our integration and transformation efforts.

Other Income (Expense)

In the year ended December 31, 2022, other expense was $70.9 million, primarily consisting of a $37.7 million loss on the deconsolidation of Glocal, $26.5 million of interest expense, and a $14.6 million loss on extinguishment of debt, partially offset by a $7.5 million gain on fair value of derivative liability, a $0.2 million gain on fair value of warrant liabilities, and $0.1 million of other income, net, including interest income. In the year ended December 31, 2021, other income was $37.2 million, primarily consisting of a $53.8 million gain on fair value of derivative liability, a $1.6 million gain on fair value of warrant liabilities, a $0.6 million gain on consolidation of equity investment, $0.5 million of other income, net, including interest income, and a $0.2 million gain on extinguishment of debt, partially offset by $19.5 million of interest expense.

We expect other expense to decrease in the year ending December 31, 2023 due to the one-time losses recorded in the year ending December 31, 2022, partially offset by an increase in interest expense for the 2025 Notes.

Income Tax Expense (Benefit)

In the year ended December 31, 2022, the income tax benefit was $9.4 million, primarily due to nondeductible acquisition, integration, and transformation costs and nondeductible goodwill impairment, partially offset by a $51.7 million valuation allowance we placed on certain deferred tax assets. In the year ended December 31, 2021, the income tax benefit was $2.4 million, primarily due to nondeductible acquisition, integration, and transformation costs and nondeductible goodwill impairment.

Income tax expense (benefit) reflects management’s best assessment of estimated current and future taxes to be paid. The objectives for accounting for income taxes, as prescribed by the relevant accounting guidance, are to recognize the amount of taxes payable or refundable for the current year and deferred tax assets and liabilities for future tax consequences of events that have been recognized in the financial statements. We expect minimal income tax expense (benefit) in the year ended December 31, 2023 since any resulting deferred tax assets will be offset with a corresponding valuation allowance.

Segment Information

We evaluate performance based on several factors, of which revenues and gross margin by operating segment are the primary financial measures.

Revenues

Our business is organized into three operating business segments and one non-operating business segment:

•	Integrated Care Management—through our Thrasys subsidiary;

•	Virtual Care Infrastructure—through our Cloudbreak and Glocal (other than for the six month period of July 1, 2022 through December 31, 2022) subsidiaries;

•	Services—through our Innovations Group, BHS and TTC subsidiaries; and

•	Corporate—through UpHealth and our UpHealth Holdings subsidiary.

The reportable segments are consistent with how management views our services and products and the financial information reviewed by the chief operating decision makers. We manage our businesses as components of an enterprise for which separate information is available and is evaluated regularly by the chief operating decision makers in deciding how to allocate resources and assess performance.

In the Integrated Care Management segment, we provide our customers with an advanced, comprehensive, and extensible technology platform, marketed under the umbrella “SyntraNetTM,” to manage health, quality of care, and costs, especially for individuals with complex medical, behavioral health, and social needs.

In the Virtual Care Infrastructure segment, we provide technology and process-based healthcare platforms providing our customers comprehensive primary care, specialty consultations, and translation services, through telemedicine, digital dispensaries, and technology-based hospital centers.

In the Services segment, we provide custom compounded medications for the unique needs of patients and prescribers. We are a full-service pharmacy filling prescriptions from our inventory of compounded medications, as well as drugs purchased from manufacturers. Additionally, we provide inpatient and outpatient substance abuse and mental health treatment services for individuals with drug and alcohol addiction and other behavioral health issues. We offer a complete continuum of care from detoxification services, residential care, partial hospitalization programs, and intensive outpatient and outpatient programs.

In the Corporate segment, we perform executive, administrative, finance, human resources, legal, and information technology services for UpHealth, Inc. and for its subsidiaries, managed in a corporate shared services environment. Since they are not the responsibility of segment operating management, they are not allocated to the operating segments and instead reported within Corporate.

Revenues by segment consisted of the following:

	For the year ended December 31,
(In thousands)	2022	2021
Integrated Care Management	$18,010	$31,886
Virtual Care Infrastructure	64,997	36,569
Services	75,796	55,340

Total revenues	$158,803	$123,795

Year Ended December 31, 2022 and 2021. Revenues from the Virtual Care Infrastructure segment increased $28.4 million, consisting of a $32.2 million increase in services revenues, partially offset by a $3.8 million decrease in products revenues. The increase in services revenue was due to a full year of operations at Cloudbreak, which was acquired on June 9, 2021, and increased revenues from both new clients and existing customers, partially offset by no revenues being recognized for Glocal during the second half of 2022 as a result of its deconsolidation in July 2022. The decrease in products revenues was due to no revenues being recognized for Glocal during the second half of 2022 as a result of its deconsolidation. Revenues from the Services segment increased $20.5 million, consisting of a $9.5 million increase in services revenues and a $11.0 million increase in products revenues. The increase in services revenues was due to a full year of operations at TTC and Innovations Group, which were acquired in the first half of 2021, and increased revenues from a new payor. The increase in products revenues was due to a full year of operations at TTC and Innovations Group, and an increase in the volume and sales price of prescriptions. Revenues from the Integrated Care Management segment decreased $13.9 million, primarily as a result of a $13.0 million decrease in licenses and subscriptions revenues due to the loss of a contract with a European customer, partially offset by growth in revenues from existing customers.

Gross margin by segment consisted of the following:

	For the year ended December 31,
In thousands	2022	2021
Integrated Care Management	$13,687	$10,316
Virtual Care Infrastructure	29,882	12,633
Services	26,586	16,865

Total gross margin	$70,155	$39,814

Year Ended December 31, 2022 and 2021. Gross margin from the Virtual Care Infrastructure segment increased $17.2 million, primarily consisting of a $18.0 million increase in services gross margin, partially offset by a $0.7 million decrease in products gross margin. The increase in services gross margin was due to a full year of operations at Cloudbreak, which was acquired on June 9, 2021, and increased revenues from both new clients and existing customers, partially offset by no revenues being recognized for Glocal during the second half of 2022 as a result of its deconsolidation in July 2022. The decrease in products revenues was due to no revenues being recognized for Glocal during the second half of 2022 as a result of its deconsolidation. Gross margin from the Services segment increased $9.7 million, consisting of a $6.5 million increase in services gross margin and a $3.2 million increase in products gross margin. The increase in services gross margin was due to a full year of operations at TTC and Innovations Group, which were acquired in the first half of 2021, and increased revenues from a new payor. The increase in products gross margin was due to a full year of operations at TTC and Innovations Group, and an increase in the volume and sales price of prescriptions. Gross margin from the Integrated Care Management segment increased $3.4 million, primarily as a result of a $4.9 million increase in licenses and subscriptions gross margin due to a reduction in cost of revenues from the loss of a contract with a European customer, partially offset by a $1.6 million increase in services cost of revenues.

Total assets by segment consisted of the following:

In thousands	December 31, 2022	December 31, 2021
Integrated Care Management	$44,776	$156,106
Virtual Care Infrastructure	140,776	217,668
Services	124,980	127,114
Corporate	29,272	68,419

Total assets	$339,804	$569,307

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2022 and December 31, 2021, UpHealth, Inc. had free cash on hand of $15.6 million and $58.2 million, respectively. Restricted cash consisted of zero as of December 31, 2022 and $18.6 million as of December 31, 2021, of which $18.1 million represented funds held in an escrow account, as agreed in our Forward Share Purchase Agreement (see Note 12, Capital Structure, in the Notes to Consolidated Financial Statements for further information) and $0.5 million represented funds held at our Glocal business.

We believe our current cash, expected cash collections, and funds received from the private placement that closed on March 13, 2023 (see Note 12, Capital Structure, in the Notes to Consolidated Financial Statements for further information) will be sufficient to fund our operations for at least twelve months after the filing date of our 2022 Annual Report.

Cash Flows

The following tables summarize cash flows for the periods indicated:

	Year Ended December 31,
(In thousands)	2022	2021
Net cash used in operating activities	$(22,442)	$(62,817)
Net cash provided by (used in) investing activities	(15,593)	743
Net cash provided by (used in) financing activities	(22,749)	135,871
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(460)	635

Net increase (decrease) in cash, cash equivalents, and restricted cash	$(61,244)	$74,432

As operations from UpHealth’s subsidiaries are included from their dates of acquisition, as described above, the numbers presented above are not directly comparable between periods.

In the year ended December 31, 2022, cash used in operating activities was $22.4 million, primarily attributed to net loss of $222.9 million. partially offset by $197.6 million of non-cash items (impairment of property, plant and equipment, intangible assets and goodwill, depreciation and amortization, stock-based compensation, loss on extinguishment of debt, amortization of debt issuance costs and discount on convertible debt, loss on deconsolidation of subsidiary, and operating lease asset/liabilities, partially offset by a gain on fair value of derivatives, gain on fair value of warrants and deferred tax adjustments) and the changes in operating assets and liabilities, net of effects of acquisitions, of $2.9 million. The changes in operating assets and liabilities, net of effects of acquisitions, was primarily due to an increase in accounts payable and accrued expenses of $13.1 million due to delayed payments to vendors and an increase in deferred revenue of $1.0 million, partially offset by an increase in accounts receivable of $5.8 million resulting from increased revenues in our Virtual Infrastructure segment.

In the year ended December 31, 2021, cash used in operating activities was $62.8 million, primarily attributed to net loss of $340.9 million and the changes in operating assets and liabilities, net of effects of acquisitions, of $7.9 million, partially offset by $285.9 million of non-cash items (impairment of property, plant and equipment, intangible assets and goodwill, depreciation and amortization, provision for bad debt expense, and amortization of debt issuance costs and discount on convertible debt, partially offset by a gain on fair value of derivatives, gain on fair value of warrants, gain on extinguishment of debt, gain on consolidation of equity method investment and deferred tax adjustments). The changes in operating assets and liabilities, net of effects of acquisitions, was primarily due to an increase in accounts receivable of $26.7 million due to billed and unbilled receivables primarily from one customer during the year that were not collected as of December 31, 2021, partially offset by an increase in accounts payable and accrued expenses of $23.0 million due to delayed payments to vendors.

In the year ended December 31, 2022, cash used in investing activities was $15.6 million, primarily consisting of the deconsolidated Glocal cash of $8.7 million and purchases of property and equipment of $6.8 million, which included $3.9 million of capitalized software development costs. In the year ended December 31, 2021, cash provided by investing activities was $0.7 million, primarily consisting of purchases of property and equipment partially offset by net cash acquired in acquisition of businesses.

In the year ended December 31, 2022, cash used in financing activities was $22.7 million, primarily consisting of repayments of debt of $48.2 million, repayments of the seller notes of $18.7 million, repayment of the forward share purchase agreement of $18.5 million, payments of finance and capital lease obligations of $3.1 million, and payments of debt issuance costs of $1.5 million, partially offset by proceeds from convertible debt of $67.5 million. In the year ended December 31, 2021, cash provided by financing activities was $135.9 million primarily consisting of proceeds from convertible debt of $164.5 million, proceeds from the merger and recapitalization transaction of $83.9 million and net proceeds from an equity raise of $43.0 million, partially offset by repayments of the seller notes of $99.2 million and repayments of debt of $42.6 million.

Long-Term Debt

See Note 10, Debt, in the Notes to Consolidated Financial Statements included in this prospectus for our long-term debt.

Contractual Obligations and Commitments

See Note 19, Commitments and Contingencies, in the Notes to Consolidated Financial Statements included in this prospectus for information about our operating lease obligations and our non-cancellable contractual service and licensing obligations.

Off-Balance Sheet Arrangements

As of December 31, 2022, we have not entered into any off-balance sheet financing arrangements, established any additional special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Recent Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies, in the Notes to Consolidated Financial Statements included in this prospectus for the recently issued accounting standards that could have an effect on us.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. These estimates and assumptions are based on current facts, historical experience, and various other factors that we believe are reasonable under the circumstances to determine reported amounts of assets, liabilities, revenues and expenses that are not readily apparent from other sources. To the extent there are material differences between our estimates and the actual results, our future consolidated results of comprehensive income (loss) may be affected.

Among our significant accounting policies, which are described in Note 2, Summary of Significant Accounting Policies, in the Notes to Consolidated Financial Statements, the following accounting policies and specific estimates involve a greater degree of judgments and complexity:

•	Business combinations;

•	Identification and reporting of VIEs;

•	Accounting for equity investments;

•	Goodwill and intangible assets;

•	Revenue recognition; and

•	Income taxes.

During the year ended December 31, 2022, we added the identification and reporting of VIEs to our critical accounting policies and estimates.

Business Combinations

We account for our business combinations using the acquisition method of accounting. The purchase price is attributed to the fair value of the assets acquired and liabilities assumed. Acquisition-related transaction costs incurred by us are not included as a component of consideration transferred but are accounted for as an operating expense in the period in which the costs are incurred. Identifiable assets and liabilities acquired or assumed are measured separately at their fair values as of the acquisition date. The excess of the purchase price of acquisition over the fair value of the identifiable net assets of the acquiree is recorded as goodwill. The results of businesses acquired in a business combination are included in our consolidated financial statements from the date of acquisition. When we issue stock-based or cash awards to an acquired company’s shareholders, we evaluate whether the awards are consideration or compensation for post-acquisition services. The evaluation includes, among other things, whether the vesting of the awards is contingent on the continued employment of the acquired company’s stockholders beyond the acquisition date. If continued employment is required for vesting, the awards are treated as compensation for post-acquisition services and recognized as expense over the requisite service period. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates, including the selection of valuation methodologies, estimates of future revenues and cash flows, discount rates, and selection of comparable companies. The estimates and assumptions used to determine the fair values and useful lives of identified intangible assets could change due to numerous factors, including market conditions, technological developments, economic conditions, and competition. In connection with determination of fair values, we may engage a third-party valuation specialist to assist with the valuation of intangible and certain tangible assets acquired and certain assumed obligations.

Identification and Reporting of Variable Interest Entities (“VIE”)

When analyzing whether an entity is a VIE, we assess if (1) the equity is sufficient to finance the entity’s activities without additional subordinated financial support, (2) the equity holders have the right to make significant decisions affecting the entity’s operations, and (3) the holders of the voting rights substantively participate in the gains and losses of the entity. When one of these criteria is not met, the entity is considered a VIE and is assessed for consolidation.

The party that has a controlling financial interest is called a primary beneficiary and consolidates the VIE. The party is deemed to have a controlling financial interest if it has both:

•	The power to direct the activities of the VIE that most significantly impact the entity’s economic performance; and

•	The obligation to absorb the entity’s losses that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

We assess whether we have a controlling financial interest in an entity and, thus, are the primary beneficiary. We identify the activities that most significantly impact the entity’s performance and determine whether we have the power to direct those activities. In conducting the analysis, we consider the purpose, the design, and the risks that the entity was designed to create and pass through to its variable interest holders. Additionally, we assess if we have the obligation to absorb losses or if we have the right to receive benefits of the VIE that could potentially be significant to the entity. If both criteria are met, we have a controlling financial interest in the VIE and consolidate the entity. We monitor changes to the facts and circumstances of the existing involvement with legal entity to determine whether it requires reconsideration of the entity’s designation as a VIE or voting interest entity. For VIEs, we regularly reassess the primary beneficiary determination.

As a result of events which occurred during the three months ended September 30, 2022, as discussed under the heading “—Legal Proceedings—Dispute and Litigation Regarding Control of Glocal Board of Directors” in the section of this prospectus entitled “Business,” we determined that a reconsideration event occurred in July 2022, which required us to reassess whether Glocal was a VIE and whether we continued to have a controlling financial interest in Glocal. Based on this assessment, we concluded that Glocal was a VIE, and furthermore, that we no longer have the ability to direct any activities of Glocal and no longer have a controlling financial interest. As a result, effective July 2022, we deconsolidated Glocal and recorded a $37.7 million loss on deconsolidation of equity investment in our consolidated statements of operations, measured as the difference between the probability-weighted fair value of Glocal of $21.2 million and the carrying amount of Glocal’s assets and liabilities as of June 30, 2022. The probability-weighted fair value of Glocal is included in equity investment in our consolidated balance sheets. Further, we assessed the prospective accounting for our equity investment in Glocal. Since we no longer had the ability to exercise significant influence over operating and financial policies of Glocal, we concluded the investment should be accounted for utilizing the ASC 621 measurement alternative, whereby the investment was measured at cost and will continue to be evaluated for any indicators of impairment. In addition, we derecognized $14.3 million of noncontrolling interests related to Glocal. If through the legal processes discussed under the heading “—Legal Proceedings—Dispute and Litigation Regarding Control of Glocal Board of Directors” in the section of this prospectus entitled “Business,” we are able to obtain the ability to direct the activities of Glocal, and it is our intent to exercise all legal rights and remedies to achieve such a result, then we will further reassess the appropriate accounting treatment of our investment in Glocal.

The financial results of Glocal as of December 31, 2021, the period from March 26, 2021 to December 31, 2021, and the period from January 1, 2022 to June 30, 2022 are included in our consolidated financial statements, and the financial results of Glocal as of December 31, 2022 and for the six months then ended are not included in our consolidated financial statements.

Aside from the Glocal deconsolidation, there have been no changes to our critical accounting policies and estimates described in this prospectus that have had a significant impact on our consolidated financial statements and related notes.

Accounting for Equity Investments

As of December 31, 2020, and for the period January 1, 2021 through March 26, 2021, we held an interest in the privately-held equity securities of Glocal in which we did not have a controlling interest, but were able to exercise significant influence. Based on the terms of these privately-held securities, we determined that we exercised significant influence on Glocal, applied the equity method of accounting for our investment in Glocal, and presented our investment in Glocal in equity method investments in the consolidated balance sheets. Any and all gains and losses on privately-held equity securities, realized and unrealized, were recorded in other income (expense) in the condensed consolidated statements of operations. Income recognized in our equity method investments was reduced by the expected amortization from intangible assets recognized through the fair value step-up, until we acquired a controlling financial interest and consolidated Glocal.

As discussed in Deconsolidation of Equity Investment in Note 1, Organization and Business, as of December 31, 2022, and for the July 1, 2022 to December 31, 2022 period, we held an interest in the privately-held equity securities of Glocal in which we did not have a controlling interest and were unable to exercise significant influence. Based on the terms of these privately-held securities, we concluded the investment should be accounted for utilizing the ASC 321 measurement alternative, whereby the investment was measured at cost and will continue to be evaluated for any indicators of impairment.

Valuations of privately-held securities in which we do not have a controlling financial interest are inherently complex due to the lack of readily available market data and requires the use of judgment. The carrying value is not adjusted for our privately-held equity securities if there are no observable price changes in a similar security from the same issuer or if there are no identified events or changes in circumstances that may indicate impairment. Our impairment analysis encompasses an assessment of both qualitative and quantitative factors, including the investee’s financial metrics, market acceptance of the investee’s product or technology, and the rate at which the investee is using its cash. If the investment is considered impaired, we recognize an impairment in the consolidated statements of operations and establish a new carrying value for the investment.

Goodwill and Other Intangible Assets

Goodwill

As of December 31, 2022 and 2021, our balance of goodwill was $159.7 million and $284.3 million, respectively. Goodwill represents the excess of the total purchase consideration over the fair value of the identifiable assets acquired and liabilities assumed in a business combination. Goodwill is not amortized but is tested for impairment at the reporting unit level annually on October 1 or more frequently if events or changes in circumstances indicate that it is more likely than not to be impaired. These events include: (i) severe adverse industry or economic trends; (ii) significant company-specific actions, including exiting an activity in conjunction with restructuring of operations; (iii) current, historical or projected deterioration of our financial performance; or (iv) a sustained decrease in our market capitalization, as indicated by the Company’s publicly quoted share price, below our net book value. We currently operate as six reporting units under the guidance in ASC 350, Intangibles- Goodwill and Other. When testing goodwill for impairment, we have the option of first performing a qualitative assessment to determine whether it is more likely than not that the fair value of our reporting unit is less than its carrying amount. If we elect to bypass the qualitative assessment, or if a qualitative assessment indicates it is more likely than not that carrying value exceeds its fair value, we perform a quantitative goodwill impairment test. Under the quantitative goodwill impairment test, if our reporting unit’s carrying amount exceeds its fair value, we will record an impairment charge based on that difference. To determine reporting unit fair value as part of the quantitative test, we use a weighting of fair values derived from the income approach and the market approach. Under the income approach, we project our future cash flows and discount these cash flows to reflect their relative risk. The cash flows used are consistent with those the Company uses in its internal planning, which reflects actual business trends experienced and our long-term business strategy. As such, key estimates and factors used in this method include, but are not limited to, revenues, margin, and operating expense growth rates, as well as a discount rate, and a terminal growth rate. Under the market approach, we use the guideline company method to develop valuation multiples and compare our reporting unit to similar publicly traded companies. In order to further validate the reasonableness of fair value as determined by the income and market approaches described above, a reconciliation to market capitalization is then performed by estimating a reasonable control premium and other market factors. Future changes in the judgments, assumptions and estimates that are used in the impairment testing for goodwill could result in significantly different estimates of fair value.

We performed a goodwill impairment assessment as of December 31, 2021, which included both qualitative and quantitative assessments. Our assessment included a comparison of carrying value to an estimated fair value using a market approach based on our market capitalization. Based on this assessment, we concluded the fair value of all three operating segments was below the carrying value primarily due to the recent change in our market valuation and financial performance and recorded a goodwill impairment in the amount of $297.9 million.

In the three months ended March 31, 2022, as a result of measurement period adjustments, we increased goodwill in the amount of $5.5 million, which was immediately impaired.

As a result of indicators of impairment identified during the three months ended September 30, 2022, we performed a goodwill impairment assessment as of September 30, 2022, which included both qualitative and quantitative assessments. Our assessment included a comparison of the carrying value to an estimated fair value using a market approach based on our market capitalization. Based on this assessment, we concluded the fair value of two segments were below the carrying value primarily due to the recent change in our market valuation and financial performance and recorded a goodwill impairment in the amount of $89.1 million.

As a result of the pending sale of Innovations Group, and as discussed in Note 4, Assets and Liabilities Held for Sale, in the Notes to Consolidated Financial Statements, $35.4 million of goodwill is included in assets held for sale, noncurrent, in the consolidated balance sheet as of December 31, 2022.

Intangible Assets

Intangible assets include trade names, technology and intellectual property, and customer relationships resulting from business acquisitions. As of December 31, 2022 and 2021, the aggregate balance of these assets was $31.4 million and $115.3 million, respectively. We amortize these definite-lived intangible assets over their estimated useful lives. We also review the useful lives on a periodic basis to determine if the period of economic benefit has changed. Potential changes in useful lives, whether due to strategic decisions involving our brands, competitive forces, or other factors could result in additional amortization expense taking effect prospectively in the period of the change and could have a material impact on our consolidated financial statements. The estimated useful lives of trade names are 3-10 years, the estimated useful life of technology and intellectual property is 5-7 years, and the estimated useful life of customer relationships is 10 years. Definite-lived intangible assets are re-evaluated whenever events or changes in circumstances indicate that their estimated useful lives may require revision and/or the carrying value of the related asset group may not be recoverable by its projected undiscounted cash flows. If the carrying value of the asset group is determined to be unrecoverable, an impairment charge would be recognized in an amount equal to the amount by which the carrying value of the asset group exceeds its fair value.

Impairment charges of $17.6 million were recognized during the year ended December 31, 2022 related to our Thrasys, BHS and TTC business units. As discussed in Note 4, Assets and Liabilities Held for Sale, in the Notes to Consolidated Financial Statements, $23.1 million of intangible assets are included in assets held for sale, noncurrent, in the consolidated balance sheet as of December 31, 2022.

There were no events or changes in circumstances which indicated that the carrying value of the definite-lived intangible assets would not be recoverable during the year ended December 31, 2021.

Revenue Recognition

We recognize revenue in accordance with ASC guidance on revenue from contracts with customers. Revenue is reported at the amount that reflects the consideration to which we expect to be entitled in exchange for providing goods and services.

We record a contract asset when revenue recognized on a contract exceeds the billings. Subscriptions and SaaS internet hosting are generally invoiced monthly, quarterly, or in installments. Services are generally invoiced upon providing services as the performance obligations are deemed complete. Contract assets are included in accounts receivable in the consolidated balance sheets.

We record deferred revenue when billed amounts have been invoiced and received in advance of revenue recognition. It is recognized as revenue when transfer of control to customers has occurred or services have been provided. The deferred revenue balance does not represent the remaining contract value of multi-year, non-cancelable subscription agreements. The deferred revenue balance is influenced by several factors, including seasonality, the compounding effects of renewals, invoice duration, invoice timing, dollar size, and new business linearity within the period.

From time to time, we may enter into contracts that contain multiple performance obligations, particularly with our SaaS internet hosting, licenses, subscriptions, and services, and our construction of clinics and sales of digital dispensaries. Judgement is required to identify the distinct performance obligations in the contract, allocate the transaction price to each performance obligation based on relative standalone selling prices or estimates of such prices, and determine when to recognize revenue once control of each individual product or service is transferred to the customer, in satisfaction of the corresponding performance obligations.

Construction of clinics are typically billed based on milestones and sales of digital dispensaries are typically billed upon contract signing and delivery of the digital dispensaries. Revenue for both is typically recognized over time based on the percentage of costs incurred to date relative to the estimated total costs for the contract, as this method best depicts how control of the product is being transferred. The recognition of revenue is influenced by several factors, such as our estimation of our costs to complete a contract and the timing of our delivery of the product.

The transaction price allocated to the remaining performance obligations represents contracted revenue that has not yet been recognized, which includes unbilled receivables and deferred revenue that will be recognized as revenue in future periods. The transaction price allocated to the remaining performance obligations is influenced by several factors, including seasonality, the timing of renewals, the timing of delivery of software licenses, average contract terms, and foreign currency exchange rates. Unbilled portions of the remaining performance obligations are subject to future economic risks including bankruptcies, regulatory changes, and other market factors.

Income Taxes

We account for income taxes using the liability method. Deferred income taxes are determined based on the differences between the financial reporting and tax bases of assets and liabilities, using enacted statutory tax rates in effect for the year in which the differences are expected to reverse.

Since tax laws and financial accounting standards differ in their recognition and measurement of assets, liabilities, equity, revenues, expenses, gains and losses, differences arise between the amount of taxable income and pretax financial income for a year and between the tax bases of assets or liabilities and their reported amounts in our financial statements. Because we assume that the reported amounts of assets and liabilities will be recovered and settled, respectively, a difference between the tax basis of an asset or a liability and its reported amount in the balance sheet will result in a taxable or a deductible amount in some future years when the related liabilities are settled or the reported amounts of the assets are recovered, which gives rise to a deferred tax asset or liability. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery does not meet the more likely than not criteria, we must establish a valuation allowance. Management judgment is required in determining any valuation allowance recorded against our deferred tax assets.

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes. This process involves estimating our actual current tax expense together with assessing temporary differences that may result in deferred tax assets or liabilities.

Assessing the realizability of our deferred tax assets is dependent upon several factors, including the likelihood and amount, if any, of future taxable income in relevant jurisdictions during the periods in which those temporary differences become deductible. We forecast taxable income by considering all available positive and negative evidence, including our history of operating income and losses and our financial plans and estimates that we use to manage the business. These assumptions require significant judgment about future taxable income. As a result, the amount of deferred tax assets considered realizable is subject to adjustment in future periods if estimates of future taxable income change.

Future changes in various factors, such as the amount of stock-based compensation we record during the period and the related tax benefit we realize upon the exercise of employee stock options and vesting of restricted stock units; potential limitations on the use of our federal and state net operating loss credit carry forwards; pending or future tax law changes including rate changes and the tax benefit from or limitations on our ability to utilize research and development credits; the amount of non-deductible acquisition, integration, and transformation costs; and changes in our valuation allowance and state and foreign taxes, would impact our estimates, and as a result, could affect our effective tax rate and the amount of income tax expense we record, and pay, in future periods.

MANAGEMENT

The following persons are our executive officers and directors as of April 7, 2023:

Name	Age	Position
Samuel J. Meckey(1)	52	Chief Executive Officer and Director
Martin S. A. Beck	56	Chief Financial Officer
Dr. Avi S. Katz	64	Chairman of the Board of Directors
Luis Machuca	65	Director
Mark J. Guinan	61	Director
Dr. Raluca Dinu	49	Director
Nathan Locke	40	Director
Dr. Mariya Pylypiv	34	Director
Agnès Rey-Giraud	58	Director
Dr. Chirinjeev Kathuria	58	Director

(1)	Mr. Meckey has served as our Chief Executive Officer since July 11, 2022.

Executive Officers

Samuel J. Meckey. Mr. Meckey has served as a member of our Board and our Chief Executive Officer since July 2022. Prior to joining UpHealth, he served as the Executive Vice President of EXLService Holdings, Inc., a leading data analytics, digital operations, technology and solutions company, since November 2018 and as its Business Head, Healthcare beginning in 2019. During his tenure, he integrated five separate businesses into one cohesive operating unit and developed the strategic plan to double the business’s size, grew revenues and net income, increased gross margin and significantly improved return on invested capital. Prior to joining EXLService Holdings, Inc., Mr. Meckey served as President of UnitedHealth Group’s Optum Global Solutions, where he oversaw the company’s global operations and technology services organization and was responsible for more than 35,000 employees in India, the Philippines, Brazil and the United States, and before that, he held various executive roles at UnitedHealth Group, where he was employed from May 2004 to June 2018. Prior to joining UnitedHealth Group, Mr. Meckey was an officer and naval aviator in the United States Navy from May 1992 to August 2002. He earned a B.S. in Economics from the United States Naval Academy and an MBA from Harvard Business School. The Company believes that Mr. Meckey is qualified to serve on the Board based on his executive management, business development and leadership experience with healthcare and technology companies.

Martin S. A. Beck. Mr. Beck has served as our Chief Financial Officer since the closing of the Business Combinations in June 2021. Mr. Beck has served as a Managing Director at Sikich Corporate Finance, LLC since October 2018 and as the Founder and President of Rewi Enterprises, LLC, a private investment firm, since 2003. Mr. Beck served as a co-founder and Managing Director of MAT Capital, LLC from October 2009 to January 2016. Mr. Beck was a Director at Macquarie Capital Advisors from January 2007 to August 2009 where he focused on mergers and acquisitions and principal transactions. Before then, beginning in May 2000, Mr. Beck was an Executive Director at J.P. Morgan, where he specialized in mergers and acquisitions in the industrials sectors. Mr. Beck also served as Managing Director of Weichai Power Co. from October 2009 to May 2015, where he led International Corporate Development. Mr. Beck received a Master of Business Administration from New York University, a J.D. from Northwestern University School of Law, and a Bachelor of Arts in Economics from Princeton University.

Directors

Dr. Avi S. Katz. Dr. Katz has served as Chairman of our Board since June 2022, and prior to then, he served as Co-Chairman of our Board since the closing of the Business Combinations in June 2021. Previously, he served as the Executive Chairman of our Board from March 2019 until the closing of the Business Combinations, and from March 2019 until August 2019, was also our Chief Executive Officer, President and Secretary. In March 2019, Dr. Katz founded the Company. Dr. Katz has spent nearly 33 years in international executive positions within the technology, media and telecommunications (TMT) industry working for privately held start-ups, middle-cap companies and large enterprises. In these roles, Dr. Katz has been instrumental in launching and accelerating entities, building teams, large-scale fund raising, developing key alliances and technology partnerships, M&A activities, business development, financial management, global operations and sales and marketing. In addition to the Company, Dr. Katz has held leadership positions, including founder, Executive Chairman, director and secretary in several SPAC companies, including GigCapital1, Inc. (“GIG1”), where he was also the Chief Executive Officer and Executive Chairman of the board of directors from October 2017 through the completion of its initial public offering in December 2017 until the closing of its business combination in November 2019 with Kaleyra S.p.A. to form Kaleyra, Inc. (NYSE: KLR), where he remains as the Chairman of the board of directors; GigCapital3, Inc. (“GIG3”), where he was also the Executive Chairman of the board of directors and Chief Executive Officer from inception until May 2021 and which completed its initial public offering in May 2020 and later a business combination in May 2021 with Lightning Systems, Inc. to form Lightning eMotors, Inc. (NYSE: ZEV), where he continued to serve as Co-Chairman of the board of directors until October 2021; GigCapital4, Inc. (“GIG4”), where he was Executive Chairman of the board of directors from its inception in December 2020 and which completed its initial public offering in February 2021 and later a business combination in December 2021 with BigBear.ai Holdings, LLC to form BigBear.ai Holdings, Inc. (NYSE: BBAI), where he continues to serve as a member of the board of directors; and GigCapital5, Inc. (“GIG5”), where he has served as Executive Chairman of the board of directors since its inception in January 2021, and which completed its initial public offering in September 2021. Dr. Katz is also the co-founder of Cognizer, Inc., a software company specializing in deep-learning powered natural language artificial intelligence, and was the Executive Chairman of Cognizer’s board of directors from its inception in December 2018 until August 2020. Prior to GIG1, GIG3, GIG4 and GIG5, Dr. Katz dedicated 10 years to incept and bootstrap, develop and manage GigPeak (NYSE American: formerly GIG), originally known as GigOptix, Inc. Dr. Katz served as Chairman of the Board, Chief Executive Officer and President of GigOptix/GigPeak. From its inception in 2007 until its sale in April 2017 to Integrated Device Technology (“IDT”) (Nasdaq: IDTI) for $250 million in cash, GigPeak provided semiconductor integrated circuits (ICs) and software solutions for high-speed connectivity and video compression. While Dr. Katz was at GigPeak’s helm, the company completed 10 M&A deals. From February 2014 to September 2017, Dr. Katz was Chairman of the board of directors of Brazil-Photonics, in Campinas, Brazil, a joint venture that GigPeak established with the Centro de Pesquisa e Desenvolvimento em Telecomunicações. From 2003 to 2005, Dr. Katz was the Chief Executive Officer, President, and member of the board of directors of Intransa, Inc., which at the time provided full-featured, enterprise-class IP-based Storage Area Networks (SAN). From 2000 to 2003, Dr. Katz was the Chief Executive Officer and a member of the board of directors of Equator Technologies, which at the time sought to commercialize leading edge programmable media processing platform technology for the rapid design and deployment of digital media and imaging products. Dr. Katz has held several leadership positions over the span of his career within the technology industry and has made numerous angel investments in high-tech companies around the world. Dr. Katz is a graduate of the 1976 class of the Israeli Naval Academy, graduate of the 1979 USA Navy ASW class, and holds a B.Sc. and Ph.D. in Semiconductors Materials from the Technion (Israel Institute of Technology). Dr. Katz is a serial entrepreneur, holds many U.S. and international patents, has published many technical papers and is the editor of a number of technical books. Dr. Katz is married to Dr. Dinu, a member of our Board. The Company believes that Dr. Katz is qualified to serve as Chairman of the Board based on his business experience as a founder, inventor, chief executive officer and director of a publicly listed company and his investing experience.

Luis Machuca. Mr. Machuca joined our Board in December 2022. He also serves as a director of Umpqua Bank (Nasdaq: UMPQ) since 2010 and as Chair of its Compensation Committee since 2015, and was the designated director for its FinTech venture. Mr. Machuca played a key role in Umpqua’s Chief Executive Officer succession in 2017, as well as in the pending merger between Umpqua and Columbia Bank (Nasdaq: COLB). In addition, he serves as a director of Cambia Health Solutions since 2008, and also serves as Cambia’s director on the board of Echo Health Ventures, which he chaired from 2019 until 2021. Mr. Machuca also serves as an independent director and Chairman of the board of Saphyre, a private equity-backed FinTech startup. Mr. Machuca is a leader in technology and healthcare with experience in governance, turnarounds, mergers and acquisitions, finance, risk management and talent development. In December 2001, he founded Kryptiq Corporation, a venture-backed company in the healthcare technology field, and served as its Chief Executive Officer from January 2002 until 2015. Under Mr. Machuca’s leadership, Kryptiq had a profound impact on the relationship between medical providers and patients, leading to its acquisition by Surescripts as a wholly owned subsidiary in August 2012. After spinning off in January 2015 as Enli Health Intelligence Corporation, under Mr. Machuca’s continued leadership as Chief Executive Officer (a role that he held until December 2020), the newly independent company rapidly became the market leader in population health management software. Prior to Enli Health Intelligence, Mr. Machuca served as President and Chief Operating Officer of eFusion Corporation from 1998 until its acquisition by ITXC in 2000, after which he served as Executive Vice President and General Manager of e-Commerce until 2001. Before eFusion, Mr. Machuca served as Executive Vice President of the NEC Computer Services Division of Packard Bell-NEC Corporation from 1996 to 2001. He began his career with Intel in 1981, where he spent 15 years ascending to leadership roles in manufacturing, engineering, marketing, and ultimately became the General Manager of the OEM Systems Division. He holds a B.S. in Electrical Engineering and an M.S. in Industrial Engineering from Purdue University. The Company believes that Mr. Machuca is qualified to serve on the Board based on his extensive business operations and leadership experience with healthcare and technology companies.

Mark J. Guinan. Mr. Guinan joined our Board in December 2022. Mr. Guinan also serves as a director of Myovant Sciences as Chair of the Audit Committee and Lead Independent Director. He recently retired from Quest Diagnostics after serving as Executive Vice President and Chief Financial Officer for nine years. From 2010 until joining Quest Diagnostics in 2013 as Senior Vice President and Chief Financial Officer, Mark served as Chief Financial Officer for Hill-Rom Holdings Inc., a manufacturer and provider of medical technologies and related services for the health care industry. Previously, he had served in a number of finance and operations roles in a long career at Johnson & Johnson, where Mark served as Chief Procurement Officer, and earlier as Vice President of Pharmaceuticals Group Finance. Before that, he held a number of financial roles at Procter & Gamble. Mr. Guinan earned an MBA from The John M. Olin Graduate School of Business at Washington University, St. Louis, Mo., and a bachelor’s degree in economics from the University of Notre Dame. The Company believes that Mr. Guinan is qualified to serve on the Board of directors based on his business experience as a board member of a publicly listed company and his experience as an audit committee financial expert.

Dr. Raluca Dinu. Dr. Dinu joined our Board in March 2019 and served as our President and Chief Executive Officer from August 2019 until the closing of the Business Combinations in June 2021. She has also served as a director of Lightning eMotors, Inc. (formerly GIG3), since its business combination in May 2021 until October 2021, and prior to then, of GIG3 since February 2020. Dr. Dinu serves as a director of BigBear.ai Holdings, Inc. (formerly GIG4), and a member of its audit committee, where prior to the December 2021 business combination she served as the President, Chief Executive Officer, Secretary and a director of GIG4 since its inception in December 2020. Dr. Dinu has served as a director of GIG5 since its inception in January 2021, and as its President, Chief Executive Officer and Secretary since February 2021. From April 2017 to May 2019, Dr. Dinu was the Vice President and General Manager of IDT’s Optical Interconnects Division. Prior to that, she held several executive-level positions at GigPeak, including Executive Vice President and Chief Operation Officer from 2008 until it was acquired by IDT in April 2017, and before that, as its Executive Vice President of Global Sales and Marketing from August 2015 to April 2016, and as its Senior Vice President of Global Sales and Marketing from December 2014 to August 2015. From February 2014 to September 2017, Dr. Dinu was a member of the board of directors of Brazil-Photonics, in Campinas, Brazil, a joint venture that GigPeak established with the Centro de Pesquisa e Desenvolvimento em Telecomunicações. From 2001 to 2008, Dr. Dinu was VP of Engineering at Lumera (Nasdaq: LMRA). Lumera was acquired by GigPeak in 2008, and Dr. Dinu joined GigPeak at that time. Dr. Dinu holds a B.Sc. in Physics and Ph.D. in Solid State Condensed Matter Physics from the University of Bucharest, and an Executive-MBA from Stanford University. She also has a Corporate Director certificate from Harvard Business School, after completing the certification for Audit

Committees and Compensation Committees in 2021, and Making Corporate Boards More Effective in 2022. Dr. Dinu is married to Dr. Katz, Chairman of our Board. The Company believes that Dr. Dinu is qualified to serve on the Board based on her business experience as a board member of a publicly listed company and her investing experience.

Nathan Locke. Mr. Locke joined our Board of Directors upon the closing of the Business Combinations in June 2021. Mr. Locke is a Managing Partner and Co-Head of Kayne Anderson Capital Advisors’ growth equity activities. He has spent more than a dozen years at Kayne Anderson identifying and analyzing investment opportunities in technology and tech-enabled service companies, and assisting at the board level in helping those companies as they scale post-investment. He has been involved with companies at various stages of growth in healthcare technology and telemedicine, media & telecom, security & compliance and supply chain & logistics. Prior to joining Kayne Anderson in 2008, Mr. Locke worked as a senior analyst on the finance team of Romney for President, Inc., and as the controller for The Commonwealth Political Action Committees. Mr. Locke earned a B.S. in Finance from the University of Utah, where he graduated magna cum laude from the David Eccles School of Business. The Company believes that Mr. Locke is qualified to serve on the Board of Directors based on his business experience working with tech-enabled healthcare companies, as well as his extensive finance and investment experiences.

Dr. Mariya Pylypiv. Dr. Pylypiv has served as a member of our Board since the closing of the Business Combinations in June 2021, and previously served as the SVP Corporate Finance of UpHealth from May 2022 until September 2022 and as the Chief Strategy Officer of UpHealth from June 2021 until May 2022. She is the co-founder of UpHealth Holdings and previously served as the Vice Chairwoman and Secretary of the board of directors of UpHealth Holdings. Prior to that, she held the same roles at UpHealth Services, Inc. following its formation in November 2019. Since November 2016, Dr. Pylypiv has been responsible for the development of UpHealth Services, Inc.’s business and corporate strategy. Dr. Pylypiv joined Sikich LLC in 2018 as an Associate and was promoted to Vice President of Investment Banking and Corporate Development, a position she held until July 2021. During her tenure, she was responsible for managing internal acquisitions for Sikich and leading investment banking transactions for clients. Prior to that, Dr. Pylypiv oversaw daily operations and trading, while also developing global absolute return long/short market-neutral equity strategies for Acrospire Investment Management LLC with peak AUM of $350m, from February 2016 to March 2018 in her role as a Senior Research Analyst. From July 2014 to January 2016, Dr. Pylypiv worked as a Quantitative Research Analyst at Rotella Capital Management, where she developed trading strategies using machine learning techniques and supervised trade executions on a daily basis. Dr. Pylypiv has also provided her expertise to advisory boards for companies involved in investment banking, financial investments, health tech, aerospace and technology. Dr. Pylypiv holds a Bachelors of Business Economics: Accounting and Audit, and a Masters in Accounting and Audit from Vasyl Stefanyk Precarpathian National University, B.A. and M.A. degrees in International Economics from Ternopil National Economic University and a Ph.D. from Purdue University in Consumer and Family Economics, with focus on Finance. Dr. Pylypiv has completed various certifications in financial accounting, ESG, corporate governance, and cyber security. The Company believes that Dr. Pylypiv is qualified to serve on the Board based on her historic knowledge of UpHealth Holdings and her leadership and managerial experience.

Agnès Rey-Giraud. Ms. Rey-Giraud joined our Board upon the closing of the Business Combinations in June 2021. Ms. Rey-Giraud is Chairman of Acera Surgical, Inc., which she co-founded in 2013, and until May 2022, was its Chief Executive Officer. Acera Surgical has engineered a new class of resorbable synthetic hybrid-scale fiber matrices designed to restore damaged tissue. Ms. Rey-Giraud played an essential role in devising Acera’s initial strategy, recruiting the company’s first leadership team and securing the financial backing to bring revolutionary concepts from the lab to the operating room. Ms. Rey-Giraud was previously an officer at Express Scripts Holding Company (Nasdaq: ESRX), a Fortune 100 company, where she served in multiple executive roles of increasing responsibility, including Executive Vice President of Product Development, Supply Chain, Corporate Strategy and President of International Operations. Ms. Rey-Giraud currently serves on the board of GoodRx, Inc. (Nasdaq: GDRX), a role she has held since 2016. The company recently completed a multibillion

IPO. GoodRx offers a range of services that help people get the healthcare they need at a price they can afford. In addition, Ms. Rey-Giraud has served on numerous boards of directors, including RxHub (now SureScripts), a healthcare technology services company, from its design and creation from 2000 to 2006. During this period, RxHub transformed from a business plan to a service and technology platform, facilitating the creation of communication standards and the adoption of electronic prescribing in the United States that are now the common standard in the country. Her other board roles have included Pritikin, a wellness company, from September 2011 to June 2020 and HD Smith, a privately owned drug wholesale distributor, from September 2013 to March 2015. Ms. Rey-Giraud is a cancer survivor who credits a clinical trial with her life-saving treatment. She has since become an advocate for breast cancer awareness and affordable health care, especially for patients diagnosed with debilitating or terminal illness. Ms. Rey-Giraud holds an MBA from the University of Chicago, a Master of Management in Operations from Ecole de Management de Lyon Business School, and a Master’s Degree in engineering, also earned in France. She has earned certifications in board service from Northwestern University and Harvard College. The Company believes that Ms. Rey-Giraud is qualified to serve on the Board based on her business experience, and in particular with companies in the healthcare technology space.

Dr. Chirinjeev Kathuria. Dr. Kathuria has served as a member of our Board since the closing of the Business Combinations in June 2021, and previously also served as Co-Chairman of our Board until June 2022. Dr. Kathuria is an Indian American investor, businessperson, and philanthropist. He co-founded UpHealth Holdings in October 2020, following the reorganization of UpHealth Services, Inc., which he founded in November 2019. Prior to the closing of the Business Combinations, he served as the Chairman of the Board of UpHealth Holdings and UpHealth Services, Inc. since each of their inceptions. Dr. Kathuria co-founded Ocean Biomedical in January 2019 and serves as the Chairman of its board of directors, a position he has held since inception. Ocean Biomedical is a biotech company that partners with leading scientists and research institutions to accelerate the translation of new discoveries into breakthrough medicines. Dr. Kathuria also co-founded AIRO Group in March 2020 and serves as the Chairman of its board of directors, a position he has held since inception. AIRO Group offers an end-to-end solution for the next generation of avionics, manned and unmanned mobility, and multi-modal transportation for defense and commercial markets. In addition, Dr. Kathuria co-founded and served as Chairman of New Generation Power in February 2009 and founded and served as a director of American Teleradiology NightHawks, Inc. in March 2003. American Teleradiology NightHawks, Inc. merged with NightHawk Radiology Holdings, Inc. and the combined company went public on Nasdaq in October 2006. Dr. Kathuria served as a director of The X-Stream Networks Inc. from March 1998 to March 2000, an internet service provider which was sold to Liberty Surf Group S.A. and subsequently went public on the Paris Stock Exchange. Dr. Kathuria has also been involved in space exploration, and was the Founding Director of MirCorp in January 1999, the first commercial company to privately launch and fund manned space programs. Dr. Kathuria ran for U.S. Senate in Illinois, becoming the first Indian American to run for the U.S. Senate in U.S. history, in a race that included eventual winner, President Barack Obama. Dr. Kathuria received a Bachelor of Science degree and Doctor of Medicine from Brown University and a Master of Business Administration degree from Stanford University. The Company believes that Dr. Kathuria is qualified to serve on the Board based on his historic knowledge of UpHealth Holdings, vision for company growth and his leadership and managerial experience.

Number, Terms of Office and Election of Executive Officers and Directors

Our Board is comprised of nine members. Our Board believes it is in the best interests of the Company for the Board to be classified into three classes, each comprising as nearly as possible one-third of the directors to serve three-year terms. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates. Each Class II director, consisting of Drs. Dinu and Pylypiv and Mr. Locke, will have a term that expires at the Company’s annual meeting of stockholders in 2023, each Class III director, consisting of Drs. Katz and Kathuria and Ms. Rey-Giraud, will have a term that expires at the Company’s annual meeting of stockholders in 2024 and each Class I director, consisting of Messrs. Meckey, Machuca and Guinan, will have a term that expires at the Company’s annual meeting of stockholders in

2025, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

Our executive officers are elected by our Board and serve at the discretion of the Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our Bylaws as it deems appropriate. Our Bylaws provide that our executive officers may consist of a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the Board.

Committees of the Board of Directors

The standing committees of our Board currently consist of an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Compliance Committee. Each of the committees will report to the Board as they deem appropriate and as the Board may request. The composition, duties and responsibilities of these committees are set forth below. The Board may also convene additional committees as necessary and in accordance with the organizational documents of the Company.

Audit Committee

The Audit Committee is responsible for, among other matters:

•

assisting the Board in the oversight of (i) the accounting and financial reporting processes of the Company and the audits of the financial statements of Company, (ii) the preparation and integrity of the financial statements of the Company, (iii) the compliance by the Company with financial statement and regulatory requirements, (iv) the performance of the Company’s internal finance and accounting personnel and its independent registered public accounting firms, and (v) the qualifications and independence of the Company’s independent registered public accounting firms;

•

reviewing with each of the internal and independent registered public accounting firms the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation;

•

reviewing and discussing with management and internal auditors the Company’s system of internal control and discussing with the independent registered public accounting firm any significant matters regarding internal controls over financial reporting that have come to its attention during the conduct of its audit;

•

reviewing and discussing with management, internal auditors and independent registered public accounting firm the Company’s financial and critical accounting practices, and policies relating to risk assessment and management;

•

receiving and reviewing reports of the independent registered public accounting firm discussing (i) all critical accounting policies and practices to be used in the firm’s audit of the Company’s financial statements, (ii) all alternative treatments of financial information within U.S. GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm, and (iii) other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;

•

reviewing and discussing with management and the independent registered public accounting firm the annual and quarterly financial statements and section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company prior to the filing of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•

reviewing, or establishing, standards for the type of information and the type of presentation of such information to be included in earnings press releases and earnings guidance provided to analysts and rating agencies;

•

discussing with management and the independent registered public accounting firm any changes in Company’s critical accounting principles and the effects of alternative U.S. GAAP methods, off-balance sheet structures and regulatory and accounting initiatives;

•	reviewing material pending legal proceedings involving the Company and other contingent liabilities;

•

meeting periodically with the Chief Executive Officer, Chief Financial Officer, the senior internal auditing executive and the independent registered public accounting firm in separate executive sessions to discuss results of examinations;

•

reviewing and approving all transactions between the Company and related parties or affiliates of the officers of the Company requiring disclosure under Item 404 of Regulation S-K prior to the Company entering into such transactions;

•

establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or accounting matters;

•

reviewing periodically with the Company’s management, the independent registered public accounting firm and outside legal counsel (i) legal and regulatory matters which may have a material effect on the financial statements, and (ii) corporate compliance policies or codes of conduct, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities; and

•	establishing policies for the hiring of employees and former employees of the independent registered public accounting firm.

Our Audit Committee consists of Messrs. Guinan, Locke and Machuca and Dr. Dinu, each of whom qualifies as an independent director according to the rules and regulations of the SEC and NYSE with respect to Audit Committee membership. Mr. Guinan serves as chairman of the Audit Committee. Each member of the Audit Committee is financially literate and our Board has determined that Mr. Guinan qualifies as an “Audit Committee financial expert” as defined in applicable SEC rules. Our Board has adopted a written charter for the Audit Committee, which is be available on our corporate website at http://investors.uphealthinc.com. The information on our website is not part of this prospectus.

Compensation Committee

The Compensation Committee is responsible for, among other matters:

•	reviewing the performance of the Chief Executive Officer and executive management;

•	assisting the Board in developing and evaluating potential candidates for executive positions (including Chief Executive Officer);

•

reviewing and approving goals and objectives relevant to the Chief Executive Officer and other executive officer compensation, evaluating the Chief Executive Officer’s and other executive officers’ performance in light of these corporate goals and objectives, and setting Chief Executive Officer and other executive officer compensation levels consistent with its evaluation and the Company’s philosophy;

•	approving the salaries, bonus and other compensation for all executive officers;

•	reviewing and approving compensation packages for new corporate officers and termination packages for corporate officers as requested by management;

•	reviewing and discussing with the Board and senior officers plans for officer development and corporate succession plans for the Chief Executive Officer and other senior officers;

•	reviewing and making recommendations concerning executive compensation policies and plans;

•	reviewing and recommending to the Board the adoption of or changes to the compensation of the Company’s directors;

•	reviewing and approving the awards made under any executive officer bonus plan, and providing an appropriate report to the Board;

•

reviewing and making recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans, and, except as otherwise delegated by the Board, acting as the “Plan Administrator” for equity-based and employee benefit plans;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company’s executive officers and employees;

•	reviewing periodic reports from management on matters relating to the Company’s personnel appointments and practices;

•	assisting management in complying with the Company’s proxy statement and annual report disclosure requirements;

•	issuing an annual report of the Compensation Committee on Executive Compensation for the Company’s annual proxy statement in compliance with applicable SEC rules and regulations;

•	annually evaluating the Committee’s performance and the committee’s charter and recommending to the Board any proposed changes to the charter or the committee; and

•

undertaking all further actions and discharging all further responsibilities imposed upon the committee from time to time by the Board, the federal securities laws or the rules and regulations of the SEC.

Our Compensation Committee consists of Ms. Rey-Giraud, Dr. Dinu and Messrs. Guinan and Machuca, each of whom qualifies as an independent director according to the rules and regulations of NYSE with respect to Compensation Committee membership. Ms. Rey-Giraud serves as chairman of the Compensation Committee. Our Board has adopted a written charter for the Compensation Committee, which is available on our corporate website at http://investors.uphealthinc.com. The information on our website is not part of this prospectus.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other matters:

•	developing and recommending to the Board the criteria for appointment as a director;

•	identifying, considering, recruiting and recommending candidates to fill new positions on the Board;

•	reviewing candidates recommended by stockholders;

•	conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and

•	recommending director nominees for approval by the Board and election by the stockholders at the next annual meeting.

The Nominating and Corporate Governance Committee has not established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Our Nominating and Corporate Governance Committee consists of Messrs. Machuca and Locke, Dr. Katz and Ms. Rey-Giraud, each of whom qualifies as an independent director according to the rules and regulations of the

SEC and NYSE with respect to Nominating and Corporate Governance Committee membership. Dr. Katz serves as chairman of the Nominating and Corporate Governance Committee. Our Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our corporate website at http://investors.uphealthinc.com. The information on our website is not part of this prospectus.

Compliance Committee

The Compliance Committee is responsible for, among other matters:

•

reviewing, approving, overseeing and monitoring the Company’s Enterprise Risk Management Program, including determining whether appropriate risks have been identified, establishing a risk management infrastructure to identify, measure, address, monitor and report those risks, and periodically reviewing and approving the Company’s enterprise-wide risk management framework;

•

reviewing, overseeing and monitoring implementation of the Company’s Healthcare Compliance Program and Work Plan, which includes elements recognized by the Office of Inspector General for the Department of Health and Human Services as pertinent to an effective compliance program;

•

establishing a management-level compliance committee and appointing an individual to serve as Chief Compliance Officer, providing prior approval for all decisions relating to the appointment, material discipline, and termination of the Chief Compliance Officer, as well as consultation and prior approval of compensation or benefit decisions impacting the Chief Compliance Officer;

•	receiving and discussing reports prepared by the Chief Compliance Officer and the management-level compliance committee concerning risk and compliance matters, including meeting in executive session;

•	giving regular reports to the Board concerning meetings of the committee and such other matters as may be specified by the Board;

•	making findings and recommendations to the Board regarding the adequacy of the Company’s compliance program;

•

performing any other activity consistent with its charter as the committee may deem necessary or appropriate for the fulfillment of its responsibilities under its charter or as required by applicable law or regulation; and

•	conducting an annual performance evaluation of the committee and annually evaluate the adequacy of its charter.

Our Compliance Committee consists of Drs. Dinu and Katz, Ms. Rey-Giraud and Mr. Guinan. Dr. Dinu serves as chairman of the Compliance Committee. Our Board has adopted a written charter for the Compliance Committee.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (our “Code of Ethics”) applicable to our management team and employees in accordance with applicable federal securities laws. We have previously filed copies of our Code of Ethics and the charter for each of our committees. You can review those documents, as well as our other publicly filed documents, by accessing our public filings at our website at https://uphealthinc.com/ or at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See “Where You Can Find Additional Information.”

Communications with Directors

Stockholders may communicate with UpHealth’s Board through UpHealth’s Secretary by writing to the following address: Board of Directors, c/o Secretary, UpHealth, Inc., 14000 S. Military Trail, Suite 203, Delray

Beach, Florida 33484. UpHealth’s Secretary will forward all correspondence to the Board, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. UpHealth’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within UpHealth for review and possible response.

Section 16(a) Beneficial Ownership Reporting Compliance – Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our management team and persons who beneficially own more than ten percent of our Common Stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the fiscal year ended December 31, 2022, there were four delinquent filers. The disposition of securities by Dr. Ramesh Balakrishnan on each of May 1, 2022 and June 9, 2022 were not reported by Dr. Balakrishnan until July 11, 2022. In addition, the disposition of securities by Dr. Chirinjeev Kathuria on September 9, 2022 was not reported by Dr. Kathuria until October 14, 2022. In addition, the dispositions of securities by Dr. Mariya Pylypiv on each of August 1, 2022 and September 9, 2022 were not reported by Dr. Pylypiv until August 23, 2022 and October 14, 2022, respectively. Lastly, certain shares of TTC Healthcare Partners, LLC, which are deemed to be beneficially owned by Martin S. A. Beck, were distributed to a member of the entity on December 30, 2021. Mr. Beck reported the distribution of these shares on April 29, 2022.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of our executive compensation philosophy, objectives and design, our compensation-setting process, the components of our executive compensation program, and the decisions made for compensation in respect of 2022 for our executive officers should be read together with the compensation tables and related disclosures set forth below. The discussion in this section contains forward-looking statements that are based on our current considerations and expectations relating to our executive compensation programs and philosophy. As our business and our needs evolve, the actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this section.

Overview

This section provides an overview of our executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

In evaluating our overall executive compensation program and decisions for the 2022 fiscal year, including payouts and awards under our compensation programs, the Compensation Committee considered a number of factors, including the achievement of both strategic enterprise and financial objectives and our position as a high growth, transformational Company. The Compensation Committee makes any determinations as it relates to the payout of the previous year’s compensation programs as well as the adoption of any performance measures for the current fiscal year. This allows the Compensation Committee to have a good understanding of the prior fiscal year financial performance in order to evaluate the performance of our named executive officers (each, an “NEO”) against previously adopted performance measures as well as develop plans and performance metrics based on the annual operating plan for the current fiscal year.

For the fiscal year ended December 31, 2022, our NEOs were:

Named Executive Officer	Age	Title
Samuel J. Meckey(1)	52	Chief Executive Officer
Dr. Ramesh Balakrishnan(2)	68	President and Chief Strategy Officer
Martin S. A. Beck	56	Chief Financial Officer

(1)	Mr. Meckey has served as our Chief Executive Officer and director since July 11, 2022.
(2)

Dr. Balakrishnan served as our President and Chief Strategy Officer from July 2022 until December 30, 2022, when he resigned as an officer of the Company. Following his resignation, Dr. Balakrishnan is available to advise the Company’s Chief Executive Officer as appropriate, although the Company and Dr. Balakrishnan have no agreement with terms for such advisory role. Dr. Balakrishnan previously served as our Chief Executive Officer from the closing of the Business Combinations until July 11, 2022, when he transitioned to the role of President and Chief Strategy Officer. Prior to then, Dr. Balakrishnan served as Co-Chief Executive Officer of UpHealth Holdings from November 2020 until the closing of the Business Combinations, and was also the Chief Executive Officer of Thrasys from its formation by him in March 2002 until the closing of the Business Combinations.

During the 2022 fiscal year, we made changes to who are the NEOs from those who were NEOs for the fiscal year ended December 31, 2021. On July 11, 2022, Mr. Meckey joined the Company as its new CEO. That same day, Dr. Balakrishnan transitioned to the role of President and Chief Strategy Officer of the Company. Dr. Balakrishnan served as our President and Chief Strategy Officer until December 30, 2022, when he resigned as an officer of the Company.

In addition, Dr. Al Gatmaitan served as our Chief Operating Officer from the closing of the Business Combinations until January 10, 2022, when he resigned as an officer of the Company. As a result, he was an NEO for the fiscal year ended December 31, 2021, but not for the 2022 fiscal year. Prior to the closing of the Business Combinations, Dr. Gatmaitan beginning in November 2019 served as the Chief Executive Officer and a board member of UpHealth Services, Inc., which became a subsidiary of UpHealth Holdings following a reorganization in October 2020, and from October 2020 until June 2021 he served as the Co-Chief Executive Officer and a board member of UpHealth Holdings until the closing of the Business Combinations.

Compensation Philosophy and Objectives

UpHealth has developed an executive compensation program that is consistent with the compensation policies and philosophies of the Compensation Committee and the Board, which are designed to align compensation with the Company’s business objectives and the creation of stockholder value, while enabling UpHealth to attract, motivate and retain individuals who contribute to its long-term success. Decisions on the executive compensation program are made by the Compensation Committee.

The objectives of the Company’s executive compensation program are to encourage retention and recruitment of high-performing executives, to motivate employees and align executive interests across the organization and with the Company’s stockholders, to reward sustainable financial performance, accountability and innovation, to create consistence with UpHealth’s strategy and culture (mission, vision and values) and to balance innovation and performance with risk. In setting executive compensation in 2022, the Compensation Committee took into account the Company’s strategy, culture and stage in defining plan feature tradeoffs. The Compensation Committee also looked to manage exceptions to its approach based upon the individual profiles of various members of the Company’s management.

Decisions regarding executive compensation reflect a belief that the executive compensation program must be competitive in order to attract and retain highly competent executive officers as well as include a significant element of “pay for performance.” Total compensation will be comprised of base salary, short-term incentive and long-term incentive. A significant portion of compensation for the members of management of the Company is tied to annual performance objectives. All elements of the compensation are defined in absolute dollar values. Further, the Compensation Committee seeks to tie our executive compensation levels to the compensation practices of our peer companies. The targeted percentile for the total compensation is 50% of the peer group compensation and will be implemented over a 3-year period, to take into account the maturity and evolution of the Company.

Base Salary

Base salaries for our NEOs are established based on the individual’s scope of responsibilities, experience and market factors. The base salary is an annual total cash salary paid over 12 months in equal amounts. The Compensation Committee typically reviews base salaries on an annual basis, referencing peer group and survey data to understand the marketplace for individuals in similar positions. No formulaic base salary increases are provided to our NEOs; however, annual merit increases are provided when the Compensation Committee determines that such increases are warranted in light of national salary increase levels, salary levels within companies in our peer group, individual performance and/or overall Company performance. We pay base salaries to attract, recruit and retain qualified employees. The base salaries for 2022 for our NEOs take into account the initial base amount set forth in the executive’s respective employment agreement or employment offer letter, as applicable, and the scope of the executive’s responsibilities, individual contributions, prior experience and sustained performance.

The base salaries of our NEOs for 2022 were as follows:

Executive & Title	2022 Base Salary
Samuel J. Meckey(1)	$520,000
Martin S. A. Beck(2)	$360,000
Dr. Ramesh Balakrishnan(3)	$408,000

(1)	Mr. Meckey joined the Company as its Chief Executive Officer on July 11, 2022.
(2)	Mr. Beck’s base salary was increased during the 2022 fiscal year from $350,000 to $360,000.
(3)	Dr. Balakrishnan resigned from his role as President and Chief Strategy Officer of the Company effective December 30, 2022.

Annual Bonuses

UpHealth uses annual cash incentive bonuses for the NEOs to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. The annual cash incentive bonus is expressed as a percentage of an individual’s base salary. The Compensation Committee set the performance targets using five financial metrics for the 2022 fiscal year: total revenue; gross margin; adjusted EBITDA; free cash flow; and price per share. Determination of the achievement of the targets is based upon the full year financial results following the completion of the audit of the Company’s financial statements. Following the end of the year, the Compensation Committee determined the extent to which the performance targets were achieved and the amount of the award that is payable to the NEOs. For the NEOs, performance is measured at an aggregated level. Mr. Beck earned a partial bonus for the fiscal year 2022.

For the 2022 fiscal year, the Compensation Committee has added a sixth measurement criteria – the Company’s organizational health index – for purposes of setting the aggregate corporate performance goals for the annual bonus pool. Furthermore, members of management hired prior to October 1 of the fiscal year will have their annual bonuses prorated for their first year from the date of hire.

Equity-Based Awards

UpHealth uses equity-based awards to reward long-term performance of the NEOs. UpHealth believes that providing a meaningful portion of the total compensation package in the form of equity-based awards aligns the incentives of its NEOs with the interests of its stockholders and serves to motivate and retain the individual NEOs. Any awards would be made in accordance with the executive compensation program discussed above. UpHealth is currently using restricted stock units (“RSUs”) to encourage long term performance. Each award of RSUs will be separated into those that vest over time and those which will vest based on performance using, for the 2022 fiscal year, the same performance metrics as are used for determining achievement of the annual cash incentive bonus. For the NEOs, the performance metrics for vesting of RSUs subject to performance were partially achieved in fiscal year 2022.

Other Compensation

UpHealth maintains various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the NEOs will participate. It also provides certain perquisites to its named executive officers, subject to the Compensation Committee’s ongoing review.

Deductibility of Executive Compensation

Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to the chief executive officer, the chief financial officer, the three other most highly paid executive officers of a publicly traded corporation, and anyone previously subject to Section 162(m) as a covered employee for any taxable year beginning after December 31, 2016. It is the policy of UpHealth to consider the tax impact of its compensation arrangements as one factor, among others, in evaluating and determining the structure, implementation, and amount of awards paid to its executive officers. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of the Company and its stockholders, and maintaining tax deductibility will not be the sole consideration taken into account in determining what compensation arrangements are in our and our stockholders’ best interests. The right to grant compensation that is not deductible is expressly reserved, and UpHealth may do so.

Summary Compensation Table

The table below sets forth the annual compensation levels of our NEOs for 2022, who as a smaller reporting company consist of the principal executive officer who serves as CEO of UpHealth, and the next two most highly compensated executive officers. The compensation totals and individual amounts reflect the compensation of such officers by UpHealth as of December 31, 2022 and 2021. In fiscal year 2023, such totals and amounts may change based on, among other things, changes to the terms of the employment of such persons.

Name and Principal Position	Year	Base Salary ($)		Bonus ($)		RSUs Awards ($)(1)		Nonequity Incentive Plan Compensation ($)		All Other Compensation ($)	Total ($)
Dr. Ramesh Balakrishnan(2)	2022	$408,000		$—		$185,632		$—		$2,434	$596,066
President and Chief Strategy Officer(3)	2021	$334,231		$—		$22,122,707	(4)	$108,904	(5)	$26,133	$22,591,975
Martin S. A. Beck(6)(7)	2022	$355,385	(8)	$—		$197,234		$202,963	(9)	$1,300	$756,882
Chief Financial Officer	2021	$492,160		$225,000		$850,001		$—		$839	$1,568,000
Samuel J. Meckey(10)	2022	$230,000		$1,170,586	(11)	$—		$—		$212	$1,400,780
Chief Executive Officer(12)	2021	$—		$—		$—		$—		$—	$—

(1)	The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(2)

“All other compensation” for Dr. Balakrishnan for fiscal year 2021 includes $2,896 for premium payments for group life insurance and $23,237 for premium payments for additional life insurance. “All other compensation” for Dr. Balakrishnan for fiscal year 2022 includes $2,434 for premium payments for group life insurance.

(3)

During fiscal year 2021, Dr. Balakrishnan was employed by the Company as its Chief Executive Officer. On July 11, 2022, Dr. Balakrishnan transitioned to the role of President and Chief Strategy Officer of the Company. On December 27, 2022, Dr. Balakrishnan resigned from his role as President and Chief Strategy Officer effective December 30, 2022.

(4)

“RSUs awards” for Dr. Balakrishnan for fiscal year 2021 includes $20,622,707.28 in grant date fair value for the award of 4,091,807 RSUs awarded in accord with the terms of the UpHealth Business Combination Agreement.

(5)

“Nonequity incentive plan compensation” for Dr. Balakrishnan for fiscal year 2021 consists of $108,904 for performance at Thrasys in the prior fiscal year, which was paid to Dr. Balakrishnan in fiscal year 2022.

(6)	For fiscal year 2022 and 2021, “All other compensation” consists of premium payments for group life insurance.
(7)

Pursuant to the terms of the offer letter between Mr. Beck and UpHealth Services, Inc., Mr. Beck was paid his 2020 accrued salary amounts of $196,875 upon the closing of the UpHealth Business Combination in June 2021. In addition, Mr. Beck received a bonus of $225,000 upon the closing of the UpHealth Business Combination.

(8)	Mr. Beck’s base salary was increased during the 2022 fiscal year from $350,000 to $360,000, which resulted in Mr. Beck receiving a base salary of $355,385 as of December 31, 2022.
(9)	“Nonequity incentive plan compensation” for Mr. Beck for fiscal year 2022 consists of $202,963 for performance at the Company during such fiscal year, to be paid to Mr. Beck in fiscal year 2023.
(10)	For fiscal year 2022, “All other compensation” consists of premium payments for group life insurance.
(11)

Pursuant to the terms of the employment agreement between Mr. Meckey and the Company, Mr. Meckey’s bonus for fiscal year 2022 consists of (i) a guaranteed prorated bonus in an amount not less than $230,000 (equal to 100% of Mr. Meckey’s base salary actually earned by Mr. Meckey during 2022, prorated for the period) and (ii) a payment of $940,568, subject to applicable withholding. Such bonus amounts are to be paid to Mr. Meckey in fiscal year 2023. In January 2023, the payment of $940,568 to Mr. Meckey in 2023 was amended to increase it to $958,794, subject to applicable withholding, as a result of changes in the dates of payment of Mr. Meckey’s bonus amounts in 2023.

(12)

On July 11, 2022, Mr. Meckey joined the Company as its Chief Executive Officer, effective that same day, and was appointed by the Board as a Class I director. Mr. Meckey was not an NEO or a director of the Company during fiscal year 2021, and therefore received no compensation during such year.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects information regarding outstanding equity-based awards held by our NEOs as of December 31, 2022:

Name	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Martin S. A. Beck	22,020	(2)(3)	$35,893
	9,350	(4)(5)	$15,241
	11,008	(6)	$17,943
	12,500	(7)	$20,375
	4,500	(8)	$7,335
Samuel J. Meckey(9)	—		$—
Dr. Ramesh Balakrishnan(10)	—		$—

(1)

The market value of RSU awards that have not vested is calculated by multiplying the number of shares underlying the RSUs that have not vested by the closing price of the Company’s Common Stock on December 31, 2022, which was $1.63.

(2)

Consists of RSUs that are “Performance-Based Vesting Equity Awards” awarded during the fiscal year 2021. Provided that the recipient’s continued service has not terminated prior to the applicable determination upon filing with the SEC on an Annual Report on Form 10-K of the audit of the Company’s financial statements for the fiscal years ended December 31, 2021, 2022 and 2023 (each a “2021 Award Audit Filing Date”), the number of Performance-Based Vesting Equity Awards (disregarding any resulting fractional RSU) that are vested shall cumulatively increase three business days following the respective 2021 Award Audit Filing Date as follows:

(A) Up to 120% of 1/3 of the Performance-Based Vesting Equity Awards shall be allocated to become vested based upon the achievement by the Company of the following financial metrics using targets set by the Board in 2021 for the fiscal year ended December 31, 2021 on a pro forma consolidated basis based upon such audit:

1) Total Revenue – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved. For the fiscal year ended December 31, 2021, the low threshold is set as 90% of target, and the high threshold is set as 120% of target.

2) Gross Margin – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved. For the fiscal year ended December 31, 2021, the low threshold is set as the target minus 2%, and the high threshold is set as the target plus 2%.

3) Adjusted EBITDA – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved. For the fiscal year ended December 31, 2021, the low threshold is set as 90% of target, and the high threshold is set as 120% of target.

4) Free Cash Flow – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved. For the fiscal year ended December 31, 2021, the low threshold is set as 90% of target, and the high threshold is set as 120% of target.

(B) Up to 120% of 1/3 of the Performance-Based Vesting Equity Awards shall be allocated to become vested based upon the achievement by the Company of the following financial metrics using targets set by the Board in 2022 for the fiscal year ending December 31, 2022 on a consolidated basis based upon such audit:

1) Total Revenue – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

2) Gross Margin – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

3) Adjusted EBITDA – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

4) Free Cash Flow – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

(C) Up to 120% of 1/3 of the Performance-Based Vesting Equity Awards, but no more than the total number of Performance-Based Vesting Equity Awards minus the number of previously Vested Performance-Based Vesting Equity Awards shall be allocated to become vested based upon the achievement by the Company of the following financial metrics using targets set by the Board in 2023 for the fiscal year ended December 31, 2023 on a consolidated basis based upon such audit and the cumulative achievement of the performance for the three fiscal years 2021-2023, with the greater of such performance determining how many of the allocated amount of Performance-Based Vesting Equity Awards shall become vested:

1) Total Revenue – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

2) Gross Margin – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

3) Adjusted EBITDA – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

4) Free Cash Flow – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

(3)

The necessary targets for achievement of the vesting for the 2021 fiscal year and the 2022 fiscal year, respectively, of the Performance-Based Vesting Equity Awards awarded during the fiscal year 2021 did not occur, and as a result, 2/3 of such Performance-Based Vesting Equity Awards were not vested as of the end of the 2022 fiscal year.

(4)

Consists of RSUs that are “Performance-Based RSUs” awarded during the fiscal year 2022. Provided that the executive’s continued service has not terminated prior to the applicable determination upon filing with the SEC on an Annual Report on Form 10-K of the audit of the Company’s financial statements for the fiscal years ended December 31, 2022, 2023, and 2024 (each a “2022 Award Audit Filing Date”), the number of Performance-Based RSUs (disregarding any resulting fractional RSU) that are vested shall cumulatively increase three business days following the respective 2022 Award Audit Filing Date as follows:

(A) Up to 120% of 1/3 of the Performance-Based RSUs shall be allocated to become vested based upon the achievement by the Company of the following financial metrics using targets set by the Board of the Company in 2022 for the fiscal year ended December 31, 2022 on a pro forma consolidated basis based upon such audit:

1) Total Revenue – 40% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 40% of the allocated amount if the low threshold is achieved; 120% of such 45% amount if the high threshold is achieved. For the fiscal year ended December 31, 2022, the low threshold is set as 90% of target, and the high threshold is set as 120% of target.

2) Gross Margin – 30% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 30% of the allocated amount if the low threshold is achieved; 120% of such 30% amount if the high threshold is achieved. For the fiscal year ended December 31, 2022, the low threshold is set as the target minus 0.5%, and the high threshold is set as the target plus 0.5%.

3) Adjusted EBITDA – 10% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 10% of the allocated amount if the low threshold is achieved; 120% of such 10% amount if the high threshold is achieved. For the fiscal year ended December 31, 2022, the low threshold is set as 90% of target, and the high threshold is set as 120% of target.

4) Free Cash Flow – 10% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 10% of the allocated amount if the low threshold is achieved; 120% of such 10% amount if the high threshold is achieved. For the fiscal year ended December 31, 2022, the low threshold is set as 90% of target, and the high threshold is set as 120% of target.

5) Price per Share – 10% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 10% of the allocated amount if the low threshold is achieved; 120% of such 10% amount if the high threshold is achieved. For fiscal year ended December 31, 2022, the low threshold is set as 50% of target, and the high threshold is set as 120% of target.

(B) Up to 120% of 1/3 of the Performance-Based RSUs shall be allocated to become vested based upon the achievement by the Company of the following financial metrics using targets set by the Board of the Company in 2023 for the fiscal year ended December 31, 2023 on a consolidated basis based upon such audit:

1) Total Revenue – 40% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 40% of the allocated amount if the low threshold is achieved; 120% of such 40% amount if the high threshold is achieved.

2) Gross Margin – 30% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 30% of the allocated amount if the low threshold is achieved; 120% of such 30% amount if the high threshold is achieved.

3) Adjusted EBITDA – 10% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 10% of the allocated amount if the low threshold is achieved; 120% of such 10% amount if the high threshold is achieved.

4) Free Cash Flow – 10% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 10% of the allocated amount if the low threshold is achieved; 120% of such 10% amount if the high threshold is achieved.

5) Price per Share – 10% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 10% of the allocated amount if the low threshold is achieved; 120% of such 10% if the high threshold is achieved.

(C) Up to 120% of 1/3 of the Performance-Based RSUs, but no more than the total number of Performance-Based RSUs minus the number of previously vested Performance-Based RSUs shall be allocated to become vested based upon the achievement by the Company of the following financial metrics using targets set by the Board of the Company in 2024 for the fiscal year ended December 31, 2024 on a consolidated basis based upon such audit and the cumulative achievement of the performance for the three fiscal years 2022-2024, with the greater of such performance determining how many of the allocated amount of Performance-Based RSUs shall become vested:

1) Total Revenue – 40% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 40% of the allocated amount if the low threshold is achieved; 120% of such 40% amount if the high threshold is achieved.

2) Gross Margin – 30% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 30% of the allocated amount if the low threshold is achieved; 120% of such 30% amount if the high threshold is achieved.

3) Adjusted EBITDA – 10% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 10% of the allocated amount if the low threshold is achieved; 120% of such 10% amount if the high threshold is achieved.

4) Free Cash Flow – 10% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 10% of the allocated amount if the low threshold is achieved; 120% of such 10% amount if the high threshold is achieved.

5) Price per Share – 10% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 10% of the allocated amount if the low threshold is achieved; 120% of such 10% amount if the high threshold is achieved.

(5)

The necessary targets for achievement of the vesting for the 2022 fiscal year of the Performance-Based RSUs awarded during the fiscal year 2022 were partially achieved, and as a result, 3,150 of such Performance-Based Vesting Equity Awards were vested as of the end of the 2022 fiscal year.

(6)

Consists of RSUs that are “Time-Based Vesting Equity Awards,” of which 1/3 vested on May 1, 2022 (the “Initial Vesting Date”), and the remaining 2/3 of the RSUs will vest quarterly on each of three-month anniversary following the Initial Vesting Date until fully vested.

(7)

Consists of RSUs that are “Refresh Time-Based RSUs,” which shall vest in accordance with the following schedule, as described in the applicable restricted stock unit agreement: 33% will vest on May 1, 2023 (the “Refresh Cliff Date”) and the remaining 67% will vest in equal quarterly installments on each of August 1st, November 1st, February 1st and May 1st over the two years following the Refresh Cliff Date, such that the Refresh Time-Based RSUs will be 100% vested on the second anniversary of the Refresh Cliff Date and in each case subject to the executive’s continued services with the Company through each such applicable vesting date.

(8)

Consists of RSUs that are “Retention Time-Based RSUs,” which shall vest in accordance with the following schedule, as described in the applicable restricted stock unit agreement: 50% vested on August 22, 2022, and the remaining 50% will vest on June 1, 2023, such that the Retention Time-Based RSUs will be 100% vested on June 1, 2023, and in each case subject to the executive’s continued services with the Company through each such applicable vesting date.

(9)

On July 11, 2022, Samuel J. Meckey joined the Company as its CEO, effective that same day, and was appointed by the Board as a Class I director of the Company. Mr. Meckey had not received any equity-based awards as of December 31, 2022.

(10)

On December 27, 2022, Dr. Balakrishnan submitted his resignation from his position as President and Chief Strategy Officer of the Company effective December 30, 2022. Pursuant to the terms of his employment agreement with the Company, as amended, as previously disclosed by the Company, the 48,860 RSUs then held by Dr. Balakrishnan were cancelled on December 30, 2022. As a result, following such cancellation, Dr. Balakrishnan no longer held any unvested RSUs as of December 31, 2022.

Employment Arrangements with Named Executive Officers

Employment Agreement with Dr. Ramesh Balakrishnan

On October 23, 2021, UpHealth entered into an employment agreement with Dr. Balakrishnan as its CEO. On July 11, 2022, Dr. Ramesh Balakrishnan transitioned out of his prior role as CEO of the Company. On July 31, 2022, Dr. Balakrishnan and the Company entered into an Amendment to the employment agreement, effective as of July 19, 2022 (the “Amendment”), for Dr. Balakrishnan’s new role as President and Chief Strategy Officer of the Company. As provided for in the Amendment, as of July 11, 2022, Dr. Balakrishnan will have the title of President and Chief Strategy Officer and the duties and responsibilities commensurate with such position, and will report to the Chief Executive Officer of the Company.

Prior to the Amendment, the employment agreement provided that “Good Reason” for Dr. Balakrishnan to terminate his employment shall mean the occurrence of any of the following events without his consent: (i) a material adverse change in Dr. Balakrishnan’s title or a material reduction in Dr. Balakrishnan’s duties, authority, or responsibilities relative to the duties, authority, or responsibilities in effect immediately prior to such reduction; (ii) the relocation of Dr. Balakrishnan’s primary work location to a point more than fifty miles from San Francisco, California; (iii) a material reduction by the Company of the Base Salary or annual target Bonus opportunity, without the written consent of Dr. Balakrishnan, as initially set forth in the employment agreement or as the same may be increased from time to time pursuant to the employment agreement, except for across-the-board salary reductions implemented prior to a change in control which are implemented based on the Company’s financial performance and similarly affecting all or substantially all senior management employees of the Company; and (iv) a material breach by the Company of the terms of the employment agreement; provided, however, that such termination by Dr. Balakrishnan of his employment shall only be deemed for Good Reason pursuant to the foregoing definition if (i) the Company is given written notice from Dr. Balakrishnan within sixty days following the first occurrence of the condition that he considers to constitute Good Reason describing the condition and the Company fails to satisfactorily remedy such condition within thirty days following such written notice, and (ii) Dr. Balakrishnan terminates employment within thirty days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

The Amendment adds to the foregoing that, notwithstanding the foregoing, at any time prior to December 31, 2022, by delivery of written notice to the Company, Dr. Balakrishnan also may terminate his employment for any or no reason and without regard to the criteria or process set forth above. In the event of such termination, Dr. Balakrishnan shall be entitled to receive (i) the Base Salary, accrued but unpaid business expenses and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination and (ii) shall be eligible to receive all compensation, equity, and benefits specified in the employment agreement for a termination for Good Reason, subject to Dr. Balakrishnan furnishing to the Company an executed waiver and release of claims in a form satisfactory to the Company (hereafter, a “Release”) within the applicable time period set forth therein, but in no event later than forty-five days following termination of employment and permitting such Release to become effective in accordance with its terms, and subject to Dr. Balakrishnan continuing to comply with his obligations pursuant to the Proprietary Information and Inventions Agreement (included as Exhibit A to the employment agreement).

The Amendment further provides that all other terms and conditions of the employment agreement, including, without limitation, the provisions related to Base Salary, Bonus and Equity Awards and all exhibits thereto, shall continue in full force and effect. The employment agreement provides that Dr. Balakrishnan will receive a base salary at an annual rate of $408,000, subject to increase from time to time as determined by the Board or the Compensation Committee, with such base salary to be retroactive to June 9, 2021, as well as that he shall be eligible to receive an annual bonus of 100% of his base salary based on the Board’s determination, in good faith, as to whether applicable performance milestones as are established by the Board or the Compensation Committee (hereinafter referred to as the “Performance Milestones”) have been achieved. As an inducement to Dr. Balakrishnan’s commencement of employment with the Company, the Board approved on October 20, 2021, upon the recommendation of the Compensation Committee, the grant of RSUs pursuant to and subject to the terms of the 2021 Equity Incentive Plan (“2021 Equity Plan”). The employment agreement terms provide for at will employment and the employment relationship may be terminated by either Dr. Balakrishnan or UpHealth at any time and for any reason or no reason.

Under his employment agreement, if Dr. Balakrishnan’s employment is terminated by UpHealth without cause or due to his resignation for good reason within twelve (12) months following a change in control subject to his execution of a Release, he will be eligible to receive (a) accrued but unpaid business expenses and vacation benefits, to be paid as a lump sum no later than thirty (30) days after the date of termination, (b) one times his base salary, to be paid as a lump sum on the first regular payroll date following the effectiveness of the Release, (c) a pro-rated portion of his target bonus amount for the year of termination (or, if there is none and a change in control has occurred, one times the last target bonus in effect for Dr. Balakrishnan), to be paid within ten (10) days after the date the bonus is determined, (d) continued coverage under the Company’s medical, dental, life and disability insurance until the earlier of either (i) the end of twelve (12) months following the termination date, or, (ii) the date on which Dr. Balakrishnan begins full-time employment with another company or business entity which offers comparable health insurance coverage to Dr. Balakrishnan and (e) the vesting of any Time-Based Vesting Equity Awards will be fully accelerated such that on the effective date of such termination (or if later and a change in control has occurred, the date of the change in control) 100% of any Time-Based Vesting Equity Awards granted to Dr. Balakrishnan prior to such termination will be fully vested and immediately exercisable, if applicable, by Dr. Balakrishnan.

On December 27, 2022, Dr. Balakrishnan informed the Board that he is resigning from his role as President and Chief Strategy Officer of the Company effective December 30, 2022. There are no changes to the severance that Dr. Balakrishnan is entitled to receive upon his resignation pursuant to his employment agreement with the Company, as amended by the Amendment, as described above and as previously disclosed by the Company.

Employment Agreement with Martin Beck

On October 24, 2021, UpHealth entered into an employment agreement with its Chief Financial Officer, Martin Beck. That employment agreement provides that Mr. Beck will receive a base salary at an annual rate of $350,000, subject to increase from time to time as determined by the Board or the Compensation Committee, with such base salary to be retroactive to June 9, 2021, as well as that he shall be eligible to receive an annual bonus of 75% of his base salary based on the Board’s determination, in good faith, as to whether applicable Performance Milestones have been achieved. As an inducement to Mr. Beck’s commencement of employment with the Company, the Board approved on October 20, 2021, upon the recommendation of the Compensation Committee, the grant of RSUs pursuant to and subject to the terms of the 2021 Equity Plan. The employment agreement terms provide for at will employment and the employment relationship may be terminated by either Mr. Beck or UpHealth at any time and for any reason or no reason.

Under his employment agreement, if Mr. Beck’s employment is terminated by UpHealth without cause or due to his resignation for good reason within twelve (12) months following a change in control subject to his execution of a Release, he will be eligible to receive (a) accrued but unpaid business expenses and vacation benefits, to be paid as a lump sum no later than thirty (30) days after the date of termination, (b) one times his base salary, to be paid as a lump sum on the first regular payroll date following the effectiveness of the Release, (c) a pro-rated portion of his target bonus amount for the year of termination (or, if there is none and a change in control has occurred, one times the last target bonus in effect for Mr. Beck), to be paid within ten (10) days after the date the bonus is determined, (d) continued coverage under the Company’s medical, dental, life and disability insurance until the earlier of either (i) the end of twelve (12) months following the termination date, or, (ii) the date on which Mr. Beck begins full-time employment with another company or business entity which offers comparable health insurance coverage to Mr. Beck and (e) the vesting of any Time-Based Vesting Equity Awards shall be fully accelerated such that on the effective date of such termination (or if later and a change in control has occurred, the date of the change in control) 100% of any Time-Based Vesting Equity Awards granted to Mr. Beck prior to such termination shall be fully vested and immediately exercisable, if applicable, by Mr. Beck.

Employment Agreement with Samuel J. Meckey

On May 10, 2022, the Company entered into an employment agreement with Samuel J. Meckey as its CEO, effective as of July 11, 2022 when Mr. Meckey commenced his role as CEO of the Company. That employment agreement provides that Mr. Meckey will receive a base salary at the initial annualized rate of $520,000 per year, subject to standard deductions and withholdings, or such other rate as may be determined from time to time as determined by the Board or the Compensation Committee (hereinafter referred to as the “Meckey CEO Base Salary”). For the period beginning July 1, 2022 and ending on December 31, 2022, Mr. Meckey will be guaranteed to receive a prorated bonus payment in an amount not less than 100% of the Meckey CEO Base Salary actually earned by Mr. Meckey during 2022 (the “Meckey Initial Bonus”), prorated for the period, provided Mr. Meckey remains employed on the date the Meckey Initial Bonus is paid, subject to the termination provisions of his employment agreement. Mr. Meckey will be eligible for an annual discretionary bonus beginning as of January 1, 2023 (hereinafter referred to as the “Meckey CEO Bonus”) with a target amount of 100% of the Meckey CEO Base Salary, subject to standard deductions and withholdings, based on the Board’s determination, in good faith, as to whether applicable Performance Milestones have been achieved.

On January 9, 2023, the Company’s Board approved an Amendment to the employment agreement between Mr. Meckey and the Company, effective as of January 10, 2023 (the “CEO Amendment”), to amend certain of the compensation terms of Mr. Meckey’s employment as Chief Executive Officer of the Company. The CEO Amendment amends the terms of the employment agreement as described below.

As an additional inducement to Mr. Meckey’s commencement of employment with the Company, his employment agreement provides that the Company will grant “Initial Awards” pursuant to and subject to the terms of the Company’s 2021 Equity Plan and the form of RSU award agreements and compliance with applicable securities laws. Prior to the CEO Amendment, Mr. Meckey’s employment agreement provided that the Company would grant RSUs under the Company’s 2021 Equity Incentive Plan to Mr. Meckey in the amount of 430,000 (post-Reverse Stock Split basis), with certain of the RSUs vesting subject to Mr. Meckey’s continued provision of services to the Company as further detailed below (the “Time-Based RSUs”), and certain of the RSUs being subject to vesting based upon performance. None of the RSUs to be granted pursuant to the terms of the employment agreement had been granted prior to January 9, 2023. Pursuant to the terms of the CEO Amendment, all of the 430,000 RSUs to be granted will be Time-Based RSUs, and subject to Mr. Meckey’s continued provision of services to the Company through the applicable vesting dates, these Time-Based RSUs are eligible to vest in accordance with the following schedule, as described in the applicable restricted stock unit agreement: 25% will vest on June 1, 2023 (the “Cliff Date”) and the remaining 75% will vest in equal quarterly installments on each subsequent August 1st, November 1st, February 1st and June 1st over the three years following the Cliff Date, such that these Time-Based RSUs will be 100% vested on the third anniversary of the Cliff Date and in each case subject to Mr. Meckey’s continued services with the Company through each such applicable vesting date.

Commencing with the Company’s regular annual equity grant cycle in 2023, Mr. Meckey will be eligible to receive annual refresher equity grants of RSUs with a target grant date value of not less than $2,000,000

(“Meckey Annual Grants”). The Meckey Annual Grants will be eligible to vest as follows: (i) 50% of each Meckey Annual Grant will be eligible to vest subject to Mr. Meckey’s continued services over a four-year period following the applicable date of grant, with 25% one-year annual cliff vesting and quarterly vesting thereafter over the three years following the cliff vesting date, and (ii) 50% of each Meckey Annual Grant will be eligible to vest subject to (x) achievement of performance goals to be established by the Compensation Committee in consultation with Mr. Meckey and (y) Mr. Meckey’s continued services as approved by the Compensation Committee and set forth in the applicable restricted stock unit agreement for the award.

In addition, Mr. Meckey will be eligible to receive any additional grants of equity awards under the 2021 Equity Plan or any successor plan, as determined at the sole discretion of the Compensation Committee.

The Company has also agreed to pay to Mr. Meckey as additional compensation the following amounts, subject to applicable withholding, on the corresponding dates, provided that Mr. Meckey remains employed with the Company through each applicable payment date, subject to the termination provisions in his employment agreement: $1,062,347 on January 1, 2024; and $734,115 on January 1, 2025. In addition, prior to the CEO Amendment, the employment agreement provided that Mr. Meckey was supposed to receive as additional consideration for his services as Chief Executive Officer, payment of $940,568 on January 1, 2023, subject to applicable withholding. Pursuant to the terms of the CEO Amendment, this payment is being restructured to be made with one payment of $500,000 on January 13, 2023 and a second payment of $458,794.24 on May 31, 2023, with each subject to applicable withholding and provided that Mr. Meckey remains employed with the Company through each applicable payment date, and subject to the qualified termination severance benefit provisions in the employment agreement.

The CEO Amendment further provides that all other terms and conditions of the employment agreement shall continue in full force and effect.

The employment agreement terms provide for at will employment and the employment relationship may be terminated by either Mr. Meckey or UpHealth at any time and for any reason or no reason.

Under his employment agreement, if Mr. Meckey’s employment is terminated by UpHealth without cause or due to his resignation for good reason within the period commencing three (3) months prior to a change in control and ending twelve (12) months immediately following a change in control, he will receive accrued but unpaid business expenses and vacation benefits, to be paid as a lump sum no later than thirty (30) days after the date of termination. In addition, subject to Mr. Meckey furnishing to the Company an executed Release within the applicable time period set forth therein, but in no event later than forty-five days following termination of employment and permitting such Release to become effective in accordance with its terms, Mr. Meckey shall be entitled to receive (a) one times his base salary, for a period of eighteen (18) months following the date of termination in equal installments according to the Company’s regular payroll practices following the effectiveness of the Release; (b) a pro-rated portion of his target bonus amount for the year of termination (or, if there is none and a change in control has occurred, one times the last target bonus in effect for Mr. Meckey), to be paid within ten (10) days after the date the bonus is determined; (c) continued coverage under the Company’s medical, dental, life and disability insurance for the period of eighteen (18) months following the date of termination and (d) any remaining additional compensation amounts that would have been paid to Mr. Meckey had he continued his employment with the Company through January 1, 2025, to be paid in a lump sum no later than thirty (30) days after the effective date of the Release. Similarly, such remaining additional compensation amounts that would have been paid to Mr. Meckey had he continued his employment with the Company through January 1, 2025 will be paid in accordance with the schedule as if her were still so employed in the event that Mr. Meckey’s employment terminates due to his death or Complete Disability.

In addition, in the event that Mr. Meckey’s employment is terminated without cause or due to his resignation for good reason and a change in control trigger has not occurred, or in the event of Mr. Meckey’s death or complete disability, the vesting of any Time-Based RSUs or other time-based awards will be fully accelerated such that on the effective date of such termination 100% of any Time-Based RSUs or other time-based awards granted to Mr. Meckey prior to such termination will be fully vested and immediately exercisable, if applicable, by Mr. Meckey. Treatment of any Performance-Based RSUs or other performance-based awards will be governed solely by the terms of the agreements under which such awards were granted and will not be eligible to accelerate vesting. In the event that Mr. Meckey’s employment is terminated without cause or due to his resignation for good reason and a change in control trigger has occurred, the vesting of any Time-Based RSUs or other time-based awards will be fully accelerated such that on the effective date of such termination, 100% of any Time-Based RSUs or other time-based awards granted to Mr. Meckey prior to such termination will be fully vested and immediately exercisable, if applicable, by Mr. Meckey. In such case, the vesting of the Performance-Based RSUs or other performance-based awards will also be fully accelerated at the target performance level.

Director Compensation

The following table sets forth the compensation earned for services performed for us as a director by each member of our Board as of December 31, 2022, other than any directors who are also our NEOs, during the fiscal year ended December 31, 2022.

Name	Fees earned or paid in cash	RSU Awards ($)(1)	All Other Compensation ($)	Total
Dr. Avi S. Katz(2) Chairman of the Board	$250,750	$—	$—	$250,750
Dr. Raluca Dinu(3) Director	$761,000	$—	$—	$761,000
Dr. Chirinjeev Kathuria(4) Director	$82,500	$—	$—	$82,500
Dr. Mariya Pylypiv(5) Director	$179,135	$—	$157	$179,292
Neil Miotto(6) Director	$100,000	$—	$—	$100,000
Nathan Locke(7) Director	$55,000	$—	$—	$55,000
Jerome Ringo(8) Director	$52,500	$—	$—	$52,500
Agnès Rey-Giraud(9) Director	$540,000	$—	$—	$540,000
Moshe Bar-Siman-Tov(10) Director	$27,500	$—	$—	$27,500
Mark Guinan(11) Director	$—	$199,394	$—	$199,394
Luis Machuca(12) Director	$—	$199,394	$—	$199,394

(1)	The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(2)

“Fees earned or paid in cash” consists of $118,750 paid in cash in the 2022 fiscal year for services as a director, $119,000 paid in cash in the 2022 fiscal year as consideration for services on special board committees, and $13,000 paid in the 2023 fiscal year but earned in the 2022 fiscal year as consideration for services on special board committees.

(3)

“Fees earned or paid in cash” consists of $118,750 paid in cash in the 2022 fiscal year for services as a director, $663,000 paid in cash in the 2022 fiscal year as consideration for services on special board committees, and $13,000 paid in the 2023 fiscal year but earned in the 2022 fiscal year as consideration for services on special board committees.

(4)	“Fees earned or paid in cash” consists of $82,500 paid in cash in the 2022 fiscal year for services as a director.
(5)

Dr. Pylypiv was previously an employee of the Company, although not an NEO, and as a result, the compensation listed here includes her compensation as an employee. “Fees earned or paid in cash” consists of (i) $11,250 paid in cash in the 2022 fiscal year for services as a director and (ii) $167,885 paid in cash in the 2022 fiscal year for services as an employee. “All other compensation” for Dr. Pylypiv for fiscal year 2022 includes $157 for premium payments for group life insurance.

(6)

“Fees earned or paid in cash” consists of $100,000 paid in cash in the 2022 fiscal year for services as a director. Following the expiration of his term as a Class I director of the Company at the 2022 annual meeting of stockholders held on December 5, 2022, Mr. Miotto no longer serves as a director of Company.

(7)	“Fees earned or paid in cash” consists of $55,000 paid in cash in the 2022 fiscal year for services as a director.
(8)

“Fees earned or paid in cash” consists of $52,500 paid in cash in the 2022 fiscal year for services as a director. Following the expiration of his term as a Class I director of the Company at the 2022 annual meeting of stockholders held on December 5, 2022, Mr. Ringo no longer serves as a director of Company.

(9)

“Fees earned or paid in cash” consists of $85,000 paid in cash in the 2022 fiscal year for services as a director and $455,000 paid in cash in the 2022 fiscal year as consideration for services on special board committees.

(10)

“Fees earned or paid in cash” consists of $27,500 paid in cash in the 2022 fiscal year for services as a director. On July 8, 2022, Mr. Bar-Siman-Tov resigned from his position as a Class I director of UpHealth, effective that same day. Mr. Bar-Siman-Tov’s resignation is not as a result of any disagreements with the Company.

(11)	Mr. Guinan was not a director of the Company until December 5, 2022, when he was elected as a Class I director at the 2022 annual meeting of stockholders.
(12)	Mr. Machuca was not a director of the Company until December 5, 2022, when he was elected as a Class I director at the 2022 annual meeting of stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 31, 2023 regarding the beneficial ownership of shares of Common Stock of UpHealth by:

•	each person, including any “group” as defined in Section 13(d)(3) of the Exchange Act, known to be the beneficial owner of more than 5% of the Common Stock of UpHealth;

•	each of UpHealth’s NEOs as of December 31, 2022;

•	each of UpHealth’s directors as of March 31, 2023; and

•	all of UpHealth’s NEOs as of December 31, 2022 and directors as of March 31, 2023, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days, or RSUs that will vest within 60 days. As of March 31, 2023, there were 16,784,476 shares of our Common Stock outstanding.

Unless otherwise indicated, UpHealth believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock of UpHealth beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock	% of Class
Samuel J. Meckey	—	*
Dr. Ramesh Balakrishnan(2)	752,447	4.48%
Martin S. A. Beck(3)	640,829	3.82%
Dr. Avi S. Katz(4)(5)	512,475	3.04%
Dr. Raluca Dinu(5)	11,660	*
Agnès Rey-Giraud(5)	12,160	*
Nathan Locke(5)	11,660	*
Luis Machuca	—	*
Mark Guinan	—	*
Dr. Mariya Pylypiv(6)	677,990	4.04%
Dr. Chirinjeev Kathuria(5)	3,852,868	22.95%
Armistice Capital Master Fund, Ltd.(7)	1,651,000	9.84%
GigAcquisitions2, LLC(8)	500,555	2.97%
Kayne Anderson Capital Advisors, L.P.(9)	1,065,509	6.35%
All directors and all NEOs as of December 31, 2022 (11 individuals) as a group	6,472,089	38.43%

*Less than 1%

(1)

The business address of Drs. Katz and Dinu and GigAcquisitions2, LLC is 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303. The business address of each of the other directors is c/o UpHealth, Inc., 14000 S. Military Trail, Suite 203, Delray Beach, FL 33484. The business address of Armistice Capital Master Fund, Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022. The business address of Kayne Anderson Capital Advisors, L.P. is 1800 Avenue of the Stars, Third Floor, Los Angeles, CA 90067.

(2)	Dr. Balakrishnan resigned as President and Chief Strategy Officer of the Company effective December 30, 2022.
(3)

Includes (i) 6,003 RSUs subject to vesting within 60 days of March 31, 2023, (ii) 186,164 shares held by Rewi Enterprises LLC (of which Mr. Beck is the sole owner) and (iii) 122,208 shares held by TTC Healthcare Partners, LLC (“Partners”) (of which Mr. Beck is an equity owner and chairman of the board of directors), for which Mr. Beck may be deemed the beneficial owner. Mr. Beck disclaims beneficial ownership of the shares held by Partners.

(4)

Includes (i) 452,430 shares of Common Stock and (ii) 48,125 shares of Common Stock underlying warrants, all held by GigAcquisitions2, LLC (“GigAcquisitions2”). The securities held by GigAcquisitions2 are beneficially owned by Dr. Katz, the Chairman of the Company’s Board and the manager of GigAcquisitions2, who has sole voting and dispositive power over the shares held by GigAcquisitions2.

(5)	Includes 560 RSUs subject to vesting within 60 days of March 31, 2023.
(6)	Includes 1,295 RSUs subject to vesting within 60 days of March 31, 2023.
(7)

Consists of (1) 1,650,000 Shares and (ii) 1,000 shares of Common Stock issuable upon the exercise of warrants that are currently exercisable. These securities are directly held by Armistice Capital Master Fund, Ltd. (“Master Fund”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (“Armistice”), as the investment manager of the Master Fund, and Steven Boyd, as the Managing Member of Armistice. Armistice and Mr. Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein.

(8)

Consists of (i) 452,430 shares of Common Stock and (ii) 48,125 shares of Common Stock underlying warrants, all held by GigAcquisitions2. The securities held by GigAcquisitions2 are beneficially owned by Dr. Katz, the Chairman of the Company’s Board and the manager of GigAcquisitions2, who has sole voting and dispositive power over the shares held by GigAcquisitions2.

(9)

Pursuant to a Schedule 13G filed with the SEC on March 22, 2023, the shares reported above are owned by investment accounts (investment limited partnerships, registered investment companies and institutional accounts) managed, with discretion to purchase or sell securities, by Kayne Anderson Capital Advisors, L.P. (or a controlled affiliate thereof), as a registered investment adviser. Kayne Anderson Capital Advisors, L.P. is the general partner (or general partner of the general partner) of the limited partnerships and investment adviser to the other accounts. Kayne Anderson Capital Advisors, L.P. disclaims beneficial ownership of the shares reported above, except those shares attributable to it by virtue of its general partner interests in the limited partnerships.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Policy

UpHealth’s Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board (or the Audit Committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) UpHealth or any of UpHealth’s subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of UpHealth’s shares of Common Stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

UpHealth’s Audit Committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent UpHealth enters into such transactions. The Audit Committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the Audit Committee with all material information concerning the transaction. UpHealth also requires each of UpHealth’s directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Registration Rights Agreement

On June 5, 2019, the Company entered into a Registration Rights Agreement with, among others, GigAcquisitions2, LLC, which is an affiliate of Drs. Avi Katz and Raluca Dinu. The holders of securities that are a party to this agreement are entitled to make up to three demands, excluding short form registration demands, that the Company register their securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the Registration Rights Agreement.

Management Services Agreement

On September 5, 2019, TTC Healthcare, TTC Healthcare Partners, LLC (“Partners”), and Rewi Enterprises, LLC (“Rewi”) entered into a Management Services Agreement (the “MSA”). Martin S. A. Beck, our Chief Financial Officer, is the sole member of Rewi. Mr. Beck transferred his shares in UpHealth Holdings to Rewi on November 2, 2020. Mr. Beck was the Chairman of TTC Healthcare prior to its acquisition of UpHealth Holdings, and is the Manager and President of Rewi. Pursuant to the MSA, Rewi provided certain advisory services to TTC Healthcare prior to the closing of the Business Combinations, including analyzing and advising on opportunities for, and structuring and negotiating, operational arrangements, financings and investments and identifying, analyzing, and advising on potential dispositions, exit opportunities, and prospective purchases. In consideration for these services, Rewi was paid an annual management fee equal to the greater of 5.0% of TTC Healthcare’s trailing twelve-month EBITDA and $500,000, which was payable on a monthly basis. Upon completion by TTC

Healthcare of any Transaction (as defined in the MSA), Rewi was also paid an advisory fee of 3.50% of the Aggregate Gross Consideration (as defined in the MSA). No management fee expenses were incurred for the year ended December 31, 2022. Management fee expenses incurred were $0 and $166,667 for the years ended December 31, 2022 and December 31, 2021, respectively. There were no unpaid management fees as of December 31, 2022 or December 31, 2021.

Indebtedness

On December 2, 2016, Glocal and Kimberlite Social Infra Private Limited (“Kimberlite”) entered into a Loan Agreement (the “Glocal Loan Agreement”) for an up to INR 15,00,00,000 unsecured loan for business purposes. Dr. Syed Sabahat Azim, the former Chief Executive Officer and current member of the board of directors of Glocal, is a shareholder of Kimberlite (44% ownership interest), and Dr. Azim and his wife are the sole directors of Kimberlite. Kimberlite is also a shareholder of Glocal with a 0.18% ownership interest. The loan is repayable upon demand. Pursuant to the terms of the Glocal Loan Agreement, the interest rate may be mutually decided by the parties on or before the repayment of the loan. On July 15, 2021, a payment was made in the amount of INR 42,807,466, which included an overpayment of INR 1,375,927 that is being repaid, principal of INR 26,739,894, and interest of INR 14,691,645. With this payment, the loan has been paid in full.

Registration Rights and Lock-Up Agreements

In connection with and prior to the closing of the UpHealth Business Combination, certain former UpHealth stockholders, including Dr. Chirinjeev Kathuria, Dr. Mariya Pylypiv, Dr. Ramesh Balakrishnan, Dr. Syed Sabahat Azim and affiliates of Martin S. A. Beck (the “UpHealth Holders”) entered into the UpHealth Registration Rights and Lock-Up Agreement. Pursuant to the terms of the UpHealth Registration Rights and Lock-Up Agreement, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the UpHealth Holders may demand at any time or from time to time, that the Company file a registration statement on Form S-1 or Form S-3 to register certain shares of the Company’s Common Stock held by such UpHealth Holders or to conduct an underwritten offering. The UpHealth Registration Rights and Lock-Up Agreement also provides the UpHealth Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

In connection with and prior to the closing of the Cloudbreak Business Combination, certain existing Cloudbreak equityholders, including MARTTI in the USA, LLC, which is affiliated with Nathan Locke, entered into the Cloudbreak Registration Rights and Lock-Up Agreement. Pursuant to the terms of the Cloudbreak Registration Rights and Lock Up Agreement, the Company is obligated to file a registration statement to register the resale of certain shares of the Company Common Stock held by the Cloudbreak Holders. In addition, pursuant to the terms of the Cloudbreak Registration Rights and Lock-Up Agreement, and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Cloudbreak Holders may demand at any time or from time to time, that the Company conduct an underwritten offering with respect to certain shares of the Company Common Stock held by such Cloudbreak Holders. The Cloudbreak Registration Rights and Lock-Up Agreement also provides the Cloudbreak Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Employee Relationships

Edna Boone Johnson, has served as the Company’s former Chief Communications and Corporate Marketing Officer from January 4, 2022 until January 6, 2023, is the spouse of Agnès Rey-Giraud, a director of the Company. As such, Ms. Rey-Giraud has an indirect material interest in the compensation paid by the Company to Ms. Johnson, and therefore, Ms. Johnson’s employment agreement with the Company is being disclosed as a related person transaction for Ms. Rey-Giraud. During the fiscal year ended December 31, 2021, and before Ms. Johnson became employed by the Company in her former capacity, she provided investor relations and public relations communication services to the Company on a consulting basis and received 2,862 shares of

Common Stock (on a post-Reverse Stock Split basis). On January 4, 2022, Ms. Johnson entered into a Letter Agreement (the “Letter Agreement”) with the Company providing for her employment as the Company’s Chief Communications and Corporate Marketing Officer. In this role, Ms. Johnson oversaw the Company’s communications and corporate marketing, inclusive of media relations, brand strategy, corporate social responsibility and digital strategy. The Letter Agreement provided that, during the fiscal year ended December 31, 2022, Ms. Johnson would receive aggregate compensation equal to approximately $900,000, consisting of a base salary of $300,000 and an initial equity award (“Initial Equity Award”) of RSUs with an aggregate grant date fair value of $600,000, as well as that she would be eligible receive a discretionary bonus equal to 45% of the base salary, or approximately $135,000 (collectively, the “2022 Compensation”). On January 24, 2022, the Compensation Committee approved the Initial Equity Award of 22,900 RSUs to Ms. Johnson (on a post-Reverse Stock Split basis) and on July 6, 2022, the Compensation Committee approved an additional award of 20,000 RSUs to Ms. Johnson (on a post-Reverse Stock Split basis). In addition, on July 6, 2022, the Compensation Committee approved an award of 9,000 RSUs (on a post-Reverse Stock Split basis). The Letter Agreement provided for at will employment and the employment relationship could be terminated by either Ms. Johnson or the Company at any time and for any reason or no reason. On January 6, 2023, Ms. Johnson’s employment was terminated by the Company without cause. In connection with Ms. Johnson’s termination, on January 9, 2023, the Compensation Committee approved, and the Company and Ms. Johnson entered into, a Separation Agreement and Release, effective as of January 17, 2023 (the “Separation Agreement”). Under the terms of the Separation Agreement, which contains a customary release of claims in favor of the Company, (i) the Company agreed to pay Ms. Johnson a severance payment of $155,000, less applicable withholdings, which is the equivalent of six months of Ms. Johnson’s base salary in effect on the date of termination, to be paid out bi-weekly through normal payroll procedure after January 17, 2023 (the effective date of the Separation Agreement), (ii) the RSUs previously awarded to Ms. Johnson that were not yet vested will continue to be eligible for vesting under the same terms and conditions as provided in the grants for a period of six months from the date of termination, (iii) Ms. Johnson will be eligible for determination of a bonus for 2022 pursuant to the terms of her Letter Agreement and (iv) if Ms. Johnson timely elects continued coverage under COBRA, the Company will pay the health insurance premium beginning on January 17, 2023.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax consequences of the ownership and disposition of our Common Stock. This discussion is limited to holders that hold our Common Stock as a “capital asset” for U.S. federal income tax purposes (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rules and judicial decisions, all as in effect on the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies. We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS or a court would agree with such statements and conclusions.

The following does not purport to be a complete analysis of all potential tax effects resulting from the ownership and disposition of our Common Stock, and this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	brokers or dealers in securities or foreign currencies;

•	U.S. persons whose functional currency is not the U.S. dollar;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our Common Stock under the constructive sale provisions of the Code;

•	persons that acquire our Common Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	real estate investment trusts;

•	regulated investment companies;

•	certain former citizens or long-term residents of the United States; and

•

persons that hold our Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding our Common Stock to consult their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

This section is addressed to “U.S. holders” of our Common Stock. For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of our Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Distributions on Our Common Stock. If we pay cash distributions to U.S. holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “—Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock” below.

Dividends we pay to a U.S. holder that is a corporation generally will qualify for the dividends received deduction (at varying percentages based upon such U.S. holder’s ownership percentage in the Company) if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that are subject to tax at the maximum tax rate accorded to long-term capital gains under current law.

Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock. Upon a sale, taxable exchange or other taxable disposition of our Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the shares of our Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for shares of our Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders currently are eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Common Stock so disposed of.

Information Reporting and Backup Withholding. Payments received by a U.S. holder may be subject, under certain circumstances, to information reporting and backup withholding. Backup withholding will not apply, however, to a U.S. holder that (i) is a corporation or entity that is otherwise exempt from backup withholding (which, when required, certifies as to its exempt status) or (ii) furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

This section is addressed to “Non-U.S. holders” of our Common Stock. For purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of our Common Stock that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Distributions on Our Common Stock. In general, any distributions we make to a Non-U.S. holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an applicable IRS Form W-8). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “—Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock” below.

This withholding tax does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate). In addition, if we determine that we are likely to be classified as a USRPHC (see “—Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock” below), we may withhold up to 15% of any distribution to a Non-U.S. holder to which Section 301 of the Code applies and which is not made out of our earnings and profits.

Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock. Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” a Non-U.S. holder generally should not be subject to U.S. federal income or withholding tax in respect of any gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock, unless:

•

the Non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the Non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. holder in the United States); or

•

we are or have been a USRPHC for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Common Stock, and, in the case where shares of our Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Common Stock.

A Non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A Non-U.S. holder whose gain is described in the second bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined in the Code) unless an applicable income tax treaty provides otherwise. If the Non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a rate of 30% or such lower rate as specified by an applicable income tax treaty).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We do not believe we currently are a USRPHC and we do not anticipate becoming one in the near future, although no assurances can be given in this regard.

Information Reporting and Backup Withholding. Any dividends paid to a Non-U.S. holder must be reported annually to the IRS and to the Non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. holder resides or is established. Any dividends paid to a Non-U.S. holder generally will not be subject to backup withholding if the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an applicable IRS Form W-8 (or a successor form).

Payments of the proceeds of the sale or other disposition by a Non-U.S. holder of our Common Stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an applicable IRS Form W-8 (or a successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Common Stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. holder is not a United States person and certain other conditions are met, or the Non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Common Stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA. Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our Common Stock, and subject to the discussion of certain proposed Treasury regulations below, on the gross proceeds from a disposition of our Common Stock, in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

The U.S. Treasury released proposed Treasury regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Common Stock. In its preamble to such proposed Treasury regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Non-U.S. holders are encouraged to consult their own tax advisors regarding the possible implications of FATCA to them.

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by DLA Piper LLP (US).

EXPERTS

The consolidated financial statements of UpHealth, Inc. as of and for the year ended December 31, 2022 included in this preliminary prospectus have been so included in reliance on the report of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of UpHealth, Inc. as of and for the year ended December 31, 2021 included in this preliminary prospectus have been so included in reliance on the report of Plante & Moran, PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our Common Stock you should refer to the registration statement and our exhibits. Statements contained in this prospectus concerning any of our contracts, agreements or other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to reporting obligations under the Exchange Act, including the requirement that we file annual, quarterly and current event reports, proxy statements and other information with the SEC. Our SEC filings, including this prospectus, are available to the public on a website maintained by the SEC that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, located at http://www.sec.gov. We also make periodic and current reports and amendments available, free of charge, on our website at www.uphealthinc.com, as soon as reasonably practicable after we file or furnish these reports to the SEC. Information contained on or accessible through our website is neither part of nor incorporated by reference into this prospectus or any other SEC filings, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS
UpHealth, Inc.
Financial Statements as of and for the periods ended December 31, 2022 and December 31, 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
UpHealth, Inc.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheet of UpHealth, Inc. (a Delaware Corporation) and its subsidiaries (collectively, the “Company”) as of December 31, 2022, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financing reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ BPM LLP
We have served as the Company’s auditor since 2022.
San Jose, California
March 31, 2023

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
UpHealth, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of UpHealth, Inc. (the “Company”) as of December 31, 2021; the related statement of operations, comprehensive income, stockholders’ equity, and cash flows for the year then ended; and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Plante & Moran, PLLC
We served as the Company’s auditor from 2021 to 2022.
Denver, Colorado
April 18, 2022

UPHEALTH, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$15,557	$58,192
Restricted cash	—	18,609
Accounts receivable, net	21,851	22,761
Inventories	161	2,928
Due from related parties	14	40
Prepaid expenses and other current assets	2,991	4,217
Assets held for sale, current	2,748	—

Total current assets	43,322	106,747
Property, plant and equipment, net	14,069	56,072
Operating lease right-of-use assets	7,213	—
Intangible assets, net	31,362	115,313
Goodwill	159,675	284,268
Equity investment	21,200	—
Other assets	438	6,907
Assets held for sale, noncurrent	62,525	—

Total assets	$339,804	$569,307

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,983	$13,604
Accrued expenses	38,763	36,084
Deferred revenue	2,738	2,649
Due to related party	229	47
Income tax payable	388	739
Related-party debt, current	—	657
Debt, current	—	22,093
Forward share purchase liability	—	18,051
Lease liabilities, current	5,475	2,404
Other liabilities, current	74	376
Liabilities held for sale, current	3,319	—

Total current liabilities	68,969	96,704
Related-party debt, noncurrent	281	331
Debt, noncurrent	145,962	98,417
Deferred tax liabilities	1,200	28,281
Warrant liabilities, noncurrent	9	252
Derivative liability, noncurrent	56	7,977
Lease liabilities, noncurrent	8,741	2,644
Other liabilities, noncurrent	662	858
Liabilities held for sale, noncurrent	7,787	—

Total liabilities	233,667	235,464

Commitments and Contingencies (Note 19)
Stockholders’ Equity
Common stock, $0.0001 par value, 30,000 shares authorized, 15,054 and 14,428 issued and outstanding as of December 31, 2022 and 2021, respectively. (1)	2	1
Additional paid in capital	688,355	665,474
Treasury stock, at cost	(17,000)	—
Accumulated deficit	(566,209)	(343,209)
Accumulated other comprehensive loss	—	(3,802)

Total UpHealth, Inc., stockholders’ equity	105,148	318,464

Noncontrolling interests	989	15,379

Total stockholders’ equity	106,137	333,843

Total liabilities and stockholders’ equity	$339,804	$569,307

(1)
Amounts as of December 31, 2021 differ from those published in our prior consolidated financial statements as they were retrospectively adjusted as a result of the Reverse Stock Split (as described below in Note 1,
Organization and Business
). Specifically, the number of common shares outstanding during periods before the Reverse Stock Split are divided by the exchange ratio of
10:1
, such that each ten shares of common stock were combined and reconstituted into one share of common stock effective December 8, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

UPHEALTH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	For the years ended December 31,
	2022	2021
Revenues:
Services	110,953	70,223
Licenses and subscriptions	12,566	25,516
Products	35,284	28,056

Total revenues	158,803	123,795

Cost of revenues:
Services	62,954	45,139
License and subscriptions	1,260	19,183
Products	24,434	19,659

Total cost of revenues	88,648	83,981

Gross profit	70,155	39,814
Operating expenses:
Sales and marketing	15,951	10,638
Research and development	7,888	7,644
General and administrative	48,755	52,285
Depreciation and amortization	16,140	13,044
Stock-based compensation	6,464	1,048
Lease abandonment expenses	75	915
Goodwill and intangible asset impairment	114,061	297,930
Acquisition, integration, and transformation costs	22,214	36,289

Total operating expenses	231,548	419,793

Loss from operations	(161,393)	(379,979)
Other income (expense):
Interest expense	(26,500)	(19,516)
Gain on consolidation of equity investment	—	640
Loss on deconsolidation of subsidiary	(37,708)	—
Gain on fair value of derivative liability	7,529	53,846
Gain on fair value of warrant liabilities	242	1,595
Gain (loss) on extinguishment of debt	(14,610)	151
Other income, net, including interest income	121	490

Total other income (expense)	(70,926)	37,206

Net loss before income tax benefit	(232,319)	(342,773)
Income tax benefit	9,384	2,437

Net loss before loss from equity investment	(222,935)	(340,336)
Loss from equity investment	—	(561)

Net loss	(222,935)	(340,897)
Less: net loss attributable to noncontrolling interests	65	126

Net loss attributable to UpHealth, Inc.	$(223,000)	$(341,023)

Net loss per share attributable to UpHealth, Inc.:
Basic	$(15.17)	$(31.86)
Diluted	$(15.17)	$(31.86)
Weighted average shares outstanding:
Basic	14,699	10,703
Diluted	14,699	10,703
The accompanying notes are an integral part of these consolidated financial statements.

UPHEALTH, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)

	For the year ended December 31,
	2022	2021
Net loss	$(222,935)	$(340,897)
Foreign currency translation adjustments, net of tax	3,802	(3,802)

Comprehensive loss	(219,133)	(344,699)
Comprehensive income attributable to noncontrolling interests	65	126

Comprehensive loss attributable to UpHealth, Inc.	$(219,198)	$(344,825)

The accompanying notes are an integral part of these consolidated financial statements.

UPHEALTH, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands)

	Common Stock			Treasury Stock
	Shares	Amount	Additional Paid-In Capital	Shares	Amount	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total UpHealth, Inc. Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity
Balance as of January 1, 2021 (1)(2)	7,002	$1	$222,906	—	$—	$(2,186)	$—	$220,721	$—	$220,721
Issuance of common stock to consummate business combinations (1)(2)	3,491	—	330,996	—	—	—	—	330,996	15,253	346,249
Merger recapitalization (1)(2)	947	—	54,605	—	—	—	—	54,605	—	54,605
Issuance of common stock in connection with PIPE (2)	300	—	27,079	—	—	—	—	27,079	—	27,079
Forward share repurchase agreement	—	—	(17,000)	—	—	—	—	(17,000)	—	(17,000)
Issuance of common stock for debt conversion (2)	20	—	1,879	—	—	—	—	1,879	—	1,879
Purchase consideration adjustment	—	—	677	—	—	—	—	677	—	677
Issuance of common stock in connection with equity offering, net of offering costs of $3,300 (2)	2,645	—	42,965	—	—	—	—	42,965	—	42,965
Issuance of common stock in connection with equity incentive plans, net (2)	23	—	319	—	—	—	—	319	—	319
Stock-based compensation	—	—	1,048	—	—	—	—	1,048	—	1,048
Net loss	—	—	—	—	—	(341,023)	—	(341,023)	126	(340,897)
Foreign currency translation adjustments	—	—	—	—	—	—	(3,802)	(3,802)	—	(3,802)

Balance as of December 31, 2021 (2)	14,428	1	665,474	—	—	(343,209)	(3,802)	318,464	15,379	333,843
Equity award activity, net of shares withheld for taxes (2)	681	1	(1,296)	—	—	—	—	(1,295)	—	(1,295)
Issuance of common stock in connection with 2025 Notes (2)	115	—	713	—	—	—	—	713	—	713
Stock-based compensation	—	—	6,464	—	—	—	—	6,464	—	6,464
Common stock repurchased in connection with forward share purchase agreement (2)	(170)	—	17,000	170	(17,000)	—	—	—	—	—
Purchase of noncontrolling interest	—	—	—	—	—	—	—	—	(31)	(31)
Distribution to noncontrolling interests	—	—	—	—	—	—	—	—	(139)	(139)
Deconsolidation of subsidiary	—	—	—	—	—	—	—	—	(14,285)	(14,285)
Net loss	—	—	—	—	—	(223,000)	—	(223,000)	65	(222,935)
Foreign currency translation adjustments	—	—	—	—	—	—	3,802	3,802	—	3,802

Balance as of December 31, 2022	15,054	$2	$688,355	170	$(17,000)	$(566,209)	$—	$105,148	$989	$106,137

(1)
Amounts as of March 31, 2021 and before that date differ from those published in prior consolidated financial statements as they were retrospectively adjusted as a result of the accounting for the Business Combinations (as defined below in Note 1,
Organization and Business
). Specifically, the number of common shares outstanding during periods before the Business Combinations are computed on the basis of the number of common shares of UpHealth Holdings (accounting acquiror) during those periods multiplied by the exchange ratio established in the stock purchase agreement (1.00 UpHealth Holdings shares converted to 10.28 GigCapital2 shares). Common stock and additional paid-in
capital were adjusted accordingly.

(2)
Amounts as of September 30, 2022 and before that date differ from those published in our prior condensed consolidated financial statements as they were retrospectively adjusted as a result of the Reverse Stock Split (as described below in Note 1,
Organization and Business
). Specifically, the number of common shares outstanding during periods before the Reverse Stock Split are divided by the exchange ratio of 10:1, such that each ten shares of common stock were combined and reconstituted into one share of common stock effective December 8, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

UPHEALTH, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

	For the years ended December 31,
	2022	2021
Operating activities:
Net loss	$(222,935)	$(340,897)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	21,800	16,768
Amortization of debt issuance costs and discount on convertible debt	12,789	8,882
Stock-based compensation	6,464	1,048
Impairment of property, plant and equipment, intangible assets and goodwill	116,164	297,930
Provision for bad debt expense	1,336	18,617
Loss (gain) on extinguishment of debt	14,610	(151)
Loss from equity investment	—	561
Gain on consolidation of equity investment	—	(640)
Loss on deconsolidation of subsidiary	37,708	—
Gain on fair value of warrant liabilities	(242)	(1,595)
Gain on fair value of derivative liability	(7,529)	(53,846)
Loss on disposal of property and equipment	—	876
Deferred income taxes	(9,543)	(2,502)
Non-cash impact of operating lease right-of-use assets	4,031	—
Other	(9)	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(5,839)	(26,747)
Inventories	417	200
Prepaid expenses and other current assets	(100)	(6,909)
Accounts payable and accrued expenses	13,148	23,019
Operating lease liabilities	(4,003)	—
Income taxes payable	(599)	65
Deferred revenue	954	1,942
Due to related parties	(478)	1
Other current liabilities	(585)	561

Net cash used in operating activities	(22,441)	(62,817)

Investing activities:
Purchases of property and equipment and capitalized software development costs	(6,836)	(3,723)
Due to related parties	(14)	497
Deconsolidated Glocal cash	(8,743)	—
Net cash acquired in acquisition of businesses	—	3,969

Net cash provided by (used in) investing activities	(15,593)	743

Financing activities:
Proceeds from merger and recapitalization transaction	—	83,909
Proceeds from debt	67,500	164,500
Repayments of debt	(48,234)	(42,645)
Proceeds from Provider Relief Funds	—	506
Payments of debt issuance costs	(1,475)	(8,100)
Repayment of forward share purchase	(18,521)	—
Repayments of seller notes	(18,680)	(99,207)
Payments of finance and capital lease obligations	(3,106)	(2,173)
Proceeds from equity offering	—	42,962
Proceeds from stock option exercises	—	319
Payments for taxes related to net settlement of equity awards	(95)	—
Distribution to noncontrolling interest	(139)	—
Payment of amount due to member	—	(4,200)

Net cash provided by (used in) financing activities	(22,750)	135,871

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(460)	635

Increase (decrease) in cash, cash equivalents, and restricted cash	(61,244)	74,432
Cash, cash equivalents, and restricted cash, beginning of period	76,801	2,369

Cash, cash equivalents, and restricted cash, end of period	$15,557	$76,801

	For the years ended December 31,
	2022	2021
Supplemental cash flow information:
Cash paid for interest	$10,711	$9,799
Cash paid for income taxes	521	—
Non-cash investing and financing activity:
Property, plant and equipment reclassed from other assets	$3,751	$—
Property and equipment acquired through capital lease and vendor financing arrangements	4,110	3,469
Right of use assets obtained in exchange for new operating lease liabilities	12,549	—
Issuance of common stock for debt conversion	—	1,879
Shares withheld for tax remittance	1,200	—
Issuance of common stock for debt issuance costs	713	—
Issuance of common stock and promissory note to consummate TTC business combination	—	48,233
Issuance of common stock and promissory note to consummate Glocal business combination	—	132,122
Write-off of Glocal opening cash balance	3,010	—
Issuance of common stock and promissory note to consummate Cloudbreak business combination	—	106,298
Issuance of common stock and promissory note to consummate Innovations Group business combination	—	170,378
Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$15,557	$58,192
Restricted cash	—	18,609

Total cash, cash equivalents, and restricted cash	$15,557	$76,801

The accompanying notes are an integral part of these consolidated financial statements.

UPHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In dollars)
1. Organization and Business
UpHealth, Inc.
UpHealth, Inc. (“UpHealth,” “we,” “us,” “our,” “UpHealth,” or the “Company”) is the parent company of both UpHealth Holdings, Inc. (“UpHealth Holdings”) and Cloudbreak Health, LLC (“Cloudbreak”).
GigCapital2, Inc. (“GigCapital2”), our predecessor, was incorporated in Delaware on March 6, 2019. GigCapital2 was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On November 20, 2020, GigCapital2, UpHealth Merger Sub, Inc. (“UpHealth Merger Sub”), and UpHealth Holdings, entered into a business combination agreement (as subsequently amended on January 29, 2021, March 23, 2021, April 23, 2021, and May 30, 2021, the “UpHealth Business Combination Agreement”). In connection with the UpHealth Business Combination Agreement, UpHealth Merger Sub was merged with and into UpHealth Holdings, with UpHealth Holdings surviving the merger. Also on November 20, 2020, GigCapital2; Cloudbreak Health Merger Sub, LLC, a Delaware limited liability company (“Cloudbreak Merger Sub”); Cloudbreak Health; Dr. Chirinjeev Kathuria and Dr. Mariya Pylypiv; UpHealth Holdings; and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent, and attorney-in-fact
of the Cloudbreak members, entered into a business combination agreement (as subsequently amended on April 23, 2021 and June 9, 2021, the “Cloudbreak Business Combination Agreement” and, together with the UpHealth Business Combination Agreement, the “Business Combination Agreements”). In connection with the Cloudbreak Business Combination Agreement, Cloudbreak Merger Sub was merged with and into Cloudbreak, with Cloudbreak surviving the merger (the “Cloudbreak Business Combination” and, together with the UpHealth Business Combination, the “Business Combinations”). The Business Combinations were consummated on June 9, 2021. In connection with the Business Combinations, GigCapital2 changed its corporate name to “UpHealth, Inc.”
Our public units began trading on the NYSE under the symbol “GIX.U” on June 5, 2019. On June 26, 2019, we announced that the holders of our units may elect to separately trade the securities underlying such units. On July 1, 2019, the shares, warrants, and rights began trading on the NYSE under the symbols “GIX,” “GIX.WS,” and “GIX.RT,” respectively. On June 9, 2021, upon the completion of the Business Combinations, our units separated into their underlying shares of common stock, warrants, and rights (and the rights were converted into shares of common stock). Our units and rights ceased to trade, and our common stock and warrants now trade under the symbols “UPH” and “UPH.WS,” respectively.
UpHealth Holdings
UpHealth Holdings, a Delaware corporation formed on October 26, 2020, was established to raise capital and pursue opportunities for investment and acquisition in various healthcare entities, primarily those that bring technology and services to efficiently and profitably manage chronic and complex care, including behavioral health and substance abuse, while also serving the demands for easy access to personalized primary care. On October 26, 2020, the shareholders of UpHealth Services, Inc. (“UpHealth Services”) contributed their shares of UpHealth Services to UpHealth Holdings in exchange for shares of UpHealth Holdings, resulting in UpHealth Services being a wholly owned subsidiary of UpHealth Holdings.
UpHealth Services was incorporated in Illinois on November 5, 2019; operations effectively began January 1, 2020 and have continued to date.
On November 20, 2020, UpHealth Holdings completed the acquisition of Thrasys, Inc. (“Thrasys”), a California corporation and a provider of an advanced, comprehensive, and extensible technology platform, marketed under the umbrella “SyntraNet
TM
,” to manage health, quality of care, and costs, especially for individuals with complex medical, behavioral health, and social needs.
On November 20, 2020, we also completed the acquisition of Behavioral Health Services, LLC and subsidiaries (“BHS”), a Missouri limited liability company and provider of medical, retail pharmacy and billing services.
On November 20, 2020, UpHealth Holdings completed the acquisition of 43.46% of Glocal Healthcare Systems Private Limited and subsidiaries (“Glocal”), an India based healthcare company, which was presented as an equity method investment. On March 26, 2021, UpHealth Holdings acquired an additional 45.94% of Glocal and recognized a gain of $0.6 million on our equity method investment through the step-acquisition, which is presented as a gain on consolidation of equity method investment in the consolidated statement of operations for the three months ended March 31, 2021. On May 14, 2021, June 21, 2021, and August 27 2021, UpHealth Holdings completed the acquisition of an additional 1.0%, 1.8% and 2.61% of Glocal, respectively, bringing our total ownership to 94.81% as of June 30, 2022. Glocal is included in our consolidated financial statements as of March 26, 2021 through June 30, 2022 (see Deconsolidation of Subsidiary for further information).
On January 25, 2021, UpHealth Holdings completed the acquisition of TTC Healthcare, Inc. (“TTC”), a Delaware corporation and a provider of medical, retail pharmacy, and billing services for individuals with complex medical and behavioral health needs.
On April 27, 2021, UpHealth Holdings completed the acquisition of Innovations Group, Inc. (d/b/a MedQuest) (“Innovations Group”), a Utah corporation and a Utah-based internet pharmacy company.
Cloudbreak
Cloudbreak, a Delaware limited liability company that was formed on May 26, 2015, is a unified telemedicine and video medical interpretation solutions provider. On June 9, 2021, contemporaneous with the GigCapital2 merger with UpHealth Holdings, GigCapital2 completed the acquisition of Cloudbreak.
See Note 3,
 Business Combinations
, for further information.
Deconsolidation of Subsidiary
As a result of events which occurred during the three months ended September 30, 2022, we determined that a reconsideration event occurred in July 2022, which required us to reassess whether Glocal was a Variable Interest Entity (“VIE”) and whether we continued to have a controlling financial interest in Glocal. Based on this assessment, we concluded that Glocal was a VIE, and furthermore, that we no longer have the ability to direct any activities of Glocal and no longer have a controlling financial interest. As a result, effective July 2022, we deconsolidated Glocal and recorded a $37.7 million loss on deconsolidation of equity investment in our consolidated statements of operations, measured as the difference between the probability-weighted fair value of Glocal of $21.2 million and the carrying amount of Glocal’s assets and liabilities as of July 1, 2022. The probability-weighted fair value of Glocal, which is included in equity investment in our consolidated balance sheets as of December 31, 2022, incorporated scenarios where control of Glocal was gained and Glocal would continue as a going concern, control of Glocal was gained and Glocal would need to be liquidated, and control of Glocal was not gained and the equity investment in Glocal would be worthless. Further, we assessed the prospective accounting for our equity investment in Glocal. Since we no longer had the ability to exercise significant influence over operating and financial policies of Glocal, we concluded the investment should be accounted for utilizing the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 321,
Investments—Equity Securities
(“ASC 321”) measurement alternative, whereby the investment was measured at cost and will continue to be evaluated for any indicators of impairment. In addition, we derecognized $14.3 million of noncontrolling interests related to Glocal. If through legal processes we are able to obtain the ability to direct the activities of Glocal, and it is our intent to exercise all legal rights and remedies to achieve such a result, then we will further reassess the appropriate accounting treatment of our investment in Glocal.
The following table sets forth details of Glocal’s condensed balance sheet, which was deconsolidated effective July 1, 2022:

(In thousands)	As of July 1, 2022
Cash and cash equivalents	$8,743
Restricted cash	508
Accounts receivable, net	5,043
Inventories	276
Prepaid expenses and other current assets	816
Property and equipment, net	27,415
Intangible assets	34,449
Other assets	1,814

Total assets	79,064

Accounts payable	2,430
Accrued expenses	1,189
Deferred revenue, current	588
Income taxes payable	2,512
Related-party debt	71
Debt	551
Other liabilities	144
Deferred tax liabilities	6,045
Accumulated other comprehensive loss	(7,659)
Noncontrolling interests	14,285

Total liabilities and stockholder’s equity	20,156

Carrying value of Glocal at deconsolidation	58,908
Fair value of Glocal at deconsolidation	21,200

Loss on deconsolidation of equity investment	$37,708

The financial results of Glocal as of December 31, 2021, the period from March 26, 2021 to December 31, 2021, and the period from January 1, 2022 to June 30, 2022 are included in our consolidated financial statements, and the financial results of Glocal as of December 31, 2022 and for the six months then ended are not included in our consolidated financial statements. The only transactions between us and Glocal during the six months ended December 31, 2022 was the transfer of $5.1 million by us to a designated “Share Account” maintained with a leading bank in India in the name of Glocal for which our Chief Financial Officer is the sole authorized signatory.
Reverse Stock Split
On December 5, 2022 our stockholders approved an amendment to our Second Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) to effect a reverse split of the outstanding shares of our common stock, par value $0.0001 per share, at a specific ratio within a range of 4:1 to 10:1, with the specific ratio to be fixed within this range by our board of directors in its sole discretion without further stockholder approval (the “Reverse Stock Split”). Our board of directors fixed the Reverse Stock Split ratio at 10:1, such that each ten shares of common stock were combined and reconstituted into one share of common stock effective December 8, 2022. Except as noted, all share, stock option, restricted stock unit (“RSU”), and per share information throughout these consolidated financial statements have been retroactively adjusted to reflect this Reverse Stock Split.

Sale of Innovations Group
On February 26, 2023, we agreed to sell 100% of the outstanding capital stock of our wholly owned subsidiary, Innovations Group, to Belmar MidCo, Inc., a Delaware corporation and a wholly owned subsidiary of Belmar Holdings, Inc., a Delaware corporation, a portfolio company of Webster Capital IV, L.P., a Delaware limited partnership, pursuant to a stock purchase agreement dated February 26, 2023. The sale is expected to close in the second quarter of 2023, subject to the completion of required regulatory filings. Pursuant to the terms of the stock purchase agreement, consideration of $56.0 million, subject to working capital, closing debt, and other adjustments, will be delivered to us upon closing. See Note 4,
Assets and Liabilities Held for Sale
, for further information.
2. Summary of Significant Accounting Policies
Basis of Presentation and Consolidation
The accompanying consolidated financial statements of UpHealth have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for financial information and the instructions to Form
10-K
and Rule
10-01
of Regulation
S-X.
Our consolidated financial statements include the accounts of UpHealth, Inc. and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.
We follow the FASB Accounting Standards Codification (“ASC”) guidance for identification and reporting of entities over which control is achieved through means other than voting rights. The guidance defines such entities as VIEs. We consolidate VIEs when we have variable interests and are the primary beneficiary. We continually evaluate our involvement with VIEs to determine when these criteria are met.
Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups (“JOBS”) Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.
Fiscal Year
Our fiscal year ends on December 31. References to fiscal year 2022 and fiscal year 2021 refer to our fiscal years ended December 31, 2022 and December 31, 2021, respectively.
Use of Estimates and Assumptions
The preparation of the consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes thereto.
Significant estimates and assumptions made by management include the determination of:

•
The identification and reporting of VIEs. We consolidate VIEs when we have variable interests and are the primary beneficiary. We continually evaluate our involvement with VIEs to determine when these criteria are met;

•	The valuation of equity investments, including our determination of the fair value of Glocal;

•	The valuation of assets acquired and liabilities assumed for business combinations, including intangible assets and goodwill;

•	The estimated economic lives and recoverability of intangible assets;

•	The valuations prepared in connection with the review of goodwill, intangible assets, and other long-lived assets for impairment:

•	The timing and amount of revenues to be recognized, including standalone selling price (“SSP”) of performance obligations for revenue contracts with multiple performance obligations;

•	The identification of and provision for uncollectible accounts receivable;

•	The capitalization and useful life of internal-use software development costs;

•	The valuation of derivatives and warrants; and

•	The recognition, measurement, and valuation of current and deferred income taxes and uncertain tax positions.
Actual results could differ materially from those estimates. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable, the result of which forms the basis for making judgments about the carrying values of assets and liabilities.
Foreign Currency Translation Adjustments
Balance sheet assets and liabilities of subsidiaries which do not use the U.S. dollar as their functional currency are translated at the exchange rate at the end of the reporting period. Statement of operations amounts are translated using a weighted-average exchange rate during the period. Equity accounts and noncontrolling interests are translated using historical exchange rates at the date the entry to stockholders’ equity was recorded, except for the change in accumulated deficit during the reporting period, which is translated using the same weighted-average exchange rate used to translate the consolidated statements of operations. The net cumulative translation adjustment is reported in accumulated other comprehensive loss, net of tax, in the consolidated balance sheets.
Foreign Currency Transactions
Foreign exchange transactions are recorded at the exchange rate prevailing on the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at foreign exchange rates in effect at the end of the reporting period. Exchange differences arising on settlements/period-end
translations are recognized in the consolidated statements of operations in the period they arise.
Fair Value Measurements
Fair value is measured in accordance with ASC guidance on fair value measurements, which defines fair value, establishes a framework for measuring fair value, and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. We measure fair value for financial instruments on an ongoing basis. We measure fair value for non-financial
assets when a valuation is necessary, such as for impairment of long-lived and indefinite-lived assets when indicators of impairment exist.
Cash and Cash Equivalents
We consider all cash on deposit, money market funds and short-term investments with original maturities of three months or less when purchased to be cash and cash equivalents. Cash and cash equivalents consist of amounts we have on deposit with major commercial financial institutions.

Restricted Cash
As of December 31, 2022, we had no restricted cash. As of December 31, 2021, we had restricted cash totaling $18.6 million, consisting of which $18.1 million represented funds held in an escrow account, as agreed in our forward share purchase agreement (see Note 12,
Capital Structure
, for further information) and $0.5 million of funds held at our Glocal business.
Receivables and Concentration
For
software-as-a-service
(“SaaS”) internet hosting, licenses, and subscriptions provided by our integrated care management operations, accounts receivable are carried at original invoice, net of an allowance for doubtful accounts. Management determines the allowance for doubtful accounts by evaluating individual customer receivables on a monthly basis and considering a customer’s financial condition and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. As of December 31, 2022 and 2021, the allowance for doubtful accounts was $15.6 million and $18.9 million, respectively.
For subscription-based medical language interpretation services provided by and the sales of products through our virtual care infrastructure operations, accounts receivable are carried at original invoice, net of an allowance for doubtful accounts. Management determines the allowance for doubtful accounts by evaluating individual customer receivables on a monthly basis and considering a customer’s financial condition and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. As of December 31, 2022 and December 31, 2021, the allowance for doubtful accounts was $0.6 million and $0.1 million, respectively.
For medical services provided through our services operations, accounts receivable are recorded without collateral from patients, most of whom are local residents and are insured under third-party payor agreements. Accounts receivable are based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self-pay
patients. Estimates for explicit price concessions are based on provider contracts and historical experience adjusted for economic conditions and other trends affecting our ability to collect outstanding amounts. For accounts receivable associated with self-pay
patients, we record implicit price concessions in the period of service on the basis of our past experience, which indicates that many patients are unable or unwilling to pay the portion of their bill for which they are financially responsible.
For digital pharmacy prescriptions provided through our services operations, accounts receivable are recorded at net invoice amount from patients. For all prescriptions including compounded and customized medications, substantially all accounts receivable are paid by credit card at the time of shipment. As of December 31, 2022 and 2021, we determined that no allowance for doubtful accounts was necessary.
As of December 31, 2022 and 2021, the total allowance for doubtful accounts was $16.2 million and $19.0 million, respectively.
For the year ended December 31, 2022, one customer accounted for approximately 12% of total revenues. For the year ended December 31, 2021, one customer accounted for approximately 58% of total revenues, due to the shortened period of activity between our acquisitions of Thrasys and BHS. As of December 31, 2022, no one customer accounted for a significant percentage of total accounts receivable. As of December 31, 2021, two customers accounted for 74% of total accounts receivable, primarily due to the shortened period of activity between our acquisitions of Thrasys and BHS.
Inventories
Inventories primarily consist of stock of medicines and pharmaceutical products finished goods, and are stated at the lower of cost or net realizable value. Cost comprises purchase price and all incidental expenses incurred in bringing the inventory to its present location and condition. Cost is determined on a standard cost basis that approximates the first-in,
first-out
(FIFO) method. Net realizable value is defined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation, with a normal margin to sell. Any adjustments to reduce the cost of inventories to their net realizable value are recognized in earnings in the current period. Once the cost of the inventory is reduced, a new lower-cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis
Equity Investment
As of December 31, 2020, and for the period January 1, 2021 through March 26, 2021, we held an interest in the privately-held equity securities of Glocal in which we did not have a controlling interest, but were able to exercise significant influence. Based on the terms of these privately-held securities, we determined that we exercised significant influence on Glocal, applied the equity method of accounting for our investment in Glocal, and presented our investment in Glocal in equity method investments in the consolidated balance sheets. Any and all gains and losses on privately-held equity securities, realized and unrealized, were recorded in other income (expense) in the condensed consolidated statements of operations. Income recognized in our equity method investments was reduced by the expected amortization from intangible assets recognized through the fair value step-up,
until we acquired a controlling financial interest and consolidated Glocal.
As discussed in
Deconsolidation of Equity Investment
in Note 1,
Organization and Business
, as of December 31, 2022, and for the July 1, 2022 to December 31, 2022 period, we held an interest in the privately-held equity securities of Glocal in which we did not have a controlling interest and were unable to exercise significant influence. Based on the terms of these privately-held securities, we concluded the investment should be accounted for utilizing the ASC 321 measurement alternative, whereby the investment was measured at cost and will continue to be evaluated for any indicators of impairment.
Valuations of privately-held securities in which we do not have a controlling financial interest are inherently complex due to the lack of readily available market data and requires the use of judgment. The carrying value is not adjusted for our privately-held equity securities if there are no observable price changes in a similar security from the same issuer or if there are no identified events or changes in circumstances that may indicate impairment. Our impairment analysis encompasses an assessment of both qualitative and quantitative factors, including the investee’s financial metrics, market acceptance of the investee’s product or technology, and the rate at which the investee is using its cash. If the investment is considered impaired, we recognize an impairment in the consolidated statements of operations and establish a new carrying value for the investment.
Property and Equipment
Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated economic lives of the assets, which range as follows:

Land	Indefinite
Buildings	60 years
Medical and surgical equipment	13 years
Electrical and other equipment	5-7 years
Computer equipment, furniture and fixtures	3-7 years
Vehicles	5-7 years
Capitalized software development costs	3 years
Leasehold improvements are amortized over the lesser of the remaining lease term or the estimated economic life of the asset.

When assets are retired or disposed of, the asset costs and related accumulated depreciation or amortization are removed from the respective accounts and any related gain or loss is recognized in the consolidated statements of operations. Maintenance and repairs are charged to expense as incurred. Significant expenditures, which extend the economic lives of assets, are capitalized.
Capitalized Software Development Costs
We capitalize our ongoing costs of developing software during the application development stage, which consists primarily of internal personnel costs and external contractor costs.
Costs incurred internally in researching and developing a computer software product are charged to expense until technological feasibility has been established for the product. Once technological feasibility is established, software costs are capitalized until the product is available for general release to customers.
Intangible Assets
Acquired intangible assets subject to amortization are stated at fair value and are amortized using the straight-line method over the estimated useful lives of the assets. Intangible assets that are subject to amortization are reviewed for potential impairment when events or circumstances indicate that carrying amounts may not be recoverable. Impairment charges of $17.6 million were recognized during fiscal 2022 related to our Thrasys, BHS and TTC business units. No impairment charge was recognized in fiscal 2021.
Long-Lived Assets
We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment charge of $2.1 million was recognized during fiscal 2022 related to the impairment of a software license. No impairment charge was recognized in fiscal 2021.
Goodwill
Our goodwill represents the excess of the purchase price of business combinations over the fair value of the net assets acquired. We assess goodwill for impairment on an annual basis as of the first day of our fourth quarter, or sooner if events indicate such a review is necessary through a triggering event. An impairment exists if the fair value of a reporting unit to which goodwill has been allocated is less than its respective carrying value. The impairment for goodwill is limited to the total amount of goodwill allocated to the reporting unit. Future changes in the estimates used to conduct the impairment review, including revenue projections, market values, and changes in the discount rate used, could cause the analysis to indicate that our goodwill is impaired in subsequent periods and result in a write-down of a portion or all of goodwill. The discount rate used is based on independently calculated risks, our capital mix, and an estimated market premium.
A $94.6 million impairment charge was recognized in fiscal 2022, which included an increase to goodwill in the amount of $5.5 million, which was immediately impaired, as a result of measurement period adjustments in the three months ended March 31, 2022, as well as an impairment charge of $89.1 million in the three months ended September 30, 2022 resulting from indicators of impairment identified in our goodwill impairment assessment performed as of September 30, 2022 (see Note 8,
Goodwill
, for further information). We also recorded a $1.8 million charge on the remeasurement of the disposal group held for sale in the three months ended December 31, 2022 in connection with the pending sale of Innovations Group. A $297.9 million impairment charge was recognized in fiscal 2021.
The estimated fair values of assets acquired and liabilities assumed are provisional and are based on the information that was available as of each acquisition date to estimate the fair value of assets acquired and liabilities assumed. We believe that information provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed, but we are waiting for additional information necessary to finalize those fair values. Therefore, the provisional measurements of fair value reflected are subject to change and such changes could be significant.
In evaluating whether new information obtained meets the criteria for adjusting provisional amounts, management must consider all relevant factors, including:

•	The timing of the receipt of the additional information that management could have used in its evaluation on or after the acquisition date, and

•	Whether management can identify a reason that a change to the provisional amounts is warranted and not driven by a discrete independent event occurring subsequent to the acquisition.
Held for Sale
Assets and liabilities to be disposed of by sale (“disposal groups”) are reclassified into assets and liabilities held for sale on our consolidated balance sheets. The reclassification occurs when an agreement to sell exists, or management has committed to a plan to sell the assets within one year. Disposal groups are measured at the lower of carrying value or fair value less costs to sell and are not depreciated or amortized. When the net realizable value of a disposal group increases during a period, a gain can be recognized to the extent that it does not increase the value of the disposal group beyond its original carrying value when the disposal group was reclassified as held for sale. The fair value of a disposal group, less any costs to sell, is assessed each reporting period it remains classified as held for sale and any remeasurement to the lower of carrying value or fair value less costs to sell is reported as an adjustment to the carrying value of the disposal group.
Debt Issuance Costs and Original Issue Discounts
The third-party cost of issuing debt results in the recognition of debt issuance costs (“DIC”), which are capitalized and presented as a net reduction to the face amount of the debt. DIC is amortized using the effective interest rate method over the expected life of the debt.
The reduction in gross proceeds from a debt facility by a lender or lenders results in an original issue discount (“OID”), which is amortized using the effective interest rate method over the expected life of the debt. The amortization of OID for the reporting period results in the recognition of additional interest expense.
Warrant Liabilities
We account for the Private Placement Warrants and PIPE Warrants (as described in Note 12,
Capital Structure
) that are not indexed to our own stock as liabilities at fair value on the consolidated balance sheets. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense) in the consolidated statements of operations. We will continue to adjust the liabilities for changes in fair value until the earlier of the exercise or expiration of the common stock warrants. At that time, the portion of the warrant liability related to the common stock warrants will be reclassified to additional paid-in
capital.
Forward Share Purchase Agreement
On June 3, 2021, we entered into a third-party put option arrangement with Kepos Alpha Fund L.P. (“KAF”), a Cayman Islands limited partnership, whereby we assumed the obligation to repurchase our common stock at a future date by transferring cash to KAF under certain conditions. Due to its mandatorily redeemable for cash feature, we recorded such obligation as a forward share purchase liability, and the $18.1 million of cash held in escrow as restricted cash, in our consolidated balance sheets as of December 31, 2021. In April 2022, in accordance with the Purchase Agreement, KAF transferred the 170,000 shares of our common stock (recorded on a post-reverse split basis) to us and we transferred to KAF the $18.1 million in cash previously held in escrow and $0.4 million of interest. As of December 31, 2022, the 170,000 shares of common stock are recorded as treasury stock in our consolidated balance sheets.
Stock Based Compensation
Our stock-based compensation primarily consists of stock options and restricted stock units (“RSUs”). Stock-based compensation is recognized in the consolidated statements of operations based on the grant date fair value of the awards. The fair value of stock options is determined on the grant date using a Black-Scholes model. The fair value of RSUs is determined by the grant date market price of our common shares. The compensation expense recognized for stock-based awards is recognized ratably over the service period of the awards.
Revenue Recognition
We recognize revenue in accordance with ASC guidance on revenue from contracts with customers. Revenue is reported at the amount that reflects the consideration to which we expect to be entitled in exchange for providing goods and services.
Contract Assets, Contract Liabilities, and Remaining Performance Obligations
We record a contract asset when revenue recognized on a contract exceeds the billings. Subscriptions and SaaS internet hosting are generally invoiced monthly, quarterly, or in installments. Services are generally invoiced upon providing services as the performance obligations are deemed complete. Contract assets are included in accounts receivable in the consolidated balance sheets.
We record deferred revenue when billed amounts have been invoiced and received in advance of revenue recognition. It is recognized as revenue when transfer of control to customers has occurred or services have been provided. The deferred revenue balance does not represent the remaining contract value of multi-year, non-cancelable
subscription agreements. The deferred revenue balance is influenced by several factors, including seasonality, the compounding effects of renewals, invoice duration, invoice timing, dollar size, and new business linearity within the period.
The transaction price allocated to the remaining performance obligations represents contracted revenue that has not yet been recognized, which includes unbilled receivables and deferred revenue that will be recognized as revenue in future periods. The transaction price allocated to the remaining performance obligations is influenced by several factors, including seasonality, the timing of renewals, the timing of delivery of software licenses, average contract terms, and foreign currency exchange rates. Unbilled portions of the remaining performance obligations are subject to future economic risks including bankruptcies, regulatory changes, and other market factors. We exclude amounts related to performance obligations that are billed and recognized as they are delivered. This primarily consists of professional services contracts that are on a time-and-materials
basis.
Services Revenues
We derive our services revenues primarily through the provision of professional services through our Integrated Care Management segment; the provision of medical and behavioral health services by accredited medical professionals through our Services segment, and through Glocal in our Virtual Care Infrastructure segment through June 30, 2022; and the provision of subscription-based medical language interpretation services through our Virtual Care Infrastructure segment, as follows:

•	Professional services for training, set-up, configuration, implementation, and customization services

The majority of our professional services contracts related to SaaS are on a time and materials basis, which may also be independently offered by our competitors. When these services are not combined with other SaaS revenues as a distinct performance obligation, revenue is recognized as the services are rendered for time and materials contracts, and when the milestones are achieved and accepted by the customer for fixed price contracts. Training revenues and configuration fees are recognized as the services are completed.

•	Medical and behavioral services provided through our clinics and hospitals, digital dispensaries, and behavioral services operations
Performance obligations for medical and behavioral services provided by accredited medical and clinical professionals are satisfied over time as services are provided, and revenue is recognized accordingly. Revenue is based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self-pay
patients. Estimates for explicit price concessions are based on provider contracts and historical experience, adjusted for economic conditions and other trends affecting our ability to collect outstanding items. Substantially all of our patients are insured under third-party payor agreements.
Generally, patients who are covered by third-party payors are responsible for related deductibles and coinsurance, which may vary in amount. We also provide services to uninsured patients and may offer those uninsured patients a discount from standard charges. We estimate the transaction price for patients with deductibles and coinsurance, and from those who are uninsured, based on historical experience and market conditions. We determined that the nature, amount, timing, and uncertainty of revenues and cash flows are affected by payors having different reimbursement and payment methodologies, length of the patient’s service, and method of reimbursement.
Estimates of net realizable value are subject to significant judgment and approximation by management. It is possible that actual results could differ from the historical estimates management has used to help determine the net realizable value of revenue. If actual collections either exceed or are less than the net realizable value estimates, we record a revenue adjustment, either positive or negative, for the difference between the estimate of the receivable and the amount actually collected in the reporting period in which the collection occurred. No significant adjustments were recorded in the years ended December 31, 2022 and 2021.

•	Subscription-based medical language interpretation services
Service fees of subscription-based fixed monthly minute medical language interpretation services are recognized monthly on a straight-line basis over the term of the contract due to the stand-ready nature of the services provided. Variable consideration received for medical language interpretation services, information technology services, and for the lease of Martti
™
devices, our language access solution, is based on a fixed per item charge applied to a variable quantity. Variable consideration for these services is recognized over time in accordance with the “right to invoice” practical expedient and therefore is not subject to revenue constraint evaluation. Revenues related to the sale of Martti
™
devices are recognized at a point in time upon delivery of the devices to the customer. We may enter into multiple component services arrangements that bundle the pricing for the lease of Martti
™
devices with information technology services, but the lease may not always accompany Martti
™
services. When an equipment lease is bundled with services, allocation of the transaction price consideration between the lease and nonlease components of the lease is required. We have determined that the consideration allocated to the lease components in its bundled multiple component services arrangements is not material to the consolidated financial statements.
Licenses and Subscriptions Revenues
Software license revenues are recognized by SyntraNet
TM
based on whether or not the license constitutes a distinct performance obligation. If the license is a distinct performance obligation, separate from a distinct performance obligation for hosting services, it may be fully recognized on the date license rights are granted to the customer and access is granted; otherwise, it is an indistinct performance obligation, which is recognized ratably over the contract term, along with other hosting services beginning on the commencement date of each contract, which is the date license rights are granted to the customer.
Subscription revenues from SaaS hosting access and support and maintenance provided by SyntraNet
TM
are recognized ratably over the contract term beginning on the commencement date of each contract, which is the date our service is made available to the customer. Our subscription service arrangements are noncancellable and do not contain refund-type provisions.
Product Revenues
We derive product revenues from sales of products through digital pharmacy operations in our Services segment and, through June 30, 2022, and through the construction of clinics and sales of digital dispensaries by Glocal, in our Virtual Care Infrastructure segment through June 30, 2022. Our pharmacy sales are primarily a function of the price per unit for pharmaceutical products sold and the number of prescriptions provided to customers. We recognize revenue at the time the client effectively takes possession and control of the product. Revenue for both is typically recognized over time based on the percentage of costs incurred to date relative to the estimated total costs for the contract, as this method best depicts how control of the product is being transferred.
Contracts with Multiple Performance Obligations and Transaction Prices
From time to time, we may enter into contracts that contain multiple performance obligations, particularly with our SaaS internet hosting, licenses, subscriptions, and services. Additionally, we may enter into contracts that contain multiple performance obligations with our clinics and digital dispensaries, including maintenance and telehealth services. For these arrangements, we allocate the transaction price to each performance obligation identified in the contract based on relative standalone selling prices, or estimates of such prices, and recognize the related revenue as control of each individual product or service is transferred to the customer, in satisfaction of the corresponding performance obligations.
A significant portion of our contracts with customers have fixed transaction prices. For some contracts, the amount of consideration to which we will be entitled is variable. We include variable consideration in a contract’s transaction price only to the extent that we have a relatively high level of confidence that the amounts will not be subject to significant reversals. In determining amounts of variable consideration to include in a contract’s transaction price, we rely on our experience and other evidence that supports our qualitative assessment of whether revenue would be subject to significant reversal.
Cost of Revenues
Cost of services for professional services, medical and behavioral services, and subscription-based medical language interpretation services includes the cost of direct labor, payroll taxes, and direct benefits of those individuals who provide direct services and/or generate billable hours, and an appropriately allocated portion of indirect overhead.
Cost of licenses and subscriptions includes all the accumulated costs of providing a hybrid cloud-based hosting arrangement; the cost of direct labor, payroll taxes, and direct benefits of those individuals who provide support and maintenance services; and an appropriately allocated portion of indirect overhead.
Cost of products is the accumulated total of all costs used to create a product, which has been sold to generate revenue. These costs include direct materials (resale products and raw and externally sourced materials for internally manufactured products), direct labor, an appropriately allocated portion of indirect overhead, and ancillary costs, such as freight, delivery, insurance, and non-sales
and
non-income
taxes. Direct labor is the direct provision of activities to manufacture or provide a good or service. Indirect overhead includes allocable costs, such as facilities, information technology, and depreciation and amortization costs.

Taxes Collected from Customers and Remitted to Governmental Authorities
We exclude from our measurement of transaction prices all taxes assessed by governmental authorities that are both imposed on and concurrent with a specific revenue-producing transaction and collected from customers. Accordingly, such tax amounts are not included as a component of revenue or cost of revenues in the consolidated statements of operations.
Research and Development Costs
Research and development costs are expensed as incurred and were $7.9 million and $7.6 million for the years ended December 31, 2022 and 2021, respectively.
Advertising, Marketing, and Promotion Expenses
Advertising, marketing, and promotion costs are expensed as incurred. Advertising expense was $2.9 million and $3.2 million for the years ended December 31, 2022 and 2021, respectively, and are included within sales and marketing expenses in the consolidated statements of operations.
Income Taxes
Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the year in which the differences are expected to affect taxable income. Valuation allowances are established when it is deemed more likely than not that some portion or all of the deferred tax assets will not be realized.
We account for income tax uncertainties in accordance with ASC guidance on income taxes, which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The ASC also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.
Net Earnings (Loss) Per Share
Basic net earnings (loss) per share is computed by dividing the net loss by the weighted average number of shares of our outstanding common stock during the period. Diluted net earnings (loss) per share is computed by giving effect to all potential shares of common stock, including outstanding stock options and convertible notes, to the extent dilutive. Basic and diluted net earnings (loss) per share was the same for each period presented as the inclusion of all potential shares of common stock outstanding would have been anti-dilutive due to our net loss in those periods.
Legal and Other Contingencies
We are currently involved in various claims and legal proceedings. We review the status of each significant matter and assess our potential financial exposure on a quarterly basis. We accrue a liability for an estimated loss if the potential loss from any claim or legal proceeding is considered probable, and the amount can be reasonably estimated (see Note 19,
Commitments and Contingencies
, for further information).
New Accounting Pronouncements Not Yet Adopted
In August 2020, the FASB issued Accounting Standards Update (“ASU”)
2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own

Equity (Subtopic
815-40)
. This ASU simplifies the accounting for convertible instruments by eliminating the conversion option separation model for convertible debt that can be settled in cash and by eliminating the measurement model for beneficial conversion features. Convertible instruments that continue to be subject to separation models are (1) those with conversion options that are required to be accounted for as bifurcated derivatives and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in
capital. This ASU also requires entities to use the
if-converted
method for all convertible instruments in the diluted earnings per share calculation and include the effect of share settlement for instruments that may be settled in cash or shares, except for certain liability-classified share-based payment awards. This ASU will be effective for us on January 1, 2024. Early adoption is permitted, but no earlier than the fiscal year beginning on January 1, 2021, including interim periods within that fiscal year. We are currently evaluating the effect the adoption of this ASU will have on our consolidated financial statements.
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
, and subsequently issued several supplemental/clarifying ASUs (collectively, “ASC 326”). This ASU requires entities to estimate a lifetime expected credit loss for most financial assets, including trade and other receivables, other long-term financings including available for sale and held-to-maturity
debt securities, and loans. Subsequently, the FASB issued ASU
2018-19,
Codification Improvements to Topic 326, Financial Instruments-Credit Losses
, which amended the scope of ASC 326 and clarified that receivables arising from operating leases are not within the scope of the standard and should continue to be accounted for in accordance with ASC 842. In November 2019, the FASB issued ASU
2019-10,
Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates,
which amended certain effective dates. This ASU will be effective for us on January 1, 2023. We are currently evaluating the effect the adoption of this ASU will have on our consolidated financial statements.
Recently Adopted Accounting Pronouncements
In December 2019, the FASB issued ASU
2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes
. This ASU removes specific exceptions to the general principles in Topic 740. It eliminates the need for an organization to analyze whether the following apply in a given period: (1) exception to the incremental approach for intraperiod tax allocation, (2) exceptions to accounting for basis differences when there are ownership changes in foreign investments, and (3) exception in interim period income tax accounting for year-to-date
losses that exceed anticipated losses. This ASU also improves financial statement preparers’ application of income tax-related
guidance and simplifies GAAP for franchise taxes that are partially based on income, transactions with a government that result in a step up in the tax basis of goodwill, separate financial statements of legal entities that are not subject to tax, and enacted changes in tax laws in interim periods. We adopted this guidance effective January 1, 2022, and it did not have a material impact on our consolidated financial statements.
In May 2021, the FASB issued ASU
2021-04,
Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic
470-50),
Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40).
This ASU reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. This ASU provides guidance for a modification or an exchange of a freestanding equity-classified written call option that is not within the scope of another Topic. It specifically addresses: (1) how an entity should treat a modification of the terms or conditions or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange; (2) how an entity should measure the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange; and (3) how an entity should recognize the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange. We adopted the amended guidance effective January 1, 2022. The adoption of this standard did not have a material impact on our consolidated financial statements.

In February 2016, FASB issued ASU
No. 2016-02,
“Leases (Topic 842),” which created a new topic, ASC 842 “Leases,” (“ASC 842”) which requires companies to recognize on the consolidated balance sheet assets and liabilities for the rights and obligations created by the leases. The FASB has subsequently issued supplemental and clarifying ASUs inclusive of ASU
2020-05,
which updated the effective date for “all other” entities for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted in all cases.
We adopted ASC 842 effective January 1, 2022, using the modified retrospective transition method as allowed under ASU
2018-11,
which includes the ability to recognize the cumulative effect of the adoption being recorded as an adjustment to accumulated deficit on January 1, 2022. Prior period results will continue to be presented under ASC 840 as it was the accounting standard in effect for such periods. We elected to apply the package of practical expedients that allows entities to forgo reassessing at the transition date: (1) whether any expired or existing contracts are or contain leases; (2) lease classification for any expired or existing leases; and (3) whether unamortized initial direct costs for existing leases meet the definition of initial direct costs under the new guidance. We did not elect the hindsight practical expedient. We also elected to use the practical expedient that allows the combination of lease and non-lease
contract components in all of its underlying asset categories. Additionally, we elected the short-term lease recognition exemption for all leases that qualify, meaning we do not recognize right-of-use
assets or lease liabilities for those leases.
Due to the adoption of this guidance, we recognized an operating right-of-use
assets and operating lease liabilities of $7.2 million and $8.2 million, respectively, as of the date of adoption. The difference between the right-of-use
assets and lease liabilities on the accompanying consolidated balance sheet is primarily due to the impact of accrual for lease payments as a result of straight-line lease expense. We did not have any impact to opening accumulated deficit as a result of the adoption of the guidance. The adoption of this new guidance did not have a material impact on our results of operations and comprehensive loss, cash flows, liquidity or our covenant compliance under its existing credit agreements (see Note 18,
Leases
, for further information).

Reclassifications
Certain prior period amounts have been reclassified to conform to the current year presentation as shown below:

	Nine Months Ended September 30, 2022			Three Months Ended December 31, 2022	Year Ended December 31, 2022
	As Reported	Reclassifications	As Adjusted	As Reported	As Reported
Revenues:
Services	$81,382	$—	$81,382	$29,571	$110,953
Licenses and subscriptions	10,612	—	10,612	1,954	12,566
Products	26,312	—	26,312	8,972	35,284

Total revenues	118,306	—	118,306	40,497	158,803

Cost of revenues:
Services	42,647	4,256	46,903	16,051	62,954
License and subscriptions	913	—	913	347	1,260
Products	18,550	—	18,550	5,884	24,434

Total cost of revenues	62,110	4,256	66,366	22,282	88,648

Gross profit	56,196	(4,256)	51,940	18,215	70,155
Operating expenses:
Sales and marketing	10,983	639	11,622	4,329	15,951
Research and development	5,600	344	5,944	1,944	7,888
General and administrative	42,213	(5,239)	36,974	11,781	48,755
Depreciation and amortization	13,272	—	13,272	2,868	16,140
Stock-based compensation	4,588	—	4,588	1,876	6,464
Lease abandonment expenses	75	—	75	—	75
Goodwill and intangible asset impairment	112,270	—	112,270	1,791	114,061
Acquisition, integration, and transformation costs	15,182	—	15,182	7,032	22,214

Total operating expenses	204,183	(4,256)	199,927	31,621	231,548

Loss from operations	$(147,987)	$—	$(147,987)	$(13,406)	$(161,393)

	For The Year Ended December 31, 2021
	As Reported	Reclassifications	As Adjusted
Revenues:
Services	$70,223	$—	$70,223
Licenses and subscriptions	25,516	—	25,516
Products	28,056	—	28,056

Total revenues	123,795	—	123,795

Cost of revenues:
Services	41,366	3,773	45,139
License and subscriptions	19,183	—	19,183
Products	19,659	—	19,659

Total cost of revenues	80,208	3,773	83,981

Gross profit	43,587	(3,773)	39,814
Operating expenses:
Sales and marketing	9,275	1,363	10,638
Research and development	7,302	342	7,644
General and administrative	57,763	(5,478)	52,285
Depreciation and amortization	13,044	—	13,044
Stock-based compensation	1,048	—	1,048
Lease abandonment expenses	915	—	915
Goodwill and intangible asset impairment	297,930	—	297,930
Acquisition, integration, and transformation costs	36,289	—	36,289

Total operating expenses	423,566	(3,773)	419,793

Loss from operations	$(379,979)	$—	$(379,979)

3. Business Combinations
Goodwill
Goodwill represents the excess of the purchase price over the fair value of the underlying net assets acquired.
Trade Names
A trade name is a legally-protected trade or similar mark. Acquired trade names are valued using an income method approach, generally the relief-from-royalty valuation method. The method uses a royalty rate based on comparable marketplace royalty agreements for similar types of trade names and applies it to the after-tax
discounted free cash flow attributed to the trade name. The discount rate used is based on an estimated weighted average cost of capital and the anticipated risk for intangible assets.
Technology and Intellectual Property
Technology and intellectual property (“IP”) is a design, work, or invention that is the result of creativity to which one has ownership rights that may be protected through a patent, copyright, trademark, or service mark. IP is valued using the relief-from-royalty valuation method. The method uses a royalty rate based on comparable marketplace royalty agreements for similar types of IP and applies it to the after-tax
discounted free cash flow attributed to the IP. The discount rate used is based on an estimated weighted average cost of capital and the anticipated risk for intangible assets.
IP is amortized following the pattern in which the expected benefits will be consumed or otherwise used up over each component’s useful life, based on our plans and expectations for the IP going forward, which is generally the underlying IP’s legal expiration dates.

Customer Relationships
Customer relationships are intangible assets that consist of historical and factual information about customers and contacts collected from repeat transactions with customers, with or without any underlying contracts. The information is generally organized as customer lists or customer databases. We have the expectation of repeat patronage from these customers based on the customers’ historical purchase activity, which creates the intrinsic value over a finite period of time and translates into the expectation of future revenues, income, and cash flow.
Customer relationships are valued using projected operating income, adjusted for estimated future existing customer growth, less estimated future customer attrition, net of charges for net tangible assets, IP charge, trade name charge, and work force. The concluded value is the after-tax
discounted free cash flow.
Measurement Period
We have included a measurement period table for each acquisition, identifying the line item or line items where an adjustment was deemed necessary and have quantified its impact. We finalized the valuations and completed the purchase price allocations for Thrasys, BHS, TTC, and Innovations Group during the three months ended December 31, 2021, finalized the valuation and completed the purchase price allocation for Glocal during the three months ended March 31, 2022, and finalized the valuation and completed the purchase price allocation for Cloudbreak during the three months ended June 30, 2022.
The Formation of UpHealth Holdings
UpHealth Holdings was formed on October 26, 2020, as a Delaware corporation, when the shareholders of UpHealth Services, Inc. contributed all of the shares of UpHealth Services to UpHealth Holdings in exchange for outstanding common stock of UpHealth Holdings, resulting in UpHealth Services being a wholly owned subsidiary of UpHealth Holdings. This was accounted for as a common control transaction with assets and liabilities carried over at book value.
Acquisition of Thrasys
On November 20, 2020, UpHealth Holdings completed the 100% acquisition of Thrasys, in exchange for a promissory note for future cash consideration, as defined in the merger agreements, and common stock interests in UpHealth Holdings totaling $167.4 million, net of cash and restricted cash acquired of $2.5 million. The acquisition brings additional software and support synergies to our consolidated digital healthcare offerings.
Under the terms of the merger agreement, shares of common stock held by two officers of Thrasys, with a value of $10.0 million, have been restricted for 12 months from the closing date of the merger, as security for a potential indemnification claim related to a Thrasys tax matter (see Note 13,
Income Taxes
, for further information).
We identified developed technology and intellectual property, customer relationships, and trade names as definite-lived intangible assets. Developed technology and intellectual property consists of Thrasys’ SyntraNet
TM
platform, which is supported by 24 domestic and international patents. Customer relationships consists of Thrasys’ relationships with health plans, health systems and hospitals, physician groups, and accountable care organizations that are expected to contribute to recurring revenues and cross sell of our offerings. Trade names consist of the SyntraNet
TM
trademark.
The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after our acquisition of Thrasys. The goodwill is not deductible for tax purposes.

The following table sets forth the allocation of the purchase price to Thrasys’ identifiable tangible and intangible assets acquired and liabilities assumed, including measurement period adjustments. The allocation of value in this table is complete, as the measurement period has ended.

(In thousands)	As of November 20, 2021	Measurement Period Adjustments	As of November 20, 2020
Accounts receivable	$3,491	$—	$3,491
Prepaid expenses and other	3,001	—	3,001
Identifiable intangible assets	27,875	—	27,875
Property and equipment	101	—	101
Other assets	19	—	19
Goodwill	143,964	(4,124)	148,088

Total assets acquired	178,451	(4,124)	182,575

Accounts payable	1,779	—	1,779
Accrued expenses and other current liabilities	3,949	(1,373)	5,322
Debt	430	(531)	961
Deferred tax liabilities	6,680	302	6,378
Deferred revenue	700	—	700

Total liabilities assumed	13,538	(1,602)	15,140

Net assets acquired	$164,913	$(2,522)	$167,435

Thrasys applied for forgiveness of its $0.5 million PPP loan during 2020 and it was forgiven in full and the subsidiary was legally released from repaying the loan by the SBA in June 2021. The forgiveness was recorded as a decrease in debt and goodwill during the three months ended June 30, 2021. In connection with the closing of the Business Combinations on June 9, 2021, the purchase consideration was adjusted in accordance with the merger agreement, resulting in a decrease in net assets acquired and goodwill of $2.5 million during the three months ended June 30, 2021. During the three months ended December 31, 2021, a $1.4 million decrease in accrued expenses and other current liabilities was recorded related to a shareholder tax liability, with an offsetting increase in goodwill, as well as a $0.3 million increase in deferred tax liability related to income tax liabilities and other assets acquired in connection with the acquisition, with an offsetting increase in goodwill.
The acquired intangible assets from Thrasys and the related estimated useful lives consist of the following:

	Value	Useful Life
(In thousands)		(in years)
Definite-lived intangible assets—Trade names	$6,925	10
Definite-lived intangible assets—Technology and intellectual property	10,825	7
Definite-lived intangible asset—Customer relationships	10,125	10

Total fair value of identifiable intangible assets	$27,875

Acquisition of BHS
On November 20, 2020, UpHealth Holdings completed the 100% acquisition of BHS in exchange for a promissory note for future cash consideration, as defined in the merger agreements, and common stock interests in UpHealth Holdings totaling $15.8 million, net of cash acquired of $1.0 million. The acquisition adds the services segment to our operations and brings additional medical synergies to our consolidated digital healthcare offerings.

We identified trade names as a definite-lived intangible asset.
The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after our acquisition of BHS. The goodwill is deductible for tax purposes.
The following table sets forth the allocation of the purchase price to BHS’ identifiable tangible and intangible assets acquired and liabilities assumed, including measurement period adjustments. The allocation of value in this table is complete, as the measurement period has ended.

(In thousands)	As of November 20, 2021	Measurement Period Adjustments	As of November 20, 2020
Accounts receivable	$1,257	$—	$1,257
Inventories	100	—	100
Prepaid expenses and other	40	—	40
Identifiable intangible assets	225	—	225
Property and equipment	53	—	53
Other assets	4	—	4
Deferred tax assets	19	—	19
Goodwill	15,443	(663)	16,106

Total assets acquired	17,141	(663)	17,804

Accounts payable	374	—	374
Accrued expenses and other current liabilities	1,067	641	426
Debt	113	(1,121)	1,234

Total liabilities assumed	1,554	(480)	2,034

Net assets acquired	$15,587	$(183)	$15,770

In connection with the closing of the Business Combinations on June 9, 2021, the purchase consideration was adjusted in accordance with the merger agreements, resulting in a net decrease in net assets acquired and goodwill of $0.2 million during the three months ended June 30, 2021. During the three months ended June 30, 2021, BHS recorded an accrual in the amount of $0.4 million for amounts owing to providers as of the acquisition date, with an offsetting increase in goodwill. BHS submitted a request for forgiveness of its $1.0 million PPP loans during 2021 and it was forgiven in full and BHS was legally released from repaying the loan by the SBA in August 2021. The forgiveness was recorded as a decrease in debt and goodwill during the three months ended September 30, 2021. During the three months ended December 31, 2021, BHS recorded $0.1 million for the forgiveness of PRF loans as a decrease in debt and goodwill. Additionally, $0.2 million was recorded for customer credit liabilities as an increase to accrued expenses and other current liabilities and goodwill.
The acquired intangible assets from BHS and the related estimated useful lives consist of the following:

	Value	Useful Life
(In thousands)		(in years)
Definite-lived intangible assets—Trade names	$225	3

Total fair value of identifiable intangible assets	$225

Acquisition of TTC
On January 25, 2021, UpHealth Holdings completed the 100% acquisition of TTC in exchange for a promissory note for future cash consideration, as defined in the merger agreements, and common stock interests in UpHealth Holdings totaling $45.9 million, net of cash acquired of $2.4 million. The acquisition brings additional medical synergies to our consolidated digital healthcare offerings.
We identified trade names as a definite-lived intangible asset.
The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after our acquisition of TTC. The goodwill is not deductible for tax purposes.
The following table sets forth the allocation of the purchase price to TTC’s identifiable tangible and intangible assets acquired and liabilities assumed, including measurement period adjustments. The allocation of value in this table is complete, as the measurement period ended as of January 25, 2022.

(In thousands)	As of January 25, 2022	Measurement Period Adjustments	As of January 25, 2021
Accounts receivable	$1,311	$(462)	$1,773
Prepaid expenses and other	187	—	187
Identifiable intangible assets	1,125	—	1,125
Property and equipment	531	—	531
Other assets	281	—	281
Goodwill	58,354	780	57,574

Total assets acquired	61,789	318	61,471

Accounts payable	625	—	625
Accrued expenses and other current liabilities	602	—	602
Due to related parties	4,200	2,807	1,393
Debt	11,216	(1,284)	12,500
Deferred tax liabilities	446	(28)	474

Total liabilities assumed	17,089	1,495	15,594

Net assets acquired	$44,700	$(1,177)	$45,877

TTC submitted a request for forgiveness of its PPP loans in 2020 and they were forgiven in full and TTC was legally released from repaying the loans in the amount of $0.9 million and $0.3 million in February and March 2021, respectively. The forgiveness was recorded as a decrease in debt and goodwill during the three months ended March 31, 2021. In connection with the closing of the Business Combinations on June 9, 2021, the purchase consideration was adjusted in accordance with the merger agreements, resulting in a net decrease in net assets acquired and goodwill of $1.2 million. During the three months ended June 30, 2021, TTC recorded an accrual in the amount of $2.8 million for amounts owing to a related party as of the acquisition date, with an offsetting increase in goodwill. During the three months ended December 31, 2021, a $0.5 million accounts receivable reserve was recorded as a decrease in accounts receivable and an increase in goodwill.
The acquired intangible assets from TTC and their related estimated useful lives consisted of the following:

	Approximate Fair Value	Estimated Useful Life
(In thousands)		(in years)
Definite-life intangible assets—Trade names	$1,125	3

Total fair value of identifiable intangible assets	$1,125

Acquisition of Glocal
On November 20, 2020, UpHealth Holdings entered into a stock purchase agreement to acquire 43.46% of Glocal. On March 26, 2021, UpHealth Holdings completed a step acquisition of an additional 45.94% of Glocal, bringing our total ownership to 89.40%. The acquisition resulted in our ownership exceeding 50.0%, requiring consolidation of Glocal as of March 26, 2021. On May 14, 2021, June 21, 2021, and August 27, 2021, UpHealth Holdings completed the acquisition of an additional 1.0%, 1.8%, and 2.61% of Glocal, respectively, bringing our total ownership to 94.81% as of December 31, 2021. Total purchase price consideration included a promissory note for future cash consideration, as defined in the merger agreements, and common stock interests in UpHealth Holdings totaling $131.5 million, net of cash acquired of $0.4 million. The acquisition brought additional software and support synergies to our virtual care infrastructure offerings.
We identified developed technology and intellectual property as definite-lived intangible assets. Glocal has intellectual property and computer software associated with its digital dispensary technology and its telemedicine software. This software platform has historically been used to provide patient care to health populations in India via technology-based hospital centers run by the government in a fee-for-service
model based on usage.
The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after our acquisition of Glocal. The goodwill is not deductible for tax purposes.
The following table sets forth the allocation of the purchase price to Glocal’s identifiable tangible and intangible assets acquired and liabilities assumed, including measurement period adjustments. The allocation of value in this table is complete, as the measurement period ended as of March 26, 2022.

(In thousands)	As of March 26, 2022	Measurement Period Adjustments	As of March 26, 2021
Accounts receivable, net	$1,350	$(5,111)	$6,461
Inventories	325	—	325
Identifiable intangible assets	45,289	7,250	38,039
Property, equipment, and work in progress	26,767	(13,959)	40,726
Other current assets, including short term advances	15	(1,965)	1,980
Other noncurrent assets, including long term advances	509	—	509
Goodwill	121,913	30,042	91,871

Total assets acquired	196,168	16,257	179,911

Accounts payable	579	—	579
Accrued expenses and other current liabilities	9,692	1,421	8,271
Income tax liability	2,420	2,420	—
Deferred tax liability	8,649	8,649	—
Debt	19,937	(2,275)	22,212
Noncontrolling interest	29,278	11,889	17,389

Total liabilities assumed and noncontrolling interest	70,555	22,104	48,451

Net assets acquired	$125,613	$(5,847)	$131,460

In connection with the closing of the Business Combinations on June 9, 2021, the purchase consideration was adjusted in accordance with the merger agreements, resulting in a net decrease in net assets acquired and goodwill of $5.8 million during the three months ended June 30, 2021. During the three months ended June 30, 2021, Glocal recorded a deferred tax liability in the amount of $9.9 million relating to identifiable intangible and other assets acquired in connection with the acquisition, with an offsetting increase in goodwill. During the three months ended September 30, 2021, Glocal recorded a reserve against its accounts receivable in the amount of $2.0 million and a liability related to redeemable preferred shares as of the acquisition date in the amount of $11.9 million with offsetting increases in goodwill. During the three months ended December 31, 2021, Glocal recorded reserves against accounts receivable and other assets in the amount of $5.1 million and additions to accrued expenses for unrecorded liabilities in the amount of $1.2 million with an offsetting increase to goodwill. During the three months ended December 31, 2021, Glocal recorded debt forgiveness in the amount of $2.3 million, with an offsetting decrease to goodwill, as well as a deferred tax liability in the amount of $2.6 million relating to income tax liabilities and other assets acquired in connection with the acquisition, with an offsetting increase in goodwill. During the three months ended March 31, 2022, Glocal recorded a reduction in the fair value of property, equipment, and work in progress in the amount of $14.0 million, an increase in the value of intangible assets in the amount of $7.3 million, and an increase in accrued expenses related to unrecorded liabilities in the amount of $0.2 million, with offsetting increases to goodwill, as well as a reduction to the deferred tax liability in the amount of $2.6 million related to these adjustments, with an offsetting decrease in goodwill.
The acquired intangible assets from Glocal and their related estimated useful lives consisted of the following:

	Approximate Fair Value	Estimated Useful Life
(In thousands)		(in years)
Definite-lived intangible assets—Technology and intellectual property	$45,289	7

Total fair value of identifiable intangible assets	$45,289

As discussed in Note 1,
Organization and Business
, we deconsolidated Glocal during the three months ended September 30, 2022; therefore, the financial results of Glocal as of December 31, 2021, the period from March 26, 2021 to December 31, 2021, and the period from January 1, 2022 to June 30, 2022 are included in our consolidated financial statements, and the financial results of Glocal as of December 31, 2022 and for the three and six months then ended are not included in our consolidated financial statements.
Acquisition of Innovations Group
On April 27, 2021, UpHealth Holdings completed the 100% acquisition of Innovations Group in exchange for a promissory note for future cash consideration, as defined in the merger agreement, and common stock interests in UpHealth Holdings totaling $169.8 million, net of cash acquired of $0.3 million. The acquisition brings additional medical synergies to our consolidated digital healthcare offerings.
We identified developed technology and intellectual property, customer relationships, trade names, and a lease as definite-lived intangible assets. Developed technology and intellectual property consists of Innovations Group’s eMedplus software, which is a full-service prescription management system licensed by the U.S. Drug Enforcement Agency and industry groups. Customer relationships consist of Innovations Group’s relationships with physician groups, who make up a significant portion of its revenue and continue to use the platform as a prescription management and delivery service without high levels of attrition. Trade names consist of the MedQuest brand, which customers identify as the supplier of the product they use, and which is licensed by the government and industry groups.
The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after our acquisition of Innovations Group. The goodwill is not deductible for tax purposes.

The following table sets forth the allocation of the purchase price to Innovation’s identifiable tangible and intangible assets acquired and liabilities assumed. The allocation of value in this table is complete, as the measurement period ended as of April 27, 2022.

(In thousands)	As of April 27, 2022	Measurement Period Adjustments	As of April 27, 2021
Accounts receivable	$47	$—	$47
Inventories	2,693	—	2,693
Prepaid expenses and other	530	—	530
Identifiable intangible assets	29,115	790	28,325
Property and equipment	3,642	(4,295)	7,937
Other assets	—	(22)	22
Goodwill	143,654	(76)	143,730

Total assets acquired	179,681	(3,603)	183,284

Accounts payable	472	—	472
Accrued expenses and other current liabilities	772	(8)	780
Deferred revenue	302	—	302
Deferred tax liability	8,017	180	7,837
Debt	—	(4,069)	4,069
Noncontrolling interests	—	—	—

Total liabilities assumed and noncontrolling interest	9,563	(3,897)	13,460

Net assets acquired	$170,118	$294	$169,824

During the three months ended September 30, 2021, Innovations Group recorded noncontrolling interests related to a VIE as of the acquisition date in the amount of $0.5 million, with an offsetting increase in goodwill. During the three months ended December 31, 2021, Innovations Group determined that the VIE should not be consolidated since it no longer had a variable interest in the VIE, and recorded a $4.3 million decrease to property and equipment, a $22 thousand decrease to other assets, a $8 thousand decrease to accrued expenses and other current liabilities and a $4.1 million decrease to debt, with no change to goodwill. In addition, during the three months ended December 31, 2021, Innovations Group recorded a lease intangible of $0.8 million, with an offsetting decrease in goodwill, as well as a $0.2 million increase in deferred tax liability related to income tax liabilities and other assets acquired in connection with the acquisition, with an offsetting increase in goodwill.
The acquired intangible assets from Innovations Group and their related estimated useful lives consisted of the following:

	Approximate Fair Value	Estimated Useful Life
(In thousands)		(in years)
Definite-lived intangible assets—Trade names	$10,925	10
Definite-lived intangible assets—Technology and intellectual property	8,075	5-7
Definite-lived intangible assets—Customer relationships	9,325	10
Definite-lived intangible assets—Lease	790	4.8

Total fair value of identifiable intangible assets	$29,115

Acquisition of Cloudbreak
On June 9, 2021, UpHealth (fka GigCapital2) completed the Cloudbreak Business Combination in an exchange of cash, notes, and common stock interests in UpHealth totaling $142.0 million, net of cash acquired of $0.9 million. The acquisition brings additional software and support synergies to our virtual care infrastructure offerings.
We identified developed technology and intellectual property, customer relationships, and trade names as definite-lived intangible assets. Developed technology and intellectual property primarily consists of Martti
™
, Cloudbreak’s core telehealth offering, which is a remote video enabled interpretation software that puts certified medical interpreters alongside clinical care teams at video endpoints in provider networks nationwide. Customer relationships consist of Cloudbreak’s core customers, which are comprised of hospitals and health systems, Federally Qualified Healthcare Clinics, urgent care centers, standalone medical practices, and schools nationwide. Trade names consist of the Martti
™
trademark.
The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after our acquisition of Cloudbreak. The goodwill is partially deductible for tax purposes.
The following table sets forth the allocation of the purchase price to Cloudbreak’s identifiable tangible and intangible assets acquired and liabilities assumed. The allocation of value in this table is complete, as the measurement period ended as of June 9, 2022.

(In thousands)	As of June 9, 2022	Measurement Period Adjustments	As of June 9, 2021
Accounts receivable	$5,551	$741	$4,810
Prepaid expenses and other	921	—	921
Identifiable intangible assets	32,475	—	32,475
Property and equipment	7,065	183	6,882
Other assets	631	(411)	1,042
Goodwill	107,219	(3,749)	110,968

Total assets acquired	153,862	(3,236)	157,098

Accounts payable	2,518	—	2,518
Accrued expenses and other current liabilities	1,267	362	905
Deferred revenue	15	—	15
Deferred tax liability	3,912	(3,994)	7,906
Other long-term liabilities	382	382	—
Debt	3,752	—	3,752

Total liabilities assumed	11,846	(3,250)	15,096

Net assets acquired	$142,016	$14	$142,002

During the three months ended September 30, 2021, the purchase consideration was adjusted in accordance with the merger agreements, resulting in a net increase in net assets acquired and goodwill of $14 thousand. During the three months ended September 30, 2021, Cloudbreak recorded a lease liability related to its operating leases as of the acquisition date in the amount of $0.4 million, with an offsetting increase in goodwill. During the three months ended December 31, 2021, Cloudbreak recorded a $0.7 million increase to accounts receivable, net of reserve, with an offsetting decrease in goodwill; a $0.2 million increase to property and equipment and a $0.4 million decrease in other assets, with an offsetting increase in goodwill, related to capital lease security deposits; a $0.4 million increase to accrued expenses and other current liabilities, with an offsetting increase to goodwill, related to a payroll accrual and a payable to a customer; and a $3.9 million decrease in deferred tax liability related to income tax liabilities and other assets acquired in connection with the acquisition, with an offsetting increase in goodwill. During the three months ended June 30, 2022, Cloudbreak recorded a $0.1 million decrease in deferred tax liability related to income tax liabilities and other assets acquired in connection with the acquisition, with an offsetting decrease in goodwill.
The acquired intangible assets from Cloudbreak and their related estimated useful lives consisted of the following:

	Approximate Fair Value	Estimated Useful Life
(In thousands)		(in years)
Definite-lived intangible assets—Trade names	$12,975	10
Definite-lived intangible assets—Technology and intellectual property	5,825	5
Definite-lived intangible assets—Customer relationships	13,675	10

Total fair value of identifiable intangible assets	$32,475

Acquisition of UpHealth Holdings
On June 9, 2021, GigCapital2 completed the UpHealth Business Combination as disclosed above, in an exchange of cash, notes, and common stock interests in UpHealth for all the shares of UpHealth Holdings’ capital stock issued and outstanding immediately prior to the effective date of the acquisition. The acquisition was accounted for as a reverse recapitalization, which is the equivalent of UpHealth Holdings issuing stock for the net assets of GigCapital2, accompanied by a recapitalization, with UpHealth Holdings treated as the accounting acquiror. The determination of UpHealth Holdings as the accounting acquiror was primarily based on the fact that subsequent to the acquisition, UpHealth Holdings owns a majority of the voting power of the combined company, UpHealth Holdings comprises 75% of the ongoing operations of the combined entity, UpHealth Holdings controls a majority of the governing body of the combined company, and UpHealth Holdings’ senior management comprises most of the senior management of the combined company. The net assets of GigCapital2 were stated at historical cost with no goodwill or other intangible assets recorded. Reported results from operations included herein prior to the acquisition are those of UpHealth Holdings. The shares and corresponding capital amounts and loss per share related to UpHealth Holdings’ outstanding common stock prior to the acquisition have been retroactively restated to reflect the exchange ratio (1.0 UpHealth Holdings share to 10.28 GigCapital2 shares) established in the business combination agreement.
Acquisition, Integration and Transformation Costs
For the year ended December 31, 2022 and December 31, 2021, we have incurred $22.2 million and $36.3 million, respectively, of costs related to the acquisition, integration, and transformation of UpHealth Holdings and its subsidiaries (Thrasys, BHS, TTC, Glocal, and Innovations Group), and Cloudbreak, which are included in acquisition, integration, and transformation costs in the consolidated statements of operations.
Combined Pro Forma Results for the Year Ended December 31, 2021
The results of operations of UpHealth Holdings and its subsidiaries (BHS, Thrasys, TTC, Glocal, and Innovations Group), and Cloudbreak have been included in the financial statements subsequent to their acquisition dates. The following unaudited pro forma consolidated financial information reflects the results of operations as if the acquisition of UpHealth Holdings (including all subsidiaries) and Cloudbreak had o ccu
rred on January 1, 2021, after giving effect to certain purchase accounting adjustments. These purchase accounting adjustments mainly include incremental depreciation expense related to the fair value adjustment of property and equipment, amortization expense related to identifiable intangible assets, and tax expense related to the combined tax provisions. This information does not purport to be indicative of the actual results that would have occurred if the acquisition had actually been completed on the date indicated, nor is it necessarily indicative of the future operating results or the financial position of the combined company:

(In thousands)	For the year ended December 31,
Pro Forma	2021
Revenues	$148,945
Net income (loss)	$(345,340)
Basic earnings per share	$(32.27)
Diluted earnings per share	$(32.27)
4. Assets and Liabilities Held for Sale
On February 26, 2023, we entered into an agreement to sell Innovations Group, one of our subsidiaries within our Services segment. The transaction is expected to close in the second quarter of 2023. In connection with entering into this agreement, we concluded that the disposal group met the held for sale criteria and classified the assets and liabilities as held for sale as of December 31, 2022.
In connection with the held for sale classification, we recorded a total loss of $1.8 million on the remeasurement of the disposal group to its fair value, less cost to sell, which was recorded in goodwill and intangible asset impairment in the consolidated statement of operations.
Total assets and liabilities of the disposal group held for sale on the December 31, 2022 consolidated balance sheet consisted of the following:

(In thousands)	December 31, 2022
Accounts receivable, net	$78
Inventories	2,058
Prepaid expenses and other current assets	612
Property, plant and equipment, net	4,602
Operating lease right-of-use assets	1,298
Intangible assets, net	23,063
Goodwill	35,353
Less: Impairment	(1,791)

Total assets held for sale	$65,273

Accounts payable	$1,104
Accrued expenses	1,544
Deferred revenue	242
Lease liabilities, current	429
Deferred tax liabilities	6,918
Lease liabilities, noncurrent	869

Total liabilities held for sale	$11,106

5. Revenues
As discussed in Note 1,
Organization and Business
, we deconsolidated Glocal during the three months ended September 30, 2022; therefore, the revenues of Glocal for the period from March 26, 2021 to December 31, 2021, and the period from January 1, 2022 to June 30, 2022, are included in our consolidated statements of operations, and the revenues of Glocal for the period from July 1, 2022 to December 31, 2022 are not included in our consolidated statements of operations.

Revenues by service offering consisted of the following:

	For the year ended December 31,
(In thousands)	2022	2021
Services	$110,953	$70,223
Licenses and subscriptions	12,566	25,516
Products	35,284	28,056

Total revenues	$158,803	$123,795

Revenues by geography consisted of the following:

	For the year ended December 31,
(In thousands)	2022	2021
Americas	$151,899	$92,114
Europe	—	18,600
Asia	6,904	13,081

Total revenues	$158,803	$123,795

Our revenues are entirely derived from the healthcare industry. Revenue recognized over-time was approximately 74% and 77% of total revenues during the years ended December 31, 2022 and 2021, respectively.
Contract Assets
There were no impairments of contract assets, consisting of unbilled receivables, during fiscal 2022 and 2021, respectively.
The change in contract assets was as follows:

(In thousands)	December 31, 2022	December 31, 2021
Unbilled receivables, beginning of period	$784	$438
Reclassifications to billed receivables	(784)	—
Revenues recognized in excess of period billings	694	346

Unbilled receivables, end of period	$694	$784

Contract Liabilities
The change in contract liabilities, consisting of deferred revenue, was as follows:

(In thousands)	December 31, 2022	December 31, 2021
Deferred revenue, beginning of period	$2,649	$397
Revenues recognized from balances held at the beginning of the period	(2,027)	(397)
Net revenues deferred from period collections on unfulfilled performance obligations	2,980	2,649
Deconsolidation of equity investment	(622)	—
Reclassified to liabilities held for sale (See Note 4)	(242)	—

Deferred revenue, end of period	$2,738	$2,649

Revenue recognized ratably over time is generally billed in advance and includes SaaS internet hosting, subscriptions, construction of digital dispensaries, and related consulting, implementation, services support, and advisory services.
Revenue recognized as delivered over time includes professional services billed on a time and materials basis, and fixed fee professional services and training classes that are primarily billed, delivered, and recognized within the same reporting period.
Approximately 1.3% of revenue recognized during the year ended December 31, 2022 was from the deferred revenue balance existing as of December 31, 2021. Approximately 0.3% of the revenue recognized during the year ended December 31, 2021 was from the deferred revenue balance existing as of December 31, 2020.
Remaining Performance Obligations
The majority of remaining performance obligation is expected to be recognized during the next 12 months and is classified as current in the table below. The remainder will be incurred through 2024.
Remaining performance obligations consisted of the following:

(In thousands)	2023	2024	Total
Subscriptions	$4,687	$1,104	$5,791
Program management and professional services	4,003	—	4,003

	$8,690	$1,104	$9,794

6. Supplemental Financial Statement Information
As discussed in Note 1,
Organization and Business
, we deconsolidated Glocal during the three months ended September 30, 2022; therefore, the financial results of Glocal as of December 31, 2021, the period from March 26, 2021 to December 31, 2021, and the period from January 1, 2022 to June 30, 2022 are included in our consolidated financial statements, and the financial results of Glocal as of December 31, 2022 and for the period from July 1, 2022 to December 31, 2022 are not included in our consolidated financial statements.

Property and equipment consisted of the following:

(In thousands)	December 31, 2022	December 31, 2021
Land	$—	$15,459
Buildings	—	18,086
Leasehold improvements	868	3,393
Medical and surgical equipment	—	2,953
Electrical and other equipment	21	508
Computer equipment, furniture and fixtures	16,222	12,029
Vehicles	302	185
Capitalized software development costs	4,404	3,837
Construction in progress	2,590	4,363

	24,407	60,813
Accumulated depreciation and amortization	(10,338)	(4,741)

Total property and equipment, net	$14,069	$56,072

As discussed in Note 4,
Assets and Liabilities Held for Sale
, $4.6 million of property and equipment are included in assets held for sale, noncurrent, in the consolidated balance sheet as of December 31, 2022.
Depreciation expense was $7.8 million and $4.7 million for the years ended December 31, 2022 and 2021, respectively.
Accrued expenses consisted of the following:

(In thousands)	December 31, 2022	December 31, 2021
Accrued professional fees	$14,245	$10,238
Accrued products and licenses	17,820	17,889
Accrued payroll and bonuses	5,163	3,939
Accrued interest on debt	741	1,227
Other accruals	794	2,791

Total accrued expenses	$38,763	$36,084

7. Intangible Assets
As discussed in Note 1,
Organization and Business
, we deconsolidated Glocal during the three months ended September 30, 2022; therefore, the financial results of Glocal as of December 31, 2021, the period from March 26, 2021 to December 31, 2021, and the period from January 1, 2022 to June 30, 2022 are included in our consolidated financial statements, and the financial results of Glocal as of December 31, 2022 and for the period from July 1, 2022 to December 31, 2022 are not included in our consolidated financial statements.

The changes in carrying amounts of intangible assets consisted of the following:

(In thousands)	Trade Names	Technology and Intellectual Property	Customer Relationships	Lease	Total
Balance as of December 31, 2020	$7,065	$10,705	$10,012	$—	$27,782
Additions	25,025	51,865	23,000	790	100,680
Amortization	(2,584)	(7,251)	(2,400)	(116)	(12,351)
Foreign exchange	—	(798)	—	—	(798)

Balance as of December 31, 2021	29,506	54,521	30,612	674	115,313
Additions	—	7,250	—	—	7,250
Amortization	(3,003)	(7,711)	(3,146)	(167)	(14,027)
Impairments	(5,428)	(6,009)	(6,191)	—	(17,628)
Deconsolidation of equity investment	—	(34,449)	—	—	(34,449)
Intangible assets, net reclassified to assets held for sale (see Note 4)	(9,080)	(5,718)	(7,758)	(507)	(23,063)
Foreign exchange	—	(2,034)	—	—	(2,034)

Balance as of December 31, 2022	$11,995	$5,850	$13,517	$—	$31,362

Impairment charges of $17.6 million were recognized for the year ended December 31, 2022 related to our Thrasys, BHS and TTC business units. No impairment charge was recognized for the year ended December 31, 2021.
As discussed in Note 4,
Assets and Liabilities Held for Sale,
$23.1 million of intangible assets are included in assets held for sale, noncurrent, in the consolidated balance sheets as of December 31, 2022.
The estimated useful lives of trade names are
3-10
years, the estimated useful life of technology and intellectual property is
5-7
years, and the estimated useful life of customer relationships is 10 years.
Amortization expense was $14.0 million and $12.4 million for the years ended December 31, 2022 and 2021, respectively.
The estimated amortization expense related to definite-lived intangible assets for the five succeeding years is as follows:

(In thousands)	Trade Name Amortization	Technology and Intellectual Property Amortization	Customer Relationships Amortization	Total
2023	$983	$1,532	$1,616	$4,131
2024	983	1,532	1,616	4,131
2025	983	1,532	1,616	4,131
2026	983	890	1,616	3,489
2027	983	364	1,616	2,963
Thereafter	7,080	—	5,437	12,517

	$11,995	$5,850	$13,517	$31,362

8. Goodwill
In the three months ended March 31, 2022, as a result of measurement period adjustments, we increased goodwill in the amount of $5.5 million, which was immediately impaired.
As a result of indicators of impairment identified during the three months ended September 30, 2022, we performed a goodwill impairment assessment as of September 30, 2022, which included both qualitative and quantitative assessments. Our assessment included a comparison of the carrying value to an estimated fair value using a market approach based on our market capitalization. Based on this assessment, we concluded the fair value of two segments were below the carrying value primarily due to the recent change in our market valuation and financial performance and recorded a goodwill impairment in the amount of $89.1 million.
As discussed in Note 4,
Assets and Liabilities Held for Sale,
$35.4 million of goodwill is included in assets held for sale, noncurrent, in the consolidated balance sheet as of December 31, 2022.
We performed a goodwill impairment assessment as of December 31, 2021, which included both qualitative and quantitative assessments. Our assessment included a comparison of carrying value to an estimated fair value using a market approach based on our market capitalization. Based on this assessment, we concluded the fair value of all three segments was below the carrying value primarily due to the recent change in our market valuation and financial performance and recorded a goodwill impairment in the amount of $297.9 million.
The changes in the carrying amount of goodwill consisted of the following:

(In thousands)	Goodwill
Balance as of December 31, 2020	$164,194
Measurement period adjustment—Thrasys	(4,124)
Measurement period adjustment—BHS	(663)
Business acquisition of TTC	57,574
Measurement period adjustment—TTC	780
Business acquisition of Glocal	91,871
Measurement period adjustment—Glocal	24,575
Business acquisition of Innovations Group	143,730
Measurement period adjustment—Innovations Group	(76)
Business acquisition of Cloudbreak	110,968
Measurement period adjustment—Cloudbreak	(3,658)
Impairment	(297,930)
Foreign exchange	(2,973)

Balance as of December 31, 2021	284,268
Measurement period adjustments	5,403
Goodwill reclassified to assets held for sale (see Note 4)	(35,353)
Impairments	(94,643)

Balance as of December 31, 2022	$159,675

9. Investment in Unconsolidated Entities
On November 20, 2020, we entered into a stock purchase agreement to acquire 43.46% of Glocal in exchange for a promissory note for future cash consideration, as defined in the stock purchase agreement, and common stock interests in UpHealth, for a purchase price of $57.4 million. Since we did not have a controlling financial interest, this investment was presented as an equity method investment in our consolidated balance sheets for the year ended December 31, 2020. For the period from November 20, 2020 through December 31, 2020, our share of the net income (loss) of Glocal included amortization expense of $0.5 million related to intangible assets being amortized into income over the estimated remaining lives of the assets. For the period from January 1, 2021 through March 25, 2021, our share of the net income (loss) of Glocal included amortization expense of $1.1 million.
We acquired a controlling financial interest in Glocal on March 26, 2021, increasing our ownership to 89.40%, and recognized a fair value gain on the step-acquisition of $0.6 million, prior to consolidation.

On May 14, 2021, June 21, 2021 and August 27, 2021, UpHealth Holdings completed the acquisition of an additional 1.0%, 1.8%, and 2.61% of Glocal, respectively, bringing our total ownership to 94.81% as of June 30, 2022.
See Note 3,
Business Combinations
, for further information.
As discussed in Note 1,
Organization and Business
, we deconsolidated Glocal during the three months ended September 30, 2022; therefore, the financial results of Glocal as of December 31, 2021 and for the period from March 26, 2021 to December 31, 2021, and the period from January 1, 2022 to June 30, 2022 are included in our consolidated financial statements, and the financial results of Glocal as of December 31, 2022 and for the period from July 1, 2022 to December 31, 2022 are not included in our consolidated financial statements.
10. Debt
As discussed in Note 1,
Organization and Business
, we deconsolidated Glocal during the three months ended September 30, 2022; therefore the financial results of Glocal as of December 31, 2021, the period from March 26, 2021 to December 31, 2021, and the period from January 1, 2022 to June 30, 2022 are included in our consolidated financial statements, and the financial results of Glocal as of December 31, 2022 and for the period from July 1, 2022 to December 31, 2022 are not included in our consolidated financial statements.
Debt consisted of the following:

(In thousands)	December 31, 2022	December 31, 2021
2025 Notes	$67,500	$160,000
2026 Notes	115,000	—
Seller notes	—	18,680
Provider Relief and EIDL Funds	—	123
Other debt facilities (various maturities and interest rates)	—	3,847

Total debt	182,500	182,650
Less: unamortized original issue and debt discount	(36,538)	(62,140)

Total debt, net of unamortized original issue and debt discount	145,962	120,510
Less: current portion of debt	—	(22,093)

Noncurrent portion of debt	$145,962	$98,417

2026 Unsecured Convertible Notes and Indenture
On January 20, 2021, GigCapital2 entered into convertible note subscription agreements, each dated January 20, 2021 and amended on June 8, 2021, with certain institutional investors, pursuant to which GigCapital2 agreed to issue and sell unsecured convertible notes in a private placement to close immediately prior to the closing of the Business Combinations.
On June 15, 2021, in connection with the closing of the Business Combinations, we entered into an indenture (the “2026 Indenture”) with Wilmington Trust, National Association, a national banking association, (the “Indenture Trustee”) in its capacity as trustee thereunder, in respect of the $160.0 million in aggregate principal amount of unsecured convertible notes due in 2026 (the “2026 Notes”) that were issued to certain institutional investors. The 2026 Notes bear interest at a rate of 6.25% per annum, payable semi-annually, and were convertible following the reverse split of our shares into approximately 1,502,347 shares of common stock at a conversion price of $106.50 in accordance with the terms of the 2026 Indenture, and will mature on June 15,

2026. The total proceeds received from the 2026 Notes were $151.9 million, net of debt issuance costs of $8.1 million. In accounting for the 2026 Notes, we bifurcated and accounted for the conversion option as a derivative measured at fair value on the issuance date in accordance with ASC 815,
Derivatives and Hedging
. The difference between the proceeds allocated to the 2026 Notes at issuance and the fair value of the conversion option was allocated to the host debt contract. As of December 31, 2022 and 2021, the fair value of the derivative was $0.1 million and $8.0 million, respectively, all of which was included in derivative liability, noncurrent, in our consolidated balance sheets.
Total interest expense for the year ended December 31, 2022 was $3.8 million, of which $1.3 million related to contractual interest expense, $2.2 million related to derivative accretion, and $0.3 million related to debt issuance costs amortization. Total interest expense for the year ended December 31, 2021 was $6.0 million, of which $2.5 million related to contractual interest expense, $3.1 million related to derivative accretion, and $0.4 million related to debt issuance costs amortization. Total other income for the years ended December 31, 2022 and 2021 included a $7.5 million and $53.8 million gain on the fair value of the derivative liability, respectively.
On August 12, 2022, concurrently and in connection with the offering of our 2025 senior secured convertible notes and indenture (see below), Oppenheimer & Co. Inc. (“OpCo”) commenced a private offer to repurchase approximately $45.0 million in aggregate principal amount of our 2026 Notes (the “2026 Notes Repurchase”). In connection with the 2026 Notes Repurchase, OpCo entered into a note purchase agreement with each institutional investor pursuant to which OpCo agreed to purchase 2026 Notes from each investor, concurrently with each investor’s purchase of 2025 Notes in the 2025 Notes Offering (see below). At the closing, each investor had the ability to sell $2.0 million in principal amount of 2026 Notes at 100% of par value for each $3.0 million in principal amount of 2025 Notes purchased in the 2025 Notes Offering. Concurrently and in connection with the closing on August 18, 2022, OpCo purchased from each investor the principal amount of the 2026 Notes set forth in each investor’s note purchase agreement, pursuant to and in accordance with the terms thereof. Total other expense for the year ended December 31, 2022 included a loss on extinguishment of debt of $14.6 million attributed to the unexpended accretion and the write-off
of the derivative value on the repurchased 2026 Notes. Following the reverse split of shares, the remaining 2026 Notes are convertible into approximately 1,079,812 shares of common stock at a conversion price of $106.50 in accordance with the terms of the Indenture.
2025 Senior Secured Convertible Notes and Indenture
On August 18, 2022, we entered into an indenture (the “2025 Indenture”) with the Indenture Trustee in its capacity as trustee thereunder, in respect of the $67.5 million in aggregate principal amount of a new series of variable rate convertible senior secured notes due December 15, 2025 (the “2025 Notes”) issued to holders of our 2026 Notes in a private placement transaction (“2025 Notes Offering”), raising approximately $22.5 million in gross cash proceeds, net of debt issuance costs of $2.2 million, after paying for a repurchase of $45.0 million of the 2026 Notes, which net proceeds were used in part to fully repay the Seller Notes (see below). The debt issuance costs consisted of cash paid in the amount of $1.5 million and the issuance of 115,000 shares of common stock, following the reverse stock split, with a value of $0.7 million. The 2025 Notes are convertible following the reverse split of our shares into 3,857,142 shares of UpHealth common stock at a conversion price, subject to the occurrence of certain corporate events, of $17.50 per share. The 2025 Notes are senior secured obligations of UpHealth, secured by substantially all of our assets and those of our domestic subsidiaries, and accrue interest at a rate equal to the daily secured overnight financing rate (“SOFR”) plus 9.0% per annum, with a minimum rate of 10.5% per annum, payable quarterly in arrears, for a quarterly rate of 12.21% for our December 15, 2022 interest payment date. The 2025 Notes will mature on December 15, 2025, unless earlier repurchased, redeemed or converted. Holders will have the right to convert their 2025 Notes at any time. Upon the occurrence of certain corporate events, holders of the 2025 Notes can require UpHealth to repurchase for cash all or part of their 2025 Notes in principal amounts of $1,000 or an integral multiple thereof at a repurchase price that will be equal to 105% of the principal amount of the 2025 Notes to be repurchased, plus accrued and unpaid interest thereon, if any. In the event that UpHealth sells assets with net proceeds in excess of $15.0 million, then it will make an offer to all holders of the 2025 Notes to repurchase the 2025 Notes for an aggregate amount of cash equal to 20.0% of the net proceeds of such asset sale, at a repurchase price per 2025 Note equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any. UpHealth may not otherwise seek to redeem the 2025 Notes prior to June 16, 2024. UpHealth will settle conversions solely in shares of its common stock, except for payments of cash in lieu of fractional shares.
Total interest expense for the year ended December 31, 2022 was $2.3 million of which $2.1 million related to contractual interest expense and $0.2 million related to debt issuance costs amortization.
In December 2022, the Indenture Trustee, in its capacity as calculation agent, notified us of the quarterly rate reset of 13.53% for our March 15, 2023 interest payment date. In March 2023, the Indenture Trustee, in its capacity as calculation agent, notified us of the quarterly rate reset of 14.03% for our June 15, 2023 interest payment date.
As of December 31, 2022, we were in compliance with all covenants and restrictions associated with our debt agreements.
Revolving Line of Credit and Term Loan
One of our subsidiaries had a loan and security agreement (the “Loan Agreement”) with a bank that allowed for maximum borrowings of $1.8 million on a revolving line of credit and a $10.8 million term loan. On June 9, 2021, in connection with the GigCapital2 merger, we paid off the revolving line of credit and term loan balance of $1.8 million and $9.1 million, respectively, and terminated the Loan Agreement. There were no unamortized debt issuance costs and thus no gain or loss was recognized on extinguishment.
Glocal Debt Facilities
As discussed in Note 1,
Organization and Business
, we deconsolidated Glocal during the three months ended September 30, 2022; therefore the financial results of Glocal as of December 31, 2021, the period from March 26, 2021 to December 31, 2021, and the period from January 1, 2022 to June 30, 2022 are included in our consolidated financial statements, and the financial results of Glocal as of December 31, 2022 and for the period from July 1, 2022 to December 31, 2022 are not included in our consolidated financial statements.
Glocal’s debt facilities include
INR-denominated
term loans with an aggregate carrying value of $0.7 million (or INR 54.0 million) as of December 31, 2021. These term loans are primarily utilized for financing the construction of hospitals, administrative offices, equipment, and working capital, and are required to be repaid in monthly and quarterly installments with maturity dates extending to March 31, 2025. The loans are secured by mortgages on real property and personal guarantee of two Glocal directors. The loans bear interest rates between 11.15% and 16.25% per annum. During the six months ended June 30, 2022, Glocal repaid $0.1 million of the aggregate carrying value of the term loans. As of December 31, 2021 accrued interest on Glocal’s debt facilities was $23 thousand and is included in accrued expenses in the consolidated balance sheets.
Prior to being acquired, Glocal had been negotiating with its banks to restructure the payment terms of some of the debt facilities above; these negotiations were completed in the fourth quarter of 2021 and Glocal was able to realize a forgiveness of debt of approximately $2.3 million.
Convertible Notes
On March 23, 2021, we issued a $4.1 million principal amount, 15.0% convertible note (the “2021 Note”) of which $0.5 million was to be converted and repaid in UpHealth common stock and the remainder in cash. The 2021 Note bears interest at a fixed rate of 15.0% per year, to begin accruing on June 15, 2021 if not repaid previous to such date. Total proceeds received from the 2021 Note were $3.0 million, net of original issue discount of $1.0 million. Additional debt issuance costs of $0.1 million for a placement fee were accrued, and paid at the closing. The principal and accrued interest of the 2021 Note was due and payable by us to the holder on the earlier of (1) the date that is one business day after the closing of the Business Combinations and we begin public trading, (2) the maturity date, which is nine months from the issuance of the 2021 Note, or (3) November 23, 2021, pursuant to its payment provisions. On June 9, 2021, in connection with the closing of the Business Combinations, we paid the holder of the 2021 Note the sum of $3.6 million and the remaining $0.5 million balance due to the holder was converted and exchanged into 50,000 shares of UpHealth common stock. Original issue discount and debt issuance costs of $0.5 million were written-off
and a $31 thousand gain on extinguishment of debt was recognized and included in other income, net, including interest income, in the condensed consolidated statements of operations.
On January 6, 2021, we issued a $1.5 million principal amount, 5.0% convertible note due January 6, 2026 (the “2026 5% Note”). The 2026 5% Note is unsecured and bears interest at a fixed rate of 5.0% per year and, unless earlier converted, the principal and accrued interest of the 2026 5% Note will be due and payable by us at any time on or after the maturity date at our election or upon demand by the holder. On June 9, 2021, in connection with the closing of the Business Combinations, the 2026 5% Note was converted into 150,367 shares of UpHealth common stock, representing the total outstanding principal balance and unpaid accrued interest of $1.5 million and $30 thousand, respectively. A $0.1 million gain on extinguishment was recognized and included in other income, net, including interest income, in the consolidated statements of operations.
Paycheck Protection Program Loans
In April 2020, three of our subsidiaries obtained a U.S. government subsidy of $0.5 million, $1.0 million, and $1.9 million (representing five loan agreements), respectively, under the Paycheck Protection Program (“PPP”). The PPP is a U.S. government temporary program created with the intent to provide a subsidy to assist businesses in keeping employees employed during the pandemic. The PPP loan may not need to be repaid if certain requirements are met. Under the Coronavirus Aid, Relief and Economic Security (“CARES Act”), as modified, any amounts not forgiven will be required to be repaid over a term having a minimum of five years and a maximum maturity of 10 years from the date on which the borrower applies for forgiveness. The loans carry a 1.0% interest rate.
One of our subsidiaries applied for forgiveness of its $0.5 million PPP loan during 2020 and it was forgiven in full and the subsidiary legally released from repaying the loan by the SBA in June 2021. The forgiveness was recognized as a measurement period adjustment to goodwill during the three months ended June 30, 2021.
One of our subsidiaries submitted a request for forgiveness of its $1.0 million PPP loans during 2021 and it was forgiven in full and the subsidiary legally released from repaying the loan by the SBA in August 2021. The forgiveness was recognized as a measurement period adjustment to goodwill during the three months ended September 30, 2021.
One of our subsidiaries applied for forgiveness of its $1.9 million PPP loans during 2020, of which three of the loans, totaling $0.7 million, were forgiven in full by the SBA and the subsidiary was legally released from repaying the loans. In February 2021 and March 2021, the remainder of the PPP loans totaling $0.9 million and $0.3 million, respectively, were forgiven by the SBA and the subsidiary was legally released from repaying the loans. We recorded this as a measurement period adjustment to goodwill during the three months ended March 31, 2021.
Provider Relief Funds
Provider Relief Funds (“PRF”) were made available by the U.S. Department of Health and Human Services (“HHS”) as part of a $100 billion appropriation as part of the CARES Act’s Provider Relief Fund. In April and July 2020, one of our subsidiaries received PRF proceeds aggregating $0.2 million, and in January 2021, another subsidiary received PRF proceeds aggregating $0.5 million. The PRF amounts received will not require repayment as long as the subsidiaries comply with certain terms and conditions outlined by HHS. The terms and conditions first require the subsidiaries to identify health care-related expenses attributed to
COVID-19
that another source has not reimbursed or is obligated to reimburse. If those expenses do not exceed the funding received, the subsidiaries then apply the funds to patient care lost revenue. On January 15, 2021 HHS released a Post-Payment Notice of Reporting Requirements Notice that provides healthcare providers three options to calculate patient care lost revenue.
During the three months ended March 31, 2022, one subsidiary had used $0.1 million of the PRF funds and returned the remaining $0.1 million to HHS and the other subsidiary had used all $0.5 million of the PRF funds under the terms and conditions and restrictions for the CARES Act relative to these funds.
Related Party Debt
One of our subsidiaries has notes payable to related parties totaling $0.2 million and $0.7 million as of December 31, 2022 and 2021, respectively. The notes bear interest at rates of 3.50% per annum. The notes are payable in eight quarterly installments starting from October 1, 2022, or upon a liquidity event, as defined in the note agreement. The accrued interest payable was zero and $39 thousand as of December 31, 2022 and 2021, respectively, and is included in accrued expenses in the consolidated balance sheets. Interest expense was $42 thousand and $28 thousand for the year ended December 31, 2022 and 2021, respectively. Payments of $0.4 million and zero were made during the years ended December 31, 2022 and 2021, respectively.
Seller Notes
As part of the purchase price consideration for several of UpHealth Holdings’ merger entities, we entered into seller notes payable to their former shareholders, which accrue interest at specific rates, per the respective merger agreements. On June 9, 2021, in connection with the closing of the Business Combination, we paid $88.1 million of the seller notes. In August 2021, we paid an additional $11.1 million of the seller notes and deferred the maturity date to September 2022. In August 2022, we paid the remaining $18.7 million of seller notes plus accrued interest of $1.9 million. As of December 31, 2022 and 2021, the seller notes totaled zero and $18.7 million, respectively.
The accrued interest payable was zero and $0.7 million as of December 31, 2022 and 2021, respectively, and is included in accrued expenses in the consolidated balance sheets. Interest expense was $1.2 million and $1.6 million for the years ended December 31, 2022 and December 31, 2021, respectively.
Senior Debt Facility Fees
In March 2020, we agreed to pay a financial consulting firm, an affiliate of a related party, compensation related to finding and executing a senior financing facility, to be funded at the completion of the Business Combinations (see Note 1,
Organization and Business
, for further information). On June 9, 2021, in connection with the Business Combinations we paid the financial consulting firm total cash consideration of $0.5 million, for consummation of the senior financing.
Membership Redemptions and Due to Member
In November 2020, one of our subsidiaries entered into a redemption agreement with a member for $0.1 million. Consideration for the redemption agreement is in the form of a note payable that is non-interest
bearing, nonsecured, and payable upon demand. The note was repaid in full during the three months ended March 31, 2021.

Contractual Maturities
As of December 31, 2022, long-term debt contractual maturities, excluding unamortized original issue discount, were as follows:

(In thousands)
2023	$—
2024	—
2025	67,500
2026	115,000
2027	—

Total	$182,500

11. Fair Value of Financial Instruments
We estimate the fair value of our financial instruments using available market information and valuation methodologies we believe to be appropriate. As of December 31, 2022 and 2021, the fair values of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and accrued expenses approximate their carrying values due to the short-term nature of these instruments. Additionally, the fair values of short-term and long-term debt instruments approximate their carrying values.
Fair value measurements are determined based on the assumptions that market participants would use in pricing the asset or liability. Fair value measurements are categorized into one of three levels of the fair value hierarchy based on the lowest level of significant input used. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Considerable judgment and a high degree of subjectivity are involved in developing these estimates. These estimates may differ from the actual amounts that we could realize upon settlement.
The fair value hierarchy is as follows:
Level 1—Quoted (unadjusted) prices in active markets for identical assets or liabilities.
Level 2—Other observable inputs, either directly or indirectly, other than quoted prices included in Level 1, including:

•	Quoted prices for similar assets/liabilities in active markets;

•	Quoted prices for identical or similar assets/liabilities in non-active markets (e.g., few transactions, limited information, non-current prices, high variability over time);

•	Inputs other than quoted prices that are observable for the asset/liability (e.g., interest rates, yield curves, volatilities, default rates); and

•	Inputs that are derived principally from or corroborated by other observable market data.
Level 3—Unobservable inputs that cannot be corroborated by observable market data.

The following tables present information about our financial assets and liabilities measured at fair value on are recurring basis:

	December 31, 2022
(In thousands)	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents—money market funds	$1,681	$—	$—	$1,681

	$1,681	$—	$—	$1,681

Liabilities:
Derivative liability	$—	$—	$56	$56
Warrant liability	—	9	—	9

	$—	$9	$56	$65

	December 31, 2021
(In thousands)	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents—money market funds	$45,006	$—	$—	$45,006

	$45,006	$—	$—	$45,006

Liabilities:
Derivative liability	$—	$—	$7,977	$7,977
Warrant liability	—	252	—	252

	$—	$252	$7,977	$8,229

Money Market Funds
As of December 31, 2022 and 2021, our cash equivalents consisted of money market funds which were classified as Level 1. We used observable prices in active markets in determining the classification of our money market funds as Level 1. There were no transfers between the hierarchy levels during the year ended December 31, 2022 or 2021.
Cash equivalents were as follows:

	December 31, 2022
(In thousands)	Amortized Cost	Unrealized Gain	Unrealized Loss	Fair Value
Cash equivalents:
Money market funds	$1,681	$—	$—	$1,681

	$1,681	$—	$—	$1,681

	December 31, 2021
(In thousands)	Amortized Cost	Unrealized Gain	Unrealized Loss	Fair Value
Cash equivalents:
Money market funds	$45,006	$—	$—	$45,006

	$45,006	$—	$—	$45,006

Derivative Liability
In accounting for the 2026 Notes (see Note 10,
Debt
, for further information), we bifurcated and accounted for the conversion option as a derivative measured at fair value on the issuance date in accordance with ASC 815,

Derivatives and Hedging
. As of December 31, 2022 and 2021, the fair value of the derivative was $0.1 million and $8.0 million, respectively, all of which were included in derivative liability, noncurrent, in the consolidated balance sheets. Total other income for the years ended December 31, 2022 and 2021, included a $7.5 million and $53.8 million gain on the fair value of the derivative liability, respectively.
The fair value of the derivative liability is considered a Level 3 valuation and is determined using a Binomial Lattice Option Pricing Model. The significant assumptions used in the model were:

	December 31, 2022	December 31, 2021
Stock price	$1.63	$22.40
Volatility	95.0%	82.5%
Risk free rate	4.17%	1.18%
Exercise price	$106.50	$106.50
Expected life (in years)	3.44	4.44
Conversion periods	2 years-4 years	2-5 years
Future share price	$0.10-$405.60	$0.10-$340.50
The change in the fair value of the Level 3 derivative liability for the years ended December 31, 2022 and 2021 are as follows:

(In thousands)	December 31, 2022	December 31, 2021
Fair value, beginning of period	$7,977	$—
Issuance	—	61,823
Settlement	(392)
Change in fair value	(7,529)	(53,846)

Fair value, end of period	$56	$7,977

The settlement is included in loss on extinguishment of debt in the consolidated statement of operations.
Private Placement Warrants and PIPE Warrants
We have classified the Private Placement Warrants and PIPE Warrants (see Note 12,
Capital Structure
) as liabilities at fair value, due to their redemption characteristics, with subsequent changes in their fair values to be recognized in the consolidated financial statements at each reporting date. As of December 31, 2022, the fair value of the Private Placement Warrants and the PIPE Warrants was determined to be $0.01 per warrant, totaling $6 thousand and $3 thousand, respectively, and are included in warrant liabilities in the consolidated balance sheets. As of December 31, 2021, the fair value of the Private Placement Warrants and the PIPE Warrants was determined to be $0.29 per warrant, totaling $0.2 million and $0.1 million respectively, and are included in warrant liabilities in the consolidated balance sheets. During the year ended December 31, 2022, we recorded a $0.2 million gain due to the fair value changes in the Private Placement Warrants, and a $0.1 million gain due to fair value changes in the PIPE Warrants, both of which are included in gain in the fair value of warrant liabilities in the consolidated statement of operations. During the year ended December 31, 2021, we recorded a $0.3 million gain due to the fair value changes in the Private Placement Warrants, and a $1.3 million gain due to the fair value changes in the PIPE Warrants, both of which are included in gain in fair value of warrant liabilities in the consolidated statement of operations.
The fair value of the Private Placement Warrants and PIPE Warrants is considered a Level 2 valuation as we have derived their value by using quoted market prices. The transfer of the Private Placement Warrants and PIPE Warrants to anyone other than the purchasers or their permitted transferees, would result in these Private Placement Warrants and PIPE Warrants having substantially the same terms as the Public Warrants, which are traded in active markets.
There were no transfers between fair value levels during the years ended December 31, 2022 or 2021.

12. Capital Structure
The consolidated statements of stockholders’ equity have been retroactively adjusted for all periods presented to reflect the Reverse Stock Split (as described below in Note 1,
Organization and Business
). Specifically, the number of common shares outstanding during periods before the Reverse Stock Split are divided by the exchange ratio of 10:1, such that each ten shares of common stock were combined and reconstituted into one share of common stock effective December 8, 2022.
The consolidated statements of stockholders’ equity have been retroactively adjusted for all periods presented to reflect the Business Combinations and reverse recapitalization exchange ratio (1.0 UpHealth Holdings shares converted to 10.28 GigCapital2 shares) as discussed in Note 3,
Business Combinations
.)
Preferred Stock
Our Second Amended and Restated Certificate of Incorporation authorizes the issuance of 1,000,000 shares of preferred stock, par value $0.0001 with such designation, rights and preferences as may be determined from time to time by our board of directors. As of December 31, 2022 and 2021 there were no shares of preferred stock outstanding.
Common Stock
Our Second Amended and Restated Certificate of Incorporation authorizes the issuance of 30,000,000 shares of common stock, par value of $0.0001. As of December 31, 2022, there were 15,054,431 shares of common stock issued and outstanding. As of December 31, 2021, there were 14,427,900 shares of common stock issued and outstanding.
As discussed in Note 1,
Organization and Business
, we have retroactively adjusted the shares issued and outstanding prior to December 8, 2022, to give effect to the 10:1 Reverse Stock Split.
As discussed in Note 3,
Business Combinations
, we have retroactively adjusted the shares issued and outstanding prior to June 9, 2021 to give effect to the exchange ratio established in the business combinations agreement to determine the number of shares of common stock into which they were converted.
On October 7, 2021, we completed an offering of 2,300,000 shares of our common stock, par value $0.0001 per share, at a public offering price of $1.75 per share, less underwriting discounts and commissions. In addition, during October 2021, the underwriters exercised their
30-day
option to purchase 345,000 additional shares of our common stock at the public offering price, less underwriting discounts and commissions. The gross proceeds we received from this offering was $46.3 million, before underwriting discounts and commissions and estimated offering expenses of $3.3 million.
Common Stock Reserved for Future Issuance
Shares of common stock reserved for future issuance as of December 31, 2022 (recorded on a post-reverse split basis) were as follows:

(In thousands)	Number of Shares
Restricted stock units outstanding	878
Stock options outstanding	138
Shares issuable upon conversion of 2025 Notes	3,857
Shares issuable upon conversion of 2026 Notes	1,080
Shares issuable upon conversion of Public Warrants	1,725
Shares issuable upon conversion of Private Warrants	57
Shares issuable upon conversion of PIPE Warrants	30
Shares available for future grant under 2021 EIP	1,086

8,851

Public Warrants
Warrants (the “Public Warrants”) issued in connection with GigCapital2’s initial public offering are exercisable for $115.00 per share (on a post-reverse split basis), and the exercise price and number of Public Warrant shares issuable on exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger, or consolidation of GigCapital2 (now UpHealth, Inc.).
Each Public Warrant will become exercisable on the later of 30 days after the completion of the Business Combinations or 12 months from the closing of GigCapital2’s initial public offering and will expire five years after the completion of the Business Combinations or earlier upon redemption or liquidation. If UpHealth is unable to deliver registered shares of common stock to the holder upon exercise of the Public Warrants during the exercise period, there will be no net cash settlement of these Public Warrants and the Public Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the Public Warrants become exercisable, UpHealth may redeem the outstanding Public Warrants in whole and not in part at a price of $0.10 per Public Warrant (on a post-reverse split basis) upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of UpHealth’s shares of common stock equals or exceeds $180.00 per share for any 20 trading days within the
30-trading
day period ending on the third trading day before UpHealth sends the notice of redemption to the Public Warrant holders.
Under the terms of the warrant agreement, UpHealth has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the initial business combination, for the registration of the shares of common stock issuable upon exercise of the Public Warrants included in private placement units.
As of December 31, 2022, there were 1,811,749 warrants outstanding, including 1,725,000 Public Warrants, 56,750 Private Placement Warrants, and 29,999 PIPE Warrants (on a post-reverse split basis) (see
Founders
Private Placement
and
Pipe Subscription Agreements
below).
Founder Shares
During the period from March 6, 2019 (date of GigiCapital2’s inception) to March 12, 2019, GigCapital2’s sponsor and Northland Gig2 Investment LLC purchased 250,000 shares of GigCapital2 common stock (the “Founder Shares”) for an aggregate purchase price of $25,000, or $0.10 per share. In April 2019, GigCapital2 effected a stock dividend of 0.049 shares of common stock for each outstanding share of common stock, resulting in the sponsor and Northland Gig2 Investment LLC holding an aggregate of 373,250 shares of its common stock. Subsequently, the sponsor and Northland Gig2 Investment LLC sold 6,804 shares and 3,196 shares, respectively, to EarlyBirdCapital, Inc. and the EarlyBird Group, collectively, for an aggregate purchase price of $6700, or $0.0670 per share. In June 2019, GigCapital2 effected a stock dividend of 0.0154 shares of common stock for each outstanding share of common stock, resulting in the sponsor, Northland Gig2 Investment LLC, EarlyBirdCapital, Inc., and the EarlyBird Group holding an aggregate of 430,750 shares of its common stock as of December 31, 2022. The Founder Shares are identical to the common stock included in the Units sold in GigCapital2’s initial public offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.
Founders Private Placement
The GigCapital2 (now UpHealth, Inc.) founders purchased in a private placement sale (the “Founders Private Placement”), that occurred simultaneously with the completion of the closing of the GigCapital2 initial public offering, an aggregate of 49,250 units (the “Private Placement Units”) at a price of $100.00 per unit (on a post-reverse split basis). The founders also purchased from GigCapital2 an aggregate of 7,500 private placement units at a price of $100.00 per unit (on a post-reverse split basis) in a private placement that occurred simultaneously with the completion of the second closing of the GigCapital2 initial public offering with the exercise of the over-allotment option, for a total of 56,750 Private Placement Units. Among the Private Placement Units, 48,125 units (on a post-reverse split basis) were purchased by GigCapital2’s sponsor, 2,990 units (on a post-reverse split basis) were purchased by EarlyBirdCapital, Inc., a GigCapital2 underwriter, and 5,635 units (on a post-reverse split basis) were purchased by Northland Gig2 Investment LLC, a GigCapital2 underwriter. Each Private Placement Unit consists of one share of GigCapital2’s common stock, $0.0001 par value, one warrant, and one right to receive one-twentieth
(1/20) of a share of common stock upon the consummation of GigCapital2’s initial business combination. Warrants (the “Private Placement Warrants”) will be exercisable for $115.00 per share (on a post-reverse split basis), and the exercise price of the Private Placement Warrants may be adjusted in certain circumstances as described in terms of the warrant agreement.
Northland Gig2 Investment LLC purchased 10,000 private underwriter shares (the “Private Underwriter Shares”), at a purchase price of $100.00 per share in a private placement that occurred simultaneously with the completion of the initial closing of the GigCapital2 initial public offering. Northland Gig2 Investment LLC also purchased from GigCapital2 an aggregate of 2,000 Private Underwriter Shares at a price of $100.00 per share in a private placement that occurred simultaneously with the completion of the second closing of the GigCapital2 initial public offering with the exercise of the over-allotment option. The Private Underwriter Shares are identical to the shares of common stock included in the Private Placement Units.
We accounted for the Private Placement Warrants as liabilities at fair value (see Note 11,
Fair Value of Financial Instruments
) on the consolidated balance sheets, due to their redemption characteristics, with changes in fair value recognized as a component of other income (expense) in the consolidated statements of operations. As of December 31, 2022, the fair value of the Private Placement Warrants was $6 thousand, which is included in warrant liabilities in the consolidated balance sheets. During the year ended December 31, 2022, we recorded a $0.2 million gain due to the fair value changes in the Private Placement Warrants, which is included in gain in fair value of warrant liabilities in the consolidated statement of operations.
PIPE Subscription Agreements
On January 20, 2021, GigCapital2 (now UpHealth, Inc.) entered into subscription agreements, each dated January 20, 2021 and amended June 8, 2021 (the “PIPE Subscription Agreements”), with certain institutional investors (collectively the “PIPE Investors”), pursuant to which GigCapital2 agreed to issue and sell to the PIPE Investors, in private placements to close immediately prior to the closing of the Business Combinations, an aggregate of 300,000 shares (the “PIPE Shares”) at $100.00 per share, plus warrants to purchase up to an additional 29,999 shares of common stock (one warrant for every 10 PIPE Shares purchased) at an exercise price of $115.00 per share (the “PIPE Warrants”), for an aggregate purchase price of $30.0 million (collectively the “PIPE Investment”). The PIPE Investment was consummated immediately prior to the closing of the Business Combinations. The total proceeds received from the PIPE Investment were $28.5 million, net of placement fee costs of $1.5 million.
We accounted for the PIPE Warrants as liabilities at fair value (see Note 11,
Fair Value of Financial Instruments
) in the consolidated balance sheets, due to their redemption characteristics, with changes in fair value recognized in gain (loss) on fair value of warrant liabilities in the consolidated statements of operations. As of December 31, 2022, the fair value of the PIPE Warrants was $3 thousand, which is included in warrant liabilities in the consolidated balance sheets. During the year ended December 31, 2022, we recorded a $0.1 million gain due to the fair value changes in the PIPE Warrants, which is included in gain in fair value of warrant liabilities in the consolidated statement of operations.
Private Placement
On March 9, 2023, we entered into a Securities Purchase Agreement, with a single institutional investor, pursuant to which we agreed to issue and sell (i) 1,650,000 shares of our common stock, par value $0.0001 per share (the “Shares”); (ii) warrants that are exercisable six months from the date of issuance and will have a term of five years from the initial exercise date to purchase up to an additional 3,000,000 shares of our common stock (the “Series A Warrants”); (iii) warrants that are exercisable six months from the date of issuance and will have a term of two years from the initial exercise date to purchase up to an additional 3,000,000 shares of our common stock (the “Series B Warrants” and, collectively with Series A Warrants, the “Common Stock Purchase Warrants”); and
(iv) pre-funded
warrants (the
“Pre-Funded
Warrants,” and together with the Common Stock Purchase Warrants, the “Private Placement Warrants”) to purchase an additional 1,350,000 shares of our common stock (all of such shares issuable upon exercise of the Private Placement Warrants), in a private placement (the “Private Placement”). On March 13, 2023, we completed the closing of the Private Placement. The purchase price of each Share was $1.50, the exercise price of each Common Stock Purchase Warrant is $2.04, and the exercise price of each
Pre-Funded
Warrant is $0.0001, and the purchase price of each
Pre-Funded
Warrant was $1.4999. The aggregate gross proceeds to us from the Private Placement were approximately $4,500,000, before deducting the placement agent fees and other offering expenses. We intend to use the net proceeds from the offering for general corporate purposes, including working capital.
Forward Share Purchase Agreement
On June 3, 2021, we entered into a forward share purchase agreement (the “Purchase Agreement”) with Kepos Alpha Fund L.P. (“KAF”), a Cayman Islands limited partnership, pursuant to which KAF may elect to sell and transfer to us and we will purchase from KAF, on September 8, 2021 or, in KAF’s sole discretion, any one calendar month anniversary of that date (the “Closing Date”), up to 170,000 shares of our common stock (on a post-reverse split basis) that are held by KAF at the closing of the Business Combinations. In August 2021, we entered into an amendment to the Purchase Agreement, which deferred the Closing Date to no earlier than January 9, 2022, provided if (a) we issue any new equity securities, whether of existing or new classes, or (b) an event occurs having a material adverse effect on our management operations, KAF will have the right to designate a Closing Date following such issuance or occurrence on three business days’ notice to us. The per share price at which KAF has the right to sell the KAF Shares to us is (a) $103.02 per KAF Share, plus (b) in the event that the Closing Date occurs after September 8, 2021, $0.8460 per KAF Share for each month (prorated for a partial month) following September 8, 2021.
On January 7, 2022, we entered into a second amendment to the Purchase Agreement, which deferred the Closing Date to no earlier than April 9, 2022, provided if (a) we issue any new equity securities, whether of existing or new classes, or (b) an event occurs having a material adverse effect on our management operations, KAF will have the right to designate a Closing Date following such issuance or occurrence on three business days’ notice to us. The per share price at which KAF has the right to sell the KAF Shares to us is (a) $106.41 per KAF Share, plus (b) in the event that the Closing Date occurs after January 9, 2022, $0.8460 per KAF Share for each month (prorated for a partial month) following January 9, 2022.
Notwithstanding anything to the contrary in the Purchase Agreement, KAF is allowed at its election to sell any or all of the KAF Shares in the open market commencing after the closing of the Business Combinations, as long as the sales price is above $101.00 per Share. Nothing in the Purchase Agreement prohibits or restricts KAF with respect to the purchase or sale of our warrants. In exchange for our commitment to purchase the KAF Shares on the Closing Date, KAF agreed to continue to hold, and not offer, sell, contract to sell, pledge, transfer, assign, or otherwise dispose of, directly or indirectly, or hedge (including any transactions involving any derivative securities and including any Short Sales (as defined below) involving any of our securities) the KAF Shares prior to Closing Date. “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities and Exchange Act of 1934 (the “Exchange Act”), whether or not against the box, and all types of direct and indirect stock pledges, forward sales contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule
16a-1(h)
under the Exchange Act) and similar arrangements (including on a total return basis), and sales and other transactions through
non-U.S.
broker dealers or foreign regulated brokers. KAF is permitted to pledge the KAF Shares in connection with a bona fide margin agreement (and such a pledge is not considered to be a transfer, sale or assignment of the KAF Shares).

Due to its mandatorily redeemable for cash feature, we recorded the Purchase Agreement as a forward share purchase liability in our consolidated balance sheets for up to the 170,000 shares, at $100.00 per share, of our common stock ((on a post-reverse split basis) that KAF may elect to sell and transfer to us and we will repurchase from KAF, plus imputed interest, totaling $18.1 million as of December 31, 2021. In October 2021, as agreed with KAF, we transferred $18.1 million to an escrow account, which is included in restricted cash in the consolidated balance sheets as of December 31, 2021.
In April 2022, in accordance with the Purchase Agreement, KAF transferred the 170,000 shares of our common stock (such amount prior to the reverse split of shares) to us and we transferred to KAF the $18.1 million in cash previously held in escrow and $0.4 million of interest.
Equity Plans
Thrasys’ 2019 Stock Incentive Plan
Contemporaneous with its merger with UpHealth Holdings on November 20, 2020, Thrasys entered into stock compensation agreements with employees pursuant to the Thrasys 2019 Stock Incentive Plan, a Restricted Stock Award (“RSA”) agreement, and a Restricted Stock Unit (“RSU”) award agreement, and awarded 53,618 RSA shares and 342,732 RSU shares to employees. On June 9, 2021, in connection with the Business Combinations, the RSAs and RSUs were settled with a combination of shares of UpHealth common stock and proceeds from the seller notes. As of December 31, 2022 and 2021, there were no outstanding awards under the Thrasys 2019 Stock Incentive Plan.
Cloudbreak 2015 Incentive Plan
On June 19, 2015, Cloudbreak created the 2015 Unit Incentive Plan (the “Cloudbreak Plan”), which had a maximum aggregate number of 2,200,000 common units. Cloudbreak measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period.
Upon completion of the Business Combinations, UpHealth assumed 1,576,670 options with a fair value of $99.0 million, which were included in purchase consideration, and 134,943 unvested options with a fair value of $0.6 million, which are subject to continued vesting and will be recorded as stock-based compensation prospectively; and Cloudbreak ceased granting awards under the Cloudbreak Plan.
The following table summarizes stock option activity under the Cloudbreak Plan (recorded on a post-reverse split basis):

(In thousands, except per share amounts)	Number of Stock Options	Weighted Average Exercise Price per Stock Option
Outstanding as of June 9, 2021	171	$44.51
Options granted	—	—
Options exercised	(20)	16.30
Options forfeited or expired	—	—

Outstanding as of December 31, 2021	151	48.15
Options exercised	(10)	2.40
Options forfeited or expired	(3)	73.80

Outstanding as of December 31, 2022	138	50.76

Vested and expected to vest as of December 31, 2022	138	50.76

Exercisable as of December 31, 2022	135	$50.23

As of December 31, 2022, there was $0.1 million of unrecognized stock-based compensation expense related to stock options, expected to be recognized over a weighted-average period of 1.55.
2021 Equity Incentive Plan
On June 4, 2021, the GigCapital2 stockholders considered and approved the 2021 Equity Incentive Plan (“2021 EIP”) and reserved 1,642,081 shares (on a post-reverse split basis) of UpHealth common stock for issuance thereunder. The 2021 EIP was previously approved, subject to stockholder approval, by the Board of Directors of GigCapital2 on February 7, 2021. The 2021 EIP became effective immediately upon the closing of the Business Combinations. The number of shares of common stock reserved for issuance under the 2021 EIP will automatically increase on January 1 of each year, beginning on January 1, 2022 and each anniversary thereof during the effectiveness of the 2021 EIP, by an amount equal to the lesser of (i) five percent (5%) of the total number of shares of our common stock outstanding on such date, and (ii) such lesser number of shares as may be determined by our Board of Directors. On January 1, 2022, the number of shares of common stock reserved for issuance under the 2021 EIP was automatically increased by 721,395 shares (on a post-reverse split basis).
In conjunction with the approval of the 2021 EIP, our Board of Directors also adopted a form of Restricted Stock Units Agreement (the “RSU Agreement”) and a form of Stock Option Agreement (the “Stock Option Agreement”) that we will generally use for grants under our 2021 EIP. The RSU Agreement provides that restricted stock units will vest over a fixed period and be paid as shares of common stock, and that the unvested restricted stock units will expire upon certain terminations of the grantees’ employment or other service relationship with us. The Stock Option Agreement provides that stock options will vest over a fixed period, and that the unvested options will expire upon certain terminations of the grantees’ employment or other service relationship with us.
In August 2021, under the terms of the merger agreement with Thrasys and upon the filing of a Form
S-8
with the SEC on August 12, 2021, we granted 466,027 RSUs (on a post-reverse split basis) to two officers of Thrasys, which fully vested on June 9, 2022. These RSUs had a fair value of $46.6 million, which was included in purchase consideration. In September 2021, we issued 2,862 shares (on a post-reverse split basis) of restricted stock to a consultant.
We had 1,086,452 and 560,815 shares available for grant as of December 31, 2022 and 2021, respectively.
The following table summarizes our RSU activity under the 2021 EIP (recorded on a post-reverse split basis):

	Number of Shares	Weighted Average Grant Date Fair Value Per Share
Outstanding as of June 30, 2021	—	$—
RSUs granted	1,078	$54.32
RSUs vested and issued	(9)	$19.30
RSUs forfeited	—	$—

Outstanding as of December 31, 2021	1,069	$54.62
RSUs granted	1,206	$5.08
RSUs vested and issued	(846)	$62.09
RSUs forfeited	(552)	$9.98

Outstanding as of December 31, 2022	878	$7.42

As of December 31, 2022, there was $4.6 million of unrecognized stock-based compensation expense related to RSUs, expected to be recognized over a weighted-average period of 1.86.

Stock-based Compensation
During the year ended December 31, 2022 and 2021, we recorded stock-based compensation expense totaling $6.5 million and $1.0 million, respectively, all of which was attributed to our general and administrative function.
13. Income Taxes
The sources of loss before income tax benefit are as follows:

	For the year ended December 31,
(In thousands)	2022	2021
Current:
Federal	$(346,468)	$(225,970)
Foreign	114,149	(116,803)

Total	$(232,319)	$(342,773)

Income tax benefit consisted of the following:

	For the year ended December 31,
(In thousands)	2022	2021
Current:
Federal	$—	$39
State	159	26
Foreign	—	—

Total current expense	159	65

Deferred:
Federal	(7,192)	(1,520)
State	(1,435)	(167)
Foreign	(916)	(815)

Total deferred benefit	(9,543)	(2,502)

Income tax benefit	$(9,384)	$(2,437)

Income tax benefit differed from the amount that would be provided by applying the U.S. federal statutory rate due to the following:

	For the year ended December 31, 2022		For the year ended December 31, 2021
(In thousands)	Amount	Tax Rate	Amount	Tax Rate
Income (loss) before income tax	$(232,319)		$(342,773)
Federal statutory income tax	(48,787)	21.00%	(71,982)	21.00%
State income tax, net of federal benefit	(9,324)	4.01%	(147)	0.04%
Foreign differential rate	(357)	0.15%	(138)	0.04%
Goodwill impairment	18,380	(7.91)%	60,952	(17.79)%
Transactions costs	187	(0.08)%	7,523	(2.20)%
Permanently disallowed interest expense	2,544	(1.10)%	1,663	-0.48%
Valuation allowance	51,670	(22.24)%	—	—%
Deconsolidation of subsidiary	(24,766)	10.66%	—	—%
Other	1,069	(0.46)%	(308)	0.10%

Effective income tax rate	$(9,384)	4.04%	$(2,437)	0.71%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred taxes are as follows:

(In thousands)	December 31, 2022	December 31, 2021
Deferred Tax Assets
Accrued expenses	$5,863	$4,877
Transactions costs	88	139
Net operating loss carryforwards	10,208	6,859
Stock compensation	2,109	2,220
Allowance of doubtful accounts	4,097	6,317
Disallowed interest expense	789	447
Unrealized (gain) loss from fair market value adjustment on derivatives	14	(13,635)
Investment in Glocal	40,432	—
Other	865	—

Total deferred tax assets	$64,465	$7,224

Deferred Tax Liabilities
Property, plant and equipment	$(1,169)	$(9,287)
Intangibles	(5,156)	(28,166)
Convertible debt accretion	(7,670)	1,980
Other	—	(32)

Total deferred tax liabilities	(13,995)	(35,505)

Less: Valuation allowance	(51,670)	—

Net deferred tax asset (liability)	$(1,200)	$(28,281)

We evaluate our deferred tax assets periodically to determine if valuation allowances are required. Ultimately, the realization of deferred tax assets is dependent upon generation of future taxable income during those periods in which temporary differences become deductible and/or tax attributes can be utilized. To this end, we consider the level of historical taxable income, the scheduled reversal of deferred tax liabilities, tax-planning
strategies, and projected future taxable income. Based on these above considerations, we believe it is more likely than not that a portion of the benefit from the deferred tax assets will not be realized, and as such has recorded a valuation allowance of $51.7 million against our deferred tax assets as of December 31, 2022.
As a result of the deconsolidation of Glocal (see Note 1,
Organization and Business
, for further information), deferred tax liabilities related to certain intangibles were written off, and we recorded a deferred tax asset related to the book to tax basis difference in the Glocal investment.
As of December 31, 2022, the Company had approximately $7.8 million of federal net operating loss (“NOL”) carryforward and $1.4 million of state NOL carryforward. The federal NOL carryforward will carry forward indefinitely. The state NOL carryforward will begin expiring in 2032. A valuation allowance has been recorded against these deferred tax assets.
As of December 31, 2022 and 2021, respectively, we had no accumulated unremitted earnings from foreign subsidiaries.

The following table summarizes the activity related to our unrecognized tax benefits:

	For the year ended December 31,
	2022	2021
Beginning balance	$1,703	$—
Changes for prior year tax positions	(1,703)	1,703

Ending balance	$—	$1,703

As of December 31, 2021 we had $1.7 million of total unrecognized tax benefits, all of which was related to the foreign operations of Glocal. As Glocal was deconsolidated from the group as of June 30, 2022, the uncertain tax positions of this entity are no longer considered within the consolidated financial statements, and therefore as of December 31, 2022 there are no material uncertain tax positions recorded.
The Internal Revenue Service (“IRS”) audited Thrasys’ 2008 and 2009 tax returns for the proper year of inclusion of approximately $15.0 million long-term capital gain on the sale of certain intellectual property rights. Thrasys originally reported the gain on its 2010 S Corporation tax return, matching the year of inclusion for financial accounting purposes. The corporate level tax was paid to California and Thrasys passed the gain through to its shareholders. The IRS has asserted that Thrasys owes C Corporation tax of approximately $5.0 million for 2008, or in the alternative, Thrasys owes C Corporation tax of approximately $5.0 million for 2009 as a built in gain. In addition, Thrasys could be assessed additional California franchise tax of approximately $1.3 million. Additionally, if additional income taxes are imposed, interest will be charged at approximately 4% per year, compounded annually, resulting in potential interest of approximately $3.0 million. The IRS has not asked that penalties be imposed.
The matter is currently pending before the U.S. Tax Court, Docket
11565-15.
There are related tax cases for some of the shareholders for additional income taxes due if the gain is shifted to 2009. On December 4, 2018, the IRS filed a motion for summary judgment in Thrasys, Inc. v. Commissioner (T.C. Memo
2018-199);
however, Thrasys prevailed, and the motion was denied. In January 2020, Thrasys filed a motion for summary judgment arguing that either the gain was properly reported in 2010 and all taxes have been paid or in the alternative it should have been taxable in 2009 with no built-in
gains tax. In both cases, there would be no additional income tax due for 2008 or 2009. The IRS filed an objection to Thrasys’ motion. On March 3, 2021, the U.S. Tax Court, without consideration of the merits of the case, issued a very brief court order dismissing Thrasys’ motion. Had the motion been granted, the need for a trial would have been obviated. Counsel for the IRS has contacted counsel for Thrasys and has offered to join Thrasys in a motion to have the case decided without trial. This and other alternatives are now under consideration. Thrasys intends to vigorously defend its position in the case and believes it will prevail if the case is taken to trial. Thrasys has accrued $0.2 million representing probable additional taxes and interest imposed, in other current liabilities in the consolidated balance sheets.
Our tax years remain open to examination from 2008 in the U.S.

14. Earnings (Loss) Per Share
Basic earnings (loss) per share applicable to common stockholders is computed by dividing earnings applicable to common stockholders by the weighted average number of common shares outstanding. Diluted earnings (loss) per share assumes the conversion of any convertible securities using the treasury stock method or the if-converted
method.

	For the year ended December 31,
(In thousands, except per share data)	2022	2021
Numerator:
Net loss attributable to UpHealth, Inc.	$(223,000)	$(341,023)

Denominator:
Weighted average shares outstanding (1)(2)	14,699	10,703

Net loss per share attributable to UpHealth, Inc.:
Basic	$(15.17)	$(31.86)

Diluted	$(15.17)	$(31.86)

(1)
The shares and earnings per share available to our common stockholders, prior to the Business Combinations, have been recast to reflect the exchange ratio established in the Business Combinations (1.0 UpHealth Holdings share to 10.28 GigCapital2 share). See Note 3,
Business Combinations
, for more information.

(2)
The shares and earnings per share as of December 31, 2022 and before that date differ from those published in our prior consolidated financial statements as they were retrospectively adjusted as a result of the Reverse Stock Split (as described in Note 1,
Organization and Business
).

For the year ended December 31, 2022, the calculation of dilutive earnings per share excluded outstanding warrants to purchase 1.8 million shares of common stock at $115.00 per share; 0.1 million stock options; 0.9 million of RSUs; 2025 Notes convertible into 3.9 million shares of common stock at a conversion price, subject to the occurrence of certain corporate events, of $17.50 per share; 2026 Notes convertible into 1.5 million shares of common stock at $106.50 per share; and 0.2 million shares of treasury stock acquired under the terms of the forward share purchase agreement, because the effect would be anti-dilutive.
For the year ended December 31, 2021, the calculation of dilutive earnings per share excluded outstanding warrants to purchase 1.8 million shares of common stock at $115.00 per share; 0.2 million of stock options; 0.5 million of RSUs, 2026 Notes, convertible into 1.5 million shares of common stock at $106.50 per share; and 0.2 million shares of treasury stock acquired under the terms of the forward share purchase agreement, because the effect would be anti-dilutive.
15. Employee Benefit Plans
In connection with the acquisitions of Thrasys, BHS, TTC, Glocal, Innovations Group, and Cloudbreak, we had six defined contribution plans, which cover substantially all employees, as of December 31, 2021. During fiscal year 2022, we migrated from six defined contribution plans to one, covering substantially all employees. The plans provide for discretionary matching and profit-sharing contributions. For the years ended December 31, 2022 and 2021, there were $0.4 million and no employer matching contributions to the plans, respectively.
In addition, with the acquisition of Glocal, we acquired a defined benefit plan, which entitles an employee, who has rendered at least five years of continuous service, to receive one-half
month’s salary for each year of completed service at the time of retirement/exit. As of December 31, 2021, the unfunded status of the defined benefit plan was $6 thousand. For the year ended December 31, 2021, the net periodic pension cost of the defined benefit plan was $0.1 million.

As discussed in Note 1,
Organization and Business
, we deconsolidated Glocal during the three months ended September 30, 2022; therefore, the financial results of Glocal as of December 31, 2021, the period from March 26, 2021 to December 31, 2021, and the period from January 1, 2022 to June 30, 2022 are included in our consolidated financial statements, and the financial results of Glocal as of December 31, 2022 and for the period from July 1, 2022 to December 31, 2022 are not included in our consolidated financial statements.
16. Related-Party Transactions
One of our subsidiaries had amounts due to the seller of the subsidiary, in a prior transaction unrelated to the merger with UpHealth Holdings, representing contingent consideration, accrued interest, and accrued preferred dividends totaling $4.2 million. The amount was paid in full during the three months ended June 30, 2021.
The subsidiary also has a management agreement with a related party (our chief financial officer, who is the former shareholder and chairman of the subsidiary). Management fee expenses incurred were approximately none and $0.2 million for the years ended December 31, 2022 and 2021. There were no unpaid management fees as of December 31, 2022 and 2021.
The consulting firm noted in Note 10,
Debt
, is a related party through an officer of the Company, who is also a significant shareholder and a member of our board of directors.
See Note 10,
Debt
, for related party long-term debt.
See Note 19,
Commitments and Contingencies
, for leases with related parties.
We make guaranteed payments to related parties. Guaranteed payments aggregated $4.3 million and $5.3 million for the years ended December 31, 2022 and 2021, respectively. These amounts are presented in cost of revenues in the consolidated statement of operations. We had unpaid guaranteed payments of $0.5 million and $0.3 million as of December 31, 2022 and 2021, respectively, which is included in accrued liabilities on the consolidated balance sheets.
Due to and from related parties consisted of the following:

(In thousands)	December 31, 2022	December 31, 2021
Due from related parties	$14	$40
Due to related parties	$229	$47
17. Segment Reporting
Our business is organized into three operating business segments and one non-operating
business segment:

•	Integrated Care Management—through our Thrasys subsidiary;

•	Virtual Care Infrastructure—through our Cloudbreak and Glocal subsidiaries (1);

•	Services—through our TTC, BHS, and Innovations Group subsidiaries; and

•	Corporate—through UpHealth and our UpHealth Holdings subsidiary.
(1) As discussed in Note 1,
Organization and Business
, we deconsolidated Glocal during the three months ended September 30, 2022; therefore, the financial results of Glocal as of December 31, 2021, the period from March 26, 2021 to December 31, 2021, and the period from January 1, 2022 to June 30, 2022 are included in our consolidated financial statements, and the financial results of Glocal as of December 31, 2022 and for the period from July 1, 2022 to December 31, 2022 are not included in our consolidated financial statements.

In our Quarterly Report on Form
10-Q
for the
six-months
ended June 30, 2021, we reported our revenues, gross margin and total assets into four operating business segments and one non-operating
business segment. As a result of the integration and alignment of the businesses, in the three months ended September 30, 2021, we began operating along three business segments and reported financial information for the following segments: Integrated Care Management, Virtual Care Infrastructure, and Services. The Services segment includes the behavioral health and pharmacy business units.
The reportable segments are consistent with how management views our services and products and the financial information reviewed by the chief operating decision makers. We manage our businesses as components of an enterprise for which separate information is available and is evaluated regularly by the chief operating decision makers in deciding how to allocate resources and assess performance.
In the Integrated Care Management segment, we provide our customers with an advanced, comprehensive, and extensible technology platform, marketed under the umbrella “SyntraNet
TM
” to manage health, quality of care, and costs, especially for individuals with complex medical, behavioral health, and social needs.
In the Virtual Care Infrastructure segment, we provide technology and process-based healthcare platforms providing our customers comprehensive primary care, specialty consultations, and translation services, through telemedicine, digital dispensaries, and technology-based hospital centers.
In the Services segment, we provide custom compounded medications for the unique needs of every patient and prescriber. We are a full-service pharmacy filling prescriptions from our inventory of compounded medications, as well as drugs purchased from manufacturers. Additionally, we provide inpatient and outpatient substance abuse and mental health treatment services for individuals with drug and alcohol addiction and other behavioral health issues. We offer a complete continuum of care from detoxification services, residential care, partial hospitalization programs, and intensive outpatient and outpatient programs.
In the Corporate segment, we perform executive, administrative, finance, human resources, legal, and information technology services for UpHealth, Inc. and for its subsidiaries, managed in a corporate shared services environment. Since they are not the responsibility of segment operating management, they are not allocated to the operating segments and instead reported within Corporate.
We evaluate performance based on several factors, of which Revenues, Cost of Revenues, Adjusted EBITDA, and Total Assets by service and product, are the primary financial measures:
Revenues by segment consisted of the following:

	For the year ended December 31,
In thousands	2022	2021
Integrated Care Management	$18,010	$31,886
Virtual Care Infrastructure	64,997	36,569
Services	75,796	55,340

Total revenues	$158,803	$123,795

Gross margin by segment consisted of the following:

	For the year ended December 31,
In thousands	2022	2021
Integrated Care Management	$13,687	$10,316
Virtual Care Infrastructure	29,882	12,633
Services	26,586	16,865

Total gross margin	$70,155	$39,814

Total assets by segment consisted of the following:

In thousands	December 31, 2022	December 31, 2021
Integrated Care Management	$44,776	$156,106
Virtual Care Infrastructure	140,776	217,668
Services	124,980	127,114
Corporate	29,272	68,419

Total assets	$339,804	$569,307

Total assets by geography consisted of the following:

In thousands	December 31, 2022	December 31, 2021
Americas	$339,804	$481,705
Asia	—	87,602

Total assets	$339,804	$569,307

18. Leases
Adoption of ASC 842
We lease real estate for our offices, customer care centers, and warehouse space as well as certain equipment under operating leases with varying expiration dates through 2028. We also lease certain computer devices and network equipment within our Virtual Care Infrastructure segment under finance leases with varying expiration dates through 2025. In addition to purchasing Martti
™
units for use as inventory, we also lease units through an arrangement with third-party lessors to be used as equipment. Leased units are used as part of our promotional program whereby we loan out Martti
™
units for trial purposes to various customers. Leases are categorized at their commencement date, which is the date we take possession or control of the underlying asset. Generally, the term of real estate leases ranges from 1 to 7 years at inception of the contract and the term for equipment leases ranges from 1 to 3 years at the inception of the contract. Most real estate leases include one or more options to renew, with renewal terms that generally can extend the lease term from 1 to 6 years.
We elected the package of transitional practical expedients, under which we (1) did not reassess whether any expired or existing contracts are or contain leases, (2) we did not reassess the lease classification for any expired or existing leases and (3) we did not reassess initial direct costs for any existing leases. Additionally, we elected the short-term lease recognition exemption for all leases that qualify, meaning it does not recognize right-of-use
assets or lease liabilities for those leases. We also elected the practical expedient to not separate lease and non-lease
components for all asset classes.

The components of lease expense consisted of the following as of December 31, 2022:

	December 31, 2022
In thousands	Third Party	Related Party	Total
Finance lease costs:
Amortization of right-of-use assets	$3,083	$—	$3,083
Interest on lease liabilities	312	—	312
Operating lease costs	3,209	392	3,601
Short-term lease costs	108	356	464
Variable lease costs	354	—	354
Sublease income	(643)	—	(643)

Total lease costs	$6,423	$748	$7,171

Lease-related assets and liabilities recorded on the consolidated balance sheet are as follows:

	December 31, 2022
In thousands	Third Party	Related Party	Total
Assets
Finance lease right-of-use assets (included in property, plant and equipment, net)	$5,916	$—	$5,916
Operating lease right-of-use assets	5,819	1,394	7,213

Total leased assets	$11,735	$1,394	$13,129

Liabilities
Lease liabilities, current:
Finance lease liabilities	$3,023	$—	$3,023
Operating lease liabilities	2,130	322	2,452

Lease liabilities, current	5,153	322	5,475

Lease liabilities, noncurrent:
Finance lease liabilities	2,976	—	2,976
Operating lease liabilities	4,672	1,093	5,765

Lease liabilities, noncurrent	7,648	1,093	8,741

Total leased liabilities	$12,801	$1,415	$14,216

Accumulated amortization related to the finance lease assets was $3.1 million as of December 31, 2022.
The following table summarizes our lease term and discount rate assumptions as of December 31, 2022:

	December 31, 2022
	Third Party	Related Party	Total
Weighted-average remaining lease term (years):
Finance leases	2.09	N/A	1.76
Operating leases	3.64	3.92	3.68
Weighted-average discount rate:
Finance leases	5.9%	N/A	5.6%
Operating leases	6.7%	5.3%	6.5%

Undiscounted future minimum lease payments (displayed by year and in the aggregate) under noncancelable operating leases with terms of more than one year, as of December 31, 2022, have been reconciled to the total operating and finance lease liabilities recognized on the consolidated balance sheets as of December 31, 2022 as follows:

	December 31, 2022
	Finance Leases			Operating Leases
In thousands	Third Party	Related Party	Total	Third Party	Related Party	Total
2023	$3,269	$—	$3,269	$2,990	$386	$3,376
2024	2,373	—	2,373	2,385	421	2,806
2025	713	—	713	1,951	427	2,378
2026	—	—	—	1,029	323	1,352
2027	—	—	—	457	—	457
Thereafter	—	—	—	382	—	382

Total lease payments	6,355	—	6,355	9,194	1,557	10,751
Less: Interest	356	—	356	1,094	142	1,236

Present value of lease liabilities	5,999	—	5,999	8,100	1,415	9,515

Lease liabilities included in Liabilities Held for Sale (see Note 4)	—	—	—	(1,298)	—	(1,298)

Total lease liabilities	$5,999	$—	$5,999	$6,802	$1,415	$8,217

Prior to the adoption of
ASC
2016-02,
Leases
, the following was disclosed in our Annual Report on Form
10-K
for the fiscal year ended December 31, 2021. Our contractual operating lease commitments and buyout obligations were as follows:
Capital lease transactions
As of December 31, 2021, capital lease asset and liabilities are as follows:

In thousands	December 31, 2021
Assets
Leased property under capital leases, less accumulated amortization	$5,013

Liabilities
Current: obligations under capital leases	$2,404
Noncurrent: obligations under capital leases	2,644

$5,049

As of December 31, 2021, future minimum lease payments
under non-cancelable capital
leases are as follows:

In thousands	December 31, 2021
2022	$2,623
2023	1,749
2024	962

Less: Interest	(286)

$5,049

Total rent expense under related party and third-party agreements was approximately $4.3 million for the year ended December 31, 2021.
Total sublease income under third-party agreements was approximately $0.3 million for the year ended December 31, 2021.
During the year ended December 31, 2021, we recorded a lease abandonment accrual totaling $0.9 million related to five offices where we vacated the spaces during the period.
19. Commitments and Contingencies
Commitments
Operating leases
See Note 18,
Leases
, for commitments related to our operating leases.
Contingencies
From time to time, we may be subjected to claims or lawsuits which arise in the ordinary course of business, including the previously disclosed tax matter (see Note 13,
Income Taxes
, for further information) and matters described below. Estimates for resolution of legal and other contingencies are accrued when losses are probable and reasonably estimable in accordance with ASC 450,
Contingencies
. Except as set forth below, in the opinion of management, after consulting with legal counsel, none of these other claims are currently expected to have a material adverse effect on our consolidated results of operations, financial position or cash flows.
Advisory Services Agreement Dispute
We are in a services agreement dispute with a third-party advisory firm for fees due under the services agreement. The advisory firm claims $31.0 million, plus interest, is owed in fees. Based on consultation with legal counsel, we previously proposed a settlement in the amount of $8.0 million, which has been accrued for as of December 31, 2022, and is included in accrued expenses in the consolidated balance sheets. The amount of the ultimate loss may range from $8.0 million to $26.3 million.
Indemnification
Certain of our agreements require us to indemnify our customers from any claim or finding of intellectual property infringements, as well as from any losses incurred relating to breach of representations, failure to perform, or specific events as outlined within the particular contract. We have not received any claims or estimated the maximum potential amount of indemnification liability under these agreements and have recorded no liabilities for these agreements.
20. Subsequent Events
Management has determined that no material events or transactions have occurred subsequent to the consolidated balance sheet date, other than those events noted below, that require disclosure in the consolidated financial statements.
Sale of Innovations Group
On February 26, 2023, we agreed to sell 100% of the outstanding capital stock of our wholly owned subsidiary, Innovations Group, to Belmar MidCo, Inc., a Delaware corporation and a wholly owned subsidiary of Belmar Holdings, Inc., a Delaware corporation, a portfolio company of Webster Capital IV, L.P., a Delaware limited partnership, pursuant to a Stock Purchase Agreement, dated February 26, 2023. The transactions are expected to close in the second quarter of 2023, subject to the completion of required regulatory filings.
PIPE Offering
On March 9, 2023, we entered into a Securities Purchase Agreement, with a single institutional investor, pursuant to which we agreed to issue and sell (i) 1,650,000 shares of our common stock, par value $0.0001 per share; (ii) warrants that are exercisable six months from the date of issuance and will have a term of five years from the initial exercise date to purchase up to an additional 3,000,000 shares of our common stock (the “Series A Warrants”); (iii) warrants that are exercisable six months from the date of issuance and will have a term of two years from the initial exercise date to purchase up to an additional 3,000,000 shares of our common stock (the “Series B Warrants” and, collectively with Series A Warrants, the “Common Stock Purchase Warrants”); and
(iv) pre-funded
warrants (the
“Pre-Funded
Warrants,” and together with the Common Stock Purchase Warrants, the “Warrants” to purchase an additional 1,350,000 shares of our common stock (all of such shares issuable upon exercise of the Warrants, the “Warrant Shares”), in a private placement (the “Private Placement”).
On March 13, 2023, we announced that we completed the closing of the Private Placement. The purchase price of each Share was $1.50, the exercise price of each Common Stock Purchase Warrant is $2.04, and the exercise price of each
Pre-Funded
Warrant is $0.0001 and the purchase price of each
Pre-Funded
Warrant was $1.4999. The aggregate gross proceeds to us from the Private Placement were approximately $4,500,000, before deducting the placement agent fees and other offering expenses. We intend to use the net proceeds from the offering for general corporate purposes, including working capital.

9,000,000 Shares of Common Stock

UPHEALTH, INC.

Preliminary Prospectus

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an itemized statement of all expenses paid or payable by us in connection with the registration of the Common Stock offered by the Selling Stockholder hereby. All amounts set forth below are estimates except for the SEC registration fee.

Amount Paid or to be Paid
SEC registration fee	$1,398
Legal fees and expenses	$100,000
Accounting fees and expenses	$25,000
Financial printing and miscellaneous expenses	$20,000

Total	$146,398

The Selling Stockholder will pay any stock transfer taxes and broker commissions or similar commissions or fees and certain legal expenses incurred by such Selling Stockholder in disposing of its securities, and we will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made if such person must have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought must determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The current certificate of incorporation and the bylaws of the registrant provide for indemnification by the registrant of its directors, senior officers and employees to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation must not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The current certificate of incorporation of the registrant provides for such limitation of liability.

We have entered into indemnification agreements with each of our directors and officers in which we have agreed to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damages arising from the fact that such person is or was an officer or director of our company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

We have purchased and intend to maintain insurance on behalf of the registrant and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15. Recent Sales of Unregistered Securities.

All share, warrant, unit, convertible note, and per share information provided in this Item 15 has been retroactively adjusted to reflect the Reverse Stock Split of the Company’s outstanding Common Stock, effective December 8, 2022.

On June 9, 2021, immediately prior to the closing of the Business Combinations, we issued and sold (1) an aggregate of 300,000 shares of Common Stock at $100.00 per share, plus warrants exercisable for 29,999 shares of Common Stock at an exercise price of $115.00 per share, for an aggregate purchase price of $30,000,000, in private placements to certain institutional investors, including Oppenheimer & Co. Inc., the placement agent for the private placements, and (2) $160,000,000 aggregate principal amount of 2026 Notes in private placements to certain institutional investors, which in such aggregate principal amount would be convertible into approximately 1,502,348 shares of Common Stock. These issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On August 19, 2022, we issued and sold $67,500,000 aggregate principal amount of 2025 Notes in private placements to certain institutional investors, including Oppenheimer & Co, Inc., the placement agent for the private placements. The 2025 Notes are convertible into approximately 3,857,142 shares of Common Stock. These issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. On August 18, 2022, concurrently and in connection with the offering of the 2025 Notes, we repurchased $45,000,000 aggregate principal amount of 2026 Notes held by certain institutional investors in a private offer made by Oppenheimer & Co. Inc. to such institutional investors for our account. Following the repurchase of $45,000,000 aggregate principal amount of 2026 Notes, $115,000,000 aggregate principal amount of 2026 Notes are issued and outstanding, which are convertible into approximately 1,079,812 shares of Common Stock. These resales were made pursuant to the exemption from registration contained in Rule 144A of the Securities Act. The gross cash proceeds from the 2025 Notes Offering were approximately $22.5 million, after deducting $45.0 million paid by the Company to fund the repurchase of 2026 Notes. No underwriting discounts or commissions were paid with respect to such sales.

On March 9, 2023, we entered into a Securities Purchase Agreement, with a single institutional investor, pursuant to which we agreed to issue and sell in the Private Placement (i) 1,650,000 Shares, (ii) the Series A Warrant to purchase up to an additional 3,000,000 Warrant Shares, (iii) the Series B Warrant (together with the Series A Warrant, the “Common Stock Purchase Warrants”) to purchase up to an additional 3,000,000 Warrant Shares and (iv) the Pre-Funded Warrant to purchase up to an additional 1,350,000 Warrant Shares. On March 13, 2023, we completed the Private Placement. The purchase price of each Share was $1.50, the exercise price of each Common Stock Purchase Warrant is $2.04, and the exercise price of each Pre-Funded Warrant is $0.0001 and the purchase price of each Pre-Funded Warrant was $1.4999. The aggregate gross proceeds to us from the Private Placement were approximately $4,500,000, before deducting the placement agent fees and other offering expenses. We intend to use the net proceeds from the offering for general corporate purposes, including working capital.

Item	16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit No.	Description

2.1†**	UpHealth Business Combination Agreement, dated as of November 20, 2020 (as amended by the First Amendment, dated as of January 29, 2021, the Second Amendment, dated as of March 23, 2021, and the Third Amendment, dated as of April 23, 2021), by and among GigCapital2, Inc., UpHealth Merger Sub, Inc. and UpHealth Holdings, Inc. (included as Annex A to GigCapital2, Inc.’s Proxy Statement/Prospectus filed with the SEC under Rule 424(b)(3) on May 13, 2021).

2.2†**	Cloudbreak Business Combination Agreement, dated as of November 20, 2020 (as amended by the Amendment, dated as of April 23, 2021), by and among GigCapital2, Inc., Cloudbreak Health Merger Sub, LLC, Cloudbreak Health, LLC, solely with respect to Section 7.15, Chirinjeev Kathuria and Mariya Pylypiv and UpHealth Holdings, Inc., and Shareholder Representative Services LLC (included as Annex B to GigCapital2, Inc.’s Proxy Statement/Prospectus filed with the SEC under Rule 424(b)(3) on May 13, 2021).

2.3**	Fourth Amendment to Business Combination Agreement, dated as of May 30, 2021, by and among GigCapital2, Inc., UpHealth Holdings, Inc. and UpHealth Merger Sub, Inc. (incorporated by reference to Exhibit 10.1 to GigCapital2, Inc.’s Current Report on Form 8-K filed with the SEC on June 2, 2021).

2.4**	Second Amendment, dated as of June 9, 2021, to the Business Combination Agreement, dated as of November 20, 2020, by and among GigCapital2, Inc., Cloudbreak Health, LLC, Cloudbreak Health Merger Sub, LLC, solely with respect to Section 7.15, Chirinjeev Kathuria and Mariya Pylypiv and UpHealth Holdings, Inc., and Shareholder Representative Services LLC (incorporated by reference to Exhibit 2.4 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on June 15, 2021).

2.5**	Share Purchase Agreement, dated as of October 30, 2020, by and among UpHealth Holdings, Inc., Glocal Healthcare Systems Private Limited and certain other parties thereto (incorporated by reference to Exhibit 2.13 to the Registration Statement on Form S-4/A filed by UpHealth, Inc. on May 6, 2021).

2.6**	Amendment Agreement to Share Purchase Agreement by and among UpHealth Holdings, Inc., Glocal Healthcare Systems Private Limited and certain other parties thereto, dated as of November 30, 2020 (incorporated by reference to Exhibit 2.14 to the Registration Statement on Form S-4/A filed by UpHealth, Inc. on May 6, 2021).

2.7**	Waiver and Second Amendment Agreement to Share Purchase Agreement by and among UpHealth Holdings, Inc., Glocal Healthcare Systems Private Limited and certain other parties thereto, dated as of March 4, 2021 (incorporated by reference to Exhibit 2.15 to the Registration Statement on Form S-4/A filed by UpHealth, Inc. on April 12, 2021).

3.1**	Second Amended and Restated Certificate of Incorporation of UpHealth, Inc., as amended by the Certificate of Amendment effective December 8, 2022 (incorporated by reference to Exhibit 3.1 to UpHealth, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2023).

3.2**	Second Amended and Restated Bylaws of UpHealth, Inc., effective August 22, 2022 (incorporated by reference to Exhibit 3.1 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on August 24, 2022).

4.1**	Specimen Common Stock Certificate of UpHealth, Inc. (incorporated by reference to Exhibit 4.1 to UpHealth, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2023).

4.2**	Specimen Warrant Certificate of GigCapital2, Inc. (incorporated by reference to Exhibit 4.3 of GigCapital2, Inc.’s Form S-1/A filed with the SEC on May 22, 2019).

Exhibit No.	Description

4.3**	Amended and Restated Warrant Agreement, dated June 9, 2021, by and between GigCapital2, Inc. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to UpHealth, Inc.’s Current Report on Form 8-K/A filed with the SEC on June 15, 2021).

4.4**	Indenture, dated June 9, 2021, by and between UpHealth, Inc. and Wilmington Trust, National Association, a national banking association, in its capacity as trustee thereunder (incorporated by reference to Exhibit 4.2 to UpHealth, Inc.’s Current Report on Form 8-K/A filed with the SEC on June 15, 2021).

4.5**	Indenture, dated August 18, 2022, by and between UpHealth, Inc. and Wilmington Trust, National Association, a national banking association, in its capacity as trustee thereunder (incorporated by reference to Exhibit 4.1 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on August 19, 2022).

4.6**	Form of Series A Warrant (incorporated by reference to Exhibit 4.1 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on March 9, 2023).

4.7**	Form of Series B Warrant (incorporated by reference to Exhibit 4.2 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on March 9, 2023).

4.8**	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.3 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on March 9, 2023).

5.1*	Opinion of DLA Piper LLP (US).

10.1**	Forward Share Purchase Agreement, dated June 3, 2021, by and between GigCapital2, Inc. and Kepos Alpha Master Fund L.P. (incorporated by reference to Exhibit 10.1 to GigCapital2, Inc.’s Current Report on Form 8-K filed with the SEC on June 4, 2021).

10.2**	Amendment to Forward Share Purchase Agreement, dated August 10, 2021, by and between UpHealth, Inc. and Kepos Alpha Master Fund L.P. (incorporated by reference to Exhibit 10.1 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on August 12, 2021).

10.3**	Amendment No. 2 to Forward Share Purchase Agreement, dated January 7, 2022, by and between UpHealth, Inc. and Kepos Alpha Master Fund L.P. (incorporated by reference to Exhibit 10.1 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on January 11, 2022).

10.4#**	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.11 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on June 15, 2021).

10.5**	Registration Rights and Lockup Agreement, dated June 9, 2021, by and among UpHealth, Inc. and certain stockholders (Cloudbreak) (incorporated by reference to Exhibit 10.4 to UpHealth, Inc.’s Current Report on Form 8-K/A filed with the SEC on June 15, 2021).

10.6**	Registration Rights and Lockup Agreement, dated June 9, 2021, by and among UpHealth, Inc. and certain stockholders (UpHealth Holdings) (incorporated by reference to Exhibit 10.5 to UpHealth, Inc.’s Current Report on Form 8-K/A filed with the SEC on June 15, 2021).

10.7#**	Cloudbreak Health, LLC 2015 Unit Incentive Plan (incorporated by reference to Exhibit 10.6 to UpHealth, Inc.’s Current Report on Form 8-K/A filed with the SEC on June 15, 2021).

10.8#**	Form of Cloudbreak Health, LLC Unit Option Agreement (incorporated by reference to Exhibit 10.7 to UpHealth, Inc.’s Current Report on Form 8-K/A filed with the SEC on June 15, 2021).

10.9#**	2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 to UpHealth, Inc.’s Current Report on Form 8-K/A filed with the SEC on June 15, 2021).

10.10**	Form of PIPE Subscription Agreement (included as Annex I to GigCapital2, Inc.’s Proxy Statement/Prospectus filed with the SEC on February 8, 2021).

Exhibit No.	Description

10.11**	Form of Convertible Note Subscription Agreement (included as Annex J to GigCapital2, Inc.’s Proxy Statement/Prospectus filed with the SEC on February 8, 2021).

10.12**	Form of Amendment to Subscription Agreement (PIPE), dated June 8, 2021 (incorporated by reference to Exhibit 10.1 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on June 14, 2021).

10.13**	Form of Amendment to Subscription Agreement (Reduction in Purchase Amount), dated June 8, 2021 (incorporated by reference to Exhibit 10.2 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on June 14, 2021).

10.14**	Form of Termination of Subscription Agreement, dated June 8, 2021 (incorporated by reference to Exhibit 10.3 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on June 14, 2021).

10.15#**	Form of Restricted Stock Units Agreement (incorporated by reference to Exhibit 10.9 to UpHealth, Inc.’s Current Report on Form 8-K/A filed with the SEC on June 15, 2021).

10.16#**	Form of Option Agreement (incorporated by reference to Exhibit 10.10 to UpHealth, Inc.’s Current Report on Form 8-K/A filed with the SEC on June 15, 2021).

10.17#**	Employment Agreement, dated May 10, 2022, by and between UpHealth, Inc. and Samuel J. Meckey (incorporated by reference to Exhibit 10.1 to UpHealth, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on August 15, 2022).

10.18#**	Amendment to Employment Agreement, dated January 12, 2023, by and between UpHealth, Inc. and Samuel J. Meckey (incorporated by reference to Exhibit 10.1 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on January 13, 2023).

10.19#**	Employment Agreement, dated October 24, 2021, by and between UpHealth, Inc. and Martin Beck (included as Exhibit 10.3 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on October 25, 2021).

10.20#**	Letter of Offer of Employment for Al Gatmaitan, entered into October 19, 2021 (included as Exhibit 10.1 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on October 25, 2021).

10.21#**	Amended & Restated Employment Offer Letter (Martin S. A. Beck) (included as Exhibit 10.10 to GigCapital2, Inc.’s Form S-4/A filed with the SEC on March 23, 2021).

10.22#**	Amended & Restated Employment Offer Letter (Alfonso W. Gatmaitan) (included as Exhibit 10.11 to GigCapital2, Inc.’s Form S-4/A filed with the SEC on March 23, 2021).

10.23#**	Amended & Restated Employment Offer Letter (Chirinjeev Kathuria) (included as Exhibit 10.12 to GigCapital2, Inc.’s Form S-4/A filed with the SEC on March 23, 2021).

10.24#**	Amended & Restated Employment Offer Letter (Mariya Pylypiv) (included as Exhibit 10.13 to GigCapital2, Inc.’s Form S-4/A filed with the SEC on March 23, 2021).

10.25#**	Employment Agreement, dated October 23, 2021, by and between UpHealth, Inc. and Dr. Ramesh Balakrishnan (included as Exhibit 10.2 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on October 25, 2021).

10.26#**	Amendment to Employment Agreement, dated July 31, 2022, by and between UpHealth, Inc. and Dr. Ramesh Balakrishnan (included as Exhibit 10.1 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on August 4, 2022).

10.27#**	Separation Agreement and Release, dated January 10, 2022, by and between UpHealth, Inc. and Al Gatmaitan (included as Exhibit 10.1 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on January 12, 2022).

Exhibit No.	Description

10.28†**	McKinsey Project Commercial Agreement, dated March 15, 2022, by and between UpHealth, Inc. and its affiliates and McKinsey & Company, Inc. United States and its affiliates (incorporated by reference to Exhibit 10.1 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on March 16, 2022).

10.29†**	Security Agreement, dated August 18, 2022, by and among UpHealth, Inc., the Guarantors and Wilmington Trust, National Association, a national banking association, as collateral agent (incorporated by reference to Exhibit 10.1 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on August 19, 2022).

10.30**	Form of Subscription Agreement (2025 Notes) (incorporated by reference to Exhibit 10.1 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on August 15, 2022).

10.31**	Form of Note Purchase Agreement (2026 Note Repurchase) (incorporated by reference to Exhibit 10.4 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on August 15, 2022).

10.32†**	Stock Purchase Agreement, dated February 26, 2023, by and among UpHealth, Inc., UpHealth Holdings, Inc., Innovations Group, Inc. and Belmar MidCo, Inc. (incorporated by reference to Exhibit 2.1 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on February 27, 2023).

10.33**	Release Agreement, dated February 26, 2023, by and among UpHealth, Inc., UpHealth Holdings, Inc. and Innovations Group, Inc. (incorporated by reference to Exhibit 10.1 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on February 27, 2023).

10.34**	Form of Securities Purchase Agreement, dated as of March 9, 2023, by and between UpHealth, Inc. and the Purchaser (incorporated by reference to Exhibit 10.1 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on March 13, 2023).

10.35**	Form of Registration Rights Agreement, dated as of March 9, 2023, by and between UpHealth, Inc. and the Purchaser (incorporated by reference to Exhibit 10.2 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on March 9, 2023).

21.1**	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to UpHealth, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2023).

23.1*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

23.2*	Consent of BPM LLP, independent registered public accounting firm.

23.3*	Consent of Plante & Moran, PLLC, with respect to UpHealth, Inc.

24.1*	Power of Attorney (included on the signature page hereto).

99.1**	Unaudited Pro Forma Condensed Financial Information of UpHealth, Inc. for the year ended December 31, 2022 (incorporated by reference to Exhibit 99.1 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on April 7, 2023).

101.INS*	XBRL Instance Document.

101.SCH*	XBRL Taxonomy Extension Schema Document.

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB*	XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document.

107*	Filing Fee Table.

*	Filed herewith.
**	Previously filed.
†

Certain exhibits and schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of the omitted exhibits and schedules to the SEC upon request.

#	Indicates a management contract or compensatory plan, contract or arrangement.
(b)

Financial Statement Schedules. The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

(c)	Filing Fee Table. The Filing Fee Table and related disclosure is filed herewith as Exhibit 107.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on this 7th day of April, 2023.

UPHEALTH, INC.

By:	/s/ Samuel J. Meckey
Name:	Samuel J. Meckey
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Samuel J. Meckey and Martin S. A. Beck and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-1, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of UpHealth, Inc. in the capacities and on the dates indicated.

Name	Title	Date

/s/ Samuel J. Meckey Samuel J. Meckey	Chief Executive Officer and Director (Principal Executive Officer)	April 7, 2023

/s/ Martin S. A. Beck Martin S. A. Beck	Chief Financial Officer (Principal Financial and Accounting Officer)	April 7, 2023

/s/ Dr. Avi S. Katz Dr. Avi S. Katz	Chairman of the Board of Directors	April 7, 2023

/s/ Dr. Raluca Dinu Dr. Raluca Dinu	Director	April 7, 2023

/s/ Agnès Rey-Giraud Agnès Rey-Giraud	Director	April 7, 2023

/s/ Nathan Locke Nathan Locke	Director	April 7, 2023

/s/ Luis Machuca Luis Machuca	Director	April 7, 2023

/s/ Mark Guinan Mark Guinan	Director	April 7, 2023

/s/ Dr. Mariya Pylypiv Dr. Mariya Pylypiv	Director	April 7, 2023

/s/ Dr. Chirinjeev Kathuria Dr. Chirinjeev Kathuria	Director	April 7, 2023